As filed with the Securities and Exchange
                        Commission on January 17, 1995

                      REVISED PRELIMINARY PROXY MATERIALS

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant /X/
Filed by a party other than the registrant / /
Checked the appropriate box:
/X/ Preliminary proxy statement
/ / Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        CALIFORNIA ENERGY COMPANY, INC.
                (Name of Registrant as specified in its Charter)

                        CALIFORNIA ENERGY COMPANY, INC.
                   (Name of person(s) filing proxy statement)

Payment of filing fee (Check the appropriate box):

/X/      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 011.

           1) Title of each class of securities to which transaction applies:

               ----------------------------------------------------------------
           2)  Aggregate number of securities to which transaction applies:

              -----------------------------------------------------------------
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

              -----------------------------------------------------------------

           4)  Proposed maximum aggregate value of transaction:

              -----------------------------------------------------------------

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1) Amount Previously Paid:
                          $125
               ---------------------------------------------------------------
               2) Form, Schedule or Registration Statement No.:
                          Schedule 14A
               ---------------------------------------------------------------
               3) Filing Party:
                          California Energy Company, Inc.
               ---------------------------------------------------------------
               4) Date Filed:
                          December 21, 1994
               ---------------------------------------------------------------

                                     [LOGO]


                        CALIFORNIA ENERGY COMPANY, INC.
                              10831 OLD MILL ROAD
                                OMAHA, NE 68154



                                January 18, 1995



Dear Fellow Stockholder:

         You are cordially invited to attend the Special Meeting of Stockholders of California Energy Company, Inc. (the "Company") to be held at the Marriott Hotel, 10220 Regency Circle, in Omaha, Nebraska on February 10, 1995 at 10:00 A.M., local time.

         The following matters will be considered and acted upon at the Special
Meeting: (i) amendment of the Company's Restated Certificate of Incorporation to increase by 20,000,000 the number of shares of common stock of the Company authorized to be issued from 60,000,000 to 80,000,000; (ii) approval of the issuance of up to 17,700,000 shares of common stock of the Company to holders of common stock of Magma Power Company ("Magma"), in connection with the pending acquisition of Magma by the Company; and (iii) transaction of such other matters as may be incidental to the conduct of the Special Meeting. A vote for these proposals is, in effect, a vote for completion of the Company's acquisition of Magma by way of the merger described in the attached Proxy Statement. As a result of the acquisition of Magma, shares of Company common stock will be issued either to the former Magma stockholders or to the public such that the newly issued shares will represent approximately 25.2% to 33.1% of the aggregate Company common stock issued, common stock equivalents and shares reserved for issuance pursuant to stock option plans and an employee stock purchase plan.

         Information concerning the matters to be considered and voted upon at the Special Meeting is set forth in the attached Notice of Special Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.


                                  Sincerely,



                                  David L. Sokol
                                  Chairman of the Board, President and Chief
                                  Executive Officer

90440391
                                     [LOGO]

                        CALIFORNIA ENERGY COMPANY, INC.

                   Notice of Special Meeting of Stockholders

                        To Be Held on February 10, 1995


To the Stockholders of California Energy Company, Inc.:

         Notice is hereby given that a Special Meeting of Stockholders of California Energy Company, Inc. (the "Company") will be held at the Marriott Hotel, 10220 Regency Circle, in Omaha, Nebraska on February 10, 1995 at 10:00 A.M. local time for the following purposes:

     1. To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of common stock of the Company (the "Common Stock") authorized to be issued by the Company from 60,000,000 to 80,000,000;

     2. To approve the issuance of up to 17,700,000 shares of Common Stock as part of the Merger Consideration in the pending acquisition of Magma Power Company ("Magma"), by the Company; and

     3. To transact such other matters as may be incidental to the conduct of the Special Meeting.

         A vote for these proposals is, in effect, a vote for completion of the Company's acquisition of Magma by way of the merger described in the attached Proxy Statement. As a result of the acquisition of Magma, shares of Company common stock will be issued either to the former Magma stockholders or to the public such that the newly issued shares will represent approximately 25.2% to 33.1% of the aggregate Company common stock issued, common stock equivalents and shares reserved for issuance pursuant to stock option plans and an employee stock purchase plan.

         All Stockholders of record at the close of business on January 17, 1995 are entitled to vote at the Special Meeting.

         TO ENSURE THAT YOUR SHARES ARE REPRESENTED, YOU ARE URGED TO PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

         PLEASE DATE YOUR PROXY CARD AND SIGN IT EXACTLY AS YOUR NAME APPEARS ON THE PROXY CARD.


                                By Order of the Board of Directors




                                 David L. Sokol
                                 Chairman of the Board, President and Chief
                                 Executive Officer

January 18, 1995

                               TABLE OF CONTENTS

                                                                    Page

INTRODUCTION ....................................................     1

SUMMARY .........................................................     2
         Time, Place and Date of the Special Meeting; Record Date     2
         The Proposals ..........................................     2
         Voting and Vote Required ...............................     3
         The Pending Acquisition ................................     3
         Reasons for the Pending Acquisition ....................     3
         Recommendation of the Company's Board ..................     4
         Opinions of Financial Advisors .........................     4
         Description of the Merger Agreement ....................     4
         Conflicts of Interest of Members of the Magma Board ....     6
         Regulatory Approvals ...................................     6
         Accounting Treatment ...................................     6
         Stock Exchange Listing .................................     6
         Dissenters' Rights .....................................     6
         Market Prices and Dividends ............................     6

VOTING AND VOTE REQUIRED ........................................     8

PROPOSAL 1 ......................................................     9

PROPOSAL 2 ......................................................    10

THE PENDING ACQUISITION AND THE MERGER AGREEMENT ................    11
         The Pending Acquisition ................................    11
         Background of the Merger................................    11
         Reasons for the Pending Acquisition ....................    16
         Recommendation of the Company's Board ..................    16
         Opinion of the Company's Financial Advisor .............    17
         Opinion of Magma's Financial Advisor ...................    20
         Description of the Merger Agreement ....................    23
         Conflicts of Interest of Members of the Magma Board ....    30
         Antitrust ..............................................    32
         Regulatory Approvals ...................................    32
         Accounting Treatment ...................................    32
         Federal Income Tax Consequences ........................    33
         Stock Exchange Listing .................................    33
         Effects of the Pending Acquisition .....................    33
         Source and Amount of Funds .............................    33

CAPITALIZATION OF THE COMPANY ...................................    36
         Merger Consideration Consisting of a Combination of Cash
          and Common Stock.......................................    36
         Merger Consideration Consisting of All Cash ............    37

COMPARISON OF CERTAIN UNAUDITED DATA ............................    38
         Merger Consideration of a Combination of Cash and Common
          Stock..................................................    38
         Merger Consideration Consisting of All Cash ............    40

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND
  OPERATING DATA OF THE COMPANY .................................    42

SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  AND OPERATING DATA OF MAGMA ...................................    44

BUSINESS OF THE COMPANY AND MAGMA
  AND RELATED INFORMATION .......................................    46
         General ................................................    46
         International Projects .................................    51
         Domestic Projects ......................................    53
         International Projects -- Discussion ...................    54
         Domestic Projects -- Discussion ........................    60
         Regulatory and Environmental Matters ...................    66
         Employees ..............................................    67
         Properties .............................................    68
         Legal Proceedings ......................................    69

THE COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS ...........................    69
         General.................................................    69
         Results of Operations Through September 30, 1994 .......    69
         Results of Operations for Three Years Ended December 31,
          1993, 1992, and 1991 ..................................    73
         Liquidity and Capital Resources Through September 30,
          1994 ...................................................   76
         Liquidity and Capital Resources Through December 31,
          1993 ...................................................   79
         Adoption of Financial Accounting Standard No. 109 .......   82

MAGMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS ...........................    82
         Results of Operations:  Third Quarter 1994 Compared to
          Third Quarter 1993 ....................................    82

         Nine Months Ended September 30, 1994 Compared to Nine Months
           Ended September 30, 1993 .............................    83
         Results of Operations:  1993 Compared to 1992 ..........    85
         Results of Operations:  1992 Compared to 1991 ..........    88
         Liquidity and Capital Resources ........................    90
         Seasonality ............................................    92
         Inflation ..............................................    92
         Future Rates ...........................................    92

PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA ...........    93
        Pro Forma Unaudited Condensed Combined Balance Sheet
           (Merger Consideration Consisting of a Combination of
           Cash and Common Stock) ...............................    94
         Pro Forma Unaudited Condensed Combined Statements of
         Earnings
           (Merger Consideration Consisting of a Combination of
           Cash and Common Stock) ................................   95
         Notes To Pro Forma Unaudited Condensed Combined Financial
         Data
           (Merger Consideration Consisting of a Combination of
           Cash and Common Stock) ................................   96
         Pro Forma Unaudited Condensed Combined Balance Sheet
           (Merger Consideration Consisting of All Cash) ..........  99
         Pro Forma Unaudited Condensed Combined Statements of
         Earnings
           (Merger Consideration Consisting of All Cash) ..........  100
         Notes To Pro Forma Unaudited Condensed Combined Financial
          Data
           (Merger Consideration Consisting of All Cash) ..........  101

MARKET PRICES AND DIVIDENDS .......................................  103

SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT .....  105

OTHER MATTERS .....................................................  106

STOCKHOLDER PROPOSALS .............................................  106

ACCOUNTANT'S REPRESENTATIVES ......................................  107

AVAILABLE INFORMATION .............................................  107

INDEX TO FINANCIAL STATEMENTS .....................................  F-1

Annex A  Opinion of Gleacher & Co. Inc.

Annex B  Opinion of Goldman, Sachs & Co.

90440391

                   As filed with the Securities and Exchange
                         Commission on January 17, 1995
                       REVISED PRELIMINARY PROXY MATERIALS

                        CALIFORNIA ENERGY COMPANY, INC.
                              10831 Old Mill Road
                                Omaha, NE 68154

                                ----------------
                                 PROXY STATEMENT
                                ----------------

                        SPECIAL MEETING OF STOCKHOLDERS
                               February 10, 1995



         This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Company's Board") of California Energy Company, Inc. (the "Company") to be voted at the Special Meeting of Stockholders to be held on February 10, 1995, or any adjournment or postponement thereof (the "Special Meeting"). The purpose of the Special Meeting of Stockholders is:

                1. To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $0.0675 par value, of the Company ("Common Stock") authorized to be issued by the Company from 60,000,000 to 80,000,000;

                2. To approve the issuance of up to 17,700,000 shares of Common Stock in connection with the acquisition (the "Pending Acquisition") by the Company of Magma Power Company, a Nevada corporation ("Magma"), pursuant to an Agreement and Plan of Merger, dated as of December 5, 1994 (the "Merger Agreement"), among the Company, CE Acquisition Company, Inc., a wholly owned subsidiary of the Company (the "Purchaser"), and Magma; and

                3. To transact such other matters as may be incidental to the conduct of the Special Meeting.

         A vote for these proposals is, in effect, a vote for completion of the Company's acquisition of Magma by way of the Merger (as defined below). Pursuant to the Merger Agreement, the Company may elect to pay the consideration to be paid in the Merger to the holders of shares of the common stock, par value $0.10 per share, of Magma ("Magma Shares") either with a combination of cash and Common Stock or solely in cash. As a result of the acquisition of Magma, shares of Company common stock will be issued either to the former Magma stockholders or to the public such that the newly issued shares will represent approximately 25.2% to 33.1% of the aggregate Company common stock issued, common stock equivalents and shares reserved for issuance pursuant to stock option plans and an employee stock purchase plan.

         This Proxy Statement, the attached Notice of Special Meeting and the accompanying Proxy are being mailed to stockholders of the Company on or about January 18, 1995.

                                    SUMMARY


         The following is a brief summary of the more detailed information contained in this Proxy Statement with respect to the proposals to be considered at the Special Meeting and with respect to the Pending Acquisition. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement. Cross references in this Summary are to the captions of sections of this Proxy Statement.

         Stockholders of the Company should read carefully this Proxy Statement in its entirety.

Time, Place and Date of the Special Meeting; Record Date

         The Special Meeting will be held at 10:00 a.m., Nebraska time, on February 10, 1995 at the Marriott Hotel, 10220 Regency Circle, in Omaha, Nebraska. Only holders of Common Stock of record at the close of business on January 17, 1995, the Record Date, are entitled to vote at the Special Meeting or any adjournment or postponement thereof.

The Proposals

         The Special Meeting is being held for the purpose of voting on the following proposals:

                 Proposal 1. To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued by the Company from 60,000,000 to 80,000,000; and

                 Proposal 2. To approve the issuance of up to 17,700,000 shares of Common Stock in connection with the Pending Acquisition by the Company of Magma, pursuant the Merger Agreement.

         Proposal 1. The Company's Board has unanimously approved and recommended to the Company's stockholders an amendment to the Amended and Restated Certificate of Incorporation to increase by 20,000,000 shares the number of shares of Common Stock the Company is authorized to issue.

         If Proposal 1 is not approved by the Company's stockholders, the Company will be unable to consummate the Merger; therefore, a vote FOR Proposal 1 is, in effect, a vote for the Merger. The Company will own 51% of the outstanding Magma Shares and such Magma Shares will remain pledged to Credit Suisse pursuant to the terms of the Tender Facility. See "Source and Amount of Funds." The anticipated benefits of the Merger would not be realized by the Company, which, as a majority stockholder of Magma, would be subject to fiduciary duties vis-a-vis Magma's other stockholders that would preclude operation of the two companies as a single business unit.

         Proposal 2. Pursuant to the policy of the New York Stock Exchange, Inc. (the "NYSE"), the Company's stockholders are being asked to approve the issuance and reservation for issuance by the Company of the Common Stock to be issued as part of the Merger Consideration (as defined below) to be paid in the Merger in the event the Company elects to pay the Merger Consideration with a combination of cash and Common Stock. If the Company elects to pay the Merger Consideration solely in cash, no approval pursuant to Proposal 2 will be required. Approval by a majority of the votes cast on this proposal will be required provided that the total vote cast represents at least a majority of the Voting Stock (as defined below) entitled to vote on this proposal.

         If Proposal 1 is approved by the Company's stockholders and the Company elects to pay the Merger Consideration with a combination of cash and Common Stock, but the required affirmative vote by the stockholders is not obtained and the NYSE were to commence delisting proceedings or refuses to list the Common Stock of the Company, the Company intends promptly to apply to list the Common Stock on the Nasdaq National Market ("NNM") and, upon such listing, to consummate the Merger. Although there can be no assurance that the NNM would approve the Common Stock for listing thereon, the Company is unaware of any reason why the Common Stock would not be eligible for listing thereon.

Voting and Vote Required

         The Voting Stock consists of the Common Stock and the Series C Redeemable Preferred Stock (as defined below) of the Company. Holders of the Common Stock and holders of the Series C Preferred Stock will vote together as a single class at the Special Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Special Meeting. Each share of Series C Preferred Stock will be entitled to vote on an "as converted" basis on all matters presented at the Special Meeting.

         The approval of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock (whether or not present at the Special Meeting) is required to approve Proposal 1. A quorum equal to sixty-six and two-thirds percent
(66 2/3%) of the Voting Stock must be present in person or by proxy at the Special Meeting in order to consider Proposal 1. The approval by a majority of the Voting Stock cast is required to approve Proposal 2, provided that the total Voting Stock cast on Proposal 2 represents over 50% in interest of all the Voting Stock. Peter Kiewit Sons', Inc. ("PKS"), the beneficial owner of approximately 39.1% of the voting power of the outstanding Voting Stock, has agreed to vote in favor of Proposal 1 and Proposal 2.

The Pending Acquisition

         Pursuant to the Merger Agreement, on January 10, 1995, CE Acquisition Company, Inc. (the "Purchaser") purchased 12,400,000 Magma Shares at $39.00 per Magma Share, net to the seller in cash, without interest thereon, pursuant to a tender offer commenced on December 9, 1994 (the "Offer"). As a result of the consummation of the Offer, the Purchaser acquired majority control of Magma as the first step in the acquisition of the entire equity interest in Magma. Pursuant to the Merger Agreement, the Purchaser will, as soon as practicable, consummate the Merger with Magma. The purpose of the Merger is to acquire all Magma Shares not beneficially owned by the Purchaser. As a result of the Merger, Magma will continue as the surviving corporation and will become a wholly owned subsidiary of the Company.

Reasons for the Pending Acquisition

         The Company believes that combining the businesses of the Company and Magma will provide an excellent strategic fit due to the synergies and other benefits which will result from combining the operations of Magma and the Company pursuant to the Merger Agreement and which will strengthen the combined companies' competitive position in the increasingly challenging business environment and global markets in which they presently operate.

         Each of Magma and the Company have separately indicated their respective beliefs that, in the next several years, the greatest opportunities for financially attractive development projects will be found in the international markets and each company is engaged in, or otherwise pursuing, geothermal power and other power development projects in the Philippines and Indonesia, and elsewhere overseas where competition is strong and involves much larger entities than either company.

         The Company believes that the combined companies' international growth prospects will be substantially enhanced by the expanded development, financial, construction and operational resources and capabilities resulting from the Merger and that certain domestic and international synergies will also result from such a transaction.

Recommendation of the Company's Board

         On September 19, 1994, the Company's Board approved a proposal to acquire the outstanding Magma Shares for $35.00 per Magma Share for consideration consisting of cash and Common Stock, and authorized certain officers of the Company to negotiate modifications to the foregoing proposal (including the final price and form of the consideration) in consultation with members of the Executive Committee of the Company. On December 6, 1994, the Company's Board unanimously ratified the signing of the Merger Agreement and the transactions contemplated thereby. Therefore, the Company's Board recommends that the Company's stockholders vote FOR both Proposal 1 and Proposal 2.

         The Company's Board concluded that the Merger will further the Company's objectives in part because of its belief that Magma is an excellent strategic fit and that the acquisition will create significant benefits, including: (i) expansion and enhancement of development efforts, (ii) benefits of increased size, (iii) opportunities for operational and administrative cost savings, and (iv) diversification in sources of revenue and operations. See "Recommendation of the Company's Board."

Opinions of Financial Advisors

         On December 6, 1994, Gleacher delivered its written opinion to the Company's Board that the consideration to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view. A copy of the written opinion of Gleacher, dated December 6, 1994, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement as Annex A. See "Opinion of the Company's Financial Adviser."

         On December 5, 1994, Goldman Sachs delivered its oral opinion (which was subsequently confirmed in writing) to the Magma Board of Directors (the "Magma Board") that, as of December 5, 1994, the consideration to be received by the holders of the Magma Shares in the Offer and the Merger, taken as a unitary transaction, was fair to the holders of Magma Shares receiving such Consideration (other than the Company and its affiliates). A copy of the written opinion of Goldman Sachs, dated December 9, 1994, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement as Annex B. See "Opinion of Magma's Financial Adviser."

Description of the Merger Agreement

         General. The Company, the Purchaser and Magma have entered into the Merger Agreement, providing for, among other things, the Offer and the Merger. Pursuant to the Offer, on January 10, 1995, the Purchaser purchased 12,400,000 Magma Shares at a price of $39 per Magma Share in cash. Pursuant to the Merger Agreement, the Purchaser and Magma will, as soon as practicable following consummation of the Offer, consummate the Merger.

         Merger Consideration. Upon the effectiveness of the Merger, each outstanding Magma Share (other than Magma Shares held by the Company, the Purchaser or any other direct or indirect subsidiary of the Company and Magma Shares held in the treasury of Magma) will be converted into the right to receive, at the Company's election, either cash or a combination of cash and Common Stock of the Company. If the Company elects to pay the Merger Consideration with a combination of cash and Common Stock, the consideration paid by the Company in the Offer and the Merger will consist, on a blended basis, of $28.50 per Magma Share in cash and $10.50 per Magma Share in market value of Common Stock, based on the Average Closing Price and subject to the Collar Provision (as such terms are defined below). If the Company elects to pay the Merger Consideration solely in cash, the blended consideration paid by the Company in the Offer and the Merger would be $38.75 per Magma Share.

         Financing of the Merger. If the Company elects to pay the Merger Consideration with a combination of cash and Common Stock, the Company estimates that approximately $710,900,000 will be required to effectuate the Merger, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses. If the Company elects to pay the Merger Consideration solely in cash, approximately $957,400,000 will be required to complete the Merger. Approximately one-half of whichever amount is required will be provided under secured bank credit facilities with Credit Suisse pursuant to which Credit Suisse will provide, on specified terms and subject to customary conditions, up to $500,000,000 in secured bank financing. Such funds, together with a capital contribution by the Company from the Company's general corporate funds and, if the Company elects to pay the Merger Consideration solely in cash, the net proceeds of a public offering of Common Stock will be sufficient to pay the Merger Consideration, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses.

         Termination. The Merger Agreement provides that it may be terminated before the Effective Time in the following circumstances: (a) by mutual consent of the Company's Board and the Magma Board; or (b) by Magma or the Company if the Effective Time shall not have occurred on or prior to September 30, 1995; or
(c) by either the Company or Magma if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (d) by the Company if (i) the Magma Board withdraws, modifies or changes its recommendation of the Merger Agreement or any of the transactions contemplated thereby or shall have resolved to do any of the foregoing or (ii) the Magma Board recommends to the holders of Magma Shares any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Magma or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; or (e) by the Company if, without Magma's consent, any person has acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) has been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the Magma Shares; or
(f) by Magma or the Company if (i) a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Magma Board determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with and based upon the advice of its financial and legal advisors, is more favorable to Magma's stockholders than the Offer and the Merger or any person (including, without limitation, Magma or any affiliate thereof), other than the Company or any affiliate of the Company, shall have become the beneficial owner of more than 50% of the then outstanding Magma Shares; or (g) by either the Company or Magma if the other party shall have breached the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the nonbreaching party.

         Termination Fee for the Company. The Merger Agreement provides that if it is terminated pursuant to clauses (d) or (f) or terminated by the Company pursuant to clause (g) of the preceding paragraph, Magma will be required to pay the Company a termination fee of $8,000,000 plus the Company's actual documented out-of-pocket expenses incurred since September 13, 1994 in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, legal and professional fees and expenses.

Conflicts of Interest of Members of the Magma Board

         The Merger Agreement, including the consideration to be paid in the Merger, was negotiated by the Company and Magma at arms' length. The Company does not believe that any party to the negotiation of the Merger Agreement had a material conflict of interest in respect thereof. However, stockholders of the Company should be aware that certain members of Magma's management and the Magma Board have certain interests in the Merger that are in addition to the interests of Magma stockholders generally and that these same members of Magma's management and the Magma Board participated in the negotiation of the terms of the Merger Agreement on behalf of Magma's stockholders. See "Conflicts of Interest of Members of the Magma Board."

Regulatory Approvals

         The Company, the Purchaser and Magma know of no federal or state regulatory requirements that must be complied with or approvals that must be obtained in order to consummate the Merger, other than the filing of the Certificate of Merger or the Merger Agreement with the Secretary of State of Nevada and the Secretary of State of Delaware.

Accounting Treatment

         The Merger will be accounted for under the purchase method of accounting.

Stock Exchange Listing

         It is a condition to the Merger that the shares of Common Stock to be issued pursuant to the Merger, if any, be authorized for listing on the NYSE. Application will be made to list the Common Stock to be issued pursuant to the Merger on such exchange.

Dissenters' Rights

         Neither the holders of the Common Stock nor the holders of the Magma Shares have the right to dissent from the Merger or from the authorization or issuance of Common Stock in connection therewith.

Market Prices and Dividends

         The Company. The Common Stock is listed on the NYSE under the symbol "CE". The Common Stock is also listed on the Pacific Stock Exchange (the "PSE") and the London Stock Exchange (the "LSE"). The following table sets forth the quarterly high and low last reported sales price per share for the Common Stock, as reported on the NYSE Composite Tape, based on published financial sources, for the fiscal quarters indicated.

Quarter                                                                     High                               Low
- -------                                                                    ------                             ------
1995:
 First (through January 16)                                                $17.25                            $15.75

1994:
 Fourth                                                                     17.13                             15.25
 Third                                                                      17.75                             16.00
 Second                                                                     18.13                             16.00


 First                                                                      19.25                             17.13

1993:
 Fourth                                                                     20.13                             18.13
 Third                                                                      18.38                             16.00
 Second                                                                     20.13                             17.25
 First                                                                      21.50                             16.50


         On January 16, 1995, the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the last reported sale price per share of Common Stock on the NYSE was $17.25. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price per share of Common Stock on the NYSE was $16.50. On September 19, 1994, the day of the Company's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders would receive cash and shares of Common Stock having a combined cash and market value of $35 per Magma Share, the last reported sale price per share of Common Stock on the NYSE was $16.875.

         As of March 21, 1994, there were approximately 1,408 holders of record of Common Stock. The Company's present policy is to retain earnings to provide sufficient funds for the operation and expansion of its business. Accordingly, the Company has not paid, and does not have any present plan to pay, cash dividends on the Common Stock.

         Magma. The Magma Shares are quoted on the NNM under the symbol "MGMA". The following table sets forth the quarterly high and low last reported sales prices of the Magma Shares, as reported by the NNM, based on published financial sources, for the fiscal quarters indicated.

Quarter                                                         High                                        Low
- -------                                                        ------                                      ------
1995:
 First (through January 16)                                    $38.25                                       $37.50

1994:
 Fourth                                                         37.69                                        34.25
 Third                                                          34.88                                        26.50
 Second                                                         32.75                                        28.00
 First                                                          35.00                                        30.75

1993:
 Fourth                                                         39.50                                        30.25
 Third                                                          39.00                                        29.75
 Second                                                         40.00                                        30.75
 First                                                          39.50                                        31.00


         On January 16, 1995, the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the last reported sale price per Magma Share on the NNM was $38.00. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price per Magma Share on the NNM was $35.50. On September 19, 1994, the day of the Company's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders of Magma would receive cash and shares of Common Stock having a combined cash and market value of $35.00 per Magma Share, the reported closing sale price per Magma Share on the NNM was $27.50.

         Holders of Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Board of Directors of the Purchaser. The Board of Directors of the Purchaser presently intends to continue the policy of not paying quarterly cash dividends. Future dividends of the Purchaser will depend upon the earnings of the Purchaser and its subsidiaries, their financial condition and other factors including applicable government regulations and policies.

                            VOTING AND VOTE REQUIRED

         The voting stock of the Company (the "Voting Stock") consists of the Common Stock and the Series C Redeemable Convertible Exchangeable Preferred Stock of the Company (the "Series C Preferred Stock"). Holders of the Common Stock and holders of the Series C Preferred Stock will vote together as a single class at the Special Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Special Meeting. Each share of Series C Preferred Stock will be entitled to vote on an "as converted" basis on all matters presented at the Special Meeting.

         The close of business on January 17, 1995 is the record date (the "Record Date") for determining holders of the outstanding Voting Stock (the "Stockholders") entitled to vote at the Special Meeting. On the Record Date, [31,835,592] shares of Common Stock and 1,272 shares of Series C Preferred Stock, entitled to [3,461,224] votes, were outstanding.

         The approval of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock (whether or not present at the Special Meeting) is required to approve the amendment of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the amount of authorized Common Stock ("Proposal 1"). A quorum equal to sixty-six and two-thirds percent (66 2/3%) of the Voting Stock must be present in person or by proxy at the Special Meeting in order to consider Proposal 1. The approval by a majority of the Voting Stock cast is required to approve the issuance of Common Stock for purposes of the Pending Acquisition ("Proposal 2"), provided that the total Voting Stock cast on Proposal 2 represents over 50% in interest of all the Voting Stock. Peter Kiewit Sons', Inc. ("PKS"), the beneficial owner of approximately 39.1% of the voting power of the outstanding Voting Stock, has agreed to vote in favor of Proposal 1 and Proposal 2.

         All shares of Voting Stock represented by properly executed proxies, which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposals 1 and 2, and in accordance with the proxy-holders' best judgment as to any other matters raised at the Special Meeting. For purposes of determining whether a proposal has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. In instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. The proxy is revocable and any Stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Special Meeting.

         Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged MacKenzie Partners, Inc. ("MacKenzie") to solicit proxies for the Special Meeting for a fee of $____ plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.

                                   PROPOSAL 1

              AMENDMENT OF CERTIFICATE OF INCORPORATION - INCREASE
                 IN AUTHORIZED COMMON STOCK IN CONNECTION WITH
                            THE PENDING ACQUISITION

         The Company's Board has unanimously approved and recommended to the Stockholders an amendment to the Certificate of Incorporation to increase by 20,000,000 shares the number of shares of Common Stock the Company is authorized to issue.

         The Certificate of Incorporation currently authorizes the Company to issue 60,000,000 shares of Common Stock. If Proposal 1 is approved, the Certificate of Incorporation would be amended to authorize the Company to issue 80,000,000 shares of Common Stock. As of the Record Date, (i) [31,835,592] shares of Common Stock were outstanding, (ii) 1,272 shares of Series C Preferred Stock were outstanding and 3,529,252 shares of Common Stock have been reserved for issuance upon conversion of such shares of Series C Preferred Stock, (iii) 3,541,166 shares of Common Stock have been reserved for issuance pursuant to options granted under the Company's Amended and Restated 1986 Stock Option Plan (the "Stock Option Plan"), (iv) 6,064,154 shares of Common Stock have been reserved for issuance under options other than those granted under the Stock Option Plan, (v) 4,444,444 shares of Common Stock have been reserved for issuance pursuant to the 5% Convertible Subordinated Debentures due July 31, 2000 of the Company and (vi) 738,064 shares of Common Stock have been reserved for issuance pursuant to the Company's Employee Stock Purchase Plan. As a result, as of the Record Date an insufficient number of authorized but unissued shares of Common Stock remain available to permit payment of the Merger Consideration (as defined below).

         As of the date of this Proxy Statement, only ______ shares of Common Stock are available for issuance in connection with the Merger. If the Company chooses to consummate the Merger by electing to pay the Merger Consideration solely in cash, the Company estimates that approximately an additional ______ shares of Common Stock would have to be made available for issuance, and if the Company chooses to consummate the Merger by electing to pay the Merger Consideration with a combination of cash and Common Stock, the Company estimates that approximately an additional ______ shares of Common Stock would have to be made available for issuance. Although the Company is seeking approval for the authorization of an additional 20,000,000 shares of Common Stock, the Company has no current plans relating to the shares (up to ______) sought to be authorized that are not required to be issued in connection with the Merger. If Proposal 1 is approved by the Company's stockholders but the Merger is not consummated, the additional 20,000,000 shares will remain authorized, although the Company has no current plans relating to such shares if the Merger were not to occur.

         If Proposal 1 is adopted, the Certificate of Incorporation will be amended accordingly.

         If Proposal 1 is not approved by the stockholders of the Company, the Company will be unable to proceed with the Merger pursuant to the Merger Agreement. The Company will own 51% of the outstanding Magma Shares and such Magma Shares will remain pledged to Credit Suisse pursuant to the terms of the Tender Facility. See "Source and Amount of Funds." The anticipated benefits of the Merger would not be realized by the Company, which, as a majority stockholder of Magma, would be subject to fiduciary duties vis-a-vis Magma's other stockholders that would preclude operation of the two companies as a single business unit. See "Reasons for the Pending Acquisition." If Proposal 1 is not approved by the stockholders of the Company, the Company would not, however, be in breach of the Merger Agreement because its obligations thereunder are conditioned upon the approval of Proposal 1.

         The approval of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock (whether or not present at the Special Meeting) is required for approval of Proposal 1. A quorum equal to sixty-six and two-thirds percent (66 2/3%) of the Voting Stock must be present in person or by proxy at the Special Meeting in order to consider Proposal 1. If no instructions are provided in a proxy, such proxy will be voted FOR the approval of Proposal 1.

         PKS, the beneficial owner of approximately 39.1% of the voting power of the outstanding Voting Stock, has agreed to vote in favor of Proposal 1.

         THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                   PROPOSAL 2

          APPROVAL OF THE ISSUANCE OF COMMON STOCK TO HOLDERS OF MAGMA
                   SHARES AS PART OF THE MERGER CONSIDERATION
                           IN THE PENDING ACQUISITION

         Proposal 2 is to authorize the issuance by the Company of up to 17,700,000 shares of Common Stock in connection with the Pending Acquisition. Under the Merger Agreement, the Company has the option of paying the Merger Consideration (as defined below) in a mixture of cash and Common Stock or all in cash. It is the Company's current intention to pay the Merger Consideration solely in cash, although such intention is subject to change based on market conditions and other factors. If the Company opts to pay the Merger Consideration all in cash, the Company intends to issue Common Stock in a private placement or public offering and to use the cash proceeds of such sales to fund a portion of the Merger Consideration. Such sales will be based on market conditions at the time. If the Company determines to issue Common Stock in the Merger pursuant to the Merger Agreement, the precise number of shares to be issued will depend on market conditions, but in no event will the Merger Consideration consist of more than 17,700,000 shares of Common Stock or less than 13,477,000 shares of Common Stock. On January 6, 1995, the Company filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering shares of Common Stock that may be issued in an underwritten public offering (the "Public Offering") in order to enable the Company to pay the Merger Consideration solely in cash. See "Description of Merger Agreement."

         It is the policy of the New York Stock Exchange (the "NYSE"), which lists the Company's outstanding Common Stock, to require stockholder approval of an issuance of common stock or securities convertible into common stock, other than in a public offering for cash, if such issuance could result in an increase of 20% or more in the outstanding common stock of a company. If all of the Common Stock issuable pursuant to the Pending Acquisition were outstanding, such Common Stock would represent approximately 40% of the Common Stock outstanding prior to such issuance, or approximately ___% of the Common Stock prior to such issuance on a fully diluted basis.

         Stockholders are being asked to approve the issuance and reservation for issuance by the Company of the Common Stock to be issued as part of the Merger Consideration in the Pending Acquisition in response to the policy of the NYSE. If the Company elects to pay the Merger Consideration solely in cash, no approval pursuant to Proposal 2 will be required. The issuance of the Common Stock in connection with the Pending Acquisition would not affect the rights of the existing stockholders of the Company with respect to Common Stock or Series C Preferred Stock which they hold. Approval by a majority of the votes cast on this proposal will be required provided that the total vote cast represents at least a majority of the Voting Stock entitled to vote on this proposal. If the required affirmative vote of the stockholders is obtained, no further authorization for the issuance of the Common Stock as part of the Merger Consideration in the Pending Acquisition will be solicited prior to the issuance. Although the Company intends to pay the Merger Consideration solely in cash, if the Company elects to pay the Merger Consideration in a combination of cash and Common Stock and the required affirmative vote by the stockholders with respect to Proposal 2 is not obtained and the NYSE were to commence delisting proceedings or refuses to list the Common Stock of the Company, the Company intends promptly to apply to list the Common Stock on the NNM and, upon such listing, to consummate the Merger. Although there can be no assurance that the NNM would approve the Common Stock for listing thereon, the Company is unaware of any reason why the Common Stock would not be eligible for listing thereon.

         PKS, the beneficial owner of approximately 39.1% of the voting power of the outstanding Voting Stock, has agreed to vote in favor of Proposal 2.

     THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.


                THE PENDING ACQUISITION AND THE MERGER AGREEMENT

The Pending Acquisition

         Pursuant to the Merger Agreement, on January 10, 1995, the Purchaser purchased 12,400,000 shares of common stock, par value $0.10 per share ("Magma Shares"), of Magma at $39.00 per Magma Share, net to the seller in cash, without interest thereon, pursuant to a tender offer commenced on December 9, 1994 (the "Offer"). As a result of consummation of the Offer, the Purchaser acquired majority control of Magma as the first step in the acquisition of the entire equity interest in Magma. Pursuant to the Merger Agreement, the Purchaser will, as soon as practicable, consummate a merger (the "Merger") with Magma by filing the Merger Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada (the time of such later filing being the "Effective Time") . The purpose of the Merger is to acquire all Magma Shares not beneficially owned by the Purchaser.

         As a result of the Merger, Magma will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of the Company. In addition, the directors of the Purchaser immediately prior to the Merger will become the initial directors of the Surviving Corporation, and the officers of Magma immediately before the Merger will become the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

Background of the Merger

         In May 1991, representatives of the Company and Magma entered into discussions and meetings to explore the possibility of combining the companies, and the two companies exchanged certain information concerning their respective businesses for the purpose of considering such a business combination or other acquisition transaction. At the end of May 1991, the discussions were terminated as a result of the inability of the parties to reach agreement concerning price and certain other terms.

         In September 1991, a number of conversations between the Company's representatives and persons believed by the Company to be Magma's representatives were held regarding a possible merger of Magma with and into the Company. Based upon those conversations, on September 26, 1991, after receiving the approval of the Company's Executive Committee, the Company transmitted a proposed letter of intent to Magma. The proposed letter of intent contemplated a consensual merger of Magma with and into the Company. Pursuant to the proposed merger, each outstanding Magma Share would have been exchanged for approximately two shares of the Common Stock in a transaction accounted for on a pooling of interests basis. Such a transaction would have represented a value of $30.25 for each Magma Share (approximately a 20% premium to the then-prevailing market price) based upon the then current market values of the respective companies' common stocks. After its receipt of the proposed letter of intent, Magma advised the Company that Magma had no interest in pursuing the proposed pooling of interests combination transaction.

         In August 1993, David L. Sokol, the Chairman, Chief Executive Officer and President of the Company, contacted Paul M. Pankratz, then Chairman and Chief Executive Officer of Magma, in order to propose a meeting to discuss various matters of mutual interest. At a meeting in San Diego in September 1993, Mr. Sokol and Steven A. McArthur, Senior Vice President, General Counsel and Secretary of the Company, and Mr. Pankratz, Ralph W. Boeker, President of Magma, and Jon R. Peele, Executive Vice President and General Counsel of Magma, discussed principally the possibility of joint venturing or other cooperation in respect of certain pending power development projects in the Philippines and the possible sharing of legal costs and information in respect of certain domestic regulatory proceedings in which the companies had a common interest. During the course of those discussions, Mr. Sokol suggested to Magma's management that such potential cost savings were illustrative of certain of the synergies that a combination of the companies could achieve. However, no agreements or understandings were reached between the Company and Magma as a result of these discussions. In addition, at that meeting the Company suggested to Magma that it consider utilizing PKS as Magma's general contractor in respect of Magma's pending projects in the Philippines. Magma's management agreed to meet with PKS regarding its possible role as a contractor in the Philippines. The meeting between Magma and PKS was held in the fall of 1993, but no agreements or understandings were reached with PKS and no further discussions were held in respect of such matters.

         In January 1994, Mr. Sokol again contacted Mr. Pankratz by telephone in an effort to resume the foregoing discussions and, at Mr. Pankratz's suggestion, Mr. Sokol was asked to contact Mr. Boeker, the President and recently appointed Chief Executive Officer of Magma, to discuss these matters further. In an April 1994 telephone conversation between Mr. Sokol and Mr. Boeker, the possibility of cooperation with respect to international joint ventures between the companies and other possible synergies between the companies were again generally discussed, but no agreements or understandings were reached.

         On or about June 20, 1994, Mr. Sokol contacted Mr. Boeker and proposed a meeting between members of management of the two companies to discuss the possible combination of the Company and Magma. Such contact was made as a result of Mr. Sokol's continuing belief that a combination of the two companies would provide substantial operational benefits such as those more fully discussed under the heading "BUSINESS OF THE COMPANY AND MAGMA AND RELATED INFORMATION -- General -- Rationale for the Merger." Mr. Boeker responded favorably to Mr. Sokol's proposal to meet by agreeing to a meeting on August 11, 1994.

         On August 9, 1994, Mr. Sokol was advised that Mr. Boeker had declined a scheduled August 11 meeting, and that Magma's decision to cancel was due to the desire of Magma's management to dedicate its full attention to the pending financing of Magma's Malitbog project in the Philippines.

         In response to Magma's cancellation of the scheduled August 11 meeting, on September 15, 1994, Mr. Sokol contacted a member of the Magma Board, in an effort to determine whether Magma had a serious interest in discussing a negotiated combination of the companies within a time frame that would recognize the Company's desire to make certain decisions regarding the strategic direction it wished to pursue in the changing global marketplace. The director stated that he was aware of certain of the past discussions between the companies, but would ask Magma's management to respond directly to Mr. Sokol's inquiry.

         Later that same day, Messrs. Pankratz and Boeker called Mr. Sokol and advised him that the closing of the financing for Magma's Malitbog project was not expected to occur until November 1994 and suggested that they would not be interested in meeting with Mr. Sokol until that time. Mr. Sokol stated that the Company was considering a number of strategic alternatives, including a possible combination with Magma, and that the Company's strategic planning had reached a stage where a prompt decision concerning entering into negotiations regarding any possible combination with Magma was required. Mr. Sokol further stated his belief that it was unnecessary to wait until after the closing of the Malitbog financing because the Company was prepared to negotiate in good faith on a basis that would value Magma as though such financing had closed. Messrs. Boeker and Pankratz reiterated that, in light of their belief that their attention was more appropriately devoted to completion of Magma's Malitbog project, they would agree to meet only after the Malitbog closing. Mr. Sokol concluded the call by reiterating the Company's need to act upon certain of its strategic alternatives on a prompt basis.

         On September 18, 1994, the Company retained Gleacher to serve as financial advisor to the Company in connection with the possible acquisition of Magma by the Company.

         On September 19, 1994, Mr. Sokol wrote to Messrs. Pankratz and Boeker proposing to acquire all outstanding Magma Shares for $35 per Magma Share comprised of $25.00 in cash and $10.00 in market value of the Common Stock (the "Initial Proposal"). The form and amount of consideration offered to Magma pursuant to the Initial Proposal was determined in consultation with Gleacher and was based on the Company's internal review of publicly available information of and relating to Magma. On September 20, 1994, Mr. Pankratz responded that the Magma Board would consider the proposal and respond after completion of its evaluation.

         During the week of September 19, 1994, representatives of the Company contacted management of The Dow Chemical Company ("Dow"), the beneficial owner of approximately 21% of the Magma Shares, to determine Dow's reaction to the Company's proposal of September 19, 1994. The Company representatives were told Dow was evaluating such proposal. During the week of September 26, 1994, the Company's financial representatives contacted management of Dow to inquire as to the circumstances surrounding a recent sale by Dow of 857,143 Magma Shares for $28.25 per Magma Share and an associated option agreement to acquire such Magma Shares at the same price, which Dow had reported in filings with the Commission, and in particular whether any impediments existed to Dow's ability to freely dispose of such Magma Shares and whether any structural changes to the Company's merger proposal would be helpful in this regard. Dow reported that it was considering such issues in the context of the Company's proposal.

         On September 22, 1994, Magma announced its retention of Goldman as its financial advisor in connection with the Initial Proposal.

         On September 28, 1994, after telephone discussions between the Company's financial advisors and Magma's financial advisors regarding the Company's request to arrange a meeting between the parties, Messrs. Sokol and McArthur, together with representatives from the Company's financial advisors, met with representatives from Magma's financial advisor in order to introduce the Company and to further elaborate and answer questions with respect to the details of the Company's proposal. The Company provided the representatives from Magma's financial advisors with a letter to Messrs. Pankratz and Boeker and copies of a draft merger agreement.

         At a meeting held on October 2 and 3, 1994, the Magma Board considered Magma's business, financial condition and prospects, the terms and conditions of the Initial Proposal, and the Company's business, financial condition and prospects. Magma's management made detailed presentations regarding Magma's business plan and the various strategic initiatives which Magma had undertaken both in the United States and overseas. On October 3, 1994, Magma's financial advisors informed the Company's financial advisors that the Magma Board had authorized Magma to enter into a "poison pill" Rights Plan (the "Rights Agreement") at its Board meeting which concluded on such date, but that the Magma Board had also authorized Magma's financial advisors to meet with the Company's financial advisors as soon as possible and, accordingly, a meeting was scheduled for the morning of October 4, 1994. The Company subsequently learned through press reports that Magma had amended its Bylaws to require that stockholder action occur only at a regular or special meeting of stockholders rather than by way of a written consent solicitation and that Magma also had filed a complaint against the Company seeking a declaratory judgment that (i) the Magma Board had properly discharged its fiduciary duties in adopting the Rights Agreement and an amendment to Magma's Bylaws and, accordingly, such agreement and amendment were valid and binding, and (ii) the Merger Moratorium Statute (as defined below) is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution.

         On October 4, 1994, at the meeting between the Company's financial advisors and Magma's financial advisors, Magma's financial advisors informed the Company's financial advisors that Magma was not for sale and that the value placed on Magma by the Initial Proposal did not reflect the intrinsic value of Magma.

         Following the defensive actions taken by Magma, on October 6, 1994 the Purchaser commenced a cash tender offer for 12,400,000 Magma Shares at $35 per Magma Share (the "Previous Offer").

         On October 11, 1994, Magma filed with the Commission a
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Previous Schedule 14D-9") pursuant to the Exchange Act, which included the recommendation of the Magma Board reached at its October 10, 1994 meeting that Magma's stockholders reject the Previous Offer.

         On October 13, 1994, the Company announced the filing of a preliminary proxy statement with the Commission pursuant to the Exchange Act in order to solicit written requests from Magma's stockholders for the call of a Special

Meeting of Magma's stockholders (the "Requested Special Meeting"). The purpose of the Requested Special Meeting was to provide Magma's stockholders the opportunity to consider and vote on the Company's proposals which, if approved, would help facilitate consummation of the Previous Offer.

         On October 21, 1994, the Purchaser increased the price per Magma Share to be paid in the Previous Offer to $38.50 per Magma Share (the "Revised Previous Offer"). The form and amount of consideration offered to Magma pursuant to the Revised Previous Offer was determined in consultation with Gleacher and was based on the Company's internal review of publicly available information of and relating to Magma and based on the Company's belief that the increased consideration was both prudent and would allow a transaction to occur. On October 31, 1994, the Company learned that the Magma Board had resolved at its meeting of that date to recommend that its stockholders reject the Revised Previous Offer. In making this recommendation, the Magma Board took into account inquiries received from various third parties expressing interest in pursuing a possible business combination with Magma, the terms of the Revised Previous Offer, which the Magma Board viewed as conditional and coercive, and the opinion of Goldman that the consideration provided for in the Revised Previous Offer was inadequate.

         On November 1, 1994, the Company announced that it had put its best offer on the table and that it intended to withdraw its acquisition proposal if it had not signed a merger agreement with Magma or received sufficient written requests to call the Requested Special Meeting by December 2, 1994. Throughout November 1994, the Company solicited written consents for the call of the Requested Special Meeting, which solicitation was actively opposed by Magma.

         As of the close of business on December 2, 1994, the Company had neither entered into a merger agreement with Magma nor received sufficient written requests to call the Requested Special Meeting. Consequently, the Company announced by press release, and Mr. Sokol placed telephone calls to Messrs. Pankratz and Boeker and to a representative of Dow to advise them, that the Company had withdrawn its acquisition proposal and had terminated the Revised Previous Offer. As a result of these telephone conversations, and follow up telephone conversations among the parties and their advisors, the Company and Magma arranged to meet the following day in New York to explore the possibility of a negotiated acquisition of Magma by the Company. The meeting was arranged between the Company and Magma because their respective financial advisors advised that it would be in the parties' respective best interests to discuss the possibility of a negotiated transaction at a higher consideration and because Dow indicated it would consider supporting a negotiated transaction at a higher consideration.

         From December 3, 1994 through the morning of December 5, 1994, representatives of the Company and Magma, together with their legal and financial advisors, met to negotiate the terms of a proposed acquisition of Magma by the Company. The Magma Board met to consider and approve the Merger Agreement and the transactions contemplated thereby on December 4 and 5, 1994. Following continued negotiations regarding the definitive agreements, the Merger Agreement was signed on the morning of December 5, 1994.

         The principal participants in the meetings held on December 3 through the morning of December 5, 1994, were: Messrs. Sokol and McArthur and John G. Sylvia, Senior Vice President, Chief Financial Officer and Treasurer, from the Company; Messrs. Boeker, Pankratz and Peele from Magma; representatives of Gleacher and Willkie Farr & Gallagher on behalf of the Company; and representatives of Goldman and Shearman & Sterling on behalf of Magma. The material issues discussed by the parties were the form and amount of the consideration to be paid in a transaction, the structure of a transaction, covenants relating to conduct of the respective businesses pending completion of a transaction, reciprocal termination fees, a "no shop" provision, a "standstill" provision in case the transaction failed to close as a result of the Company's fault, and the ability of the Company to secure the financing necessary to complete a transaction. Representatives of Credit Suisse and its counsel assisted in the discussions relating to the ability of the Company to finance a transaction.

         Representatives of the Company and Magma each sought to structure the transaction in two steps, the first as a tender offer to obtain control of Magma and the second as a merger to permit the acquisition of the entire remaining equity interest in Magma. The Company sought this transaction structure in order to obtain operating control of Magma at the earliest possible time, and Magma sought this structure in order to enable Magma stockholders to receive a portion of the transaction consideration at the earliest possible time. The form and amount of the consideration was determined by the parties in consultation with their respective financial advisors and was based on the form of the consideration that had been offered by the Company pursuant to the Revised Previous Proposal.

         On January 10, 1995, the Company consummated the Offer and purchased 12,400,000 Magma Shares pursuant thereto. Pursuant to the Merger Agreement, nine members of the 11 member Magma Board resigned and six nominees of the Company and the Purchaser were elected to fill such vacancies. At such time, the size of the Magma Board was reduced to eight directors. Accordingly, as of the date hereof, the Company and the Purchaser have designated a majority of the Magma Board.

Reasons for the Pending Acquisition

         The Company believes that combining the businesses of the Company and Magma will provide an excellent strategic fit due to the synergies and other benefits which will result from combining the operations of Magma and the Company pursuant to the Merger Agreement and will strengthen the combined companies' competitive position in the increasingly challenging business environment and global markets in which they presently operate.

         Each of Magma and the Company have separately indicated their respective beliefs that, in the next several years, the greatest opportunities for financially attractive development projects will be found in the international markets and each company is engaged in, or otherwise pursuing, geothermal power and other power development projects in the Philippines and Indonesia, and elsewhere overseas where competition is strong and involves much larger entities than either company.

         The Company believes that the combined companies' international growth prospects will be substantially enhanced by the expanded development, financial, construction and operational resources and capabilities resulting from the Merger and that certain domestic and international synergies will also result from such a transaction.

         In considering the Merger Agreement, the Company's Board identified no significant disadvantages to the combining of the businesses of the Company and Magma. The Company's Board considered the synergies expected to result from such a combination and determined that the economic value of such synergies was not a material determinant in establishing the Company's Board's belief that the Merger Consideration represents a fair value for the Magma Shares. The Company's Board considered the possibility that the synergies predicted by the Company's management may ultimately fail to occur but determined that such an occurrence would not be material to the Company's Board's approval of the payment in the Merger of the premium to market price and book value represented by the Merger Consideration. The Company's Board gave significant weight to the Company's pro forma analysis, which indicates the Company's belief that, among other things, on a consolidated basis, consummation of the Offer and the Merger will be accretive to per share earnings and will not materially increase the Company's debt to equity ratio.

Recommendation of the Company's Board

         On September 19, 1994, the Company's Board approved a proposal to acquire the outstanding Magma Shares for $35.00 per Magma Share for consideration consisting of cash and Common Stock, and authorized certain officers of the Company to negotiate modifications to the foregoing proposal (including the final price and form of the consideration) in consultation with members of the Executive Committee of the Company. On December 6, 1994, the Company's Board unanimously approved the Merger Agreement and the transactions contemplated thereby. The Company's Board recommends that the Company's stockholders vote FOR each of Proposal I and Proposal II.

         In the course of reaching its decision to approve the Merger Agreement, the Company's Board consulted with its financial advisors regarding the financial aspects and fairness of the Merger, and its legal advisors regarding the legal terms of the transaction and the obligations of the Company's Board in its consideration of the Merger Agreement. The Company's Board concluded that the Merger will further the Company's objectives in part because of its belief that Magma is an excellent strategic fit and that the acquisition will create significant benefits, including: (i) expansion and enhancement of development efforts, (ii) benefits of increased size, (iii) opportunities for operational and administrative cost savings, and (iv) diversification in sources of revenue and operations. For a further discussion of these factors, see "BUSINESS OF THE COMPANY AND MAGMA AND RELATED INFORMATION -- General -- Rationale For the Merger."

         In reaching its determinations and recommendations with respect to the Merger Agreement and the transactions contemplated thereby, the Company's Board took into account numerous factors, including, among other things, in addition to the foregoing, the following:

         (i) The Company's knowledge and review of the business, operations, properties, assets, financial condition and operating results of each of the Company and Magma;

         (ii) The terms and conditions of the Merger
         Agreement, which were the product of arms' length negotiations, including the amount and form of the consideration;

         (iii) The Gleacher Report and the Gleacher Opinion delivered to the Company's Board (as discussed more fully below) that the Consideration (as defined below) to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view;

         (iv) The fact that the effect of the Merger would be accretive on a pro forma per share basis; and

         (v)  Current industry, economic and market conditions.

         The Company's Board considered each of the factors listed above during the course of its deliberations and negotiations prior to entering into the Merger Agreement. Each of the foregoing factors was viewed positively by the Company's Board, and the Company's Board neither identified nor discussed any material negative factor in connection with its deliberations with respect to the Merger Agreement. The Company's Board evaluated the factors listed above in light of their knowledge of the business and operations of Magma and their business judgement. In view of the wide variety of factors considered in connection with the evaluation of the Offer and the Merger, the Company's Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making their determinations.

Opinion of the Company's Financial Advisor

         On December 6, 1994, Gleacher delivered its written opinion to the

Company's Board (the "Gleacher Opinion") to the effect that, as of December 6, 1994, and based upon the assumptions made, matters considered and limits of the review, as set forth in the Gleacher Opinion, the Consideration (as defined below) to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view. For purposes of the Gleacher Opinion, the term "Consideration" means the consideration paid by the Company pursuant to the Offer together with, at the Company's option, either (i) $39.00 per Magma Share in a combination of cash and a number of shares of Common Stock to be determined in accordance with the Merger Agreement, or (ii) $38.50 per Magma Share in cash, in either case to be paid by the Company pursuant to the Merger Agreement. A copy of the Gleacher Opinion, which sets forth the assumptions made, matters considered and the limits of the review by Gleacher, is attached to this Proxy Statement as Annex A. The Gleacher Opinion is directed only to the fairness of the Consideration to be paid by the Company from a financial point of view. The summary of the Gleacher Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Opinion. The analyses that are summarized below represent all material analyses performed and relied on by Gleacher in rendering the Gleacher Opinion.

         In arriving at its opinion, Gleacher, among other things, (i) reviewed the audited financial statements and public Commission filings for the three most recent fiscal years and interim periods to date of Magma and the Company (the "SEC Reports"); (ii) on an operating and trading basis, compared financial information relating to Magma's businesses with published financial information concerning certain companies whose businesses Gleacher deemed to be reasonably similar, in whole or in part, to those of Magma; (iii) analyzed the market prices and trading characteristics of the Magma Shares and the Common Stock for recent periods to date; (iv) conducted discussions with members of senior management of the Company concerning its businesses and prospects; (v) reviewed certain financial forecasts for Magma and the Company, and projections of expected cost savings in a business combination (together, the "Projections"), in each case as prepared by the Company; (vi) based on the Projections, performed a discounted cash flow analysis of Magma including the expected cost savings arising from a business combination; (vii) based on the Projections, analyzed the pro forma financial effects to the Company of the proposed business combination; (viii) assumed without independent investigation that no material contingent liability exists with respect to Magma or the Company which is not disclosed in the SEC Reports; (ix) reviewed the Merger Agreement and related transaction documentation; and (x) reviewed certain other financial studies, performed such other analyses and took into account certain other matters as deemed appropriate.

         Gleacher relied upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and did not independently verify such information or make or obtain an independent evaluation or appraisal of the assets of the Company or Magma. With respect to the Projections, Gleacher assumed without independent investigation that the Projections were reasonably prepared by the Company, and were generated on bases reflecting the best currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company or Magma, as the case may be. The Gleacher Opinion was based upon prevailing market conditions and other circumstances and conditions as they existed as of the date of the Gleacher Opinion.

         In arriving at the Gleacher Opinion and making its presentation to the Company's Board at the meeting held on December 6, 1994, Gleacher considered and discussed certain financial analyses and other factors. In connection with its presentation, Gleacher provided the Company's Board with a summary of valuation results obtained by using several different valuation methods as well as other materials concerning Magma (the "Gleacher Report"), the material portions of which are summarized below.

         Purchase Price Multiples. Gleacher compared the Consideration to be paid by the Company assuming that the All Cash Component Amount was exercised by the Company to the price per Magma Share as of the close of business the day before the Offer commenced (resulting in an implied premium to Magma stockholders of approximately 41%) and the average closing price per Magma Share during the six-month period before the Offer commenced (resulting in an implied premium to Magma stockholders of approximately 30%). Gleacher then compared such premiums to premiums paid in previous merger and acquisition transactions. Gleacher also calculated the value of such Consideration as a multiple of (i) Magma's trailing twelve-month earnings before interest and taxes (10.5x), (ii) net income (14.6x), (iii) book value (2.4x), and (iv) projected net income for 1994 (15.5x) and 1995 (14.4x). Gleacher then compared such multiples to the Company's current trading multiples in order to assess the financial impact of the transaction on the Company.

         Discounted Cash Flow Analysis. Gleacher performed two discounted cash flow analyses of Magma based upon (i) estimates of financial performance as prepared by the Company for each of Magma's power projects in operation, financed and in construction, excluding any other projects under development and
(ii) estimates of financial performance as prepared by Magma for each of Magma's power projects including (a) certain projects under development and (b) benefits of a specific technology expected to be implemented. Using these projections, Gleacher discounted to the present (i) the projected stream of proportionate cash flows through year 2012 and (ii) the projected terminal value of Magma at such year based upon a multiple of projected after-tax cash flows. After-tax cash flows were calculated as projected earnings adjusted for all non-cash items, less capital expenditures and principal payments on debt obligations. Gleacher applied several discount rates (ranging from 10% to 15%) and an after-tax cash flow multiple of 14x to Magma's after-tax cash flows. The discount rates and after-tax cash flow multiple used by Gleacher in its analysis were based upon discussions with the management of the Company and Gleacher's judgments as to the manner in which companies in the Comparable Group (as defined below) are valued. The "Comparable Group" included the Company, The AES Corporation, Destec Energy, Inc. and Sithe Energies, Inc. Using this valuation method, the implied value of the Magma Shares ranged from approximately $30 per share to in excess of $50 per share, respectively. Gleacher then compared such implied values per Magma Share to the Consideration to be paid by the Company.

         Trading Valuation. Gleacher reviewed and compared certain actual and estimated financial and operating results and stock market performance of Magma and the Comparable Group. Applying trading multiples of the Comparable Group to Magma's financial performance, and adding an assumed control premium of 25% - 50% to Magma's trading value, the implied value of the Common Stock of Magma was estimated to be in excess of $40 per Magma Share. Gleacher then compared such implied value per Magma Share to the Consideration to be paid by the Company.

         Pro Forma Analyses. Gleacher analyzed the pro forma impact of the Merger on earnings per share of Common Stock for periods following consummation of the Merger, and compared such amounts to projected earnings per share on a stand-alone basis for the Company based on the Company's base operating plan. Assuming that the Company achieves a modest level of synergies in 1995 resulting from the Merger, and assuming that the All Cash Component Amount was exercised by the Company, such analyses estimated that the Merger would be accretive to earnings per share for the Common Stock by 1.0% in 1995, 10.6% in 1996 and 22.6% in 1997.

         Stock Trading Analysis. Gleacher reviewed and analyzed the historical trading prices and volumes for the Magma Shares during the 30-month period preceding the Offer. Gleacher then compared such historical trading prices to the Consideration to be paid by the Company.

         In arriving at the Gleacher Opinion and in presenting the Gleacher Report, Gleacher decided to perform a purchase price multiples analysis, a discounted cash flow analysis, a trading valuation analysis and pro forma analyses, the material portions of which are summarized above, based on industry practice and its experience in merger and acquisition transactions. Gleacher concluded that the results of such analyses, when considered as a whole, support the Gleacher Opinion. Gleacher believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, or quantifying the value assigned to any particular analysis performed, could create a misleading view of the process underlying its analyses set forth in the Gleacher Opinion and the Gleacher Report. The matters considered by Gleacher in arriving at the Gleacher Opinion that, as of the date of such opinion, the Consideration to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view, are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates incorporated in the analyses performed by Gleacher are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be acquired in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to Magma. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

         Gleacher is a recognized investment banking firm routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes. The Company's Board selected Gleacher to act as the Company's exclusive financial advisor based on Gleacher's familiarity with the Company and Gleacher's substantial experience in mergers and acquisitions and in securities valuation generally. No limitations were imposed by the Company's Board upon Gleacher with respect to the investigations made or procedures followed by Gleacher in rendering its opinion.

         Pursuant to the terms of a letter agreement dated September 18, 1994, between the Company and Gleacher (the "Gleacher Engagement Letter"), the Company paid Gleacher a fee of $250,000 and has agreed to pay Gleacher (i) a fee of $4,000,000 payable upon the completion of the direct or indirect acquisition by the Company, either alone or in partnership with another entity, by merger, acquisition of securities, or otherwise, of 50.1% or more of the equity securities of Magma, which fee shall be offset by the $250,000 previously paid to Gleacher by the Company; and (ii) a fee equal to 0.25% of the principal amount of debt directly arranged by Gleacher and Lehman Brothers in connection with the proposed transaction, which is estimated to be $1,250,000, assuming the full amount of the Merger Facilities is drawn down by the Company.

         In addition to any fees payable to Gleacher pursuant to the terms of the Gleacher Engagement Letter, the Company shall reimburse Gleacher for all reasonable travel and other reasonable out-of-pocket expenses incurred by Gleacher thereunder, including all reasonable fees and disbursements of Gleacher's legal counsel and any other professional advisors.

         In connection with the matters described in the Gleacher Engagement Letter, the Company and Gleacher entered into a separate letter agreement, dated September 18, 1994, providing for the indemnification, contribution, and reimbursement of Gleacher and certain other entities and individuals for a period of six years from the date of termination of Gleacher's engagement pursuant to the terms of the Gleacher Engagement Letter.

Opinion of Magma's Financial Advisor

         The Magma Board retained Goldman Sachs as Magma's exclusive financial advisor in connection with the Initial Proposal and the ensuing related events, including the Offer and the Merger. Goldman Sachs is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Magma Board selected Goldman Sachs to act as Magma's exclusive financial advisor based on Goldman Sachs' familiarity with Magma and Goldman Sachs' substantial experience in mergers and acquisitions and in securities valuation generally. No limitations were imposed by the Magma Board upon Goldman Sachs with respect to the investigations made or procedures followed by Goldman Sachs in rendering its opinion.

         On December 5, 1994, Goldman Sachs delivered its oral opinion (which was subsequently confirmed in writing) to the Magma Board that, as of December 5, 1994, the Consideration (as defined below) to be received by the holders of the Magma Shares in the Offer and the Merger, taken as a unitary transaction, was fair to the holders of Magma Shares receiving such Consideration (other than the Company and its affiliates). For purposes of Goldman Sachs' opinion, the term "Consideration" means the consideration to be received by the holders of Magma Shares in the Offer and the Merger, taken as a unitary transaction (regardless of the payment option chosen by the Company with respect to the Merger as discussed under the caption "Description of the Merger Agreement -- The Merger Consideration"). The full text of the written opinion, dated December 9, 1994, which confirms Goldman Sachs' December 5, 1994 oral opinion and sets forth the assumptions made, the matters considered and the limitations on the review taken by Goldman Sachs, is attached to this Proxy Statement as Annex B and is incorporated herein by reference.

         In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Magma and the Company for the five years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Magma and the Company; certain other communications from Magma and the Company to their respective stockholders; certain internal financial analyses and forecasts for Magma prepared by the management of Magma; and certain internal financial analyses and forecasts for Magma and the Company prepared by the management of the Company. Goldman Sachs also held discussions with members of the senior managements of each of Magma and the Company regarding the past and current business operations, financial condition and future prospects of their respective companies and as combined in the contemplated Merger. Goldman Sachs reviewed the reported price and trading activity for both the Magma Shares and the Common Stock, compared certain financial and stock market information for Magma and the Company, respectively, with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the independent power production industry specifically and in other industries generally and considered such other information, held such other discussions and performed such other studies and analyses as it considered appropriate.

         Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Magma or the Company or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal.

         The terms of the engagement of Goldman Sachs by Magma are set forth in a letter agreement dated September 26, 1994 between Goldman Sachs and Magma (the "Goldman Engagement Letter"). Pursuant to the terms of the Goldman Engagement Letter, Magma has agreed to pay Goldman Sachs (a) an initial fee of $850,000,
(b) a transaction fee in the event of any transaction in which at least 50% of the outstanding Magma Shares are acquired, or all or substantially all of the assets of Magma are transferred, equal to 0.4% of the aggregate value of such transaction up to $35.00 per share, plus 1.666% of the aggregate value of such transaction in excess of $35.00 per share up to $38.00 per share, plus 2.5% of the aggregate value of such transaction in excess of $38.00 per share and (c) a financial advisory fee to the extent no transaction of the type described in clause (b) above has been consummated equal to 0.4% of the market value of Magma's outstanding shares as determined on September 20, 1994, payable in four equal installments due December 31, 1994, March 31, 1995, June 30, 1995 and September 30, 1995, so long as Magma is independent as of any date such payment is due; provided, however, that such financial advisory fee shall equal (i) $850,000 in the event that Magma rejected the Initial Proposal by October 10, 1994, and the Company subsequently withdraws such proposal on or before the end of the fifth business day following the date of such rejection or (ii) $1,700,000 in the event that Magma rejected the Initial Proposal by October 10, 1994, and the Company subsequently withdraws such proposal after the fifth business day following such rejection but on or before the end of the fifteenth business day following such rejection. The fees paid pursuant to clauses (a) and
(c) above shall be creditable against any fees payable pursuant to clause (b) above.

         Magma has also agreed to reimburse Goldman Sachs for its out-of-pocket expenses, including all fees and disbursements of counsel, and to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Magma and/or the Company for its own account and for the accounts of its customers. In the course of its trading activities prior to its retention by Magma in connection with the Initial Proposal, Goldman Sachs accumulated a long position of 60,100 Magma Shares.

         The following is a summary of certain financial analyses utilized by Goldman Sachs in connection with providing its opinion to the Magma Board on

December 5, 1994 and does not purport to be a complete description of the analyses performed by Goldman Sachs.

         Financial Statement Analysis. Goldman Sachs reviewed and analyzed selected historical and forecasted income statement, balance sheet and cash flow information for each of Magma and the Company.

         Stock Trading Analysis. Goldman Sachs reviewed and analyzed the historical trading prices and volumes for the common stock of Magma and of the Company during the trailing five and three year periods, respectively, for trading prices and volumes. In addition, Goldman Sachs compared such trading prices to the Standard & Poor's 400 Index and an index of selected companies within the independent power production industry (including The AES Corporation, Destec Energy, Inc., KENETECH Corporation and Sithe Energies, Inc.) for the period commencing January 1994.

         Selected Company Analysis. Goldman Sachs reviewed and compared certain actual and estimated financial, operating and stock market information of Magma, the Company and selected companies in the independent power production industry including The AES Corporation, Destec Energy, Inc., KENETECH Corporation and Sithe Energies, Inc.

         Discounted Cash Flow Analysis. Goldman Sachs estimated the net present value of Magma as a going concern based on estimates of future project cash flows and the likelihood of successful project development where appropriate, all as provided by Magma management. Goldman Sachs performed a variety of sensitivity analyses on such cash flow information based upon a variety of factors, including utility avoided costs and discount rates.

         Pro Forma Analyses. Goldman Sachs reviewed certain forecasted financial information prepared by the respective managements of Magma and the Company for their respective companies as well as certain pro forma financial information for the combined entity prepared by the Company management. Goldman Sachs' pro forma analysis was based primarily on the foregoing information. In conducting its analysis, Goldman Sachs assumed that the option to pay the All Cash Component Amount was not exercised by the Company in the Merger. Further, in conducting its analysis with respect to information provided by Magma and the Company managements' for their respective companies, Goldman Sachs also assumed that synergies from the Merger aggregated in the amount of $5 million. In addition, Goldman Sachs evaluated the pro forma information for the combined entity as provided by the Company management (including certain other assumptions made therein). The foregoing analyses indicated that earnings per share for the pro forma combined entity would be higher as compared with forecasted earnings per share for the Company as a stand alone entity.

         Goldman Sachs also reviewed the value of the Consideration to be received by the holders of the Magma Shares on a per Magma Share basis assuming
(i) that all outstanding Magma Shares were tendered in the Offer, (ii) that the option to pay the All Cash Component Amount was not exercised by the Company in the Merger, and (iii) a range of market prices for Common Stock between $10 per share to $20 per share. The foregoing analysis indicated that the value of the Consideration had a range between $35.86 per Magma Share (if Common Stock traded at $10 per share) and $39.71 per Magma Share (if Common Stock traded at $20 per share).

         Selected Transactions Analysis. Goldman Sachs reviewed and analyzed certain information relating to selected transactions within the independent power production industry since January 1, 1988.

         Other Analyses. Goldman Sachs reviewed selected investment research reports on, and earnings estimates for, the Company and Magma and analyzed available information regarding the ownership of Magma Shares and Common Stock. Goldman Sachs also considered the status of discussions with certain third parties which may have had a potential interest in entering into a business combination transaction or a strategic alliance with Magma.

         General. As described above, certain of the analyses performed by Goldman Sachs relied on estimates of future financial performance provided by the managements of the Company and Magma, including certain financial forecasts for the pro forma combined entity resulting from the Merger prepared by the management of the Company and, in the Discounted Cash Flow Analysis, estimates regarding the likelihood of successful project development as provided by Magma management relating to Magma's IPP projects.

         The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Magma Board as to the fairness of the Consideration to the holders of Magma Shares (other than the Company and its affiliates), and do not purport to be appraisals or necessarily reflect the prices at which Magma or its securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

Description of the Merger Agreement

         The following description of the Merger Agreement summarizes its material terms.

         Conditions to the Obligations of Each Party to Effect the Merger. Consummation of the Merger remains subject to certain conditions, including, (i) approval and adoption of the Merger and the Merger Agreement by the requisite vote of Magma's stockholders, (ii) approval of the issuance of Common Stock in order to effectuate the Merger by the requisite vote of the Company's stockholders, (iii) the Common Stock issuable to Magma's stockholders in the Merger having been authorized for listing on the NYSE upon official notice of issuance, (iv) the registration statement to be filed with the Commission by the Company on Form S-4 under the Securities Act for the purpose of registering the shares of Common Stock to be issued in the Merger shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued by the Commission and remain in effect, and (v) that there shall not be in effect (a) any judgment, decree or order issued by any Federal, state or local court of competent jurisdiction, or (b) any statute, rule or regulation enacted or promulgated by any Federal, state, local or legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (a) or (b) prohibits the consummation of the Merger or makes such consummation illegal.

         The Merger Consideration. In the Merger, each outstanding Magma Share (other than Magma Shares held by the Company and the Purchaser or any other direct or indirect subsidiary of the Company and Magma Shares held in the treasury of Magma), will be converted into the right to receive, at the Company's option, either (i) the All Cash Component Amount (as defined below), net in cash, without interest thereon, or (ii) both (A) the Mixed Cash Component Amount (as defined below), net in cash, without interest thereon, and (B) the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount divided by the Average Closing Price (as defined below) (the All Cash Component Amount or
(ii)(A) and (ii)(B), collectively, as applicable, being the "Merger Consideration"). The "Mixed Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $28.50 multiplied by the number of Magma Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Magma Shares owned by the Company and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Magma Shares outstanding at the Effective Time (other than Magma Shares owned by the Company and any of its affiliates). The "All Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $38.75 multiplied by the number of Magma Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Magma Shares owned by the Company and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Magma Shares outstanding at the Effective Time (other than Magma Shares owned by the Company and any of its affiliates). The "Average Closing Price" shall mean the average closing price of Common Stock on the NYSE during the 15 consecutive trading days ending on the fifth business day prior to the Effective Time; provided, however, that, for purposes of the calculation, if such average closing price exceeds $18.73, the Average Closing Price shall be deemed to be $18.73, and if such average closing price is less than $14.27, the Average Closing Price shall be deemed to be $14.27.

         The foregoing formula for determining the consideration to be paid in the Merger was determined so that (i) if the Company determines to pay the Merger Consideration with a combination of cash and Common Stock, the consideration paid by the Company in the Offer and the Merger would consist, on a blended basis, of $28.50 per Magma Share in cash and $10.50 per Magma Share in market value of Common Stock, based on the Average Closing Price and subject to the Collar Provision, and (ii) if the Company determines to pay only cash consideration in the Merger, the blended consideration paid by the Company in the Offer and the Merger would be $38.75 per Magma Share. The consideration to be paid in the Offer and the Merger, including the terms of the Collar Provision, was negotiated on an arms' length basis between the Company and Magma. The purpose of the Collar Provision is to limit the number of shares of Common Stock required to be issued in the Merger if the Average Closing Price is less than $14.27 and to establish a minimum number of shares of Common Stock required to be issued in the Merger if the Average Closing Price exceeds $18.73. It is the Company's current intention to pay the Merger Consideration solely in cash, although such intention is subject to change based on market conditions and other factors. The total maximum cash amount to be paid by the Company for Magma Shares in the Merger will be approximately equal to $440.3 million. Set forth below is a chart which shows the form and amount of consideration to be paid in the Merger under various assumptions:

                                MERGER CONSIDERATION

         At the Company's option, each Magma Share to be converted in the Merger can be converted into the right to receive either the amounts of cash and Common Stock set forth in columns B and C, respectively, assuming the Average Closing Prices set forth in column A, or the amounts set forth in column F. For purposes of the calculations set forth below, it has been assumed that the number of Magma Shares outstanding at the Effective Time will be equal to 24,043,000 (the number of Magma Shares outstanding as of September 30, 1994). In addition, it has been assumed that the number of Magma Shares owned by the Company and any of its affiliates immediately prior to the Effective Time will be equal to 12,600,000, 12,400,000 of which were acquired pursuant to the Offer.



       (A)             (B)            (C)           (D)            (E)                 (F)
                                                                                     All Cash
                                                                                      Merger
                                        Cash and Stock Merger Consideration        Consideration
          Assumed         Mixed      Number of
          Average          Cash      Shares of      Value of                          All Cash
          Closing     Component         Common        Common          Total           Component
            Price        Amount          Stock         Stock     Consideration          Amount


           $14.00 (1)    $16.94          1.546       $21.64            $38.58           $38.47
            15.00         16.94          1.471        22.06             39.00            38.47
            16.00         16.94          1.379        22.06             39.00            38.47
            17.00         16.94          1.298        22.06             39.00            38.47
            18.00         16.94          1.226        22.06             39.00            38.47
            19.00 (1)     16.94          1.178        22.38             39.32            38.47
            20.00 (1)     16.94          1.178        23.56             40.50            38.47

- ---------------
(1) The Collar Provision applies.

         Magma Stock Options. Each option outstanding immediately prior to the Effective Time under Magma Stock Option Plans (as defined in the Merger Agreement), whether or not then exercisable, shall be cancelled by Magma and, in exchange therefor, each holder of any such option shall be entitled to receive from Magma at the Effective Time, or as soon as practicable thereafter, an amount in cash equal to the product of (x) the number of Magma Shares previously subject to such option and (y) the excess, if any, of $39.00 or, if the Company has elected the All Cash Component Amount, $38.75, over the exercise price per Magma Share previously applicable to such option. Each unvested share of deferred stock under Magma's 1994 Equity Participation Plan (as defined in the Merger Agreement) or as otherwise described in Magma Disclosure Schedule (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time (each, a "Deferred Share") shall be cancelled by Magma and each holder of a cancelled Deferred Share shall be entitled to receive at the Effective Time or as soon as practicable thereafter from Magma an amount in cash equal to $39.00 or, if the Company has elected the All Cash Component Amount, $38.75. The treatment of the Magma stock options in the Merger was determined subsequent to the determination of the Merger Consideration. The parties agreed on this treatment because they believed such treatment, which provides for the payment in cash of the "spread" on the options, is customary in transactions similar to the Merger.

         Board Representation. Pursuant to the Merger Agreement, on January 10, 1995, the Company obtained majority representation on the Magma Board. The Magma Board currently consists of six designees of the Company and two individuals of Magma who were directors of Magma at the time the Merger Agreement was executed. Prior to the Effective Time, any amendment of the Merger Agreement or Magma's Restated Articles of Incorporation or Restated Bylaws, any extension by Magma of the time for the performance of any of the obligations or other acts of the Company or the Purchaser, or waiver of any of Magma's rights under the Merger Agreement, and any other consent or action of the Magma Board under the Merger Agreement will require the concurrence of a majority (which shall be at least two) of the directors of Magma then in office who are not designees of the Company or the Purchaser ("Disinterested Directors").

         The Company has agreed to use its best efforts to nominate and cause up to two nominees of Magma to be elected or appointed as members of the Company's Board.

         Other Proposals. The Merger Agreement further provides that neither Magma nor any of its subsidiaries, or any of their respective directors, officers, agents, financial advisors or otherwise may, directly or indirectly, solicit, initiate or knowingly encourage the submission of proposals or offers from any person relating to any Competing Transaction (as defined below), or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by Magma in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Magma Board may (i) review and act upon (which actions may include, without limitation, providing confidential information, negotiating a transaction and entering into an agreement for a transaction) an unsolicited proposal by any other person relating to any of the transactions referred to in the preceding sentence, if the Magma Board determines in good faith, after consultation with and based upon the advice of its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and such review, conduct or compliance will not violate the Merger Agreement. "Competing Transaction" shall mean any of the following involving Magma or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Magma and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the Magma Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the Magma Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by each of Magma and the Company as to the absence of certain changes or events concerning its business, compliance with law, approval of the Offer and the Merger by Magma for purposes of certain Nevada antitakeover statutes, energy regulatory status, environment, employee benefit plans, insurance, taxes, related party transactions, the status of development and construction projects and the status of operating projects.

         Certain Covenants of Magma, the Company and the Purchaser. Magma has agreed that, prior to the Effective Time, unless the Company shall otherwise consent in writing and except as is otherwise permitted by the Merger Agreement, the businesses of Magma and its subsidiaries shall be conducted only in, and Magma and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Magma will use its best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, Magma has agreed that neither it nor any of its subsidiaries will, prior to the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Company: (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any Magma Shares or shares of its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Magma Shares previously reserved for issuance as disclosed in Section 4.03 of the Merger Agreement);
(ii) amend or propose to amend its articles of incorporation or bylaws or equivalent organizational documents; (iii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a); (b) (i) acquire (by merger, consolidation, or acquisition of stock, partnership interests or assets) any corporation, partnership or other business organization or division thereof or any other interests in operating properties; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, lease, transfer, dispose of, or encumber or authorize or propose the sale, pledge, lease, transfer, disposition or encumbrance of any of its or its subsidiaries' assets (including intangible assets); (iii) create, incur, assume or guarantee any indebtedness or other similar obligation, or enter into any contract or agreement, except in the ordinary course of business and consistent with past practice; (iv) enter into any new line of business or make any bid or enter into any commitment in respect of any new or proposed projects; (v) prepay or refinance any part of the principal or interest of any existing indebtedness before the due date thereof; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except for endorsements in the ordinary course of business in connection with the deposit of items for collection; (vii) make any loans, advances or capital contributions to or investments in any person or entity; (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, material lease or commitment; (ix) make or commit to or guarantee any single capital expenditure or obligation which is not consistent with past practice and currently budgeted; or (x) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (b); (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of Magma or any of its subsidiaries in effect on November 30, 1994) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on November 30, 1994; (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any of its employee plans to any of its or its subsidiaries' employees, independent contractors or consultants, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing; (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); (f) before the purchase of Magma Shares pursuant to the Offer and other than pursuant to the Merger Agreement, take any action to cause the shares of its common stock to cease to be listed on the NNM; (g) cause or permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless forthwith upon notice of such termination, cancellation or lapse, Magma or such subsidiary used its best efforts to obtain commercially reasonable replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the cancelled, terminated or lapsed policies; (h) enter into any agreement or transaction with any affiliate of Magma upon terms and conditions less favorable to Magma or such affiliate than could be obtained on an arm's length basis, except for agreements or transactions in the ordinary course of business and consistent with past practice; (i) settle any material pending litigation; or (j) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

         Notwithstanding the foregoing: (i) Magma may close the financing of its Malitbog project without the prior consent of the Company provided that the Company has been given the opportunity to review the relevant financing documents and Magma has given the Company at least two days prior notice of the anticipated closing date; (ii) Magma may make and commit to ordinary course budgeted operational capital and other expenditures relating to projects in operation or construction without the consent of the Company; (iii) Magma may make planned capital and operational expenditures with respect to its Malitbog project, without the consent of the Company; (iv) Magma will not make any capital or other expenditures in excess of $500,000 in the aggregate with respect to its Nevada Power Pumped Storage contract, its Alto Peak contract and any other contract related to a development project without prior consultation with the Company and the Company's consent; (v) Magma may honor all existing contractual obligations relating to projects in operation or construction without the consent of the Company; and (vi) Magma will not incur any additional indebtedness (secured or unsecured) or make new project or capital commitments in excess of $1,000,000 without prior consultation with the Company and the Company's consent.

         The Company has agreed that, prior to the Effective Time, unless the All Cash Component election has been made or unless Magma shall otherwise consent in writing, and except as is otherwise permitted by the Merger Agreement, neither the Company nor any of the Company Subsidiaries shall, directly or indirectly, do any of the following: (a) (i) issue or sell, or propose the issuance or sale of, any shares of its or its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Common Stock previously reserved for issuance as disclosed in Section 3.03 of the Merger Agreement) if (A) the proceeds of any such issuance or sale ("Proceeds") exceed $50,000,000, and (B) such Proceeds are not applied, if necessary, so as to allow the Company to exercise the All Cash Component election; (ii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans or pursuant to a repurchase program under Rule 10b-18 promulgated under the Exchange Act; or (iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a); (b) in the case of the Company, merge or consolidate with or into another person or engage in a recapitalization or other similar extraordinary business transaction; (c) make any material change in accounting policies, other than as required by generally accepted accounting principles; or
(d) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

         Employee Benefits. The Merger Agreement provides that the Company shall cause the Surviving Corporation and its subsidiaries to (x) honor all employment, change in control, deferred compensation, pension, retirement and severance agreements in effect on December 5, 1994 between Magma or one of its subsidiaries and any employee of Magma or one of its subsidiaries, or maintained for the benefit of any employee of Magma or one of its subsidiaries, and (y) honor all bonus determinations for the fiscal year ending December 31, 1994 made by Magma or any of its subsidiaries prior to December 5, 1994 with respect to the bonus plans and arrangements of Magma and its subsidiaries. For a period of one year commencing on the Effective Time, the Company shall cause the Surviving Corporation to provide active employees of Magma and its subsidiaries with benefits (including, without limitation, welfare benefits) that are no less favorable, taken as a whole, than the benefits provided under Magma Benefit Plans (as defined in the Merger Agreement) (other than equity-based plans and bonus plans) as in effect immediately prior to the Effective Date. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including, without limitation, entitlements to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the preceding sentence, such plan or arrangement shall credit employees for service on or prior to the Effective Time with Magma or any of its subsidiaries. The Company shall as promptly as practicable after the Effective Time cause the Surviving Corporation to (or Magma may prior to the Effective
Time) amend each demand note made in favor of Magma by an employee of Magma or one of its subsidiaries to provide that (x) such demand note will not be repayable on demand from Magma and (y) upon the involuntary termination without cause of the employment of such employee, all sums owed under such demand note shall be payable in equal quarterly installments over a period of not less than 36 months. With respect to each employee of Magma (other than employees of Magma which are parties to a "change in control" or "severance" agreement) who is, within the one year period following the closing of the Offer, either (i) terminated without cause or (ii) terminated as a result of a reduction in force, the Company shall cause the Surviving Corporation to make the following payments: (1) if, upon the effective date of such employee's termination, such employee has less than one year's service with Magma, a payment equal to three months base salary plus an amount equal to one-fourth of the prior year's targeted bonus for such employee, payable in twelve equal installments over the twelve months following such termination; or (2) if, upon the effective date of such employee's termination, such employee has one year or more of service with Magma, a payment equal to six months base salary plus an amount equal to one-fourth of the prior year's targeted bonus for each such employee, payable in twelve equal installments over the twelve months following such termination. For the purposes of subclauses (1) and (2), if an employee was not eligible for a bonus in the referenced prior year, then the targeted bonus for the current year shall be used. An employee shall not be eligible for the payments specified in subclauses (1) or (2) if such employee's termination relates to a reduction in force referred to subclause (ii) above and such employee has been offered a comparable position (in terms of compensation) by the Company at any location; provided, however, that no such amounts referenced in (1) and (2) will be payable if, in the good faith determination of the Company, the employee's job performance did not merit continued employment or offer of relocation to a comparable position. An employee may not receive the foregoing severance payments and simultaneously receive any severance payments under Magma's severance policy described in the first two sentences of this paragraph.

         Amendment. The Merger Agreement may be amended by action taken by the Company and the Purchaser, and by action taken by or on behalf of the Magma Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Magma, no amendment may be made which would materially adversely impact the interests of Magma's stockholders or reduce the amount or change the type of consideration into which each Magma Share will be converted upon consummation of the Merger.

         Termination. The Merger Agreement provides that it may be terminated before the Effective Time in the following circumstances: (a) by mutual consent of the Boards of Directors of the Company and Magma; or (b) by Magma or the Company if the Effective Time shall not have occurred on or prior to September 30, 1995; or (c) by either the Company or Magma if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (d) by the Company if (i) the Magma Board withdraws, modifies or changes its recommendation of the Merger Agreement or any of the transactions contemplated thereby or shall have resolved to do any of the foregoing or (ii) the Magma Board recommends to the holders of Magma Shares any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Magma or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; or (e) by the Company if, without Magma's consent, any person has acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) has been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the Magma Shares; or (f) by Magma or the Company if (i) a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Magma Board determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with and based upon the advice of its financial and legal advisors, is more favorable to Magma's stockholders than the Offer and the Merger or (ii) any person (including, without limitation, Magma or any affiliate thereof), other than the Company or any affiliate of the Company, shall have become the beneficial owner of more than 50% of the then outstanding Magma Shares; or (g) by either the Company or Magma if the other party shall have breached the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the nonbreaching party.

         Termination Fee for the Company. The Merger Agreement provides that if it is terminated pursuant to clauses (d) or (f) or terminated by the Company pursuant to clause (g) of the preceding paragraph, Magma will be required to pay the Company a termination fee of $8,000,000 plus the Company's actual documented out-of-pocket expenses incurred since September 13, 1994 in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, legal and professional fees and expenses.

         Miscellaneous. The Merger Agreement contains customary indemnification provisions pursuant to which the directors, officers, employees, fiduciaries and agents of Magma and its subsidiaries are required to be indemnified to the fullest extent permitted by applicable law, and regardless of whether the Merger becomes effective, by Magma and, after the Effective Time, by the Surviving Corporation and the Company, from costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the Merger Agreement, including liabilities under the securities laws in connection with the Merger. In addition, except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.


         Confidentiality and Standstill Agreements. The Company and Magma have entered into a confidentiality agreement, dated December 4, 1994, pursuant to which the Company has agreed to maintain the confidentiality of proprietary information that may be disclosed to the Company and its representatives in connection with the transactions contemplated by the Merger Agreement. In addition, the Company and Magma have entered into a standstill agreement, dated December 5, 1994 (the "Standstill Agreement"), pursuant to which the Company has agreed that neither the Company nor any of its subsidiaries will, for a period of three years from December 5, 1994, among other things, acquire any securities of Magma or participate in any proxy solicitation with respect to voting securities of Magma, except in connection with the Offer and the Merger or a tender offer for all Magma Shares at a price no less than $38.75 per Magma Share net to the seller in cash.

         Required Vote at Magma stockholders' meeting. An affirmative vote approving and adopting the Merger Agreement at a Magma stockholders' meeting by the holders of a majority of the outstanding Magma Shares is required to consummate the Merger. As a result of the completion of the Offer pursuant to which the Purchaser acquired 12,400,000 Magma Shares for $39.00 per Magma Share in cash (representing approximately 51% of the issued and outstanding Magma Shares), the Purchaser owns a sufficient number of Magma Shares to approve the Merger without the affirmative vote of any other Magma stockholder.

         Dissenters' Rights. Neither holders of the Common Stock nor holders of the Magma Shares have appraisal rights as a result of the Offer and the Merger or from the authorization or issuance of Common Stock in connection therewith.

Conflicts of Interest of Members of the Magma Board

         The Merger Agreement, including the consideration to be paid in the Merger, was negotiated by the Company and Magma at arms' length. The Company does not believe that any party to the negotiation of the Merger Agreement had a material conflict of interest in respect thereof. However, stockholders of the Company should be aware that certain members of Magma's management and the Magma Board have certain interests in the Merger that are in addition to the interests of Magma stockholders generally and that these same members of Magma's management and the Magma Board participated in the negotiation of the terms of the Merger Agreement on behalf of Magma's stockholders. The Magma Board was aware of these interests when it considered and approved the Merger and the Merger Agreement.

         In November 1993, the Compensation Committee of the Magma Board (the "Compensation Committee") determined that, in order to attract and retain key executives of Magma, from time to time it would be in Magma's best interests to enter into "change in control" agreements with key executives. The Compensation Committee authorized Magma to enter into such agreements, subject to the following parameters:

         (A) provision for up to two times base and bonus salary;
         (B) accelerated vesting of options; and
         (C) continuation of health and insurance benefits.

         Each of the items referred to in (A) through (C) would be triggered by a Change in Control (as defined below) of Magma followed by termination of the relevant officer's employment by Magma within a specified period, other than for cause, disability or retirement.

         On September 15, 1994, Magma entered into such change in control agreements with each of its six current executive officers (Paul M. Pankratz, Chairman of the Board, Ralph W. Boeker, President and Chief Executive Officer, Jon R. Peele, Executive Vice President, General Counsel and Secretary, Kenneth Kerr, Senior Vice President--Commercial Development, Trond Aschehoug, Vice President--North American Operations, and Wallace C. Dieckmann, Vice President and Chief Financial Officer) ("Agreement I") and with nine other officers (Tom Hinrichs, Vice President--Government Affairs, David Olsen, Vice President--Marketing, Jim Runchey, Vice President--Human Resources and Administration, Russ Tenney, Vice President--Asian Operations, Steven Jaye, Vice President--Legal Affairs, Mark Robinson, Vice President--Business Development, Paul Zapf, Corporate Controller, Joe Asiala, Director--Resource Development and Management, and Jim Turner, Director--Engineering and Technology) ("Agreement II").

         The agreements provide for certain severance payments to those officers in the event of the termination of their employment following a Change in Control of Magma, consistent with the enabling resolutions passed by the Compensation Committee in the fall of 1993. Each agreement has a term expiring on December 31, 1997, renewable at the end of such term if mutually agreed to by the officer and Magma.

         Agreement I provides that if the officer's employment is terminated by Magma for any reason other than for Cause, Disability or Retirement (as such terms are defined in Agreement I) or by the officer for Good Reason (as such term is defined in Agreement I) within two years following a Change of Control (as defined below), (i) Magma will pay the officer, within 30 days of the date of termination, a cash payment (the "Severance Payment") equal to 200% of the sum (the "Sum") of (A) the officer's base salary for the twelve months immediately preceding the Change in Control and (B) the officer's entire targeted bonus payable under Magma's Management Incentive Bonus Plan or other executive bonus plan then in effect and (ii) all Magma deferred shares or similar Magma securities and all options to purchase Magma securities then held by the officer shall immediately vest. Magma will continue to provide the officer and his or her dependents group life and health insurance benefits substantially the same as those in effect prior to the Change of Control, increased to the extent that such benefits are increased following the Change of Control, for 24 months following the officer's date of termination. In the event that any payments or benefits under the agreement would not be deductible (in whole or in part) by Magma as a result of the application of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Severance Payment will be reduced until no portion of the Severance Payment and benefits is not deductible as a result of Section 280G of the Code.

         Agreement II provides the same level of payments and benefits as provided in Agreement I except that the Severance Payment shall equal 100% of the applicable Sum and that health insurance benefits shall be provided for 12 months following a Change of Control.

         A "Change of Control" shall be deemed to have occurred (i) in the event of the acquisition by any person, together with its affiliates, of beneficial ownership of capital stock of Magma possessing 30% or more of the combined voting power of the Magma Shares, (ii) if within any two-year period, the majority of the members of the Magma Board were to be comprised of individuals other than those who were members at the beginning of such period, unless the members elected during such period were approved by a majority of the Magma Board in office immediately prior to the beginning of such period, (iii) if all or substantially all of Magma's assets are sold as an entirety to any person or related group of persons or (iv) if Magma is merged with or into another corporation or another corporation is merged into Magma with the effect that immediately after such transaction the shareholders of Magma immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving such transaction.

         At a regular scheduled meeting of the Magma Board held on September 20, 1994, the Compensation Committee authorized a change of the definition of "Good Reason" in these agreements, the effect of which would allow a covered executive to resign for "Good Reason" if, after a Change of Control, the executive were required to relocate more than 50 miles from his then current place of employment.

Antitrust

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission

("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. As a result of termination of the HSR Act waiting period in connection with a previous tender offer for Magma Shares by the Company (the "Previous Offer"), no waiting period is required in connection with the Offer.

         The Antitrust Division, the FTC and state authorities frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Magma Shares pursuant to the Offer. At any time before or after the consummation of any of such transactions, the Antitrust Division, the FTC or state authorities could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Magma Shares pursuant to the Offer or otherwise or the consummation of the Merger, or seeking the divestiture of Magma Shares acquired by the Purchaser or the divestiture of substantial assets of the Company. Private parties may also seek to take action under the antitrust laws. The Purchaser believes that the acquisition of Magma Shares pursuant to the Offer will not violate the antitrust laws. However, and notwithstanding termination of the HSR Act waiting period in connection with the Previous Offer, there can not be any assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Regulatory Approvals

         The Company, the Purchaser and Magma know of no federal or state regulatory requirements that must be complied with or approvals that must be obtained in order to consummate the Merger, other than the filing of the Certificate of Merger or the Merger Agreement with the Secretary of State of Nevada and the Secretary of State of Delaware.

Accounting Treatment

         The Merger will be accounted for under the purchase method of accounting.

Federal Income Tax Consequences

         The purchase for cash and/or Common Stock of Magma Shares pursuant to the Offer and the Merger will be taxable for federal income tax purposes (and may also be taxable under applicable state, local, foreign and other tax laws). Accordingly, a holder of Magma Shares will recognize gain or loss for federal income tax purposes equal to the difference between (i) the sum of the cash and the fair market value of Common Stock received in the Offer and the Merger and
(ii) the holder's adjusted tax basis for the Magma Shares. Such gain or loss will be capital gain or loss if the Magma Shares were held as a capital asset.

Stock Exchange Listing

         The Common Stock is listed on the NYSE. Application will be made to list the Common Stock to be issued pursuant to the Offer on such exchange. See "PROPOSAL 2 - APPROVAL OF THE ISSUANCE OF COMMON STOCK TO HOLDERS OF MAGMA SHARES AS PART OF THE MERGER CONSIDERATION IN THE PENDING ACQUISITION."

Effects of the Pending Acquisition

         In the event that the Company elects to include Common Stock as consideration in the Merger, former stockholders of Magma will own approximately 32.2% of the outstanding shares of Common Stock after giving effect to the Pending Acquisition at a price of $16.50 per share of Common Stock of the Company.

Source and Amount of Funds

         If the Company elects to pay the Merger Consideration with a combination of cash and Common Stock, the Company estimates that approximately $710.9 million will be required to effectuate the Merger, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses. If the Company elects to pay the Merger Consideration solely in cash, approximately $957.4 million will be required. Approximately one-half of whichever amount is required will be provided under secured bank credit facilities (the "Merger Facilities") with Credit Suisse pursuant to which Credit Suisse will provide, on specified terms and subject to customary conditions, up to $500,000,000 in secured bank financing. Such funds, together with a capital contribution by the Company from the Company's general corporate funds and, if the Company elects to pay the Merger Consideration solely in cash, the net proceeds of the Public Offering, will be sufficient to pay the Merger Consideration, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses.

         The Company has received a fully underwritten financing commitment letter from Credit Suisse (the "Commitment Letter") which states that Credit Suisse will provide to the Purchaser, on specified terms and subject to customary conditions, (i) a facility of up to $250,000,000 to capitalize the Purchaser for the purpose of financing the Offer (the "Tender Facility"), which facility has been [fully utilized] in connection with consummation of the Offer, and (ii) the Merger Facilities for, among other things, refinancing the Tender Facility and effectuating the Merger.

         On January 10, 1995, in connection with the purchase of Magma Shares pursuant to the Offer, the Company borrowed $[250] million under the Tender Facility on a limited-recourse basis (recourse as to interest only and certain fees) and loaned the proceeds of such borrowing to the Purchaser in exchange for a secured term note of the Purchaser (the "Purchaser Note"). The economic terms of the Purchaser Note mirror those of the Tender Facility.

         The Tender Facility is a 12-month term loan extendible for up to three years by the mutual consent of the Company and Credit Suisse. Borrowings under the Tender Facility are secured by an assignment and pledge of the Purchaser Note, which in turn is secured by an assignment and pledge of the 12,400,000 Magma Shares purchased by the Purchaser pursuant to the Offer and an additional 200,000 Magma Shares contributed by the Company to the capital of the Purchaser. Interest on borrowings under the Tender Facility is payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.25% above Base Rate.

         The Tender Facility contains affirmative and negative covenants customary for similar credit facilities. Such covenants include: a negative pledge of all stock and unencumbered assets of the Purchaser and its subsidiaries; a limitation on guaranties by the Company and the Purchaser; a limitation on mergers and sales of assets by the Company and its subsidiaries; a limitation on investments in other persons by the Company and its subsidiaries; a prohibition on dividends and other payments by the Company and its subsidiaries to the Company unless the proceeds are used to pay down the Tender Facility in amounts to be agreed upon; a prohibition on the sale of ownership interests in the Purchaser and its subsidiaries; a prohibition on the incurrence of additional debt by the Purchaser and its subsidiaries; a requirement that the Company deliver each month a certificate as to the absence of material adverse changes in (i) the Company and its subsidiaries, taken as a whole, and (ii) the Purchaser and its subsidiaries, taken as a whole, which in either case could reasonably be expected to materially affect the ability of the Company to service the Tender Facility or the ability of the lenders to realize on the collateral for the Tender Facility; and a restriction on a change in the nature of the business of the Company and its subsidiaries, except as contemplated by the Merger Agreement.

         The Tender Facility also contains financial covenants and customary events of default, including events of default based on: a permanent injunction prohibiting the Merger; breaches of covenants; cross defaults with respect to debt of the Company, Magma and their subsidiaries; bankruptcy and similar events; the failure to pay one or more final judgments aggregating more than a specified threshold; the failure to make a payment with respect to the Tender Facility when due; and the failure of the pledge agreement with respect to the Magma Shares and the Purchaser Note to be in full force and effect.

         The Merger Facilities will be comprised of (i) a six year term loan ("Term Loan A") in a principal amount of up to the difference between $500 million and the principal amount of Term Loan B (as defined below), expected to be amortized in semi-annual payments, and (ii) an eight year term loan ("Term Loan B") in a principal amount expected to be not less than $150 million, expected to be amortized in semi-annual payments in the seventh and eighth years of such Term Loan. Loans under the Merger Facilities will be made to the Company on a non-recourse basis, and the Company will lend the proceeds of such loans to Magma in exchange for secured term note of Magma (the "Magma Note"). The loans under the Merger Facilities are to be amortized from internally generated funds of Magma and will be secured by an assignment and pledge by the Company of the Magma Notes and 100% of the capital stock of Magma. The Magma Notes will be secured by a collateral assignment of certain unencumbered assets of Magma.

         Interest on loans borrowed under the Merger Facilities will be payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.50% above Credit Suisse's Base Rate for Term Loan A, and 3.00% above LIBOR (adjusted for reserves) or 2.00% above Credit Suisse's Base Rate for Term Loan B. The Company may elect to have the loans bear interest based on either LIBOR or Credit Suisse's Base Rate.

         The Merger Facilities will contain affirmative and negative covenants customary for similar credit facilities. Such covenants will include: a negative pledge of all stock and unencumbered assets of Magma and its subsidiaries; a limitation on guaranties by Magma and its subsidiaries; a limitation on mergers and sales of assets by Magma and its subsidiaries; a limitation on investments in other persons by Magma and its subsidiaries; a limitation on dividends and other payments by Magma and its subsidiaries to the Company unless the proceeds are used to pay down the Merger Facilities in amounts to be agreed upon; a prohibition on the sale of ownership interests in Magma and its subsidiaries; a prohibition on the incurrence of additional debt by Magma and its subsidiaries; a requirement that the Company deliver each fiscal quarter a certificate as to the absence of material adverse changes in the Company or Magma which could reasonably be expected to materially affect the ability of the Company to service the Merger Facilities or the ability of the lenders to realize on the collateral for the Merger Facilities; and a restriction on a change in the nature of the business of Magma and its subsidiaries.

         The Merger Facilities will also contain financial covenants and customary events of default, including events of default based on: breaches of covenants; cross defaults with respect to debt of the Company, Magma and their subsidiaries; bankruptcy and similar events; the failure to pay one or more final judgments aggregating more than a specified threshold to be agreed upon; the failure to make a payment with respect to the Merger Facilities when due; and the failure of the pledge agreement with respect to the capital stock of Magma and the Magma Notes to be in full force and effect.

         Credit Suisse's commitment to provide the Merger Facilities is subject to certain customary conditions, including without limitation (a) a capital investment in the Purchaser in an amount and form satisfactory to Credit Suisse, and (b) the absence of certain material adverse changes.

         The Company has agreed to pay certain fees to Credit Suisse with respect to the Merger Facilities and Tender Facilities which, in the aggregate, are not material to the transactions described herein.

                         CAPITALIZATION OF THE COMPANY

Merger Consideration Consisting of a Combination of Cash and Common Stock

         The following table sets forth the consolidated capitalizations of the Company and Magma at September 30, 1994 and as adjusted to reflect borrowings of up to $500 million under the Merger Facilities, the purchase by the Purchaser of all the Magma Shares and the issuance as a part of the Merger Consideration of shares of Common Stock. The following table should be read in conjunction with the other pro forma financial information and the consolidated financial statements and notes thereto of the Company and Magma contained in this Proxy Statement.

                                                                           At September 30, 1994
                                                                                           Pro Forma           Pro Forma
                                                     Company               Magma         Adjustments            Combined
                                                                 (In thousands except per share amounts)
DEBT:
Construction loans                                  $ 21,079            $      -            $      -            $ 21,079
Project loans                                        233,080             188,969                   -             422,049
Senior discount notes                                421,375                   -                   -             421,375
Convertible subordinated debenture                   100,000                   -                   -             100,000
Other long term liabilities                                -              12,354             500,000             512,354
                                                   ---------           ---------           ---------          ----------
                                                     775,534             201,323             500,000           1,476,857
Redeemable preferred stock                            62,350                   -                   -              62,350

STOCKHOLDERS' EQUITY:
Company preferred stock - Series A of no
  par value; authorized 2,000 shares                       -                   -                   -                   -
Company Common Stock of $0.0675 par
  value; authorized 60,000 shares; Issued
  32,230 shares-actual; 47,529
  shares-as adjusted(1)                                2,407                   -                 802               3,209

Magma common stock of $0.10 par value;
  authorized 30,000 shares; 24,043 issued                  -               2,401             (2,401)                   -
Additional paid in capital                           100,000             142,765              49,350             292,115
Unrealized gain from marketable securities                 -               (677)                 677                   -
Retained earnings                                    136,769             250,797           (250,797)             136,769
Less treasury stock - 3,420 shares at cost          (59,516)                   -              59,516                   -
                                                   ---------           ---------           ---------          ----------
  Total stockholders' equity                         179,660             395,286           (142,853)             432,093
                                                   ---------           ---------           ---------          ----------
                                                  $1,017,544            $596,609            $357,147          $1,971,300
                                                   =========           =========           =========          ==========

- ---------------
(1) Proposal I relates to an increase in the number of authorized shares of Common Stock to 80,000,000. Issued shares (actual and as adjusted) do not include (i) 9,435,229 shares of Common Stock reserved for issuance upon the exercise of presently outstanding stock options; (ii) 4,444,444 shares of Common Stock issuable upon the conversion of the Company's 5% Convertible Subordinated Debentures due July 31, 2000; and
         (iii) 3,393,197 shares of Common Stock issuable upon conversion of the 1,247 issued and outstanding shares of the Company's Series C Exchangeable Redeemable Preferred Stock.

         The accompanying notes to the pro forma unaudited condensed combined financial data are an integral part of these statements.

Merger Consideration Consisting of All Cash

         The following table sets forth the consolidated capitalizations of the Company and Magma at September 30, 1994 and as adjusted to reflect borrowings of up to $500 million under the Merger Facilities, the purchase by the Purchaser of all the Magma Shares for cash and the sale to the public of shares of Common Stock offered pursuant to a prospectus filed with the Commission. The following table should be read in conjunction with the other pro forma financial information and the consolidated financial statements and notes thereto of the Company and Magma contained in this Proxy Statement.


                                                                           At September 30, 1994
                                                                                           Pro Forma           Pro Forma
                                                     Company               Magma         Adjustments            Combined
                                                                 (In thousands except per share amounts)

DEBT:
Construction loans                                  $ 21,079                 $ -                 $ -            $ 21,079
Project loans                                        233,080             188,969                   -             422,049
Senior discount notes                                421,375                   -                   -             421,375
Convertible subordinated debenture                   100,000                   -                   -             100,000
Other long term liabilities                                -              12,354             500,000             512,354
                                                    --------           ---------          ----------         -----------
                                                     775,534             201,323             500,000           1,476,857
Redeemable preferred stock                            62,350                   -                   -              62,350

STOCKHOLDERS' EQUITY:
Company preferred stock - Series A of no
par value; authorized 2,000 shares                         -                   -                   -                   -

Company Common Stock of $0.0675 par
value; authorized 60,000 shares;
 Outstanding

 32,230 shares-actual; 48,897
 shares-as adjusted(1)                                 2,407                   -                 894               3,301
Magma common stock of $0.10 par value;
authorized 30,000 shares; 24,043 issued                    -               2,401             (2,401)                   -
Additional paid in capital                           100,000             142,765              63,492             306,257
Unrealized gain from marketable securities                 -               (677)                 677                   -
Retained earnings                                    136,769             250,797           (250,797)             136,769
Less treasury stock - 3,420 shares at cost          (59,516)                   -              59,516                   -
                                                    --------           ---------          ----------         -----------
Total stockholders' equity                           179,660             395,286           (128,619)             446,327
                                                    --------           ---------          ----------         -----------
                                                  $1,017,544            $596,609            $371,381          $1,985,534
                                                    --------           ---------          ----------         -----------
                                                    --------           ---------          ----------         -----------

- ---------------
(1) Proposal I relates to an increase in the number of authorized shares of Common Stock to 80,000,000. Issued shares (actual and as adjusted) do not include (i) 9,435,229 shares of Common Stock reserved for issuance upon the exercise of presently outstanding stock options; (ii) 4,444,444 shares of Common Stock issuable upon the conversion of the Company's 5% Convertible Subordinated Debentures due July 31, 2000; and
         (iii) 3,393,197 shares of Common Stock issuable upon conversion of the 1,247 issued and outstanding shares of the Company's Series C Exchangeable Redeemable Preferred Stock.

         The accompanying notes to the pro forma unaudited condensed combined financial data are an integral part of these statements.

                      COMPARISON OF CERTAIN UNAUDITED DATA

Merger Consideration of a Combination of Cash and Common Stock

     The following table contains certain unaudited comparative data related to common stockholders' equity, cash dividends declared, and revenues and earnings
(i) on a historical basis for the Company and Magma, (ii) on a pro forma combined basis of the Company to reflect the Merger and (iii) on an equivalent pro forma basis per Magma Share assuming that each Magma Share is converted into cash and 1.337 shares of Common Stock. Such information is based upon the acquisition of Magma being accounted for under the purchase method of accounting. The information shown below should be read in conjunction with the consolidated historical financial statements and notes thereto of the Company and Magma and the selected historical and pro forma financial data, including the notes thereto, appearing elsewhere in this Proxy Statement. See "PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA."

                                                                                       PRO FORMA          PRO FORMA
                                                   COMPANY             MAGMA           ADJUSTMENTS         COMBINED
                                                                (In thousands, except per share amounts)
OPERATING DATA:
(Year Ended December 31, 1993)
Total revenue                                      $ 149,253          $167,138          $ (10,547)        $ 305,844

Net income from continuing                          $ 38,444          $ 52,135          $ (47,745)         $ 42,834
 operations available to common
 stockholders

Net income from continuing
 operations available to common
 stockholders per common share
 Assuming no dilution                                 $ 1.00            $ 2.17                 $ -           $ 0.80
 Assuming full dilution                               $ 1.00            $ 2.17                 $ -           $ 0.79

Weighted average number of
 common shares                                        38,485            24,063                   -           53,784
Dividends per share                                        -                 -                   -                -

OPERATING DATA:
(Nine Months Ended September 30, 1994)
Total revenue                                      $ 139,188          $146,104           $ (7,910)        $ 277,382

Net income from continuing
 operations available to common                      $ 27,688          $ 46,843          $ (35,808)         $ 38,723
 stockholders

Net income from continuing
 operations available to
 common stockholders per common share
 Assuming no dilution                                 $ 0.77            $ 1.95                 $ -           $ 0.75
 Assuming full dilution                               $ 0.76            $ 1.95                 $ -           $ 0.73

Weighted average number of
  common shares                                       36,174            24,017                   -           51,473
Dividends per share                                        -                 -                   -                -

BALANCE SHEET DATA:
(September 30, 1994)
Total assets                                      $1,087,064          $630,422           $ 515,147      $ 2,232,633
Total indebtedness                                   775,534           201,323             500,000        1,476,857
Redeemable preferred stock                            62,350                 -                   -           62,350
Common stockholders' equity                          179,660           395,286           (142,853)          432,093
Book value per common share                             5.57             16.44                   -             9.09


                                                               Year Ended               Nine Months Ended
                                                            December 31, 1993          September 30, 1994
PRO FORMA COMBINED EQUIVALENT PER SHARE DATA:(1)
Earnings per equivalent share
  from continuing operations
  Assuming no dilution                                              $ 1.07                    $ 1.00
  Assuming full dilution                                            $ 1.06                    $ 0.98
Dividends per equivalent share                                           -                         -
Book value per equivalent share
  at September 30, 1994                                                         $12.15

- ---------------

(1) Magma stockholders receiving common stock equivalents of the Company as displayed above will also receive a portion of their consideration in cash, which can be reinvested.

Merger Consideration Consisting of All Cash

     The following table contains certain unaudited comparative data related to common stockholders' equity, cash dividends declared, and revenues and earnings
(i) on a historical basis for the Company and Magma, and (ii) on a pro forma combined basis of the Company to reflect the Merger. Such information is based upon the acquisition of Magma being accounted for under the purchase method of accounting. The information shown below should be read in conjunction with the consolidated historical financial statements and notes thereto of the Company and Magma and the selected historical and pro forma financial data, including the notes thereto, appearing elsewhere in this Proxy Statement. See "PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA."

                                                                                       PRO FORMA          PRO FORMA
                                                   COMPANY             MAGMA           ADJUSTMENTS         COMBINED
                                                                (In thousands, except per share amounts)
OPERATING DATA:
(Year Ended December 31, 1993)
Total revenue                                      $ 149,253          $167,138           $ (9,535)        $ 306,856

Net income from continuing                          $ 38,444          $ 52,135          $ (46,982)         $ 43,597
 operations available to common
 stockholders

Net income from continuing
 operations available to common
 stockholders per common share
 Assuming no dilution                                  $1.00             $2.17                  $-            $0.79
 Assuming full dilution                                $1.00             $2.17                  $-            $0.78

Weighted average number of
 common shares                                        38,485            24,063                   -           55,152
Dividends per share                                        -                 -                   -                -

OPERATING DATA:
(Nine Months Ended September 30, 1994)
Total revenue                                      $ 139,188          $146,104           $ (7,151)        $ 278,141

Net income from continuing
 operations available to common                     $ 27,688          $ 46,843          $ (35,236)         $ 39,295
 stockholders

Net income from continuing
 operations available to
 common stockholders per common share
 Assuming no dilution                                  $0.77             $1.95                  $-            $0.74
 Assuming full dilution                                $0.76             $1.95                  $-            $0.73

Weighted average number of
 common shares                                        36,174            24,017                   -           52,841
Dividends per share                                        -                 -                   -                -

BALANCE SHEET DATA:
(September 30, 1994)
Total assets                                      $1,087,064          $630,422           $ 529,381      $ 2,246,867
Total indebtedness                                   775,534           201,323             500,000        1,476,857
Redeemable preferred stock                            62,350                 -                   -           62,350
Common stockholders' equity                          179,660           395,286           (128,619)          446,327
Book value per common share                             5.57             16.44                   -             9.13


                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND
                         OPERATING DATA OF THE COMPANY

         The following table sets forth selected historical consolidated financial and operating data, which should be read in conjunction with "THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO" and "THE COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The unaudited consolidated financial statements of the Company as of and for the nine months ended September 30, 1993 and 1994 reflect all adjustments necessary, in the opinion of management (consisting only of normal recurring adjustments), for a fair presentation of such financial data. The selected consolidated data as of and for each of the five years in the period ended December 31, 1993 have been derived from the audited historical consolidated financial statements of the Company.

                                                                                                     Nine Months
                                                                                                        Ended
                                                            Year Ended December 31,                  September 30,
                                                 1989      1990      1991       1992      1993      1993        1994
                                                                (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Sales of electricity                            $43,010   $89,026   $104,155  $115,087  $129,861    $99,398    $115,357
Sales of steam                                        -         -      2,029     2,255     2,198      1,648       1,851
Interest and other income                         5,386     7,787      9,379    10,187    17,194     12,294      21,980
                                               --------  --------  ---------  --------  --------  ---------  ----------
Total revenue                                    48,396    96,813    115,563   127,529   149,253    113,340     139,188
Plant operations, general and
 administrative and royalties                    13,615    37,412     41,506    45,183    46,794     34,019      41,321
                                               --------  --------  ---------  --------  --------  ---------  ----------
Income before depreciation,                      34,781    59,401     74,057    82,346   102,459     79,321      97,867
  amortization, interest, income taxes,
  extraordinary item and cumulative effect of
  change in accounting principle (1)
Depreciation and amortization                     6,605    13,372     14,752    16,754    17,812     13,044      15,439
Interest expense, net of capitalized
  interest                                       15,125    30,464     24,439    14,860    23,389     17,171      36,962
Provision for income taxes                        2,715     3,522      8,284    11,922    18,184     14,295      14,067
                                               --------  --------  ---------  --------  --------  ---------  ----------
Income before extraordinary item
  and cumulative effect of change in
  accounting principle (1)                       10,336    12,043     26,582    38,810    43,074     34,811      31,399
Extraordinary item-refinancing (2)                    -         -          -   (4,991)         -          -     (2,007)
Cumulative effect of change in
  accounting principle (3)                            -         -          -         -     4,100      4,100           -
                                               --------  --------  ---------  --------  --------  ---------  ----------
Net income (1)                                   10,336    12,043     26,582    33,819    47,174     38,911      29,392
Preferred dividends (paid in kind)                    -         -          -     4,275     4,630      3,429       3,711
                                               --------  --------  ---------  --------  --------  ---------  ----------
Net income available to common
  stockholders                                  $10,336   $12,043    $26,582   $29,544   $42,544    $35,482     $25,681
                                               ========  ========  =========  ========  ========  =========  ==========
Income per share before
  extraordinary item and cumulative effect of
  change in accounting principle (1)
Assuming no dilution                              $0.38     $0.44      $0.75     $0.92     $1.00      $0.81       $0.77
Assuming full dilution (4)                         0.38      0.44       0.75      0.92      1.00       0.81        0.76
Extraordinary item per share (2)                      -         -          -     (0.13)        -          -       (0.06)

                                                                                                     Nine Months
                                                                                                        Ended
                                                            Year Ended December 31,                  September 30,
                                                 1989      1990      1991       1992      1993      1993        1994
                                                                (In thousands, except per share amounts)
Statement of Operations Data (Continued):

Cumulative effect of change in
  accounting principle per share (3)                $ -       $ -        $ -       $ -     $0.11      $0.11         $ -
                                               --------  --------  ---------  --------  --------  ---------  ----------
Net income per share
Assuming no dilution                              $0.38     $0.44      $0.75     $0.79     $1.11      $0.92       $0.71
                                               ========  ========  =========  ========  ========  =========  ==========
Assuming full dilution (4)                        $0.38     $0.44      $0.75     $0.79     $1.11      $0.92       $0.70
                                               ========  ========  =========  ========  ========  =========  ==========
Weighted average shares
  outstanding (5)                                27,019    27,254     35,471    37,495    38,485     38,436      36,174
Capital expenditures                            124,749    32,514     68,377    32,446    87,191     64,250      78,892

                                                                  December 31,                       September 30,
                                                 1989      1990      1991       1992      1993      1993        1994
BALANCE SHEET DATA:
Property-power plant, net                      $302,514  $321,303   $373,948  $389,646  $458,974   $440,527    $522,268
Total assets                                    349,282   393,853    517,994   580,550   715,984    710,659   1,087,064
Total debt                                      260,120   270,738    257,038   299,334   382,610    390,972     775,534
Preferred stock                                       -     4,705     54,705    54,350    58,800     57,650      62,350
Stockholders' equity                             42,163    55,088    143,128   168,764   211,503    206,675     179,660

- --------------

(1)  The Navy I Plant commenced operation prior to 1989 and the BLM and Navy
     II Plants commenced commercial operation in February 1989 and January 1990, respectively. The Desert Peak, Nevada facility and the Roosevelt Hot Springs, Utah steam field were acquired in March and January 1991, respectively.

(2) The refinancing of the Company's three largest domestic projects located at the Naval Air Weapons Station at China Lake, California (collectively, the "Coso Project") resulted in an extraordinary item in 1992 in the amount of $5.0 million, after the tax effect of $1.5 million. The defeasance of the Senior Notes resulted in an extraordinary item in 1994 in the amount of $2.0 million, after the tax effect of $1.0 million.

(3)  On January 1, 1993, the Company adopted Statement of Financial
     Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"), which resulted in a cumulative adjustment to net income of $4.1 million in 1993.

(4) Fully diluted earnings per share reflects the dilutive effect of convertible subordinated debentures as if they were converted at the beginning of the reporting period.

(5) The number of shares outstanding is calculated by using the treasury stock method.

                   SELECTED HISTORICAL CONSOLIDATED FINANCIAL
                          AND OPERATING DATA OF MAGMA

         The selected financial data set forth below with respect to Magma's statements of operations for each of the five years in the period ended December 31, 1993 and the balance sheets of Magma as of December 31, 1989 through 1993 are derived from the consolidated financial statements of Magma that have been audited by Coopers & Lybrand, independent certified public accountants. The selected financial data set forth below with respect to Magma's statements of operations for the nine-month period ended September 30, 1994 and 1993 and, with respect to the balance sheet of Magma as of September 30, 1994, have been derived from the unaudited consolidated financial statements of Magma, which, in the opinion of Magma's management, reflect all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial data.

         The selected financial data set forth below should be read in conjunction with "MAGMA'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO" and "MAGMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                                                                     Nine Months
                                                                                                        Ended
                                                            Year Ended December 31,                  September 30,
                                                 1989      1990      1991       1992      1993      1993        1994
                                                             (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Total revenues                             $63,103     $ 85,599      $94,891     $108,966     $167,138      $124,781      $146,104
Operating revenues(1)                       56,743       76,893       84,135      100,313      162,943       121,146       142,238
Income from operations                      26,892       36,694       41,204       49,667       74,913        57,957        67,915
Income before cumulative                    22,295       30,166       33,941       36,358       52,135        39,469        46,843
 effect of accounting change

Cumulative effect of change
 in accounting for income taxes                  -            -            -       17,833(2)            -             -           -
Net income                                  22,295       30,166       33,941       54,191       52,135        39,469        46,843
Return on revenues                           35.3%        35.2%        35.8%     33.4%(3)        31.2%         31.6%         32.1%
Capital expenditures                       $43,762      $ 7,054      $15,711     $ 12,043      $ 8,434       $ 5,718       $ 8,854
Return on average
 stockholders' equity                        16.1%        17.6%        16.2%     14.3%(3)        16.4%         13.0%         12.5%
Weighted average shares
 outstanding                                21,999       22,898       23,611       22,936       24,063        24,037        24,017
Income before cumulative effect
 of accounting change per common share
 Assuming no dilution                        $1.01        $1.32        $1.44        $1.59        $2.17         $1.64        $ 1.95
 Assuming full dilution(4)                    0.96         1.32         1.44         1.52         2.17          1.64          1.95
Income per common share
 Assuming no dilution                         1.01         1.32         1.44      2.36(2)         2.17          1.64          1.95
 Assuming full dilution(4)                    0.96         1.32         1.44      2.27(2)         2.17          1.64          1.95

                                                                  December 31,                                 September 30,
                                         1989           1990         1991            1992          1993             1994
BALANCE SHEET DATA:
Property, plant and                  $124,062(5)      $120,125     $118,541       $113,922       $265,215         $256,561
equipment, net
Exploration and development               46,681        44,782       48,644         52,001        107,069          104,271
  costs, net
Total assets                             282,624       325,131      353,788        396,650        611,311          630,422
Long-term obligations(6)                  98,212        99,297       89,808         87,339        200,509          164,313
Total debt(7)                            100,517       102,842       97,541         96,126        226,008          188,969
Stockholders' equity                     150,142       192,626      226,872        282,260        351,918          395,286


- ---------------

(1) Excludes interest and other income.
(2) The cumulative effect of Magma's adoption of SFAS 109 increased net income by $17,833, or $.77 per share. See Note 11, Provision for Income Taxes, accompanying the consolidated financial statements for the year ended December 31, 1992 for Magma incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993.
(3) Excludes the impact of cumulative effect of change in accounting for income taxes.
(4) Fully diluted earnings per share reflects the dilative effect of stock options and warrants at the end of the reporting period.
(5) Projects in progress reclassified to appropriate asset classification.
(6) Consists of the noncurrent portion of long-term loans payable and other long-term liabilities.
(7) Represents loans payable, including the current portion of long-term loans payable.

                       BUSINESS OF THE COMPANY AND MAGMA
                            AND RELATED INFORMATION

                                    GENERAL

THE COMPANY

         The Company was founded in 1971 to develop geothermal power production facilities. The Company is primarily engaged in the exploration for, and development and operation of, environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal.

         Following completion of the Merger, the Company will be the largest independent geothermal power producer in the world (on the basis of aggregate MW of electric generating capacity in operation and under construction). The Company will have an aggregate net ownership interest of 347 MW of electric generating capacity in power production facilities in the United States having an aggregate net capacity of 553 MW. All of these facilities will be managed and operated by the Company and are principally located in Southern California. In addition to the electricity sales revenue earned from its net ownership position in such facilities, the Company receives fee and royalty income from operating such plants and managing the production from the geothermal reservoirs for such facilities. The Company will have an aggregate net ownership interest of 409 MW of electric generating capacity in three geothermal power projects in the Philippines, having an aggregate net capacity of 500 MW, which projects are financed and under construction. The Company is also developing eight additional projects with executed or awarded power sales contracts in the Philippines, Indonesia and the United States. The Company will have an approximate net ownership interest of 935 MW in these development projects representing an aggregate net capacity of 1,589 MW of additional potential electric generating capacity.

         PKS is an approximate 44% stockholder of the Company (on a fully diluted basis). PKS is a large employee-owned construction, mining and telecommunications company with approximately $2.2 billion in revenues in 1993. PKS is one of the largest construction companies in North America and has been in the construction business since 1884. Since the initial PKS investment in the Company in 1991 (which at that time represented approximately 25% of the Common Stock on a fully diluted basis), a new management team has been installed and the Company's net income has increased from $12 million for the 12-month period ended December 31, 1990 to $29.4 million for the 9-month period ended September 30, 1994. Following the consummation of the Merger, PKS will be an approximate 31.0% stockholder of the Company (on a fully diluted basis).

         The principal executive offices of the Purchaser and the Company are located at 10831 Old Mill Road, Omaha, Nebraska 68154 and their telephone number is (402) 330-8900. The Purchaser is a wholly owned subsidiary of the Company and has not conducted any business except in connection with the Offer. The Company and the Purchaser were incorporated in 1971 and 1994, respectively, under the laws of the State of Delaware.

         Magma's principal executive offices are located at 4365 Executive Drive, Suite 900, San Diego, California 92121, and its telephone number is (619) 622-7800.

REASONS FOR THE MERGER

The Company believes that Magma is an excellent strategic fit and that the acquisition of Magma will create significant benefits, including:

     -        EXPANSION AND ENHANCEMENT OF DEVELOPMENT EFFORTS

                 Development of new opportunities, particularly internationally, is a key component of the Company's strategy. Since 1990, the Company and Magma have each pursued international development opportunities primarily in Southeast Asia. By pursuing additional development opportunities rather than competing with Magma for the same opportunities, the Company expects to expand its development efforts to cover additional projects and thereby more effectively capitalize on the numerous opportunities in the growing international independent power market.

                 Furthermore, the Company will have available to it technology of both the Company and Magma. The Company owns production technology compatible with the relatively low mineral content of its wells at the Coso Project, and Magma owns technology compatible with the high levels of mineral precipitates found in the geothermal resource at the Salton Sea Projects. The Company expects that access to these technologies will enable it to compete for new power development projects from geothermal reservoirs encompassing a wide range of geothermal resource characteristics.

     -        BENEFITS OF INCREASED SIZE

                 The Company believes that size is an important factor in determining the success of an independent power producer. This view is based upon the Company's belief that potential customers consider both the price of power and the provider's capacity to fulfil its obligations as primary factors in the selection of power suppliers. The expanded size and capabilities of the combined companies is expected to further enhance the Company's reputation and credibility with sovereign governments and state utility customers and therefore enhance its ability to successfully compete for new projects. Following the Merger, the Company will have over $2 billion of total assets and an aggregate net ownership interest of 1,691 MW in projects in operation, under construction or in development, which projects have an aggregate net generating capacity of 2,642 MW. The Company also believes that the combination with Magma will create the opportunity to reduce the Company's average cost per kWh by expanding its asset base, without materially expanding its cost structure. This will allow it to be more price competitive with other geothermal power producers and traditional fossil fuel power plants, which the Company believes will be its primary competition in the future.

     -        OPPORTUNITIES FOR OPERATIONAL AND ADMINISTRATIVE COST SAVINGS

              Based in part on its experience in restructuring the operations of the Company since 1991, management of the Company believes that it can achieve meaningful cost savings upon the combination of Magma and the Company. Through the implementation of the Company's existing organizational structure, management policies and cost controls, the Company presently expects that the cost of duplicate functions will be substantially eliminated and that the productivity of its combined operating and administrative staff will be significantly increased.

     -        DIVERSIFICATION IN SOURCES OF REVENUE AND OPERATIONS

              The combination of the Company's and Magma's operations will increase the Company's sources of revenue and increase the number of operating sites (including projects under construction and in development) from eight to 16. The Company believes that the resulting diversification in sources of revenue and operations can be expected to reduce the risk profile of the Company, thereby enhancing its overall credit position and improving its access to capital in relation to competitors with more concentrated sources of revenues and operations.

GEOTHERMAL ENERGY

         Geothermal energy is a clean, renewable and generally sustainable energy source that releases significantly lower levels of emissions than result from energy generation based on the burning of fossil fuels. Geothermal energy is derived from the natural heat of the earth when water comes sufficiently close to hot molten rock to heat the water to temperatures of 400 degrees Fahrenheit or more. The heated water then ascends naturally toward the surface of the earth where it can be extracted by drilling geothermal wells. The energy necessary to operate a geothermal power plant is typically obtained from several such wells which are drilled using established technology similar to that employed in the oil and gas industry.

         Geothermal production wells are normally located within approximately one to two miles of the power plant as geothermal fluids cannot be transported economically over longer distances. From the well heads, the heated fluid flows through pipelines to a series of separators where it is separated into water, brine and steam. The steam is passed through a turbine which drives a generator to generate electricity. Once the steam has passed through the turbine, it is then cooled and condensed back into water which, along with any brine, is returned to the geothermal reservoir via injection wells. Geothermal plants in the United States are eligible to be qualifying facilities ("QFs") under the Public Utility Regulatory Policies Act of 1978 ("PURPA"), which provides for certain beneficial Federal regulatory treatment. The geothermal reservoir is a renewable source of energy if natural ground water sources and re-injection of extracted geothermal fluids are adequate over the long term to replenish the geothermal reservoir after the withdrawal of geothermal fluids.

         The generation of electric power from geothermal resources has certain advantages when compared to other methods of electric power generation. Geothermal energy facilities generate significantly less emissions than fossil fuel power plants. Geothermal energy facilities typically have higher capital costs but tend to have significantly lower variable costs than fossil fuel based power plants. As a result, geothermal power facilities tend to have a more predictable life cycle than fossil fuel-based power facilities. The utilization of geothermal power is preferred by certain governments so as to minimize the import, or maximize the export, of hydrocarbons. Geothermal power facilities also enjoy certain tax benefits in the United States.

GEOTHERMAL RESOURCE  -  "RING OF FIRE"

         Geothermal energy is most prevalent where the different sections or plates of the Earth's crust meet. Productive geothermal resources are found throughout the Pacific Rim (the so-called "Ring of Fire"), including the western United States, Latin America, Hawaii, Indonesia, the Philippines, Malaysia and New Zealand. These areas are experiencing high rates of population growth and increased demand for new electric generating capacity.

THE GLOBAL POWER MARKET

         The opportunity for independent power generation has expanded from a United States market consisting of cogeneration and small power production projects to a global competitive market for power generation. Many foreign countries have initiated restructuring policies after the advent of the independent power market in the United States.

         In the United States, the independent power industry expanded rapidly in the 1980's, facilitated by the enactment of PURPA. PURPA was enacted to encourage the production of electricity by non-utility companies as well as to lessen reliance on imported fuels. According to the Utility Data Institute, independent power producers were responsible for about 30,000 MW, or 50%, of the U.S. electric generation capacity which has been placed in service since 1988.

         As the size of the United States independent power market has increased, available domestic power capacity and competition in the industry have also significantly increased. Over the past decade, obtaining a power sales contract from a U.S utility has generally become increasingly difficult, expensive and competitive. Many states now require power sales contracts to be awarded through competitive bidding, which both increases the cost of obtaining such contracts and decreases the chances of obtaining such contracts as bids significantly outnumber awards in most competitive solicitations. The federal Energy Policy Act of 1992 is expected to further increase domestic competition. As a result of this increased competition, it may be difficult to obtain a power sales agreement for a proposed project in the United States, and the terms and conditions of any such contract may be less favorable than those in prior agreements.

         Large amounts of new electric power generation capacity are required in developing countries. The movement toward privatization in some developing countries has created significant new markets outside the United States. In 1990, the World Bank estimated that developing countries will need approximately 380,000 MW of new power generating capacity through the end of the decade. The need for such rapid expansion has caused many countries to select private power development as their only practical alternative and to restructure their legislative and regulatory systems to facilitate such development. The Company believes that this significant need for power has created strong local support for private power projects in many foreign countries and increased the availability of attractive long-term power contracts. The Company intends to take advantage of opportunities in these new markets and to develop, construct and acquire power generation projects outside the United States.

STRATEGY

         Domestically, the Company is focusing on market opportunities in which it believes it has relative competitive advantages due to its geotechnical, project management and operating expertise. In addition, the Company expects to continue diversification into other environmentally responsible sources of energy primarily through selected acquisitions of partially developed or existing power generating projects and contracts.

         The Company presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years, in large part because the demand for new generating capacity is growing more rapidly in emerging nations than in the United States. In developing its international strategy, the Company pursues development opportunities in countries which it believes have an acceptable risk profile and where the Company's geothermal resource development and operating experience, project development expertise or strategic relationship with PKS or local partners are expected to provide it with a competitive advantage. The Company has successfully financed and has under construction three projects representing an aggregate of 409 MW of net ownership of electric generating capacity in the Philippines and is currently pursuing a number of other electric power project opportunities in countries including the Philippines and Indonesia. These countries are ideally suited for the Company to develop, finance and operate power projects successfully because of their excellent population demographics, extensive geothermal resources and stated commitments to the development of private power programs. The Company's development efforts include both so-called "greenfield" development as well as the acquisition of or participation in the joint venture development of projects which are under development or already operating. In greenfield development, the Company attempts to negotiate power sales contracts for new generation capacity or engages in competitive bids in response to government agency or utility requests for proposals for new capacity.

         In pursuing its international strategy, the Company intends to own a significant equity interest in, and to operate, the projects it develops or acquires. In order to compete more effectively internationally, the Company's strategy is to attempt to diversify its project portfolio, extend its future equity funding capacity through joint ventures and utilize fixed-price, turnkey construction contracts with contractors experienced in the construction of power plants or other infrastructure facilities. The Company also believes that it is important in foreign transactions to work with local partners who are knowledgeable concerning local culture, politics and commercial practices and who provide a visible local presence and local project representation.

         With respect to emerging market projects, the Company's policy is to attempt to minimize currency risks, including the devaluation of local currencies versus the U.S. dollar, as well as the risk of availability of hard currency convertibility. To date, all of the Company's executed power contracts contain provisions which index the Company's returns to U.S. dollars or provide for the payment of capacity payments in U.S. dollars. To the extent possible, the Company attempts to secure "political risk" insurance from the Overseas Private Insurance Corporation ("OPIC") or similar multilateral agencies to limit its risk in emerging market countries. In addition, the Company endeavors to involve the World Bank, export credit agencies or multilateral funding sources in its international project financings. The Company believes multilateral lending agencies and foreign source financing and political risk insurance are available for certain international private power projects, particularly those utilizing indigenous fuel sources in renewable or otherwise environmentally responsible generating facilities. The Company believes that the involvement of these institutions will enhance an international project's position in emerging market countries.

         The Company has an international joint venture agreement with PKS which the Company believes enhances the Company's capabilities in foreign power markets. The joint venture agreement is limited to international activities and provides that if both the Company and PKS agree to participate in a project, they will share all development costs equally. Each of the Company and PKS will provide 50% of the equity required for financing a project developed by the joint venture and the Company will operate and manage such project. The agreement creates a joint development structure under which, on a project by project basis, the Company will be the development manager, managing partner and/or project operator, an equal equity participant with PKS and a preferred participant in the construction consortium and PKS will be an equal equity participant and the preferred turnkey construction contractor. The joint venture agreement may be terminated by either party on 15 days written notice, provided that such termination cannot affect the pre-existing contractual obligations of either party.

         In order to augment its technical capabilities, in 1993 the Company acquired The Ben Holt Co. ("BHCO"), a California based engineering firm with over 25 years of geothermal experience, specializing in feasibility studies, process design, detailed engineering, procurement, construction and operation of geothermal power plants, gathering systems and related facilities.

THE PROJECTS

         The Company has net ownership interests of an aggregate of (i) 347 MW in 13 projects in operation representing an aggregate net capacity of 553 MW of electric generating capacity, (ii) 409 in three projects under construction representing an aggregate net capacity of 500 MW of electric generating capacity and (iii) 935 MW in eight projects in development stages with signed power sale agreements or under award representing an aggregate net capacity of 1,589 MW of electric generating capacity. The following table sets out the Company's various projects in operation, under construction and in the latter stages of development pursuant to signed power sales agreements or awarded mandates.

                             International Projects

PROJECTS UNDER CONSTRUCTION

                         Facility     Facility       Net                       Projected
                           Gross         Net      Ownership                    Commercial
                          Capacity     Capacity    Interest                     Operation      Contract    Contract    Power
Project                   in MW(1)    (in MW)(2)    (in MW)   Location            Date       Expiration(3)   Type    Purchaser(4)
Upper Mahiao                 128         119          119     Leyte, the          1996           CO+10      Build,    PNOC-EDC
                                                              Philippines                                   Own,       (GOP)(5)
                                                                                                            Transfer

Mahanagdong(1)               180         165          74      Leyte, the          1997           CO+10      Build,    PNOC-EDC
                                                              Philippines                                   Own,       (GOP)(5)
                                                                                                            Transfer

Malitbog-Phase I and II      231         216          216     Leyte, the          1996           CO+10      Build,    PNOC-EDC
                                                              Philippines                                   Own,       (GOP)(5)
                                                                                                            Transfer

Total Under Construction     539         500          409
                             ---         ---          ---

PROJECTS WITH SIGNED POWER SALES CONTRACTS OR AWARDED DEVELOPMENT RIGHTS

                    Facility    Facility       Net                     Projected
                      Gross        Net      Ownership                  Commercial
                    Capacity     Capacity    Interest                   Operation      Contract     Contract    Power
Project            (in MW)(6)   (in MW)(2)    (in MW)    Location          Date       Expiration      Type    Purchaser(4)

Dieng(7)              400          400          188      West Java,       1997-1999        CO+30      Build,       PLN
                                                         Indonesia                                    Own,        (GOI)
                                                                                                      Transfer

Patuha(7)             400          400          140      Central Java,    1997-1999        CO+30      Build,       PLN
                                                         Indonesia                                    Own,        (GOI)
                                                                                                      Transfer

Casecnan(8)           140          140           98      Luzon, the         1998           CO+20      Build,      NIA
                                                         Philippines                                  Own,       (GOP)(5)
                                                                                                      Transfer

Bali(8)(9)            350          350          210      Bali,            1998-1999        CO+30      Build,       PLN
                                                         Indonesia                                    Own,        (GOI)
                                                                                                      Transfer

Alto Peak               70           70          70      Leyte, the         1997           CO+10      Build,    PNOC-EDC
                        --           --          --
                                                         Philippines                                  Own,       (GOP)(5)
                                                                                                      Transfer

Total Contracted/
Awarded              1,360        1,360         706
                     -----        -----         ---
Total
International
Projects             1,899        1,860        1,115
                     =====        =====        =====


- ----------------------------
(1) Actual MW may vary depending on operating reservoir conditions and plant design. Facility Gross Capacity (in MW) for projects under construction represents gross electric output of the facility prior to subtraction of the parasitic load. Parasitic load is electrical output used by the facility and not made available for sale to utilities or other outside purchasers. Facility Gross Capacity (in MW) does not necessarily reflect electric output available for sale to utilities or other outside purchasers.

(2) Facility Net Capacity (in MW) represents Facility Gross Capacity (in MW) less parasitic load.

(3) Commercial Operation (CO).

(4) Phillipine National Oil Company-Energy Development Company (PNOC-EDC); P.T. PLN (Persero)(PLN); Phillipine National
    Irrigation Administration (NIA).

(5) Government of the Philippines undertaking supports PNOC-EDC and NIA's respective obligations.

(6) Actual MW may vary depending on operating and reservoir conditions and final plant design. Facility Gross Capacity (in MW) for awarded projects equal maximum sales amount. Significant contingencies exist in respect of awards, including without limitation, the need to obtain financing, permits and licenses, and the completion of construction.

(7) PKS has elected to exercise its ownership option pursuant to its joint venture agreement with the Company.

(8) PKS has not indicated whether it intends to exercise its ownership option pursuant to its joint venture agreement with the Company and such net ownership interest revenues subject to the PKS option.
    The Casecnan Project is a combined hydroelectric and irrigation project and will also sell water to NIA.

(9) Geothermal resource development rights have been awarded and the power sales contract is subject to negotiation.

                               DOMESTIC PROJECTS

PROJECTS IN OPERATION

                       Facility       Net
                         Net      Ownership                       Date of
                       Capacity    Interest                      Commercial      Contract    Contract    Power
Project               (in MW)(7)    (in MW)   Location           Operation      Expiration      Type    Purchaser(8)
Navy 1                    80           37      China Lake, CA        8/1987       8/2011        SO4          SCE

BLM                       80           38      China Lake, CA        3/1989       3/2019        SO4          SCE

Navy II                   80           40      China Lake, CA        1/1990       1/2010        SO4          SCE

Vulcan                    34           17      Imperial Valley,      2/1986       2/2016        SO4          SCE
                                               CA

Hoch (Del Ranch)          38           19      Imperial Valley,      1/1989       12/2018       SO4          SCE
                                               CA

Elmore                    38           19      Imperial Valley,      1/1989       12/2018       SO4          SCE
                                               CA

Leathers                  38           19      Imperial Valley,      1/1990       12/2019       SO4          SCE
                                               CA

Salton Sea I              10           10      Imperial Valley,      7/1987       6/2017     Negotiated      SCE
                                               CA

Salton Sea II             20           20      Imperial Valley,      4/1990       4/2020        SO4          SCE
                                               CA

Salton Sea III            50           50      Imperial Valley,      2/1989       2/2019        SO4          SCE
                                               CA

Yuma Cogen                50           50      Yuma, AZ              5/1994       5/2024     Negotiated     SDG&E

Roosevelt Hot             25           18      Milford, UT           5/1984       1/2021     Gathered       UP&L
  Springs                                                                                      Steam

Desert Peak               10           10      Desert Peak, NV       12/1985      12/1995    Negotiated  SPCC Power
                          --           --

Total in Operation       553          341
                         ===          ===


PROJECTS WITH SIGNED POWER SALES CONTRACTS/AWARDED DEVELOPMENT RIGHTS


                            Facility     Net                           Projected
                               Net     Ownership                      Commercial
                            Capacity   Interest                        Operation   Contract     Contract       Power
Project                     (in MW)     (in MW)   Location               Date     Expiration      Type       Purchaser(8)
BRPU(2)                        163        163     Imperial Valley, CA      TBD         TBD         FSO4         SCE(9)
Fish Lake(10)                   36         36     Imperial Valley, CA   est. 1996      2015     Negotiated        SCE
Newberry                        30         30     Bend, OR              est. 1998      2047     Negotiated     BPA/EWEB
                                --         --
Total Contracted/Awarded       229        229
                               ---        ---
Total Domestic Projects        782        576
                               ---        ---
Total Projects                2,642      1,691
                              =====      =====

- ---------------
(8) Southern California Edison Company (SCE); San Diego Gas & Electric Company (SDG&E); Utah Power & Light Company (UP&L); Sierra Pacific Power Company (SPCC); Bonneville Power Authority (BPA); and Eugene Water and Electric Board (EWEB).

(9) SCE is contesting the BRPU award; accordingly, no power sales contract is currently signed.

(10)     Combined Fish Lake and Salton Sea Expansion option.

                      INTERNATIONAL PROJECTS - DISCUSSION

PROJECTS IN CONSTRUCTION

         The Philippines. The Company believes that increasing industrialization, a rising standard of living and an expanding power distribution network has significantly increased demand for electrical power in the Philippines. According to the 1993 Power Development Program of the National Power Corporation of the Philippines ("NAPOCOR"), demand for electricity exceeds supply. NAPOCOR has also reported that its ability to sustain desired levels of electric production from existing facilities has been limited due to frequent breakdowns in many of its older electric generating plants. As a result, the Philippines has experienced severe power outages, with Manila suffering significant daily brownouts during much of 1993 and periodic brownouts during 1994. Although the occurrence of brownouts has been recently reduced, NAPOCOR has said that it still anticipates significant energy shortages in the future.

         In 1993, the Philippine Congress, pursuant to Republic Act 7648, granted President Ramos emergency powers to remedy the Philippine energy crisis, including authority to (i) exempt power projects from public bidding requirements, (ii) increase power rates and (iii) reorganize NAPOCOR. Until 1987, NAPOCOR had a monopoly on power generation and transmission in the Philippines. In 1987, then President Aquino issued Executive Order No. 215, which granted private companies the right to develop certain power generation projects, such as those using indigenous energy sources on a "build-operate-transfer" or "build-transfer" basis. In 1990, the Philippine Congress enacted Republic Act No. 6957, which authorized private development of priority infra-structure projects on a "build-operate-transfer" and a "build-transfer" basis. In addition, under that Act, such power projects were made eligible for certain tax benefits, including exemption from Philippine national income taxes for at least six years and exemption from, or reimbursement for, customs duties and value added taxes on capital equipment to be incorporated into such projects.

         In an effort to remedy the shortfall of electricity, the Philippines, NAPOCOR and the Philippine National Oil Company-Energy Development Company ("PNOC-EDC") continue to jointly solicit bids for private power projects. Among private power projects selected through this solicitation process were the Upper Mahiao (the "Upper Mahiao Project"), Mahanagdong (the "Mahanagdong Project"), Malitbog (the "Malitbog Project") and Alto Peak (the "Alto Peak Project") geothermal power projects, as described below. Geothermal power has been identified as a preferred alternative by the Philippine Government due to the domestic availability and the minimal environmental effects of geothermal power in comparison to other forms of power production. PNOC-EDC, which is responsible for developing the Philippines' domestic energy sources, has been successful in the exploration and development of geothermal resources.

         The Company and Magma have financed and commenced construction of the Upper Mahiao, Mahanagdong and Malitbog Projects, which have an aggregate net capacity of 500 MW, of which the Company's aggregate net ownership interest is 409 MW. The following is a summary description of certain information concerning these and other projects.

         Upper Mahiao. The Company has closed the financing and commenced construction of the Upper Mahiao Project, a 119 gross MW geothermal project to be located in the Greater Tongonan area of the island of Leyte in the Philippines. The Upper Mahiao Project will be built, owned and operated by CE Cebu Geothermal Power Company, Inc. ("CE Cebu"), a Philippine corporation that is approximately 100% indirectly owned by the Company. It will sell 100% of its capacity on a "take-or-pay" basis (described below) to PNOC-EDC, which will in turn sell the power to NAPOCOR for distribution to the island of Cebu, located about 40 miles west of Leyte.

         The Upper Mahiao Project will have a total project cost of approximately $218 million, including interest during construction, project contingency costs and a debt service reserve fund. A consortium of international banks has committed to provide approximately $162 million in a project-financed construction loan, supported by political risk insurance from the Export-Import Bank of the United States ("ExIm Bank"). The largest portion of the term loan for the project will also be provided by ExIm Bank. The Company's equity contribution to the Upper Mahiao Project is $56 million. The Company has arranged for political risk insurance of its equity investment through OPIC. The financing is collateralized by all the assets of the project.

         The Upper Mahiao Project is being constructed by Ormat, Inc. ("Ormat") and its affiliates pursuant to supply and construction contracts (collectively, the "Upper Mahiao EPC"), which, taken together, provide for the construction of the plant on a fixed-price, date-certain, turnkey basis. Ormat is an international manufacturer and construction contractor that builds binary geothermal turbines. It has provided its equipment to several geothermal power projects throughout the United States, the Philippines and internationally. The Upper Mahiao EPC provides liquidated damage protection of up to 30% of the Upper Mahiao EPC price. Ormat's performance under the Upper Mahiao EPC is substantially backed by a completion guaranty of Ormat, by letters of credit, and by a guaranty of Ormat Industries, Ltd., an Israeli corporation and the parent of Ormat, in each case for the benefit of the project lenders.

         Under the terms of an energy conversion agreement, executed on September 6, 1993 (the "Upper Mahiao ECA"), CE Cebu will build, own and operate the Upper Mahiao Project during the approximately two-year construction period and the ten-year cooperation period, after which ownership will be transferred to PNOC-EDC at no cost.

         The Upper Mahiao Project will be located on land provided by PNOC-EDC at no cost. It will take geothermal steam and fluid, also provided by PNOC-EDC at no cost, and convert its thermal energy into electrical energy to be sold to PNOC-EDC on a "take-or-pay" basis. Specifically, PNOC-EDC will be obligated to pay for the electric capacity that is nominated each year by CE Cebu, irrespective of whether PNOC-EDC is willing or able to accept delivery of such capacity. PNOC-EDC will pay to CE Cebu a fee (the "Capacity Fee") based on the plant capacity nominated to PNOC-EDC in any year (which, at the plant's design capacity, is approximately 95% of total contract revenues) and a fee (the "Energy Fee") based on the electricity actually delivered to PNOC-EDC (approximately 5% of total contract revenues). The Capacity Fee serves to recover the capital costs of the project, to recover fixed operating costs and to cover return on investment. The Energy Fee is designed to cover all variable operating and maintenance costs of the power plant. Payments under the Upper Mahiao ECA will be denominated in U.S. dollars, or computed in dollars and paid in Philippine pesos at the then-current exchange rate, except for the Energy Fee, which will be used to pay Phillipine peso-denominated expenses. The convertibility of Phillipine peso receipts into U.S. dollars is insured by OPIC. Significant portions of the Capacity Fee and Energy Fee will be indexed to U.S. and Philippine inflation rates, respectively. PNOC-EDC's payment requirements, and its other obligations under the Upper Mahiao ECA, are supported by the Government of the Philippines through a performance undertaking.

         The payment of the Capacity Fee is not excused if PNOC-EDC fails to deliver or remove the steam or fluids or fails to provide the transmission facilities, even if its failure was caused by a force majeure event. In addition, PNOC-EDC must continue to make Capacity Fee payments if there is a force majeure event (e.g., war, nationalization, etc.) that affects the operation of the Upper Mahiao Project and that is within the reasonable control of PNOC-EDC or the government of the Philippines or any agency or authority thereof. If CE Cebu fails to meet certain construction milestones or the power plant fails to achieve 70% of its design capacity by the date that is 120 days after the scheduled completion date (as that date may be extended for force majeure and other reasons under the Upper Mahiao ECA), the Upper Mahiao Project may, under certain circumstances, be deemed "abandoned," in which case the Upper Mahiao Project must be transferred to PNOC-EDC at no cost, subject to any liens existing thereon.

         PNOC-EDC is obligated to purchase CE Cebu's interest in the facility under certain circumstances, including (i) extended outages resulting from the failure of PNOC-EDC to provide the required geothermal fluid, (ii) certain material changes in policies or laws which adversely affect CE Cebu's interest in the project, (iii) transmission failure, (iv) failure of PNOC-EDC to make timely payments of amounts due under the Upper Mahiao ECA, (v) privatization of PNOC-EDC or NAPOCOR, and (vi) certain other events. Prior to completion of the Upper Mahiao Project, the buy-out price will be equal to all costs incurred through the date of the buy-out, including all Upper Mahiao Project debt, plus an additional rate of return on equity of ten percent per annum. In a post-completion buy-out, the price will be the net present value at a discount rate (based on the Last Published Commercial Interest Reference Rate of the Organization for Economic Cooperation and Development) of the total remaining amount of Capacity Fees over the remaining term of the Upper Mahiao ECA.

         Mahanagdong. The Company has also closed the financing and commenced construction of the Mahanagdong Project, a 180 gross MW geothermal project, which will also be located on the island of Leyte. The Mahanagdong Project will be built, owned and operated by CE Luzon Geothermal Power Company, Inc. ("CE Luzon"), a Philippine corporation that during construction is indirectly owned 50% by the Company and 50% by PKS. Up to a 10% financial interest in CE Luzon may be sold at completion to another industrial company. The Mahanagdong Project will sell 100% of its capacity on a similar basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to NAPOCOR for distribution to the island of Luzon.

         Mahanagdong has a total project cost of approximately $320 million, including interest during construction, project contingency costs and a debt service reserve fund. The capital structure consists of a project financing construction and term loan of approximately $240 million provided by OPIC, ExIm Bank and a consortium of international banks, and approximately $80 million in equity contributions. Political risk insurance from ExIm Bank has been obtained for the commercial lenders. The Company's equity investment for the Mahanagdong Project will be approximately $40 million. The Company has arranged for political risk insurance on its equity investment through OPIC. The financing is collateralized by all the assets of the project.

         The Mahanagdong Project is being constructed by a consortium (the "EPC Consortium") of Kiewit Construction Group, Inc. ("KCG") and BHCO pursuant to fixed-price, date-certain, turnkey supply and construction contracts (collectively the "Mahanagdong EPC Contract"). The obligations of the EPC Consortium under the Mahanagdong EPC Contract are supported by a guaranty of KCG at an aggregate amount equal to approximately 50% of the Mahanagdong EPC Contract's price. KCG, a wholly owned subsidiary of PKS, is the lead member of the EPC Consortium, with an 80% interest. KCG performs construction services for a wide range of public and private customers in the U.S. and internationally. The Mahanagdong EPC Contract provides for maximum liability for liquidated damages of up to $100.5 million and total liability of up to $201 million. Construction projects undertaken by KCG during 1993 included transportation projects, including highways, bridges, airports and railroads, power facilities, buildings and sewer and waste disposal systems; and water supply systems, utility facilities, dams and reservoirs. KCG accounts for 80% of PKS's revenues, contributing $1.7 billion in revenues in 1993. KCG has an extensive background in power plant construction.

         BHCO will provide design and engineering services for the EPC Consortium, holding a 20% interest. The Company has provided a guaranty of BHCO's obligations under the Mahanagdong EPC Contract.

         The terms of an energy conversion agreement (the "Mahanagdong ECA"), executed on September 18, 1993, are substantially similar to those of the Upper Mahiao ECA. The Mahanagdong ECA provides for an approximately three-year construction period and a ten-year cooperation period. All of PNOC-EDC's obligations under the Mahanagdong ECA are supported by the Philippines through a performance undertaking. The Capacity Fees are expected to be approximately 97% of total revenues at the design capacity levels and the Energy Fees are expected to be approximately 3% of such total revenues.

         Malitbog. In December 1994 Magma closed the financing and commenced construction of the Malitbog Project, a 231 gross MW geothermal project, which will also be located on the island of Leyte. The Malitbog Project will be built, owned and operated by Visayas Geothermal Power Company ("VGPC"), a Philippine general partnership that is wholly owned, indirectly, by Magma. VGPC will sell 100% of its capacity on substantially the same basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to NAPOCOR.

         The Malitbog Project has a total project cost of $280 million, including interest during construction and project contingency costs. A consortium of international banks and OPIC have provided a total of $210 million of construction and term loan facilities, the $135 million international bank portion of which is supported by political risk insurance from OPIC. Magma's equity contribution to VGPC is approximately $70 million. Magma's equity participation is covered by political risk insurance from OPIC.

         The Malitbog Project will be constructed by Sumitomo Corporation ("Sumitomo") pursuant to a fixed-price, date-certain, turnkey supply and construction contract (the "Malitbog EPC"). The Malitbog EPC provides that certain liquidated damages will be paid by Sumitomo for failure to meet the schedule, including the payment of any liquidated damages or penalties required to be paid by the Partnership to PNOC-EDC under an energy conversion agreement (the "Malitbog ECA") (subject to limitations on the total amount of liquidated damages payable by Sumitomo). The Malitobg EPC also provides for the payment of certain liquidated damages on a per unit basis if upon completion of the facility tests do not demonstrate its ability to operate at a net generating capacity of at least 222.3 MW. The liquidated damages are capped at 13 1/3% of the total Malitbog EPC price for each generating unit. Pursuant to a reimbursement undertaking, Magma has agreed to reimburse Sumitomo for draws, if any, by PNOC-EDC on the construction bond provided by Sumitomo on behalf of Magma in excess of the liquidated damage amounts provided in the Malitbog EPC.

         Sumitomo is one of the principal trading and investment companies in Japan, and has built power plants around the world, often on a turnkey basis. As of October 20, 1994, Sumitomo had a credit rating of "Aa3" from Moody's Investor's Service, Inc. ("Moody's"). The Malitbog EPC requires Sumitomo to provide engineering, procurement, construction, start-up and testing services with respect to the facility.

         Construction of the facility has begun, with commercial operation of unit 1 scheduled to commence on or about June 1, 1996, and commercial operation of unit 2 and unit 3 scheduled to commence on or about June 1, 1997.

         The terms of the Malitbog ECA, executed on September 10, 1993, are substantially similar to those of the Upper Mahiao ECA. The Malitbog ECA provides for a two-phase construction period, of three identical 77 gross MW units with the first phase (unit 1) scheduled to start up by July 1996 and the second phase (units 2 and 3) scheduled to start up by July 1997. The cooperation period is ten years from the completion of unit 3. All of PNOC-EDC's obligations under the Malitbog ECA are supported by the Government of the Philippines through a performance undertaking. The Capacity Fees are 100% of total revenues and there is no Energy Fee.

PROJECTS IN DEVELOPMENT

         Casecnan. In November 1994, the Company signed a "Project Agreement" with the Philippine National Irrigation Administration ("NIA") to develop an estimated $320 million combined irrigation and hydroelectric power generation project (the "Casecnan Multipurpose Project"). Such Project will deliver excess water from the Casecnan and Denip (Cagoyan) watershed in Northern Luzon to the Pampanga watershed and the Pantabangan Reservoir for irrigation use in the Central Luzon Valley. The Casecnan Multipurpose Project will also provide 140 MW of net electric generation capacity to the Luzon grid.

         The Project Agreement is structured as a build, operate and transfer agreement under which NIA will supply the water for the Casecnan Multipurpose Project. The Project Agreement provides for a 20-year cooperation period with significant "take-or-pay" obligations for water and electricity. At the end of the 20-year cooperation period, the Project will be transferred to NIA at no cost. The Company anticipates commencing construction in 1995.

         Completion of such Project remains subject to a number of significant uncertainties, including arranging financing and obtaining certain required permits and licenses, none of which can be assured.

         Alto Peak. Alto Peak is a smaller geothermal project in the same general area of Leyte as Upper Mahiao, Mahanagdong and Malitbog. Magma and PNOC-EDC have executed a 70 MW net Energy Conversion Agreement, dated May 7, 1994. The general terms and conditions are similar to the Malitbog ECA. However, the plant design has not been initiated as PNOC-EDC has not finalized the steam conditions (pressure, composition and ph), as PNOC-EDC is still drilling and testing the geothermal wells that will supply steam to the project. Consequently, Magma has not commenced financing arrangements for the project.

         Indonesia. Indonesia, which has the world's fourth largest population, has experienced rapid growth in electricity demand. The Company believes that load growth averaged in excess of 13% from 1980 through 1990, and has exceeded

17% over the past two years. Furthermore, the Company believes that rapid expansion in industrial growth has created a backlog of unconnected industrial users in excess of 4,000 MW. In its sixth five-year plan, the Indonesian government has called for the addition of 12,000 MW of additional generating capacity by 1999. The long range plan calls for an additional 15,000 MW to be added by the year 2004. The plans call for approximately 75% of this capacity to be added by independent power producers. Although Indonesia is a member of OPEC and is also the world's largest exporter of LNG, the government has announced that it wishes to maintain sufficient amounts of oil for export, which will require a shift to coal fired generation and the use of other energy sources, such as geothermal.

         It is estimated that Indonesia has sufficient geothermal steam potential to generate 16,000 MW, centered in the Java and Sumatra areas (the two most populous of the 13,000 islands in Indonesia). To date, less than 150 MW of geothermal facilities have been commissioned, as the Government of Indonesia was not encouraging the development of geothermal energy, but these measures have been repealed.

         The Indonesian state-owned utility has recently been converted to a limited liability company, P.T. PLN (Persero) ("PLN"), as a first step towards the privatization of its two largest generating subsidiaries. The main objective of Indonesia's electric energy policy has been to secure a continuity of supply at reasonable rates for households (40% of which have no power) and to minimize the utilization of hydrocarbons. Rural electrification will remain an important component of the energy policy as PLN is targeting the addition of 2 million customers a year.

         Indonesia is rated Baa3/BBB- by Moody's Investors Service, Inc. and Standard & Poor's Corporation. The Company believes that Indonesia represents an attractive development opportunity as it combines growing power needs with ample geothermal resources and creditworthy contract parties.

         The following is a summary description of certain information concerning the Company's projects in Indonesia. Since these projects are still in development, however, there can be no assurance that this information will not change materially over time. In addition, there can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful.

         Dieng. On December 2, 1994, a subsidiary of the Company executed a joint operation contract (the "Dieng JOC") for the development of the geothermal steam field and geothermal power facilities at the Dieng geothermal field, located in Central Java (the "Dieng Project") with Perusahaan Pertambangan Minyak Dan Gas Bumi Negara ("Pertamina"), the Indonesian national oil company, and executed a "take-or-pay" energy sales contract (the "Dieng ESC") with both Pertamina and PLN, the Indonesian national electric utility.

         A subsidiary of the Company has entered into a joint development agreement with P.T. Himpurna Enersindo Abadi ("P.T. HEA"), its Indonesian partner, which is a subsidiary of Himpurna, an association of Indonesian military veterans, whereby the Company and P.T. HEA have agreed to work together on an exclusive basis to develop the Dieng Project (the "Dieng Joint Venture"). The Dieng Joint Venture is structured with subsidiaries of the Company having a minimum 47% interest, subsidiaries of PKS having the option to take a 47% interest and P.T. HEA having a 6% interest in the Dieng Project.

         Pursuant to the Dieng JOC and ESC, Pertamina will grant to the Dieng Joint Venture the geothermal field and the wells and other facilities presently located thereon and the Dieng Joint Venture will build, own and operate power production units with an aggregate capacity of up to 400 MW. The Dieng Joint Venture will accept the field operation responsibility for developing and supplying the geothermal steam and fluids required to operate the plants. The Dieng JOC is structured as a build own transfer agreement and will expire (subject to extension by mutual agreement) on the date which is the later of (i) 42 years following completion of well testing and (ii) 30 years following the date of commencement of commercial generation of the final unit completed. Upon the expiration of the proposed Dieng JOC, all facilities will be transferred to Pertamina at no cost. The Dieng Joint Venture is required to pay Pertamina a production allowance equal to three percent of the Dieng Joint Venture's net operating income from the Dieng Project, plus a further amount based upon the negotiated value of existing Pertamina geothermal production facilities that the Company expects will be made available by Pertamina.

         Pursuant to the Dieng ESC, PLN agreed to purchase and pay for all of the Project's capacity and energy output on a "take or pay" basis regardless of PLN's ability to accept such energy made available from the Dieng Project for a term equal to that of the Dieng JOC. The price paid for electricity includes a base energy price per kWh multiplied by the number of kWhs the plants deliver or are "capable of delivering," whichever is greater. Energy price payments are also subject to adjustment for inflation. PLN will also pay a capacity payment based on plant capacity. All such payments are payable in U.S. dollars.

         The Company presently intends to begin well testing by the second quarter of 1995 and to commence construction of an initial 55 MW unit in the 4th quarter of 1995, and then to proceed on a modular basis with construction of three additional units to follow shortly thereafter, resulting in an aggregate first phase net capacity at this site of 220 MW. The Company estimates that the total project cost of these units will be approximately $450 million. The next phase is expected to expand the total capacity to 400 MW. The cost of the full Dieng Project is estimated to approximate $1 billion. The Company anticipates a consortium consisting of KCG and BHCO will submit a proposal for the design and construction of the Dieng Project, and that the Company, through a subsidiary, will be responsible for operating and managing the Dieng Project.

         The Dieng field has been explored domestically for over 20 years and

BHCO has been active in the area for more than five years. Pertamina has drilled a total of 27 wells to date. The Company has a significant amount of data, which it believes to be reliable as to the production capacity of the field. However, a number of significant steps, both financial and operational, must be completed before the Dieng Project can proceed further. These steps, none of which can be assured, include obtaining required regulatory permits and approvals, completing the well testing, entering into a construction agreement and other project contracts, and arranging financing.

         Patuha. The Company is also developing a geothermal power plant with respect to the Patuha geothermal field in Java, Indonesia (the "Patuha Project"). The Company has entered into a joint venture (the "Joint Venture Project") for Patuha with P.T. Enerindo Supra Abadi ("P.T. ESA"), an Indonesian company. P.T. ESA is an affiliate of the Bukaka Group, which has extensive experience in general construction, fabrication and electrical transmission construction in Indonesia. In exchange for project development services, P.T. ESA will receive a 10% equity interest in the Patuha Project with an option to acquire an additional 20% interest for cash upon the satisfaction of certain conditions. Subject to the exercise of that option, subsidiaries of the Company will have a 45% interest and subsidiaries of PKS will have the option to take a 45% interest in the Patuha Project.

         On December 2, 1994, the Patuha Joint Venture executed both a joint operation contract (the "Patuha JOC") and an energy sales contract (the "Patuha ESC"), each of which currently contains terms substantially similar to those described above for the Dieng Project. The Patuha Joint Venture intends to proceed on a modular basis similar to the Dieng Project, with an aggregate capacity of up to 400 MW. The Company estimates that the total cost will be approximately $1 billion. The Company presently intends to begin well testing and further exploration in the fourth quarter of 1995 with construction of the first unit expected to begin by 1996.

         The Patuha Project remains subject to a number of significant uncertainties, as described above in connection with the Dieng Project, and there can be no assurance that the Patuha Project will proceed or reach commercial operation.

         Bali. The Company and PT Panutau Group, an Indonesian consortium of energy, oil, gas and mining companies, have formed a joint venture to pursue the development of geothermal resources in Bali and to obtain a power sales contract from PLN.

         The Company presently intends to develop the Bali Project and other possible projects in Indonesia using a structure similar to that contemplated for the Dieng Project.

         The Bali Project remains subject to a number of significant uncertainties, as described above for the Dieng Project, and there can be no assurance that the Company will pursue the Bali Project or that it will proceed or reach commercial operation.

                         DOMESTIC PROJECTS - DISCUSSION

PROJECTS IN OPERATION

         The Coso Projects. In 1979, the Company entered into a 30-year contract (the "Navy Contract") with the United States Department of the Navy (the "Navy") to develop geothermal power facilities located on approximately 5,000 acres of the Naval Air Weapons Station at China Lake, California (150 miles northeast of Los Angeles). In 1985, the Company entered into a 30-year lease (the "BLM Lease") with the United States Bureau of Land Management ("BLM") for approximately 19,000 acres of land adjacent to the land covered by the Navy Contract. The Navy Contract and the BLM Lease provide for certain royalty payments as a percentage of gross revenue and certain other formulas. The Company formed three joint ventures (the "Coso Joint Ventures") with one primary joint venture partner, Caithness Corporation ("Caithness"), to develop and construct the three facilities which comprise the Navy I project (the "Navy I Project"), the BLM project (the "BLM Project") and the Navy II project (the "Navy II Project") (collectively the "Coso Projects").

         The Coso Joint Ventures are as follows: (i) Coso Finance Partners, which owns the Navy I Project (the "Navy I Partnership"), (ii) Coso Energy Developers, which owns the BLM Project (the "BLM Partnership"), and (iii) Coso Power Developers, which owns the Navy II Project (the "Navy II Partnership" and, together with the Navy I Partnership and the BLM Partnership, the "Coso Partnerships"). The Company holds ownership interests of approximately 46% in the Navy I Partnership; approximately 48% in the BLM Partnership, after payout to the Company and Caithness; and 50% in the Navy II Partnership. The Company consolidates its respective share of the operating results of the Coso Partnerships into its financial statements. In addition, the Company indirectly holds rights to certain cash flows from its partners in the BLM Project, and, to a lesser extent, the Navy I Project and Navy II Project. Each of the Coso Joint Ventures is managed by a management committee which consists of two representatives from the Company and two representatives from the Company's partners. The Company operates the Coso Projects, for which it receives fees from the Coso Partnerships.

         The Coso Projects sell all electricity generated by the respective plants pursuant to three long-term SO4 Agreements between the Navy I Partnership, the BLM Partnership, and the Navy II Partnership, respectively, and SCE. These SO4 Agreements provide for capacity payments, capacity bonus payments and energy payments. SCE makes fixed annual capacity payments to the Coso Partnerships, and to the extent that capacity factors exceed certain benchmarks is required to make capacity bonus payments. The price for capacity and capacity bonus payments is fixed for the life of the SO4 Agreements. Energy is sold at increasing fixed rates for the first ten years of each contract and thereafter at SCE's Avoided Cost of Energy. The fixed price periods of the SO4 Agreements extend until August 1997, March 1999 and January 2000 for each of the Navy I, BLM and Navy II Partnerships, respectively, at rates ranging from 11.0(cent) per kWh in 1994 to 14.6(cent) per kWh in 2000. The Company's share of the revenues received by the Coso Partnerships for 1993 and the first nine months of 1994 was $92.9 million and $78.9 million, respectively.

         The physical facilities used for geothermal energy production are substantially the same at the Coso Projects.

         The Navy I Project. The geothermal resource for the Navy I Project currently is produced from approximately 32 wells. The Navy I Project consists of three turbine generators, each with approximately 32 MW of electrical generating capacity. The Navy I Project has an aggregate gross electrical generating capacity of approximately 96 MW, and operated at an average operating capacity factor of 99.8% in 1992, 111.2% in 1993 and 114.6% in the first nine months of 1994, based on a net capacity of 80 MW.

         The BLM Project. The BLM Project's geothermal resource currently is produced from approximately 20 wells. The BLM Project consists of three turbine generators. Two of these turbine generators are located at the BLM East site in a dual flash system, each with a nameplate capacity of 29 MW; and one is located at the BLM West site in a single flash system, with a nameplate capacity of 29 MW. The BLM Project has an aggregate gross electrical generating capacity of approximately 96 MW, and operated at an average operating capacity factor of 87.2% in 1992, 98.1% in 1993, and 98.5% in the first nine months of 1994, based on a net capacity of 80 MW.

         The Navy II Project. The geothermal resource for the Navy II Project currently is produced from approximately 25 wells. The Navy II Project consists of three individual turbine generators, each with approximately 32 MW of electrical generating capacity. The Navy II Project has an aggregate gross electrical capacity of approximately 96 MW, and operated at an average operating capacity factor of 98.1% in 1992, 102.6% in 1993, and 103.5% in the first nine months of 1994, based on a net capacity of 80 MW.

         In December 1992, the Coso Joint Ventures refinanced the existing bank debt on the Coso Projects with the proceeds of the sale of approximately $560 million in non-recourse senior secured notes (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act. The Notes were issued by Coso Funding Corp. ("Coso Funding"), a corporation owned by the Coso Joint Ventures and formed exclusively for the purpose of issuing the Notes. Coso Funding lent the Coso Joint Ventures substantially all of the net proceeds of the sale of the Notes. At the time of their issuance, the Notes were rated "BBB-" by Standard & Poor's Corporation, "Baa3" by Moody's Investors Service, Inc., and "BBB" by Duff & Phelps Credit Rating Co., all investment grade ratings. The outstanding balance of the Notes on September 30, 1994 was $483.5 million with a remaining average life of 3.5 years, and the average interest rate on the Notes for the nine months ending on the same date was 8.07%. The obligations of each Coso Partnership under the loans from Coso Funding are non-recourse to the Company. Coso Funding may look solely to each Coso Partnership's pledged assets for satisfaction of such Coso Partnership's loan. In addition, the Project Loans are cross-collateralized by certain support loans only to the extent of the other Coso Joint Ventures' available cash flow and, under certain circumstances, the debt service reserve funds, and not as to other assets.

         Salton Sea Known Geothermal Resource Area Projects. Magma acquired three geothermal power plants which comprise the Salton Sea I project (the "Salton Sea I Project"), the Salton Sea II project (the "Salton Sea II Project") and the Salton Sea III project (the "Salton Sea III Project") (collectively, the "Salton Sea Projects") and all related wellfield, land and other related assets in March 1993 from Union Oil Company of California. Each of Vulcan, Hoch (Del Ranch), Elmore and Leathers projects (the "Vulcan Project," the "Hoch (Del Ranch) Project," the "Elmore Project" and the "Leathers Project," respectively, and collectively, the "Partnership Projects") is owned by an equal partnership (the "Vulcan Partnership," the "Del Ranch Partnership," the "Elmore Partnership" and the "Leathers Partnership," respectively, and collectively, the "Partnerships") between Magma and a subsidiary of Mission Energy, a wholly owned subsidiary of SCE. In the case of the Vulcan Project, the Vulcan Partnership owns certain geothermal resources supplying the Vulcan Plant. In the case of the other three Partnership Plants, Magma owns the geothermal resources and receives royalty payments from the Hoch, Elmore and Leathers Partnerships. In the first nine months of 1994, such royalties totaled $15.96 million. Magma's share of the aggregate revenues received by the Salton Sea Projects and the Partnerships for the first nine months of 1994 was $124.1 million. In each case, a subsidiary of Magma is the managing general partner, and Magma consolidates one-half of the operating results of each Partnership Plant into its financial statements. A subsidiary of Magma operates each of the Salton Sea Plants and the Partnership Plants.

         The Salton Sea Projects operated at a combined nameplate capacity factor (excluding scheduled maintenance hours) of 94.1% in the nine months ended December 31, 1993 and 90.8% in the first nine months of 1994. The Partnership Projects operated at a combined nameplate capacity factor of 100.7% in 1993 and 105.0% in the first nine months in 1994.

         Vulcan. The Vulcan Project sells electricity to SCE under a 30-year SO4 Agreement that commenced on February 10, 1986. The Vulcan Project has a contract capacity and contract nameplate of 29.5 MW and 34 MW of electric generating capacity, respectively. Under the contract, SCE is obligated to pay the Vulcan Project a capacity payment, a capacity bonus payment, and an energy payment.

         The price for contract capacity payments is fixed for the life of such SO4 Agreement. The as-available capacity price is based on a payment schedule as approved by the CPUC from time to time. The contract energy payment increases each year for the first ten years, which period expires on February 9, 1996. Thereafter, the energy payments will be based on SCE's published Avoided Cost of Energy. The energy payment per kWh is 10.9(cent) for 1994, 11.8(cent) for 1995 and 12.6(cent) for 1996. The Vulcan Project is unleveraged.

         Hoch (Del Ranch). The Hoch (Del Ranch) Project sells electricity to SCE under a 30-year SO4 Agreement that commenced on January 1, 1989. The Hoch (Del Ranch) Project has a contract nameplate of 38 MW of electric generating capacity. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as for the SO4 Agreement with respect to the Vulcan Project.

         The price for contract capacity payment is fixed for the life of the SO4 Agreement. The energy payment per kWh for the first ten-year period, which expires on December 31, 1998, is fixed at rates ranging from 10.9(cent) for 1994 to 14.6(cent) for 1998. Thereafter, the energy payments will be based on SCE's published Avoided Cost of Energy.

         The Del Ranch Partnership entered into a $66 million secured credit facility with commercial banks in March 1988. The final maturity date of the term loans is September 15, 2001. The secured credit agreement was amended to allow for the issuance of commercial paper and medium-term notes supported by a letter of credit as an alternative to borrowing directly from the banks.

         Elmore. The Elmore Project sells electricity to SCE under a 30-year SO4 Agreement that commenced on January 1, 1989. The Elmore Project sells electricity to SCE under a 30-year SO4 Agreement that commenced on January 1, 1989. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as for the SO4 Agreement with respect to the Vulcan Project.

         The price for contract capacity payments is fixed for the life of the SO4 Agreement. The fixed energy payments for the first ten-year period, which expires on December 31, 1998, are fixed at rates ranging from 10.9(cent) in 1994 to 14.6(cent) in 1998. Thereafter, the energy payments will be based on SCE's published Avoided Cost of Energy.

         The Elmore Partnership entered into a $66 million secured credit facility with commercial banks in March 1988. The final maturity date of the term loans is September 15, 2001. The secured credit agreement was amended and restated on April 18, 1990 (the "Credit Agreement") to allow for the issuance of commercial paper and medium-term notes supported by a letter of credit as an alternative to borrowing directly from the banks.

         Leathers. The Leathers Project sells electricity to SCE pursuant to a 30-year SO4 Agreement that commenced on January 1, 1990. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as for the SO4 Agreement with respect to the Vulcan Project.

         The price for contract capacity payments is fixed for the life of the SO4 Agreement. The monthly energy payments per kWh for the first ten-year period, which expires on December 31, 1999, are fixed at rates ranging from 10.9(cent) in 1994 to 15.6(cent) in 1999. Thereafter, the monthly energy payments are based on SCE's published Avoided Cost.

         The Leathers Partnership entered into an $82 million secured credit facility with commercial banks in March 1988. The final maturity date of the term loans is September 15, 2002. The secured credit agreement was amended to allow for the issuance of commercial paper and medium-term notes supported by a letter of credit as an alternative to borrowing directly from the banks.

         Salton Sea I Project. The Salton Sea I Project sells electricity to SCE pursuant to a 30-year negotiated power purchase agreement, as amended (the "Salton Sea I PPA"), which provides for capacity and energy payments.

         The initial (Phase I) contract capacity and nameplate is 10 MW. The Project may add subsequent increments of contract capacity (subject to notification requirements) the sum of which may not exceed 20 MW (the "Project Expansion"). See "-- Projects in Development - Fish Lake/Salton Sea I Expansion."

         The capacity payment is based on the firm capacity price which is currently $123.61/kW-year. The contract capacity payment adjusts quarterly based on a basket of energy indices for the term of the power purchase agreement. The energy payment is calculated using a Base Price (defined as the initial value of the energy payment (4.701(cent) per kWh for the second quarter of 1992)), which is subject to quarterly adjustments based on a basket of indices. The time period weighted average energy payment for Unit 1 was 4.8(cent) per kWh during 1993. As the Salton Sea I Contract is not an SO4 Agreement, the energy payments do not revert to SCE's Avoided Cost of Energy.

         Salton Sea II Project. The Salton Sea II Project sells electricity to SCE pursuant to a 30-year modified SO4 Agreement that commenced on April 15, 1990. The contract capacity is 15 MW and the nameplate capacity is 20 MW. The contract requires SCE to make capacity payments, capacity bonus payments and energy payments. The price for contract capacity and contract capacity bonus payments is fixed for the life of the modified SO4 Agreement. The energy payments for the first ten-year period, which period expires on April 4, 2000, are levelized at a time period weighted average of 10.6(cent) per kWh. For the period April 1, 1994 through March 31, 2004, SCE is entitled to receive, at no cost, 5% of all energy delivered in excess of 80% of contract capacity. Thereafter, the monthly energy payment will be SCE's Avoided Cost of Energy.

         Salton Sea III Project. The Salton Sea III Project sells electricity to SCE pursuant to a 30-year modified SO4 Agreement. The contract capacity is 47.5

MW and the nameplate capacity is 50 MW. The SO4 Agreement requires SCE to make capacity payments, capacity bonus payments and energy payments for the life of the Agreement. The price for contract capacity payments is fixed. The energy payments for the first ten-year period, which period expires on February 13, 1999, are levelized at a time period weighted average of 9.8(cent) per kWh. Thereafter, the monthly energy payment will be SCE's Avoided Cost of Energy.

         The partnerships that own the Salton Sea Projects (the "Salton Sea Partnerships") are parties to a secured credit facility with commercial banks. The agreement provides for a $130 million term loan broken into two tranches,
(i) tranche A (covers Units 1 and 2) in the original principal amount of $37 million with a final maturity date of March 15, 2000 and (ii) tranche B (covers Unit 3) in the original principal amount of $93 million with a final maturity date of January 31, 1999. In addition, the agreement provides for a renewable working capital loan in the aggregate principal amount of $5,000,000 with an initial maturity date of February 27, 1995.

         Desert Peak. The Company is the owner and operator of a 10 MW geothermal plant at Desert Peak, Nevada that is currently selling electricity to Sierra Pacific Power Company under a power sales contract that expires December 31, 1995 and that may be extended on a year-to-year basis as agreed by the parties. The price for electricity under this contract is 6.3(cent) per kWh, comprising an energy payment of 1.8(cent) per kWh (which is adjustable pursuant to an inflation-based index) and a capacity payment of 4.5(cent) per kWh. The Company is currently negotiating the terms of an extension to this contract.

         Yuma. During 1992, the Company acquired a development stage 50 MW natural gas-fired cogeneration project in Yuma, Arizona (the "Yuma Project"). The Yuma Project is designed to be a QF under PURPA and to provide 50 MW of electricity to San Diego Gas & Electric Company ("SDG&E") under an existing 30-year power purchase contract. The electricity is sold at SDG&E's avoided cost. The power is wheeled to SDG&E over transmission lines constructed and owned by Arizona Public Service Company ("APS"). An agreement for interconnection and a firm transmission service agreement have been executed between APS and the Yuma Project entity and have been accepted for filing by the Federal Energy Regulatory Commission ("FERC").

         The Yuma Project commenced commercial operation in May 1994. The project entity has executed steam sales contracts with an adjacent industrial entity to act as its thermal host in order to maintain its status as a QF, which is a requirement of its SDG&E contract. Since the industrial entity has the right under its contract to terminate the agreement upon one year's notice if a change in its technology eliminates its need for steam, and in any case to terminate the agreement at any time upon three years notice, there can be no assurance that the Yuma Project will maintain its status as a QF. However, if the industrial entity terminates the agreement, the Company anticipates that it will be able to locate an alternative thermal host in order to maintain its status as a QF or build a greenhouse at the site for which the Company believes it would obtain QF status. A natural gas supply and transportation agreement has been executed with Southwest Gas Corporation. The Yuma Project is unleveraged other than intercompany debt.

        Mammoth Plants. Magma receives royalty revenues from a 10 MW and a 12
MW nameplate capacity geothermal power plant (the "First Mammoth Plant" and the "Second Mammoth Plant", respectively, and referred to herein, collectively, as the "Mammoth Plants") at Mammoth Lakes, California. Electricity from the Mammoth Plants is sold to SCE under two long-term power purchase agreements. The First Mammoth Plant and the Second Mammoth Plant began commercial operation in 1985 and 1991, respectively. Magma leases both property and geothermal resources to support the Mammoth Plants in return for certain base royalty and bonus royalty payments. For the First Mammoth Plant and the Second Mammoth Plant, the base royalty is 12.5% and 12%, respectively, of gross electricity sales revenues. The bonus royalty for each Mammoth Plant is 50% of the excess of annual gross electricity sales revenues over an annual revenue standard based on the plants operating at 85% of contract capacity.

         The East Mesa Plant. Magma also receives royalty revenues from a 37 MW nameplate capacity geothermal power plant (with two units) at East Mesa in Imperial Valley, California. Electricity from the plant is sold to SCE pursuant to two SO4 Agreements formerly held by Magma, and Magma is entitled to receive a senior payment of 4% of gross electricity sales revenues and a junior payment of 10% of gross electricity sales revenues. To date, such junior payment has not been received. Since 1992, Magma recognized the accrued junior SO4 payments as royalty income.

         Roosevelt Hot Springs. The Company operates and owns an approximately 70% interest in a 25MW geothermal steam field which supplies geothermal steam to a power plant owned by Utah Power & Light Company ("UP&L") located on the Roosevelt Hot Springs property under a 30-year steam sales contract. The Company obtained approximately $20.3 million of cash under a pre-sale agreement with UP&L whereby UP&L paid in advance for the steam produced by the steam field. The Company must make certain penalty payments to UP&L if the steam produced does not meet certain quantity and quality requirements.

PROJECTS IN DEVELOPMENT

         The BRPU Process. Magma is seeking new long-term Final Standard Offer No. 4 power purchase agreements ("FSO4s") in southern California through the bidding process adopted by the CPUC under its 1992 Biennial Resource Plan Update ("BRPU"). In its 1992 BRPU, the CPUC cited the need for an additional 9,600 MW of power production through 1999 among California's three investor-owned utilities, SCE, SDG&E and Pacific Gas and Electric Company (collectively, the "IOUs"). Of this amount, 275 MW was set aside for bidding by independent power producers (such as Magma) utilizing renewable resources. Pursuant to an order of the CPUC dated June 22, 1994 (confirmed on December 21, 1994), Magma was awarded 163 MW for sale to SCE and SDG&E, with in-service dates in 1997 and 1998.

However, the IOUs may continue to challenge the order and there can be no assurance that power sales contracts will be executed or that any such projects will be completed.

         Fish Lake/Salton Sea I Expansion. The Salton Sea I Project has an option to supply an additional 20 MW of power to SCE under the Salton Sea I PPA. Magma, through its wholly-owned subsidiary, Fish Lake Power Company ("FLPC"), acquired in 1992 a modified ISO4 power purchase agreement (the "Fish Lake ISO4") to supply electric power to SCE from a 16 MW geothermal power plant proposed to be built at Fish Lake in Esmeralda County, Nevada (the "Fish Lake Project").

         The Fish Lake ISO4 was a 30-year contract providing for a contract capacity of 14 MW and a nameplate rating of 16 MW. The contract capacity payment under the Fish Lake ISO4 is levelized in the contract for the full 30-year term of the contract at $180 per kilowatt year. The capacity portion (plus bonus capacity) of such revenues is levelized at approximately 2.5(cent) per kWh for 30 years (assuming a 90% nameplate capacity factor). The energy payment thereunder is fixed for the first ten years starting at 10.2(cent) per kWh in 1996 and escalates at an average annual rate of 3.9%. For years 11 through 15, such energy payment is set at SCE's Avoided Cost of Energy, plus an additional specified amount which decreases each year. For the last 15 years of the Fish Lake ISO4, the energy payment is at SCE's Avoided Cost of Energy.

         On November 29, 1994, SCE filed an application with the CPUC seeking approval for the proposed restructuring of (i) the Salton Sea I PPA and (ii) the Fish Lake, whereby the Fish Lake Project would not be developed at its present site in Nevada's Fish Lake Valley and instead would be developed under an amended and restated power purchase agreement (the "Amended PPA") in conjunction with the current power purchase agreement for unit 1.

         If approved, the Amended PPA will consolidate the Project Expansion with the Fish Lake Project. The Amended PPA also would reduce the price for contract capacity payments to $158/kW-year and would alter the energy payment schedule to commence in 1996 at 8.8(cent) per kWh.

         Newberry. Under a Bonneville Power Administration ("BPA") geothermal pilot program, the Company is developing a 30 MW net geothermal project at Newberry, Oregon (the "Newberry Project"). Pursuant to two power sales contracts executed in September, 1994, after the final environmental impact statement for the Newberry Project was issued, the Company has agreed to sell 20 MW net to BPA and 10 MW net to Eugene Water and Electric Board ("EWEB") from the Newberry Project. In addition, BPA and EWEB together have an option to purchase up to an additional 100 MW of production from the Project under certain circumstances. In a public-private development effort, the Company is responsible for development, permitting, financing, construction and operation of the project (which will be 100% owned by the Company), while EWEB will cooperate in the development efforts by providing assistance with government and community affairs and sharing in the development costs (up to 30%). The Newberry Project is currently expected tocommence commercial operation in 1997. The power sales contracts provide that under certain circumstances the contracts may be utilized at an alternative location. Completion of the Newberry Project is subject to a number of significant uncertainties and cannot be assured.

                      REGULATORY AND ENVIRONMENTAL MATTERS

         Environmental Regulation. The projects of the Company and Magma are subject to environmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of the projects. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained for the construction and operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals. Failure to operate the facility in compliance with applicable laws, permits and approvals can result in the levy of fines or curtailment of operations by regulatory agencies.

         Management of the Coso Joint Ventures believes that the Coso Joint Ventures are in compliance in all material respects with all applicable environmental regulatory requirements and that maintaining compliance with current governmental requirements will not require a material increase in capital expenditures or materially affect its financial condition or results of operations. Likewise, management of each of the Company and Magma believes that the other projects of the Company and Magma are in compliance with all applicable environmental regulatory requirements. It is possible, however, that future developments, such as more stringent requirements of environmental laws and enforcement policies thereunder, could affect the costs of and the manner in which the Coso Joint Ventures or the other projects of the Company and Magma conduct their businesses.

         Federal Energy Regulations. The principal federal regulatory legislation relating to the Company's geothermal energy activities is PURPA. PURPA and associated state legislation have conferred certain benefits on the independent power production industry. In particular, PURPA exempts certain electricity producers ("Qualifying Facilities") from federal and state regulation as a public utility. PURPA also requires utilities, such as SCE, to purchase electricity from qualifying facilities at the particular utility's avoided cost.

         Each of the Company's domestic projects meets the requirements promulgated under PURPA to be Qualifying Facilities. Qualifying Facility status under PURPA provides two primary benefits. First, regulations under PURPA exempt qualifying facilities from the Public Utility Holding Company Act of 1935 ("PUHCA"), most provisions of the Federal Power Act (the "FPA") and state laws concerning rates of electric utilities, and financial and organizational regulations of electric utilities. Second, FERC's regulations promulgated under PURPA require that (1) electric utilities purchase electricity generated by Qualifying Facilities, the construction of which commenced on or after November

9, 1978, at a price based on the purchasing utility's full avoided cost; (2) the electric utility sell back-up, interruptable, maintenance and supplemental power to the Qualifying Facility on a non-discriminatory basis; and (3) the electric utility interconnect with the Qualifying Facility in its service territory.

         The Company's projects remain subject, among other things, to FERC approvals and permits for power development, and to federal, state and local laws and regulations regarding environmental compliance, leasing, siting, licensing, construction, and operational and other matters relating to the exploration, development and operation of its geothermal properties.

         In 1992, Congress enacted comprehensive new energy policy legislation in its passage of the Energy Policy Act. This new law is designed to, among other things, foster competition in energy production and provide independent power producers with competitive access to the transmission grid. To achieve these goals, the Energy Policy Act amended PUHCA to create a new class of generating facility called Exempt Wholesale Generators ("EWGs"). EWGs are generally exempt from public utility regulation under PUHCA. The Energy Policy Act also provides new authority to FERC to mandate that owners of transmission lines provide wheeling access at just and reasonable rates. Previously limited, wheeling rights enhance the ability of independent power producers to negotiate transmission access and encourages development of facilities whose most feasible siting lies outside the purchasing utility's service area or which, like many geothermal sites, are remotely located.

         Permits and Approvals. The Company has obtained certain permits, approvals and certificates necessary for the current exploration, development and operation of its projects. Similar permits, approvals and certificates will be required for any future expansion of the Coso Project and for any development of the Company's other geothermal properties or for other power project development by the Company. Such compliance is costly and time consuming, and may in certain instances be dependent upon factors beyond the Company's control.

         The Company believes that its operating power facilities are currently in material compliance with all applicable federal, state and local laws and regulations. No assurance can be given, however, that in the future all necessary permits, approvals, variances and certificates will be obtained and all applicable statutes and regulations will be complied with, nor can assurance be given that additional and more stringent laws, taxes or regulations will not be established in the future which may restrict the Company's current operations or delay the development of new geothermal properties, or which may otherwise have an adverse impact on the Company.

                                   EMPLOYEES

         As of December 31, 1993, the Company employed approximately 249 people, of which approximately 160 people were employed at the Navy I, Navy II and BLM Projects, collectively. The Coso Joint Ventures do not hire or retain any employees. All employees necessary to the operation of the Coso Project are provided by the Company under certain plant and field operations and maintenance agreements.

         As of February 28, 1994, Magma employed 340 persons on a regular, full-time basis, 31 at Magma's headquarters in San Diego, California, and 309 at MOC in California's Imperial Valley.

                                   PROPERTIES


         The Company's most significant physical properties are its four operating power facilities and its related real property interests. The Company also maintains an inventory of more than 400,000 acres of geothermal property leases and owns a 70% interest in a geothermal steam field. An affiliate of the Company owns the approximately 42 acre site in Yuma, Arizona where the 50 MW gas fired cogeneration facility is being constructed.

         The Company owns a one-story office building in Omaha, Nebraska, which houses it principal executive offices. The Company also leases office space in Ridgecrest, California, which houses the operating offices for the Coso Project and in Singapore and Manila, which house offices for the Company's international activities in the region.

         Magma holds geothermal leasehold and fee interests covering approximately 198,208 acres on a gross acreage basis, after giving effect to the 1993 Unocal Acquisition and the 1993 Freeport McMoRan Acquisition. See "Business of Magma." Such amount includes approximately 21,034 acres of developed (i.e., actively utilized in the production of geothermal energy) leasehold and fee interests, and approximately 178,174 acres of undeveloped (i.e., non-producing) geothermal leasehold and fee interests. Certain of the producing acreage is owned by Magma and is leased to Mammoth-Pacific as owner and operator of the Mammoth Plants, and Magma, as lessor, receives royalties from the revenues earned by such power plants. See "Business of Magma--Royalty Plants". The remainder of Magma's producing geothermal acreage is located in the SSKGRA and is utilized in the production of geothermal power at the SSKGRA Plants. Magma, as lessee, pays certain royalties and other fees to the property owners from the revenue generated by the SSKGRA Plants.

         Terms of Geothermal Leases. Lessors are generally paid a monthly or annual rental payment during the term of the lease unless and until the acreage goes into production, in which case the rental typically stops and the (generally higher) royalty payments begin. Leases of federal property, such as those at Fish Lake, Nevada are transacted with the Department of Interior, Bureau of Land Management, pursuant to the Geothermal Steam Act and the regulations promulgated thereunder (the "Regulations"), and are for a primary term of 10 years, extendible for an additional five years if drilling is commenced within the primary term and is diligently pursued for two successive five-year periods upon certain conditions set forth in the Regulations. A secondary term of up to 40 years is available so long as geothermal resources from the property are being produced or used in commercial quantities. Leases of federal lands provide for a modest yearly rental based on the acreage covered by the lease, a requirement of diligent exploration, a royalty of not less than 10% nor more than 15% of the value of geothermal resources sold or utilized and a royalty of up to 5% of the value of byproducts derived from the production of geothermal resources, and certain other obligations of the lessee as provided in the Regulations. Leases of state lands may vary in form. California, lease provisions and royalty amounts are determined from time to time by the State Lands Commission. Leases of private lands vary considerably, since their terms and provisions are the product of negotiations with the landowners. Generally, the private leases held by Magma provide for a primary term of five to 10 years, which is extendible for an additional period of time if certain conditions (such as the drilling of a well) have been satisfied.

         Development Royalties and Payments. In connection with the development of any new geothermal power plants at the SSKGRA, Magma is obligated to pay royalties and/or one-time lump-sum payments to certain third parties.

         Headquarters. Magma's executive and administrative offices are currently located in San Diego, California. A total of approximately 19,000 square feet are leased in a modern office building. Magma also has a right of first negotiation on an additional 19,000 square feet in the same building. The lease expires in 2002.

                               LEGAL PROCEEDINGS

         Neither the Company nor Magma is a party to any material legal proceedings.

               THE COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         For purposes of consistency in financial presentation, dollars and shares are stated in thousands except per share data and the Plants comprising the Coso Project (including the Navy I, Navy II and BLM Plants) capacity factors are based upon a capacity amount of 88 gross MW ("GMW"), 80 net MW ("NMW") for each plant. The Navy I and Navy II Plants each consist of a set of three turbines located at a plant site. The BLM Plant consists of two turbines at one site ("BLM East") and one turbine at another site ("BLM West"). In April 1990, the Company completed a retrofit of the two turbines at BLM East and in July 1990 completed associated retrofitting of the cooling towers to increase the aggregate installed capacity of the BLM Plant to 88 GMW/80 NMW, effective July 2, 1990. Each plant possesses an operating margin which periodically allows for production in excess of the amount listed above. However, through 1990, the Navy I, Navy II and BLM Plant capacity amounts were restricted by the then existing PURPA 80 NMW cap. With the lifting of the PURPA 80 NMW cap in 1991, utilization of this operating margin can, at times, produce plant capacity factors in excess of 100%. Utilization of this operating margin is based upon a variety of factors and can be expected to vary throughout the year under normal operating conditions.

RESULTS OF OPERATIONS THROUGH SEPTEMBER 30, 1994

         Sales of electricity and steam increased to $49,498 in the third quarter of 1994 from $41,433 in the third quarter of 1993, a 19.5% increase. This improvement was primarily due to an increase in the Coso Project's electric kilowatt hour sales to 580.4 million kWh from 578.2 million kWh and an increased price per kWh in accordance with the S04 Agreements. The remaining increases are a result of the Yuma project commencing operations in late May of 1994. For the nine months ended September 30, sales of electricity and steam increased to $117,208 in 1994 from $101,046 in 1993, a 16.0% increase. Similarly, the increase was due to an increase in the Coso Project's electric kilowatt hour sales to 1,659.4 million kWh from 1,610.4 million kWh, the aforementioned increased price per kWh, and the commencement of the Yuma project.

         The following operating data represent the aggregate installed capacity and electricity production of the Coso Project:

                                   THREE MONTHS ENDED                                                    NINE MONTHS ENDED
                                      SEPTEMBER 30                                                          SEPTEMBER 30
                                    ----------------                                                    -------------------
                                     1994           1993                                                 1994           1993
Overall installed
 capacity factor                     109.5%         109.1%                                               105.5%         102.4%

kWh produced                    580,400,000    578,200,000                                        1,659,400,000  1,610,400,000

Installed capacity                      240            240                                                  240            240
 NMW (average)

         The Navy I plant installed capacity factor was 115.5% in the third quarter of 1994 compared to 115.1% in the third quarter of 1993. For the nine months ended September 30, the Navy I plant installed capacity factor was 114.6% in 1994 compared to 109.0% for the same period in 1993. Several successful well workovers and the addition of a new well contributed to the improved performance. The Navy II plant installed capacity factor was 113.2% in the third quarter of 1994 compared to 106.3% in the third quarter of 1993. For the nine months ended September 30, the Navy II plant installed capacity factor was 103.5% in 1994 compared to 100.4% for the same period in 1993. Navy II output benefitted from gathering system improvements completed in June of 1993. The BLM plant installed capacity factor was 99.8% in the third quarter of 1994 compared to 106.0% in the third quarter of 1993. For the nine months ended September 30, the BLM plant installed capacity factor was 98.5% in 1994 compared to 97.8% for the same period in 1993.

         As a result of the successful performance of the BLM H2S abatement system, which was installed in 1992, the Navy I and Navy II Joint Ventures obtained authority to construct ("ATC") permits for the installation of similar H2S abatement systems in an effort to enhance operational efficiency and improve long term reservoir management. Such abatement systems are expected to have an aggregate Coso Project capital cost of approximately $11,948, $10,845 of which has been incurred through September 30, 1994. Completion of construction and testing of the Navy I and Navy II abatement systems is currently expected to occur by year end of 1994. In conjunction with the ATC, the Great Basin Unified Air Pollution Control District agreed to provide an eighteen month variance to Navy I which allows venting of a portion of Navy I's non-condensable gas while the abatement system is constructed and tested.

         The Coso Project's average electricity prices per kWh in 1994, 1993, and 1992, were comprised of (in cents):

                                                             Capacity
Three Months Ended                            Energy        and Bonus           Total
September 30, 1994                             11.10          4.22               15.32
June 30, 1994                                  10.91          1.94               12.85
March 31, 1994                                 10.85           .70               11.55
September 30, 1993                             10.20          4.24               14.44
June 30, 1993                                  10.16          1.94               12.10
March 31, 1993                                 10.01           .74               10.75
Average Fiscal 1993                            10.11          1.93*              12.04*
Average Fiscal 1992                             9.23          2.10*              11.33*

* Represents annualized price per kWh. Typically, the capacity price is significantly higher in the months June through September.

         The Yuma plant commenced commercial operation in late May pursuant to its power purchase agreement and operated at 99.6% of its 50 net MW plant capacity in the third quarter of 1994.

         Roosevelt Hot Springs steam field supplied 100% of customer power plant steam requirements in the third quarter and for the nine months ended September 30, 1994. The Company has an approximate 70% interest in the Roosevelt Hot Springs field.

         The Desert Peak power plant operated at 101.1% of its nine net megawatt capacity in the third quarter of 1994. For the nine months ended September 30, 1994, the Desert Peak plant capacity factor was 105.5%.

         Interest and other income increased in the third quarter of 1994 to $9,026 from $4,824 for the same period in 1993. For the nine months ended September 30, interest and other income increased to $21,980 in 1994 from $12,294 for the same period in 1993. The increase primarily reflects interest income on higher average cash balances from the issuance of the Senior Discount Notes.

         The Company's expenses as a percentage of sales of electricity and steam were as follows:

                                   Three Months Ended                                                    Nine Months Ended
                                      September 30                                                         September 30
                                    1994          1993                                                  1994         1993
Plant operations                    17.5%         11.5%                                                 17.3%        15.4%
(net of the Company's
 operator fees)

General and admini-                  6.5%          5.7%                                                  8.1%         8.5%
 stration

Royalties                            7.1%          7.3%                                                  6.7%         6.5%

Depreciation and                    11.4%         10.5%                                                 13.2%        12.9%
 amortization

Interest (less                      31.4%         15.7%                                                 31.5%        17.0%
 amounts capita-
 lized)
                                    73.9%         50.7%                                                 76.8%        60.3%


         Plant operations increased to $9,846 in the third quarter of 1994 from $5,878 in the third quarter of 1993, a 67.5% increase. For the nine months ended September 30, plant operations increased to $23,887 in 1994 from $18,898 in 1993, a 26.4% increase. While plant operating cost at Coso actually declined, the above increases were due to the inclusion of the plant operating costs of the Yuma cogeneration plant which started operations in May 1994.

         General and administration costs increased to $3,216 in the third quarter of 1994 from $2,359 in the third quarter of 1993, a 36.3% increase. For the nine months ended September 30, general and administration costs increased to $9,536 in 1994 from $8,596 in 1993, a 10.9% increase. The increases are a result of the increased project construction activity associated with two projects aggregating 300 MW in the Philippines, as well as increased project development activity associated with overseas efforts.

         Royalty costs increased to $3,504 in the third quarter of 1994 from $3,004 in the third quarter of 1993, a 16.6% increase. For the nine months ended September 30, royalties increased to $7,898 in 1994 from $6,525 in 1993, a 21.0% increase. The increases were due to the increase in sales of electricity and an increase in the effective royalty rate at BLM.

         Depreciation and amortization increased to $5,639 in the third quarter of 1994 from $4,344 in the third quarter of 1993, a 29.8% increase. For the months ended September 30, depreciation and amortization increased to $15,439 1994 from $13,044 in 1993, an 18.4% increase. The increase was due primarily to capital expenditures at the Coso Project and the depreciation of the Yuma plant.

         Interest expense before amounts capitalized increased to $17,653 in the third quarter of 1994 from $8,184 in the third quarter of 1993, a 115.7% increase. For the nine months ended September 30, interest expense increased to $44,480 in 1994 from $20,993 in 1993, a 111.9% increase. The increase was primarily due to the original issue discount amortization expense on the Senior Discount Notes issued in March 1994 and interest expense on the Convertible Subordinated Debentures which were issued in June 1993, offset in part by the defeasance of the Senior Notes in March 1994.

         The provision for income taxes decreased to $6,340 in the third quarter of 1994 from $7,493 in the third quarter of 1993, a 15.4% decrease. For the nine months ended September 30, the provision for income taxes decreased to $14,067 in 1994 from $14,295 in 1993, a 1.6% decrease. The decreases are due to a lower income before tax attributable to higher interest costs as previously discussed.

         The Company's effective tax rate continues to be less than the expected statutory tax rate primarily due to the percentage depletion deduction and energy tax credits generated in the current year.

         Income before extraordinary item and the cumulative effect of a change in accounting principle decreased to $14,413 in the third quarter of 1994 from $16,677 in the third quarter of 1993, a 13.6% decrease. Net income attributable to common shares in the third quarter of 1994 decreased to $13,138 or 38 cents per share from $15,498 or 41 cents per share in the third quarter of 1993, a 15.2% decrease. Net income excluding the effect of the Senior Discount Notes was approximately $16,487 or 47 cents per share for the third quarter of 1994. For the nine months ended September 30, income before extraordinary item and the cumulative effect of a change in accounting principle decreased to $31,399 or 77 cents per share from $34,811 or 81 cents per share, a 9.8% decrease. Net income attributable to common shares for the nine months ended September 30 decreased to $25,681 or 71 cents per share from $35,482 or 92 cents per share, a 27.6% decrease. Net income excluding the effect of the Senior Discount Notes was approximately $34,602 or 95 cents per share for the nine months ended September 30, 1994.

Results of Operations for Three Years Ended December 31, 1993, 1994, and 1991

         Sales of electricity and steam increased to $132,059 in the year ended December 31, 1993 from $117,342 in the year ended December 31, 1992, a 12.5% increase. This improvement was primarily due to a 9.1% increase in the Coso Project's electric kWh sales to 2,186.7 million kWh from 2,004.0 million kWh, and an increased price per kWh in accordance with the SO4 Agreements. The increase in Coso Project kWh sales was primarily due to the completion of new production wells. The increase in sales of electricity and steam in 1992 to $117,342 from $106,184 in 1991 was primarily due to increasing kWh sales by 6.0% to 2,004.0 million kWh from 1,890.4 million kWh, largely as a result of the drilling of additional production wells, and the aforementioned increase in price per kWh pursuant to the SO4 Agreements.

         The following operating data includes the full capacity and electricity production of the Coso Project only:

                                   1993           1992           1991
Overall capacity factor           104.0%          95.1%          89.9%

kWh produced               2,186,700,000  2,004,000,000  1,890,402,000

Installed capacity NMW
      (average)                      240            240            240

         The overall Coso plant capacity factor was 108.8% in the fourth quarter of 1993 compared to 109.1%, 100.9% and 97.1% for the third, second and first quarters of 1993, respectively. The Navy I Plant capacity factor was 111.2% in 1993, compared to 99.8% and 98.5% in 1992 and 1991, respectively. The Navy II Plant capacity factor was 102.6% in 1993, compared to 98.1% and 99.9% in 1992 and 1991, respectively. The BLM Plant capacity factor was 98.1% in 1993, compared to 87.2% and 71.4% in 1992 and 1991, respectively. The BLM Plant, Navy I Plant and the Navy II Plant were overhauled in conjunction with scheduled warranty inspections in 1993, 1992 and 1991 respectively, resulting in a temporary reduction of the plant capacity factor of 3% in the specified year.

         Electric sale price per kWh for the Coso Project varies seasonally in accordance with the rate schedule included in the SO4 Agreements. The price consists of an energy payment based on the annualized contracted rate of 10.11 cents per kWh in 1993, 9.23 cents per kWh in 1992, and 8.58 cents per kWh in 1991, and constant annual capacity payments, of which the Company's share was $5,400 to $5,800 per annum for each of the three power plants. Capacity payments are significantly higher in the months of June through September. Bonus payments are received monthly, of which the Company's share was approximately $1,000 per annum for each of the three power plants.

         The Coso Project's average electricity prices per kWh in 1993, 1992 and 1991 were comprised of (in cents):

                                  ENERGY              CAPACITY & BONUS          TOTAL
Average fiscal 1993                10.11                      1.93              12.04
Average fiscal 1992                 9.23                      2.10              11.33
Average fiscal 1991                 8.58                      2.24              10.82

         The Desert Peak and Roosevelt Hot Springs facilities ran at or near capacity levels for each of the past three years.

         Steam sales from the Roosevelt Hot Springs field, which was acquired in January 1991, remained relatively unchanged at $2,198, $2,255, and $2,077 in 1993, 1992, and 1991, respectively. Electricity sales from Desert Peak were $5,177, $5,347 and $3,976 for the years 1993, 1992, and 1991, respectively.
Desert Peak was acquired in March 1991 and, accordingly, reflects only nine months sales in 1991.

         Interest and other income increased in 1993 to $17,194 from $10,187 in 1992 and from $9,379 in 1991. The increase reflects higher average cash balances, interest income on notes receivable from the Coso Joint Ventures and interest income on the Company's share of the cash reserves established in the refinancing of the Coso Project debt in December 1992.

         The Company's cost per kWh* was as follows (in cents):

                                   1993              1992             1991
Plant operations (net of
  the Company's operator fees)    1.64               1.65              1.77

General and administration        1.03               1.04              1.11

Royalties                          .65                .61               .49

Depreciation and
  amortization                     1.39             1.33              1.31

Interest, less amounts
  capitalized                      1.82             1.17              2.16
                                   ----             ----              ----

         Total                     6.53             5.80              6.84
                                   ====             ====              ====

- ---------------
* Cost per kWh includes electrical production from the Desert Peak facility and the electrical production equivalent of the Company's share of geothermal steam produced at the Roosevelt Hot Springs field, acquired in March and January 1991, respectively.

         The Company's expenses* as a percentage of sales of electricity and steam were as follows:

                                    1993             1992              1991
Plant operations (net of
  the Company's operator fees)      15.8%            17.7%            18.8%

General and administration          10.0             11.1             11.7

Royalties                            6.3              6.6              5.2

Depreciation and
  amortization                       13.5             14.3             13.9

Interest, less amounts
  capitalized                        17.7             12.7             23.0
                                     ----             ----             ----

         Total                       63.3%            62.4%            72.6%
                                    ====               ====             ====
- ---------------
* Expenses as a percentage of electricity sales and steam sales include electricity sales from the Desert Peak facility and steam sales from the Roosevelt Hot Springs field, acquired in March and January 1991, respectively.

         The Company's expenses, excluding interest, increased as a general result of the greater electricity production of the Coso Project. However, in 1993, plant operations and general and administration costs per kWh decreased from 1992. In 1992, the Company's total expenses, excluding interest, were proportionally less than the increase in electricity production of the Coso Project.

         The cost of plant operations increased to $25,362 in 1993 from $24,440 in 1992, an increase of 3.8%. The cost of plant operations increased to $24,440 in 1992 from $23,525 in 1991, an increase of 3.9%. General and administration costs remained relatively unchanged at $13,158 in 1993 compared to $13,033 in 1992. General and administration costs increased to $13,033 in 1992 from $12,476 in 1991, a 4.5% increase. However, for 1993 and 1992 both plant operations and general and administration costs per kWh continued to decrease due to a proportionally greater increase in electrical production than plant operations and general administration costs. Plant cost per kWh decreased to
1.64 cents in 1993 from 1.65 cents in 1992 and 1.77 cents in 1991. General and administration cost per kWh decreased to 1.03 cents in 1993 from 1.04 cents in 1992 and 1.11 cents in 1991.

         Royalty costs increased to $8,274 in 1993 from $7,710 in 1992, an increase of 7.3%. Royalty costs increased to $7,710 in 1992 from $5,505 in an increase of 40.1%, due to higher electrical sales and a contractually scheduled increase in the 1992 royalty rate for the second and third turbines of the Navy I Plant. Overall, the royalty cost per kWh increased to 0.65 cents in 1993 from 0.61 cents in 1992 and 0.49 cents in 1991.

         Depreciation and amortization expense increased to $17,812 in 1993 from $16,754 and $14,752 in 1992 and 1991, respectively, a 6.3% increase from 1992 to 1993, and a 13.6% increase from 1991 to 1992. Depreciation and amortization expense for 1993 was 1.39 cents per kWh compared to 1.33 cents in 1992 and 1.31 cents per kWh in 1991. The increase in 1993 was due to additional capitalized costs associated with the settlement of litigation involving Mission Power Engineering Company ("MPE") and the Mission Power Group, as well as additional wells and gathering systems. The increase in per kWh cost in 1992 was due largely to the costs of an increased number of production and injection wells.

         Interest expense, less amounts capitalized, increased to $23,389 in 1993 from $14,860 in 1992, an increase of 57.4%, or 1.82 cents per kWh in 1993, compared to 1.17 cents in 1992. Net interest expense decreased to $14,860 in 1992 from $24,439, or 2.16 cents per kWh in 1991. Net interest expense in 1993 increased due primarily to the Company's higher weighted average interest rate, higher levels of indebtedness associated with the Coso Project and the issuance of convertible subordinated debentures in June 1993. The short-term variable rate debt on the Coso Project was refinanced in 1992 with longer-term fixed rate debt. The weighted average interest rate on the Coso Project debt was 7.9%, 5.4% and 8.5% in 1993, 1992, and 1991, respectively. Net interest expense decreased in 1992 from 1991 as a result of low interest rates associated with the Coso Project's then variable rate debt.

         The provision for income taxes increased to $18,184 in 1993 from $11,922 and $8,284 in 1992 and 1991, respectively. The effective tax rate was 29.7%, 23.5% and 23.8% in 1993, 1992, and 1991. The increase in the 1993 effective tax rate was a result of adopting Financial Accounting Standard No. 109 ("FAS 109").

         Income before the provision for income taxes increased 21% to $61,258 in 1993 from $50,732 in 1992. Net income after a cumulative effect of a change in accounting principle was $47,174 and net income available to common shareholders was $42,544 or $1.11 per common share for the year ended December 31, 1993. This compares to net income of $33,819 after an extraordinary item and net income available to common shareholders of $29,544 or $.79 per common share for the year ended December 31, 1992. Net income before cumulative effect of a change in accounting principle for the year ended December 31, 1993 was $43,074 or $1.00 per common share versus net income before an extraordinary item of $38,810 or $.92 per common share in 1992. In 1991, income before the provision for income taxes was $34,866 and net income available to common shareholders was $6,582, or $.75 per share.

         Earnings per share were favorably impacted in 1992 by the Company's repurchase of Common Stock during 1992 at an average price of approximately $12.00 per share. The Company purchased Common Stock to be held as treasury stock, which was reissued upon the exercise of options and warrants.

Liquidity and Capital Resources Through September 30, 1994

         The Company's cash and investments were $316,349 at September 30, 1994 as compared to $127,756 at December 31, 1993. In addition, the Company's share of Coso Project retained cash and investments in project control accounts at September 30, 1994 and December 31, 1993 was $27,088 and $14,943, respectively. Distributions out of the project control account are made monthly to the Company for operation and maintenance and capital costs and semiannually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreements by the partners. In addition, the Company recorded separately restricted cash and short-term investments of $127,380 and $48,105 at September 30, 1994 and December 31, 1993, respectively. The restricted balances were comprised primarily of amounts deposited in restricted accounts from which the Company will source its equity contribution requirements relating to Upper Mahiao and Mahanagdong projects and of its proportionate share of Coso Project cash reserves a debt service reserve fund. The Coso Project established these reserves in conjunction with the refinancing of its previous bank debt.

         In March 1994, the Company issued $400,000 of 10 1/4% Senior Discount Notes which accrete to an aggregate principal amount of $529,640 at maturity in 2004. The original issue discount (the difference between $400,000 and $529, will be amortized from issue date through January 15, 1997, during which time no cash interest will be paid on the Senior Discount Notes. Commencing July 15,

1997, cash interest on the Senior Discount Notes will be payable semiannually on January 15 and July 15 of each year. The Senior Discount Notes are redeemable at any time on or after January 15, 1999. The redemption prices commencing in the twelve month period beginning January 15, 1999 (expressed in percentages of the principal amount) are 105.125%, 103.417%, 101.708%, and 100% for 1999, 2000, 2001, and 2002, respectively, plus accrued interest through the redemption date in each case. The Senior Discount Notes are unsecured senior obligations of the Company.

         The Company's Senior Notes in the principal amount of $35,730 which were due in March 1995, together with the fixed 12% interest due thereon, were defeased in the first quarter of 1994 in conjunction with the issuance of the Senior Discount Notes. The 1994 contingent interest component of these Senior Notes, calculated by reference to the Company's share of available cash flow from the Coso Project, remains undefeased and outstanding through the end of the calculation period, December 31, 1994.

         In June of 1993, the Company issued $100,000 principal amount of 5% Convertible Subordinated Debentures ("Debentures") due July 31, 2000. The Debentures are convertible into shares of Common Stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the Debentures is payable semiannually in arrears on July 31 and January 31 of each year, and commenced on July 31, 1993. The Debentures may be redeemed for cash at any time on or after July 31, 1996 at the option of the Company. The redemption prices commencing in the twelve month period beginning July 31, 1996 (expressed in percentages of the principal amount) are 102%, 101%, 100% and 100% for 1996, 1997, 1998 and 1999, respectively. The Debentures are unsecured general obligations of the Company and subordinated to all senior indebtedness of the Company.

         In December 1992, the Company entered into an agreement with Community Energy Alternatives Incorporated ("CEA") to purchase CEA's interest in the Coso Project for $9,800. The terms of the agreement granted the Company's Coso Project Joint Venture Partner an option to purchase the CEA interest for a price which provided the Company with a 17% per annum return for the period the Company owned the CEA interest. In April 1994, the Coso Project Joint Venture Partner purchased the CEA interest from the Company for the defined price.

         In May 1994, pursuant to a special antidilution provision of the 1991 Stock Purchase Agreement between the Company and Kiewit Energy Company, the Company increased Kiewit Energy Company's existing option (granted in 1991) to purchase 3 million shares at $12 per share by an additional 289,163 shares as a final adjustment under such provision.

         Proceeds from options for shares of common and treasury stock exercised in the nine months ended September 30, 1994 aggregated approximately $677.

         As of September 30, 1994 the Company has repurchased 3,514 shares of Common Stock at a cost of $61,259. This repurchase provides shares for issuance under the Company's employee stock option and share purchase plans and other outstanding convertible securities. The shares may also be used for any future convertible securities or employee benefit plans.

         The Company is actively seeking to develop, construct, own and operate new power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. Development can require the Company to expend significant sums for preliminary engineering, field development, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development is contingent upon, among other things, negotiation of construction, fuel supply and power sales contracts with other project participants on terms satisfactory to the Company, and receipt of required governmental permits and consents. Further, there can be no assurance that the Company will obtain access to the substantial debt and equity capital required to develop and construct electric power projects or to refinance projects for which the Company has provided initial construction financing. The Company's future growth is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and the Company's ability to obtain contracts to supply portions of this capacity. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful.

         The Company believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years. The financing and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with first time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays or material impairment of value to the project being developed, which the Company may not be fully capable of insuring against. The uncertainty of the legal environment in certain foreign countries in which the Company may develop or acquire projects could make it more difficult for the Company to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of the Company to hold a majority interest in some of the projects that it may develop or acquire. The Company's international projects may, in certain cases, be terminated by a government.

         In April 1994, the Company closed the financing for the 128 GMW Upper Mahiao geothermal power project located in the Philippines. The total project cost for the facility is approximately $218,000. The Company will supply approximately $56,000 of equity and project debt financing will constitute the balance of approximately $162,000. A syndicate of international commercial banks is providing the construction financing. The Export-Import Bank of the U.S. ("Ex-Im Bank") is providing political risk insurance to the commercial banks o the construction loan and will provide the preponderance of project term financing upon satisfaction of conditions associated with commercial operation. As of September 30, 1994, draws on the construction loan totalled $20,636, equity investments made by a subsidiary of the Company totalled $12,712, and the Company has invested $1,236. The Overseas Private Investment Corporation ("OPIC") is providing political risk insurance on the equity investment by the Company in this project. The Upper Mahiao project has begun construction, and is expected to be in service by July of 1996. The project is structured as a ten year Build-Own-Transfer ("BOT"), in which the Company's subsidiary CE Cebu Geothermal Power Company, Inc., the project company, will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance during the ten year BOT period. The electricity generated by the Upper Mahiao geothermal power plant will be sold to the Philippine National Oil Company - Energy Development Corporation ("PNOC-EDC"), which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost. Ormat Inc. of Sparks, Nevada is the turnkey contractor for the project.

         In 1993 the Company and PNOC-EDC signed an Energy Conversion agreement for a 180 GMW project at the Mahanagdong geothermal site with a target completion date of July 1997. As with the Upper Mahiao project, the Mahanagdong project is structured as a ten year Build-Own-Transfer ("BOT"), in which the Company will be responsible for implementing construction of the geothermal power plant and, as owner for providing operations and maintenance for the ten year BOT period. The electricity generated by the geothermal power plant will be sold to PNOC-EDC, which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost.

         The Mahanagdong project will be built, owned and operated by CE Luzon Geothermal Power Company, a Philippine corporation, that is expected to be owned post completion as follows: 45% by the Company, 45% by Kiewit, and up to 10% by another industrial company. The turnkey contractor consortium consists of Kiewit Construction Group, Inc. (with an 80% interest) and The Ben Holt Co., Inc., a wholly owned subsidiary of the Company (with a 20% interest).

         In August 1994, the Company completed the financing on the Mahanagdong project with a total project cost of approximately $320 million. The capital structure consists of a term loan of $240 million and approximately $80 million in equity contributions. The construction debt financing facility will be provided by OPIC and a consortium of commercial lenders led by Bank of America NT&SA. The debt provided by the commercial lenders will be insured against political risks by Ex-Im Bank. Ten-year term debt financing will be provided by Ex-Im Bank (which will replace the construction debt) and by OPIC.

         The Mahanagdong project has commenced construction and as of September 30, 1994, the Company's proportionate share of draws on the construction loan totalled $443, equity investments made by a subsidiary of the Company totalled $3,899, and the Company has invested $6,711.

         The Yuma Cogeneration Associates ("YCA") 50 MW cogeneration power plant commenced commercial operation pursuant to its power purchase agreement with San Diego Gas & Electric ("SDG&E") at the end of May, 1994. In June 1994 SDG&E filed a complaint in U.S. District Court seeking to be released from its power purchase agreement with YCA. In September 1994 SDG&E dismissed its case against the Company without payment by either party. YCA, a wholly owned subsidiary of the Company, received all outstanding amounts due from SDG&E.

Liquidity and Capital Resources Through December 31, 1993

         The Company's cash and investments were $127,756 at December 31, 1993, as compared to $54,671 at December 31, 1992. In addition, the Coso Project retained cash and investments on project control accounts, of which the Company's share was $14,943 and $8,848 at December 31, 1993 and 1992, respectively. Distributions out of the project control accounts are made monthly to the Company for operation and maintenance and capital costs and semiannually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreement by the partners. In addition to these liquid instruments, the Company recorded separately restricted cash of $48,105 and $62,514 at December 31, 1993 and 1992, respectively. The restricted cash balance in 1993 was comprised primarily of the Company's proportionate share of Coso Project cash reserves for debt reserve funds and in 1992 included a contingency reserve fund, both of which were established in conjunction with the Coso Project's refinancing of its previous bank debt.

         Accounts receivable normally represents two months of revenues, and fluctuates with both production and price per kWh.

         The balance due from/to the Coso Joint Ventures relates to operations, maintenance, and management fees for managing the Coso Project. This amount fluctuates based on the timing of billings and incurrence of costs.

         In December 1992, the Company refinanced the existing bank debt of the Coso Project (see Note 5 of the Notes to the Consolidated Financial Statements). Coso Funding Corp. ("Funding Corp."), a single-purpose corporation, was formed to issue $560,245 of notes for its own account and as an agent acting on behalf of Navy I, BLM and Navy II Plants. The proceeds were used in part to replace the outstanding Coso Project bank indebtedness and to provide funding within the Coso Project for certain reserves. As of December 31, 1993 and 1992 the Company's proportionate share of the Coso Project loan was $246,880 and $263,604, respectively.

         The Funding Corp. notes have remaining terms of up to eight years and different fixed interest rates for each tranche. The underlying project loans have identical terms as the Coso Project loans and are also non-recourse to the Company.

         In connection with the Coso Project refinancing, the Company purchased Community Energy Alternatives Incorporated's ("CEA") interest in the Coso Project at the close of the Coso Project refinancing (see Note 5 to the Notes to the Consolidated Financial Statements).

         On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCE Corp., and the Coso Joint Ventures reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project contingency fund and MPE agreed to release its mechanics' liens on the Coso Projects. After making the $20,000 payment, the remaining balance of the Coso Project contingency fund (approximately $49,300) was used to increase the Coso Project debt reserve fund from approximately $43,000 to its maximum fully-funded requirement of $67,900. The remaining $24,400 balance of the contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve funds, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, are available for distribution to the Company in its proportionate share.

         On May 3, 1993, the transmission line dispute was settled and the transmission line deposit of approximately $7,700 was released to the Company.

         In June of 1993, the Company issued $100,000 principal amount of 5% convertible subordinated debentures (the "Convertible Subordinated Debentures"), due July 31, 2000. The Convertible Subordinated Debentures are convertible shares of Common Stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the Convertible Subordinated Debentures is payable semiannually in arrears on July 31 and January 31 each year, commencing on July 31, 1993. The Convertible Subordinated Debentures are redeemable for cash at any time on or after July 31, 1996 at a redemption price of (expressed in percentages of the principal amount) 102%, 101%, 100% and 100% in 1996, 1997, 1998 and 1999, respectively. The Convertible Subordinated Debentures are unsecured general obligations of the Company and subordinated to all existing and future senior indebtedness of the Company.

         The Senior Notes, of which $35,730 aggregate principal amount are currently outstanding, mature in March 1995 and bear interest at the rate of 12% per annum, plus contingent interest calculated by reference to the Company's share of the cash flow from the Coso Project through December 31, 1994. Simultaneous with the closing of a proposed offering of Senior Discount Notes (see Note 16 of Notes to the Consolidated Financial Statements), the Company intends to use approximately $39,000 to defease and provide for the repayment of the entire aggregate principal amount of Senior Notes outstanding. The Senior Notes prohibit the payment of cash dividends unless the Company has a net worth of at least $50,000 after payment of such dividends, and dividends do not exceed 50% of accumulated net income subsequent to December 31, 1987. The Senior Notes also place restrictions on capital expenditures not related to the Coso Project.

         Proceeds and benefits from warrants and options for shares of Common Stock exercised in 1993 and 1992 aggregated approximately $1,400 and $8,065, respectively. In addition, in September 1993, the Company acquired the Ben Holt Co. ("BHC"), a thirty person engineering firm, for a combination of cash and Company stock. In connection with this transaction, 87 common shares were issued having an aggregate market value of $1,557.

         The Company repurchased 157 shares of Common Stock during 1993 for the aggregate amount of $2,897. The Company purchased common stock to be held as treasury stock in anticipation of their reissue upon the exercise of options. The Company repurchased 565 shares of Common Stock during 1992 at an aggregate amount of $4,887. The shares were reissued during 1992 upon the exercise of stock options.

         On October 13, 1992, the Company repurchased, and cancelled, certain warrants exercisable for 1,025 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.16 per share, or approximately $9,389 in the aggregate. Kiewit Energy Company ("Kiewit Energy") simultaneously purchased and exercised other warrants to purchase 600 shares of unregistered common stock at $2.04 per share, providing the Company with proceeds of $1,200. On October 27, 1992, the Company repurchased and cancelled warrants exercisable for 250 shares of unregistered common stock at 2.04 per share, for a purchase price of $9.316 per share, or $2,329 in the aggregate.

         On November 15, 1992, the Company called the Company's Series B convertible preferred stock, no par value (the "Series B preferred stock"), for conversion into common stock. Each share of Series B preferred stock was converted into two shares of Common Stock and, accordingly, the Company issued
954.9 shares of common stock.

         In 1991, the Company and Kiewit Energy signed a stock purchase agreement and related agreements (see Note 12 to the consolidated financial statement). In addition, in 1991 the Company issued 1,000 shares of its Series

C redeemable preferred stock to Kiewit Energy for $50,000 per share.

         On March 31, 1993, the Company acquired leases from Unocal on 26,000 acres of geothermal properties at the Glass Mountain site in Northern California which includes three successful production wells.

         The Company is actively engaged in the acquisition of, and is seeking to develop, construct, own and operate power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. The Company is currently pursuing a number of international power project opportunities in countries where private power generation programs have been initiated, including the Philippines and Indonesia. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or financeable. Successful development is contingent upon, among other things, negotiation of construction, fuel supply and power sales contracts with other project participants on terms satisfactory to the Company, and receipt of required governmental permits and consents. Further, there can be no assurance that the Company will obtain access to the substantial debt and equity capital required for the acquisition or development and construction of electric power projects. To the extent the Company engages in international development efforts, the financing and development of projects entails significant political and financial risks (including, without limitation, uncertainties associated with first time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays or that the Company may not be fully capable of insuring against. There can be no assurance that development efforts on any particular project, or the Company's acquisition or development efforts generally, will be successful.

         In particular, the Company is developing a number of international projects, for which it may have significant capital requirements. In 1994, the Company intends to incur capital expenditures in excess of $40,000 for international project development. In addition to its international projects, the Company plans to incur domestic geothermal capital expenditures in the approximate aggregate amount of $30,000 in 1994. The Company's planned capital spending includes, among other things, its share of recurring Coso Project capital expenditures, as well as development of the Newberry Project in the Pacific Northwest.

         The Company is constructing the Yuma Project, a 50 MW natural gas fired cogeneration project in Yuma, Arizona. Engineering and equipment procurement commenced in 1993. Capital expenditures of $10,000 are anticipated through the completion of the Yuma Project by midyear 1994. The capital expenditures will be funded from existing cash balances and the Company's operating cash flows.

         Inflation has not had a substantial impact on the Company's operating revenues and costs. The Coso Project's energy payments for electricity will continue to be based upon scheduled rate increases through the initial ten-year period of each SO4 Agreement. Prior to the Coso Project refinancing, the project loans relating to the Coso Project were generally for periods up to twelve months at LIBOR plus a specified margin. Accordingly, the interest rates on the loans varied and over the operating period resulted in fluctuating interest payments. The refinanced Coso Project debt has fixed interest rates.

ADOPTION OF FINANCIAL ACCOUNTING STANDARD NO. 109

         On January 1, 1993, the Company adopted FAS 109. The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4,100. This amount is reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represents the recognition of the Company's tax credit carryforwards as a deferred tax asset. There was no cash impact to the Company upon the required adoption of FAS 109. Under FAS 109, the effective tax rate utilized increased at the time of adoption as a result of the tax credit carryforwards being recognized as an asset and unavailable to reduce the current period's effective tax rate for computing the Company's provision for income taxes. The effective tax rate continues to be less than the statutory rate primarily due to the depletion deduction and the generation of energy credits in 1993. The significant components of the deferred tax liability are the temporary differences between the financial reporting bases and income tax bases of the power plant and the well and resource development costs, and in addition, the offsetting benefits of operating loss carryforwards and investment and geothermal energy tax credit and alternative minimum tax carryforwards.

            MAGMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS:  THIRD QUARTER 1994 COMPARED TO THIRD QUARTER 1993

         Revenues. Total revenues for the third quarter of 1994 were up $1,568,000 or 3% to $58,883,000 as compared to $57,315,000 for the same period last year. This increase was made up primarily of increases in the sales of electricity, interest income and other income.

         Sales of Electricity. Revenues from the sale of electricity increased $918,000 in the third quarter of 1994 to $50,592,000. The revenue gain was due to a 7.9% increase in the payments for "energy" under the ISO4 contracts of the four Magma Partnership Plants. The "energy" payments under the ISO4 contracts of two of the three Salton Sea Plants are "levelized" during their Initial

Terms. The third Salton Sea Plant does not have an ISO4 contract. Under its "negotiated contract," the energy and capacity payments adjust quarterly pursuant to a basket of price indices. The "capacity" payments received by all plants were essentially unchanged during the period.

         During the third quarter of 1994 and 1993, the combined "contract" and "nameplate" capacity factors of the Magma Partnership Plants are shown in the table below:

                                                                             Third Quarter
                                                                      1994                 1993
Total Kilowatt Hours produced
      (kWh amounts in 000s)                                        352,564                 349,201

Contract Capacity Factor(l)                                         121.4%                  120.3%

Nameplate Capacity Factor(l)                                        107.9%                  106.9%

During the third quarter of 1994, the "contract" and "nameplate" capacity factors of the three Salton Sea Plants combined are as shown in the table below:

                                                                        Third Quarter
                                                                  1994                    1993
Total Kilowatt Hours produced
      (kWh amounts in 000s)                                        162,059                 167,603

Contract Capacity Factor(1)                                         101.2%                  104.7%

Nameplate Capacity Factor(1)                                         92.2%                   95.1%

- -----------------------

(1) Does not exclude scheduled maintenance hours. Calculation is based on a 92-day (2,208 hours) third quarter.


         Interest and Other Income. Interest and other income increased $494,000, a 55% increase compared to interest and other income for the same period of the prior year, reflecting the higher cash balances available for investment and the higher short-term interest rate environment. Cash available for investment during the same period of the prior year was lower due to the use of cash in connection with the acquisition of the Salton Sea Plants from Unocal.

         Costs and Expenses. In the third quarter of 1994, total costs and expenses were $25,744,000 compared to costs and expenses for the same period in 1993 of $26,532,000. This 3% decrease in total costs and expenses was composed primarily of decreases in plant operating costs and depreciation of $1,681,000 and $499,000, respectively, and increases of $818,000 in general and administrative expense and $577,000 in interest expense.

         The decrease in plant operating costs reflects the realization of certain efficiencies by integrating the operations of the Magma Partnership and Salton Sea Plants and the favorable results of Magma's ongoing efforts to reduce operating costs.

         The $818,000 increase in general and administrative costs reflects Magma's continued devotion of more of its resources towards expansion of business development activities by increasing staff and support services to facilitate the planned growth of Magma.

         The $577,000 increase in interest expense reflects the effect of higher borrowing costs due to higher market interest rates. Currently, approximately 84% of Magma's consolidated debt is floating rate debt.

         Net Income. Net income was 12% higher at $22,849,000 in the third quarter of 1994 as compared to $20,453,000 in the corresponding period of the prior year. The increase in net income reflects the increase in electricity revenues and interest income and the decrease in total costs and expenses.

      NINE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO NINE MONTHS ENDED
                              SEPTEMBER 30, 1993

           Revenues. Total revenues for the first nine months of 1994 were up $21,323,000 or 17% to $146,104,000 as compared to $124,781,000 for the same period of the prior year. This increase was made up primarily of an increase in the sales of electricity.

         Sales of Electricity. Revenues from the sale of electricity increased $20,767,000 in the first nine months of 1994 to $124,086,000 primarily due to the inclusion of the revenues of the Salton Sea Plants for the full nine months of 1994. The Salton Sea Plants contributed $15,311,000 of this revenue gain. The balance of the revenue gain of $5,456,000 was produced by the four Magma Partnership Plants by way of a 1% increase in the megawatt hours delivered and an increase in the price paid for "energy" under their ISO4s with SEC. The annual time period weighted average price of "energy" under the Magma Partnership Plants ISO4s increased 7.9% in 1994 to 10.9 cents per kWh. The energy payments under the ISO4 contracts of two of the Salton Sea Plants are "levelized" during their Initial Terms. The third Salton Sea Plant does not have an ISO4 contract. Under its "negotiated" contract, both the energy and capacity payments adjust quarterly based on a basket of price indices. The "capacity" payments received by all plants were essentially unchanged during the first nine months of 1994 compared to 1993.

         The combined "contract" and "nameplate" capacity factors of the Magma Partnership Plants are shown in the table below:

                                                                    First Nine Months            Fiscal Year
                                                                   1994            1993               1993
Total Kilowatt Hours produced
     (kWh amounts in 000s)                                       1,017,707           968,941          1,305,700

Contract Capacity Factor(1)                                         118.1%            112.5%             113.3%



Nameplate Capacity Factor(1)                                        105.0%             99.9%             100.7%

- ---------------

(1) Does not exclude scheduled maintenance hours. Calculation is based on a 273 day (6,552 hour) nine month period in 1994 and 1993.

         The combined "contract" and "nameplate" capacity factors of the three Salton Sea Plants during the period are shown in the table below:

                                                          Nine Months                    Nine Months
                                                             Ended                          Ended
                                                           December 31,                  December 31,
                                                             1994                           1993
Total Kilowatt Hours produced
    (kWh amounts in 000s)                                   474,704                        495,800

Contract Capacity Factor(1)                                   99.9%                         103.6%

Nameplate Capacity Factor(1)                                  90.8%                          94.1%

- ---------------

(1) Does not exclude scheduled maintenance hours. Calculation is based on a 273-day (6,552 hours) nine month period in 1994 and a nine month period (6,600 hours) ended December 31, 1993.


         Interest and Other Income. Interest and other income increased $231,000, a 6% increase compared to interest income for the same period of the prior year, primarily due to higher investment earnings, reflecting the higher cash balances available for investment and the higher short-term interest rate environment.

         Costs and Expenses. In the first nine months of 1994, total costs and expenses increased $11,365,000, a 17% increase, compared to costs for the same period in 1993. This increase was composed primarily of a $4,586,000 increase in plant operating costs, a $2,288,000 increase in depreciation, a $2,131,000 increase in general and administrative expense, and a $2,381,000 increase in interest expense. The increase in plant operating costs and depreciation primarily reflects the cost of operating the Salton Sea Plants for nine months in 1994 compared to six months in 1993.

         The $2,131,000 increase in general and administrative costs reflects Magma's continued devotion of more of its resources towards expansion of business development activities by increasing staff and support services to facilitate the planned growth of Magma.

         The $2,381,000 increase in interest expense over the corresponding period of 1994 reflects the increased cost of borrowings to finance the acquisition of the Salton Sea Plants. Interest expense related to the Magma Partnership Plants declined as a result of lower partnership weighted-average borrowings during the first nine months of 1994 as compared to the same period of the prior year.

         Provision for Income Taxes. Magma's effective tax rate in the first nine months of 1994 was 31 percent which was comparable to the rate in the same period of the prior year.

         Net Income. Net income was 19% higher at $46,843,000 for the first nine months of 1994 as compared to $39,469,000 in the corresponding period of the prior year. The increase in net income reflects the addition of the earnings of the Salton Sea Plants for nine months in 1994 compared to six months in 1993 as well as the higher ISO4 electricity revenues received by the Partnership Plants.

RESULTS OF OPERATIONS:  1993 COMPARED TO 1992

         Revenues. Magma's operating revenues (total revenues excluding interest and other income) in 1993 increased $62,630,000 to $162,943,000. This increase was made up of an increase in the sales of electricity, an increase in royalties received from the Vulcan, Hoch, Elmore and Leathers plants (the "Partnership Plants") and an increase in management services fees earned for providing services to the Partnership Plants and a decrease in royalties received from third-party owned and operated geothermal power plants.

         Sales of Electricity. Revenues from the sale of electricity in 1993 increased $65,646,000 to $137,882,000 primarily due to the inclusion of the revenues of the three power plants (the "Salton Sea Plants") acquired from Union Oil Company of California ("Unocal"), as of March 31, 1993. The Salton Sea Plants contributed $60,158,000 of the electricity revenue gain. The balance of $5,488,000 was produced by the Partnership Plants and was due to both an increase in the price paid for energy under their Interim Standard Offer No. 4 ("ISO4") long-term power purchase contracts with Southern California Edison Company ("SCE") and an increase in the number of megawatt hours produced. The annual time period weighted average price of energy under the Partnership Plants' ISO4s increased 8.6% in 1993 to 10.1(cent) per kilowatt hour ("kWh"). The number of megawatt hours produced by these plants increased 2.6% in 1993.

         In addition to the energy payments, the Partnership Plants receive the following separate payments for capacity based on the contract capacities specified in their respective ISO4s: Vulcan -- $158 per kilowatt year, Hoch -- $198 per kilowatt year, Elmore -- $198 per kilowatt year and Leathers -- $187 per kilowatt year. Unlike the energy payments which escalate each year for the first ten years pursuant to schedules attached to the ISO4s and then convert to SCE's then published avoided cost of energy, the capacity payments are fixed for the full 30-year term of the ISO4s. The contract capacities specified in the ISO4s for the Vulcan, Hoch, Elmore and Leathers plants are 29,500, 34,000, 34,000 and 34,000 kilowatts, respectively.

         The ISO4s for the Vulcan, Hoch, Elmore and Leathers plants also specify a nameplate rating. The specified nameplate ratings for these plants are 34,000, 38,000, 38,000 and 38,000 kilowatts, respectively.

         The Partnership Plants are 50% owned by Magma and the newly acquired Salton Sea Plants are 100% owned by Magma. Two of the Salton Sea Plants have an ISO4 with SCE and the third has a non-standard offer long-term power purchase contract (a "Negotiated Contract") with SCE. Each of the Salton Sea Plants earns an energy payment. For the 10 MW, Salton Sea Plant I, the energy payment under its Negotiated Contract averaged 4.8(cent) per kWh in the nine months ended December 31, 1993. This energy payment adjusts quarterly based on a basket of indices for the 30-year term of its power purchase agreement with SCE. For the 20 MW, Salton Sea Plant 2, and the 49.8 MW, Salton Sea Plant 3, the energy payments under their ISO4 contracts are levelized for the first ten years at a time period weighted average of 10.6(cent) and 9.8(cent) per kWh, respectively. The first ten years expires in 1999 for Salton Sea Plant 3 and in 2000 for Salton Sea Plant 2.

         Each of the Salton Sea Plants also receives the following capacity payments based on the contract capacity specified in its power purchase agreements with SCE: Salton Sea Plant 1 -- $123.61 per kilowatt year, Salton Sea Plant 2 -- $187.00 per kilowatt year and Salton Sea Plant 3 -- $175.00 per kilowatt year. The contract capacities specified in the power purchase agreements for the Salton Sea Plants are 10,000, 15,000 and 47,500 kilowatts, respectively. The capacity payments for Salton Sea Plants 2 and 3 are fixed for the full 30-year term of their ISO4s, while the capacity payment for Salton Sea Plant 1 adjusts quarterly based on a basket of indices for the full 30-year term of its Negotiated Contract.

         The power purchase agreements for the Salton Sea Plants also specify a nameplate rating. The specified nameplate ratings of these plants are 10,000, 20,000 and 49,800 kilowatts, respectively.

         Royalties. Magma's royalty revenues from the Partnership Plants increased in 1993, while royalties received from third-party plants decreased. The decrease in third-party royalties was due to the one-time recognition in 1992 of $7,900,000 of earned but unpaid Jr. SO4 payments from the GEO East Mesa plant. Since 1989, Magma has received Sr. SO4 payments from the East Mesa plant on a current basis. However, Jr. SO4 payments have gone unpaid pending conversion of the plant's construction loan to permanent financing. Due to the strong operating and financial performance and cash flow of the East Mesa plant, Magma recognized as royalty income in 1992 the $7,900,000 of Jr. SO4 payments which had accrued since the East Mesa plant's start-up. In 1993 Magma recognized as royalty income $3,190,000 of accrued Jr. SO4 payments from the East Mesa plant. Although no Jr. SO4 payments have been received by Magma, loan conversion is expected during the first half of 1994 at which time substantially all of the accrued Jr. SO4 payments are expected to be received.

         Royalties from the Partnership Plants, the major source of Magma's royalty income, increased $1,225,000 or 10.5% in 1993 to $12,877,000. The increase resulted from the increased energy revenues in 1993.

         Management Services. Revenues received for management services increased $284,000 in 1993, due to an increase in the incentive fees received from the Hoch, Elmore and Leathers plants for operating the facilities above certain predetermined targets and an increase in the administrative fees received from the four Partnership Plants, reflecting the higher electricity revenues received by these plants in 1993.

         Interest and Other Income. Interest and other income decreased $4,458,000, or 52%, in 1993 to $4,195,000 due to lower investment earnings, reflecting the lower short-term interest rate environment and the reduction in Magma's cash and marketable securities due to the purchase, in March of 1993, of the Unocal geothermal properties and assets.

         Costs and Expenses.. Total costs and expenses increased $32,926,000 in 1993, a 56% increase primarily due to the acquisition of the Salton Sea Plants from Unocal. This increase was composed primarily of a $16,235,000 increase in plant operating costs, a $9,765,000 increase in depreciation, a $4,460,000 increase in general and administrative expense and a $2,795,000 increase in interest expense.

         Plant Operating Costs and Depreciation. The increase in plant operating costs and depreciation primarily reflects the additional cost of operating and maintaining the Salton Sea Plants acquired from Unocal. Of the $16,235,000 increase in plant operating costs in 1993, $16,191,000 was attributable to the nine months operation of the newly acquired Salton Sea Plants. Similarly, of the $9,765,000 increase in depreciation, $8,156,000 related to the Salton Sea Plants.

         Controllable operating costs for the Partnership Plants (total costs less depreciation, interest, management fees and royalties) increased by less than 1% over the prior year and, on a per kilowatt hour basis, have decreased in 1993 to 4.3(cent) per kWh from 4.4(cent) per kWh in 1992. Magma has established a goal of significantly reducing controllable operating costs over the next five years for its plants at the Salton Sea by applying newly developed material and process technologies and the further realization of the efficiencies gained through its acquisition of the Salton Sea Plants from Unocal. The goal is to reduce these costs to less than 3.0(cent) per kWh over the next five years.

         General and Administrative. General and administrative costs increased from $6,483,000 in 1992 to $10,943,000 in 1993, an increase of $4,460,000.
Magma continued to devote more resources to expansion of business development activities by increasing staff and related costs, which is directed toward development of international geothermal power projects, and support services to facilitate the planned growth of Magma.

         Interest Incurred. Interest expense increased by $2,795,000, in 1993 to $9,626,000, reflecting the cost of the $140,000,000 one-year term loan ("Bridge Loan") incurred in the acquisition of the Unocal geothermal assets. Interest expense related to the Partnership Plants actually declined in 1993 as a result of a lower level of partnership debt and lower market interest rates. Excluding the Bridge Loan, Magma's weighted average interest rate of 5.6% during 1993 compared favorably with the corresponding rate of 6.7% in 1992.

         Interest expense in 1994 is expected to be higher than in 1993 reflecting principally the replacing of the Bridge Loan on February 28, 1994 with a non-recourse $130,000,000 six-year term loan. The term loan is a "project level loan", that is, a loan arranged by Magma's subsidiaries owning the Salton Sea Plants and secured by their assets with no recourse to Magma. Magma believes that through non-recourse project level debt, typically more expensive than corporate level recourse loans, it retains more flexibility in financing future growth.

         Provision for Income Taxes. In 1992 Magma adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 changed the manner in which Magma accounted for the tax benefit of certain items such as operating loss and tax credit carryforwards. The cumulative effect of this change increased net income approximately $17,833,000 or $.77 per share in 1992, and is reported separately in the consolidated statement of operations. As a result of this change Magma's effective tax rate increased in 1993, and will increase in future years as well, over what it would have been but for the change, since the future tax benefit of operating loss and tax credit carryforwards was recognized in 1992 in the cumulative effect adjustment.

         Magma's tax provision in 1993, as a percentage of earnings before tax, increased to 30.4% from the 1992 rate of 26.8% due to higher operating profits in 1993 as a result of the earnings contribution of the newly acquired Salton Sea Plants and recognition of the 1% increase in the Federal statutory corporate tax rate in the current tax provision and the corresponding adjustment to recognize the effect of the rate increase on the deferred tax liability. Magma's 1994 provision for income taxes is expected to be approximately 32%.

         Net Income. Magma's 1992 net income of $54,191,000 included a positive adjustment of $17,833,000 to reflect the cumulative effect of adopting SFAS No.
109. Before the cumulative effect of the accounting change, 1992's net income was $36,358,000. Magma's 1993 net income increased by $15,777,000 or 43% to $52,135,000 from 1992's net income before the cumulative effect of the accounting change. The 1993 increase in net income reflects the addition of the earnings of the Salton Sea Plants acquired from Unocal, as well as the higher ISO4 electricity revenues received by the Partnership Plants.

RESULTS OF OPERTIONS:  1992 COMPARED TO 1991

         Revenues. Magma's operating revenues increased $16,178,000 in 1992 to $100,313,000 from $84,135,000 in 1991. This increase was made up of an increase in the sales of electricity, an increase in royalties received from the Partnership Plants and third-party owned and operated geothermal power plants and an increase in management services fees earned for providing services to the Partnership Plants.

         Sales of Electricity. Revenues from the sale of electricity increased $6,221,000 in 1992 to $72,236,000 due primarily to an increase in the price for energy under the ISO4s and a 4.4% increase in kilowatts delivered to SCE. The average price for energy under the ISO4s increased 8.1% in 1992 to 9.3(cent) per kWh.

         Royalties. Magma's royalty revenues increased $9,318,000 in 1992 to $22,929,000, $1,050,000 of the increase resulted from the increased energy revenues of the Partnership Plants in 1992. The remainder of the increase or $8,268,000 came as the result of higher royalty income recognized from third-party owned and operated plants of which $7,900,000 was due to the recognition of accrued royalties ("Jr. SO4 payments") from the GEO East Mesa geothermal power plant. Since 1989, Magma has received the senior portion of the royalties ("Sr. SO4 payments") from the East Mesa plant on a current basis, however, the Jr. SO4 payments have gone unpaid pending conversion of the plant's construction loan to permanent financing. Due to the strong performance and cash flow of the East Mesa plant in 1992 and the expected conversion of the plant's construction loan, Magma elected to recognize the accrued Jr. SO4 payments as royalty income.

         Management Services. Revenues received for management services provided to the Partnership Plants increased $639,000 in 1992, due primarily to a $402,000 increase in the incentive fees received from the Hoch, Elmore and Leathers plants for operating the facilities above certain predetermined targets, and a $216,000 increase in the fees received from the Partnership Plants by Magma's wholly-owned subsidiary, Desert Valley Company, for disposal of drilling muds and cuttings and silica cake at its monofill, a single purpose landfill owned and operated by Desert Valley.

         Interest and Other Income. Interest and other income decreased $2,103,000 in 1992 to $8,653,000. In spite of higher cash balances available for investment, interest and other income decreased compared to the prior year reflecting the lower short-term interest rate environment.

         Costs and Expenses. Total costs and expenses in 1992 increased $5,612,000, a 10.5% increase, over 1991. This increase was comprised primarily of a $5,905,000 increase in plant operating costs, including depreciation and amortization, a $549,000 increase in general and administrative expense, offset by a $1,696,000 decrease in interest expense.

         Plant Operating Costs. The increase in plant operating costs reflected the increased costs in 1992 of processing geothermal fluids and collecting and disposing of geothermal solids and maintaining the well field and geothermal reservoir supporting the Partnership Plants.

         General and Administrative. General and administrative costs increased from $5,934,000 in 1991 to $6,483,000 in 1992, an increase of $549,000. Magma continues to direct more financial resources to business development and governmental relations.

         Interest Incurred. Interest expense declined as a result of lower partnership weighted average borrowings during 1992 and the effect of lower borrowing costs, because of lower market interest rates. Magma's weighted average interest rate of 6.7% during 1992 compares favorably with the corresponding rate of 8.0% in the prior year.

         Provision for Income Taxes. In 1992 Magma adopted SFAS 109. Prior to 1992, the provision for income taxes was based on income and expenses included in the accompanying consolidated statement of operations. Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of the assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. SFAS 109 changed the manner in which Magma accounted for the tax benefit of certain items such as operating loss and tax credit carry forwards. Accordingly, the cumulative effect of this change in accounting for income taxes, adopted as of the beginning of 1992, increased net income approximately $17,833,000 or $.77 per share, and is reported separately in the consolidated statement of operations. The financial statements for 1991 have not been restaed to reflect SFAS 109.

         Magma's tax provision, as a percentage of earnings before tax, was higher in 1992 as a result of the adoption of SFAS 109. The effect of applying SFAS 109 in 1992 was to decrease net income before the cumulative effect of adopting SFAS 109 by approximately $2,821,000 or $.12 per share. Magma's 1992 effective tax rate was 26.8% following the adoption of SFAS 109 rather than 21.1% under the previous accounting treatment. Magma's effective tax rate will continue to be significantly higher in the future, since the tax benefit of operating loss and tax credit carryforwards, which could have been expected to reduce future tax provisions, has been recognized in 1992 in the cumulative effect adjustment.

         Net Income. Net income increased $20,250,000 in 1992 to $54,191,000. Of this increase $17,833,000 is attributable to the cumulative effect of adopting SFAS No. 109. In addition, higher net income reflects higher revenues from the sale of electricity, Magma's core business, higher royalty income from third-party owned and operated royalty plants including the recognition of $7,900,000 in accrued Jr. SO4 payments from the GEO East Mesa geothermal power plants and lower interest expense incurred on partnership non-recourse debt. The higher revenues and lower interest expense were offset, in part, by lower interest and other income, higher plant operating costs and a higher tax provision than would have been recorded under the previous accounting standard. The lower interest income and interest expense reflects the generally lower market rates of interest.

         Acquisition and New Project Costs. Magma purchased, on March 31, 1993, all of Unocal's geothermal interests in the Imperial Valley of California, including three operating geothermal power plants, 40,600 acres of geothermal leases and an option to develop and sell an additional 20MWs of geothermal power to SCE. The total cost of the acquisition was $248,200,000 (subject to certain post-closing adjustments) which included $6,686,000 for certain current assets and liabilities assumed by Magma, $3,489,000 of interest incurred on the unpaid purchase price from January 1, 1993 through the closing date, advisory fees and transaction costs of $3,400,000, and a $10,000,000 reserve for future capital expenditures for certain improvements to the assets. The total purchase price was paid utilizing both Company cash and the proceeds from a $140,000,000 Bridge Loan. The acquired assets contributed to Magma's revenues and earnings as of April 1, 1993.

         In addition, in separate transactions, Magma purchased from Unocal for an additional $1,000,000 interest in approximately 12,000 acres of geothermal leases in central California near Mammoth, California (the "Long Valley Leases") and its interest in approximately 58,300 acres of geothermal leases in Nevada. Simultaneously, Magma sold a two-thirds interest in the Long Valley Leases to two independent power developers.

         On March 11, 1992 Magma acquired a 30-year modified ISO4 Power Purchase Agreement to sell 14MWs of capacity and 16MWs of energy to SCE using geothermal resources from leases at Fish Lake, Nevada. Magma is currently engaged in exploratory and well field development activities, which are preparatory to constructing a power plant. Three wells have been drilled, which could be used as production wells for the future plant.

LIQUIDITY AND CAPITAL RESOURCES

         Operations and development activities have been financed with working capital, the sale of common stock for cash and services, secured and unsecured, loans and non-recourse loans from commercial banks.

         Magma has geothermal projects in the development stage, both domestic and international, which it intends to finance with a combination of Magma-supplied equity and non-recourse project debt. These development stage projects will require significant equity contributions from Magma during the next five years. Magma believes that its cash reserves, augmented by cash flow from its current operations, will be sufficient to fund these equity contributions.

         Magma financed the Unocal acquisition with its own cash and with the proceeds from the $140,000,000 Bridge Loan. On February 28, 1994 the Bridge Loan was repaid, utilizing both Magma cash and the proceeds from a non-recourse project level six-year term loan of $130,000,000 collateralized by substantially all of the assets and power purchase contracts of the three Salton Sea Plants acquired from Unocal (the "$130,000,000 Term Loan"). In addition, a $5,000,000 working capital line of credit has been provided to the subsidiaries owning the plants by two of the banks participating in the $130,000,000 Term Loan. No loans against the working capital line of credit have been made.

         Magma's cash and marketable securities at December 31, 1993 totalled $73,022,000 of which $50,103,000 was available for general corporate uses. The remainder of $22,919,000 is Magma's share of cash and marketable securities of the four partnerships which own the four Partnership Plans operated by Magma. These funds are earmarked for the working capital needs of each of the partnerships. Restrictions in the secured credit agreements for the Hoch, Elmore and Leathers plants and the $130,000,000 Term Loan for the Salton Sea Plants place limits on distributions of cash by the partnerships to Magma.

         In addition, at December 31, 1993, Magma had non-current investments totalling $47,642,000 consisting of $32,302,000 in securities with maturities greater than one year, which are liquid, and $15,340,000 of other investments, which are not liquid.

         At December 31, 1993, long-term obligations were $189,209,000, a $103,375,000 increase over year-end 1992. The increase reflects the replacement on February 28, 1994 of the $140,000,000 one-year Bridge Loan, with the six-year $130,000,000 Term Loan. The increase in long-term obligations was partially offset by a reduction of $9,028,000 in Magma's pro-rata share of partnership debt for the Hoch, Elmore and Leathers plants.
Partnership debt is non-recourse to Magma.

         Magma has an unused and available line of credit with Morgan Guaranty Trust Company of New York of $25,000,000.

         Cash and marketable securities at September 30, 1994 totaled $74,198,000 of which $48,720,000 was available for general corporate use. The remainder of $25,478,000 is Magma's share of the cash and marketable securities of the "Magma Partnerships," the four separate partnerships which are jointly owned by Magma and Mission Energy Company and which own the Partnership Plants, and the cash and marketable securities of the Salton Sea Partnerships, the 100% owned Magma partnerships which own the three Salton Sea plants acquired from Unocal (the "Salton Sea Plants"). Certain portions of these funds are earmarked for the working capital needs of the plants. In addition, the secured credit agreements for the Hoch, Elmore and Leathers Partnership Plants and the Term Loan for the Salton Sea Plants place limits on distributions of cash.

         Non-current investments at September 30, 1994, totaled $41,245,000 consisting of $29,676,000 in marketable securities with maturities greater than one year which are liquid and $11,569,000 of other investments, which are not liquid.

         At September 30, 1994, loans payable (including amounts currently due) were $188,969,000, a $37,039,000 decrease over year end 1993. The decrease reflects the $10,000,000 debt reduction that occurred on February 28, 1994 when the $140,000,000 Bridge Loan was replaced with the $130,000,000 Term Loan and a $9,992,000 reduction in Magma's pro-rata share of Magma Partnership debt, a $15,692,000 reduction in Salton Sea Partnership debt, and a $1,355,000 reduction in other debt. The Magma Partnerships debt and the $130,000,000 Term Loan are both non-recourse to Magma Power Company and its subsidiaries. The ratio of debt to debt-plus-equity at September 30, 1994 (inclusive of non-recourse debt) was 34 percent compared to 40 percent at December 31, 1993. Magma has an unused and available line of credit with Morgan Guaranty Trust Company of $25,000,000 at September 30, 1994.

         Six of the seven geothermal power plants operated by Magma sell electricity to SCE under Interim Standard Offer No. 4 "ISO4" long-term power purchase contracts. Each ISO4 contract provides for both capacity payments and energy payments. The capacity payments remain constant throughout the life of each ISO4 contract. During each of the first 10 years of operation (the "Initial Term"), the energy payments are fixed pursuant to the terms of the ISO4 contract. Thereafter, the energy payments are SCE's then-current published avoided cost of energy. In 1994 the time period weighted average price for energy for the six plants combined is approximately 10.6 cents per kWh. For September 1994, SCE's avoided cost of energy was 2.2 cents per kWh. Estimates of SCE's future avoided cost of energy vary substantially, but it is expected to remain substantially below such contract energy prices. Thus, the revenues generated by each of Magma's six plants operating under ISO4 contracts are likely to decline significantly after their respective initial terms expire. Such decline could have a material adverse effect on Magma's results of operation. The initial terms expire in 1996 as to 34 megawatts of nameplate generation, in 1999 for 126 megawatts of nameplate generation and in 2000 for the remaining 58 megawatts of nameplate generation under ISO4 contracts.

         The seventh and smallest plant (approximately 10 megawatts) sells electricity to SCE under a negotiated power purchase contract (the "Negotiated Contract"). The energy payment under the Negotiated Contract was 4.8 cents per kWh in the third quarter of 1994. The capacity payment was approximately 1.7 cents per kWh in the third quarter of 1994. Both the energy and capacity payments adjust quarterly based on a basket of indices for the 30-year term of the Negotiated Contract.

         Magma's strategy is to mitigate the adverse impact of potentially lower revenues in the future from its six plants with ISO4 contracts by aggressively seeking out and developing new power generation projects in both the United States and abroad, seeking out additional strategic acquisitions, and continuing to find new ways to significantly reduce plant operating costs for its existing as well as any new plants. The competition for new power purchase contracts is intense, however, and any contracts Magma is able to secure in the future, whether in the United States or abroad, are likely to be on terms and conditions that are substantially less favorable than those provided in Magma's current ISO4 contracts.

         Other than as described herein and as subject to the ISO4 contract terms regarding payments for energy after its initial ten-year term (see "Magma Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Rates") Magma is not aware of any trends or known demands, events or uncertainties that would result in or that are reasonably likely to result in a material change in Magma's liquidity or capital resources, other than the development activities mentioned above.

SEASONALITY

         The ISO4 contracts held by Magma reflect a seasonal variation in rates for both energy and capacity. The ISO4 rates are higher in the summer months (i.e., June through September) to correspond with SCE's peak system load and are lower in the winter months. Similarly, the rates are higher during peak hours than they are during the off-peak hours (night time, weekends and holidays). Consequently, Magma strives to operate its geothermal power plants at the highest possible output during the peak months and peak hours to take advantage of the higher rates, and to conduct maintenance during non-peak months and the off-peak hours (especially during the eight winter off-peak months). Thus, Magma's monthly revenues from the sale of electricity are generally higher from June through September of each year.

INFLATION

         During the period that Magma has been engaged in business, general inflation has not had a substantial impact on Magma's operating revenues and costs. However, if Magma were to construct a new geothermal power plant at the Salton Sea of the same size and using the same technology as its existing plants, the capital cost of such plant would be significantly higher than that of any of the existing Salton Sea plants. Also, any general increase in interest rates will increase the interest expense of the Hoch, Elmore and Leathers plants and the Salton Sea Plants.

FUTURE RATES

         Each of the Partnership Plants sells electricity to SCE under ISO4 contracts. For the first ten years the price paid for energy under these ISO4s is fixed and escalates at an average rate of 7.5% per year. The price paid for capacity (including bonus capacity), on the other hand, is fixed for the entire 30-year term of the ISO4s at approximately 2.5(cent) per kWh (assuming a 90% nameplate capacity factor). In 1994, the time period weighted average of the energy payments for each of the Partnership Plants is 10.9(cent) per kWh, which along with the fixed capacity payments results in a total time period weighted average price for electricity of approximately 13.4(cent) per kWh.

         Two of the Salton Sea Plants sell electricity to SCE pursuant to ISO4 contracts under which the capacity payments (including bonus capacity) are fixed for the full 30-year term of the ISO4s at approximately 2.4(cent) per kWh (assuming a 90% nameplate capacity factor). During the first 10 years of these two ISO4s, the energy payments are fixed (and do not escalate) at a time period weighted average of 9.8(cent) per kWh for the 49.8MW Salton Sea Plant 3 and 10.6(cent) per kWh for the 20MW Salton Sea Plant 2, which along with their fixed capacity payments results in a total time period weighted average price of electricity of approximately 12.2(cent) and 13(cent) per kWh, respectively.

         Starting in 1996 for the Vulcan plant, 1999 for the Hoch, Elmore and Salton Sea Plant 3 and 2000 for the Leathers and the Salton Sea Plant 2, the price for energy under the ISO4 contracts for these plants will automatically convert to the SCE's then-current published avoided cost of energy. As a result, the price paid by SCE for a kWh of electricity under these ISO4s will be composed of the capacity payments per kWh described above and an energy payment based on SCE's avoided cost of energy. In 1993, SCE's time period weighted average avoided energy cost was 3.2(cent) per kWh. Thus, revenues generated by these plants are likely to decline significantly which may have a material adverse effect on Magma's results of operations.

         The remaining acquired plant (Salton Sea Plant 1) sells electricity to SCE pursuant to a negotiated contract under which both the capacity and the energy portions of the revenues adjust quarterly based on a basket of indices. In 1993, the time period weighted average energy payment was 4.8(cent) per kWh, which along with the capacity payment of approximately 1.7(cent) per kWh (assuming a 90% nameplate capacity factor) results in a total payment of approximately 6.5(cent) per kWh.

             PRO FORMA UNAUSITED CONDENSED COMBINED FINANCIAL DATA

         The following Pro Forma Unaudited Condensed Combined Balance Sheet as of September 30, 1994 and the Pro Forma Unaudited Condensed Combined Statements of Earnings for the year ended December 31, 1993 and the nine months ended September 30, 1994 combine the historical consolidated balance sheets of the

Company and Magma as if the acquisition had been effective on September 30, 1994, and the historical statements of income as if the acquisition had been effective at the beginning of the period. The acquisition is reflected under the purchase method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. Under this method of accounting, which is in accordance with generally accepted accounting principles, assets and liabilities of Magma are adjusted to their estimated fair value, and combined with the recorded values of the assets and liabilities of the Company. This pro forma combined financial data should be read in conjunction with the financial data appearing under "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF THE COMPANY," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF MAGMA" and the consolidated financial statements, including the notes thereto, of the Company and Magma contained in this Proxy Statement.

         The Company has not completed reviewing Magma's records in order to make its determination of the fair value of Magma's assets and liabilities. The fair value adjustments reflected in the accompanying pro forma combined financial data reflect, among other things, estimates of fair value made by the Company based on market quotations and assumptions it believes to be reasonable.

         It should be noted, however, that the actual fair values will be determined on the basis of the financial condition of Magma at the time the Magma Shares are purchased.

         The pro forma data do not reflect operating efficiencies and cost reductions which the Company anticipates are achievable. The savings would be largely attributable to the economies of scale obtained through the combination of the Company's operations with Magma's operations, and the resulting decrease in employment and occupancy costs, as well as general overhead expenses.

         The pro forma combined financial data are not intended to present the results that would have actually occurred if the acquisition had been in effect on the assumed dates and for the assumed periods, and are not necessarily indicative of the results that may be obtained in the future.

              PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
  (MERGER CONSIDERATION CONSISTING OF A COMBINATION OF CASH AND COMMON STOCK)
                               COMPANY AND MAGMA
                            AS OF SEPTEMBER 30, 1994
                                 (IN THOUSANDS)


                                                                                      PRO FORMA      PRO FORMA
                                                      COMPANY         MAGMA          ADJUSTMENTS     COMBINED
ASSETS
   Cash and short term investments .............   $   316,349    $     5,111    $  (210,944)(4C)  $   110,516
   Marketable securities .......................          --           43,609           --              43,609
   Joint venture cash and short term investments        27,088         25,478           --              52,566
   Restricted cash and short term investments ..       127,380           --             --             127,380
   Accounts receivable-trade and other .........        33,901         54,204           --              88,105
   Prepaid expenses and other assets ...........          --           10,423           --              10,423
   Due from joint ventures .....................         1,639           --             --               1,639
   Property and plant, net .....................       522,268        395,560        340,000(4B)     1,257,828
   Equipment, net ..............................         4,699           --             --               4,699
   Notes receivable-joint venture ..............        12,255           --             --              12,255
   Other investments ...........................        11,517         41,245           --              52,762
   Power purchase contracts ....................          --           21,313         60,000(4B)        81,313
   Deferred charges and other assets ...........        29,968         24,480          6,948(4B,4C)     61,396
   Goodwill ....................................          --            8,999        319,143(4B)       328,142
                                                   -----------    -----------    -----------       -----------


     Total Assets ..............................   $ 1,087,064    $   630,422    $   515,147       $ 2,232,633
                                                   ===========    ===========    ===========       ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Accounts payable ............................   $     1,021    $     7,832           --         $     8,853
   Other accrued liabilities ...................        23,357          3,605           --              26,962
   Income taxes payable ........................           587           --             --                 587
   Construction loans ..........................        21,079           --             --              21,079
   Project loans ...............................       233,080        188,969           --             422,049
   Senior discount notes .......................       421,375           --             --             421,375
   Convertible subordinated debenture ..........       100,000           --             --             100,000
   Deferred income taxes .......................        24,774         22,376        158,000(4B)       205,150
   Other long term liabilities .................          --           12,354        500,000(4C)       512,354
                                                   -----------    -----------    -----------       -----------

      Total liabilities ........................       825,273        235,136        658,000         1,718,409

   Deferred income .............................        19,781           --             --              19,781
   Redeemable preferred stock ..................        62,350           --             --              62,350

STOCKHOLDERS' EQUITY
   Preferred stock
   Common Stock ................................         2,407          2,401      (1,599)(4A)           3,209
   Additional paid in capital ..................       100,000        142,765      49,350 (4A)         292,115
   Unrealized gain from marketable securities ..          --             (677)        677 (4A)              --
   Retained earnings ...........................       136,769        250,797    (250,797)(4A)         136,769
   Treasury stock ..............................       (59,516)          --        59,516 (4A)              --
     Total stockholders' equity ................       179,660        395,286       (142,853)          432,093
                                                   -----------    -----------    -----------       -----------

     Total liabilities and stockholders' equity    $ 1,087,064    $   630,422    $   515,147       $ 2,232,633
                                                   ===========    ===========    ===========       ===========


     The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         PRO FORMA UNAUDITED CONDENSED COMBINED STATEMEMTS OF EARNINGS (MERGER CONSIDERATION CONSISTING OF A COMBINATION OF CASH AND COMMON STOCK)
                               COMPANY AND MAGMA
                  FOR THE YEAR ENDED DECEMBER 31, 1993 AND THE
                    NINE MONTHS ENDED SEPTEMBER 30, 1994
                   (In thousands, except per share data)


                          Year Ended                                                Nine Months
                         December 31,                                                  Ended
                             1993                                                   September 30,
                                                                                        1994
                          Company        Magma      Pro Forma     Pro        Company       Magma       Pro Forma      Pro Forma
                                                    Adjustment   Forma                                Adjustment      Combined
                                                      (4D)      Combined                                         (4D)
Revenues
Sales of electricity
  and steam...........   $ 132,059    $ 137,882        --      $ 269,941    $ 117,208    $ 124,086        --      $ 241,294
Royalties ............        --         19,629        --         19,629         --         15,062        --         15,062
Interest and other
  income..............      17,194        4,195     (10,547)      10,842       21,980        3,866      (7,910)      17,936
Management
  services............        --          5,432        --          5,432         --          3,090        --          3,090
                         ---------     ----------  ----------  ---------    ---------    ---------   ---------    ---------
Total Revenue ........     149,253      167,138     (10,547)     305,844      139,188      146,104      (7,910)     277,382

Costs and Expenses
Plant operations .....      25,362       49,493        --         74,855       23,887       41,208        --         65,095
General and
  administrative......      13,158       10,943        --         24,101        9,536        9,602        --         19,138
Royalties ............       8,274         --          --          8,274        7,898         --          --          7,898
Depreciation and
  amortization........      17,812       21,692      18,254       57,758       15,439       17,737      13,690       46,866
Other non-plant
  costs...............        --            471        --            471         --            380        --            380
Interest expense .....      30,205        9,626      45,000       84,831       44,480        9,262      33,750       87,492
Less interest
 capitalized..........      (6,816)        --          --         (6,816)      (7,518)        --          --         (7,518)
                          ---------     ----------  ----------  ---------    ---------    ---------   ---------    ---------
Total costs and
  expenses............      87,995       92,225      63,254      243,474       93,722       78,189      47,440      219,351
                         ---------     ----------  ----------  ---------    ---------    ---------   ---------    ---------
Income before
 income taxes.........      61,258       74,913     (73,801)      62,370       45,466       67,915     (55,350)      58,031
Provision for
  income taxes........      18,184       22,778     (26,056)      14,906       14,067       21,072     (19,542)      15,597
                         ---------     ----------  ----------  ---------    ---------    ---------   ---------    ---------
Income from
 continuing operations      43,074       52,135     (47,745)      47,464       31,399       46,843     (35,808)      42,434
Preferred dividends ..       4,630         --          --          4,630        3,711         --          --          3,711
                         ---------     ----------  ----------  ---------    ---------    ---------   ---------    ---------
Income available to
  common stockholders.   $  38,444    $  52,135   $ (47,745)   $  42,834    $  27,688    $  46,843   $ (35,808)   $  38,723
                         =========     ==========  ===========  ========    =========    =========   =========    =========
Income per common
  and common equivalent
  share
Assuming no dilution .   $    1.00    $    2.17                $    0.80    $    0.77   $    1.95                 $    0.75
                         =========    =========                =========    =========   =========                 =========
Assuming full dilution   $    1.00    $    2.17                $    0.79    $    0.76   $    1.95                 $    0.73
                         =========    =========                =========    =========   =========                 =========
Weighted average
  common shares
  outstanding               38,485       24,063                   53,784       36,174      24,017                   51,473
                         =========    =========                =========    =========   =========                 =========


    The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA (MERGER CONSIDERATION CONSISTING OF A COMBINATION OF CASH AND COMMON STOCK)
                               COMPANY AND MAGMA
                             (TABLES IN THOUSANDS)

         The Merger will be accounted for as a purchase. The resulting adjustments are based on the historical consolidated financial statements of the Company and Magma. The final adjustments will be based on the fair value of Common Stock and the fair value of the assets and liabilities of Magma at or near the closing. For purposes of the pro forma combined financial statements, it is assumed that one hundred percent of the Magma Shares will be acquired and that the fair value of the Common Stock will be $16.50 (the mid-point of the "Average Closing Price" range limits stipulated in the Agreement and Plan of Merger).

         The pro forma unaudited condensed combined financial statements are based on the following assumptions:

     1. The Merger occurred as of September 30, 1994 for balance sheet purposes and at the beginning of the periods presented for statement of earnings purposes.

     2. 23,843,000 Shares outstanding as of September 30, 1994 will be purchased for $39.00 per Magma Share consisting of a package of, on a blended basis, approximately $28.50 per share in cash and approximately $10.50 in market value per share of Common Stock (see "Description of the Merger Agreement -- The Merger Consideration").

     3. The Magma options outstanding will be retired for approximately $8,500,000 in cash.

     4. The pro forma adjustments to reflect the effect of the transaction are as follows: A. The adjustments reflect the elimination of Magma's equity accounts and the issuance of Common Stock. B. The adjustments which have been made to the net assets of Magma and the Company to give effect to the Merger follow:

A. The adjustments reflect the elimination of Magma's equity accounts and the issuace of Common Stock.

B. The adjustments which have been made to the net assets of Magma and the Company to give effect to the Merger follow:

Assumed value of the
Common Stock and cash consideration
  plus estimated direct costs bo be
  incurred in consummating the Merger........              $942,377
Cost of retiring outstanding
Magma Options................................                 8,500
Cost of 200,000 Magma shares presently
  owned by the Company.......................  $395,286
Adjustment to eliminate goodwill
  of Magma...................................    (8,999)   (386,287)
                                                -------    ---------
Excess of purchase price over carrying
  value of net assets acquired...............               570,142
Allocated to:
  Property and plant.........................              (340,000)
  Power purchase contracts...................               (60,000)
  Deferred income taxes on allocated costs...               158,000
                                                           ---------
Goodwill.....................................              $328,142
                                                           ========


     C. The additional cash which the Company will be required to pay in order to effect the Merger has been provided for in the pro forma adjustments as follows:

Reduce cash on hand .........................   $ 210,944
Increase long-term debt .....................     500,000
                                                ---------

                                               $ 710,944
                                                =========
Represents:
       Payments to Magma common stockholders    $ 677,444
       Payments to Magma stock option holders       8,500
       Other direct acquisition costs .......      12,500
       Finance costs ........................      12,500
                                                ---------

                                               $ 710,944
                                                =========

     D. The pro forma adjustments to the pro forma combined statements of earnings include the following:

     i.Record amortization of the excess of purchase price over net assets acquired over a 40-year period, eliminate the amortization of goodwill from the historical operating results of Magma and provide depreciation expense on costs allocated to property and plant. the Company's policy is to provide depreciation and amortization expense beginning upon the commencement of energy production over the estimated remaining useful life of plant and equipment or the contract period for costs applicable to power sales and development contracts. Costs of $150 million have been allocated to power sales and development contracts and plant for which energy production is not expected to commence until 1996 or later. Accordingly, revenues, period operating costs and amortization of future costs to be incurred in the completion of such facilities together with amortization of this allocation of acquisition costs are not included in the pro forma combined statements of earnings.

     ii.Increase interest expense relating to amortization of deferred financing costs over ten years and cash used to finance the merger, utilizing an 8.75 percent annual interest rate assumption applied to additional borrowings and a 5 percent annual interest rate assumption applicable to the reduction of cash on hand.

     iii.Change income tax expense as a result of pro forma adjustments which affect taxable income.

     The pro forma income per common share has been determined on the basis of weighted average outstanding shares which have been adjusted to include the number of shares of Common Stock to be exchanged for the outstanding Shares.

5. The pro forma combined income from continuing operations available to common stockholders per share for the year ended December 31, 1993, and nine months ended September 30, 1994, would be $0.82 and $0.78, respectively, based upon the assumption that (1) 100% of the Magma Shares are acquired by the Company and (2) the market value of Common Stock issued to the present stockholders of Magma is $18.73 per share. The pro forma combined book value per share at September 30, 1994, would be $9.45 under the same assumptions.

6. The pro forma combined income from continuing operations available to common stockholders per share for the year ended December 31, 1993, and nine months ended September 30, 1994, would be $0.76 and $0.72, respectively, based upon the assumption that (1) 100% of the Magma Shares are acquired by the Company and (2) the market value of Common Stock issued to the present stockholders of Magma is $14.27 per share. The pro forma combined book value per share at September 30, 1994, would be $8.66 under the same assumptions.

              PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
                 (MERGER CONSIDERATION CONSISTING OF ALL CASH)
                               COMPANY AND MAGMA
                            AS OF SEPTEMBER 30, 1994
                                 (IN THOUSANDS)


                                                                                    PRO FORMA       PRO FORMA
                                                        COMPANY       MAGMA       ADJUSTMENTS       COMBINED
ASSETS
   Cash and short term investments ...............  $   316,349   $     5,111   $  (190,699)(5C) $   130,761
   Marketable securities .........................         --          43,609          --             43,609
   Joint venture cash and short term investments .       27,088        25,478          --             52,566
   Restricted cash and short term investments ....      127,380          --            --            127,380
   Accounts receivable-trade and other ...........       33,901        54,204          --             88,105
   Prepaid expenses and other assets .............         --          10,423          --             10,423
   Due from joint ventures .......................        1,639          --            --              1,639
   Property and plant, net .......................      522,268       395,560       340,000(5B)    1,257,828
   Equipment, net ................................        4,699          --            --              4,699
   Notes receivable-joint venture ................       12,255          --            --             12,255
   Other investments .............................       11,517        41,245          --             52,762
   Power purchase contracts ......................         --          21,313        60,000(5B)       81,313
   Deferred charges and other assets .............       29,968        24,480         6,948(5B,5C     61,396
   Goodwill ......................................         --           8,999       313,132(5B)      322,131
                                                    -----------   -----------   --------------   ------------
     Total Assets ................................  $ 1,087,064   $   630,422   $   529,381      $ 2,246,867
                                                    ===========   ===========   ==============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Accounts payable ..............................  $     1,021   $     7,832          --        $     8,853
   Other accrued liabilities .....................       23,357         3,605          --             26,962
   Income taxes payable ..........................          587          --            --                587
   Construction loans ............................       21,079          --            --             21,079
   Project loans .................................      233,080       188,969          --            422,049
   Senior discount notes .........................      421,375          --            --            421,375
   Convertible subordinated debenture ............      100,000          --            --            100,000
   Deferred income taxes .........................       24,774        22,376       158,000(5B)      205,150
   Other long term liabilities ...................         --          12,354       500,000(5C)      512,354
                                                    -----------   -----------   --------------   ------------
     Total liabilities ...........................      825,273       235,136       658,000        1,718,409
   Deferred income ...............................       19,781          --            --             19,781
   Redeemable preferred stock ....................       62,350          --            --             62,350

STOCKHOLDERS' EQUITY
   Preferred stock
   Common Stock ..................................        2,407         2,401        (1,507)(5A)       3,301
   Additional paid in capital ....................      100,000       142,765        63,492 (5A)     306,257
   Unrealized gain from marketable securities ....         --            (677)          677 (5A)          --
   Retained earnings .............................      136,769       250,797      (250,797)(5A)     136,769
   Treasury stock ................................      (59,516)         --          59,516 (5A)          --
                                                    -----------   -----------   --------------   ------------
     Total stockholders' equity ..................      179,660       395,286      (128,619)         446,327
                                                    -----------   -----------   --------------   ------------
     Total liabilities and stockholders' equity ..  $ 1,087,064   $   630,422   $   529,381      $ 2,246,867
                                                    ===========   ===========   ==============   ============


The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF EARNINGS
                 (MERGER CONSIDERATION CONSISTING OF ALL CASH)
                               COMPANY AND MAGMA
            FOR THE YEAR ENDED DECEMBER 31, 1993 AND THE NINE MONTHS
                            ENDED SEPTEMBER 30, 1994
                     (In thousands, except per share data)



                                     Year Ended December 31, 1993                   Nine Months Ended September 30, 1994
                                                   Pro Forma       Pro                                  Pro Forma
                                                   Adjustment     Forma                                 Adjustment    Pro Forma
                            Company     (Magma)       (5D)       Combined      Company     Magma           (5D)       Combined
Revenues
Sales of electricity
 and steam                  $132,059     $137,882    $        -   $269,941    $117,208   $124,086       $      -     $241,294
Royalties                          -       19,629             -     19,629           -     15,062              -       15,062
Interest and other
 income                       17,194        4,195       (9,535)     11,854      21,980      3,866        (7,151)       18,695
Management
 services                          -        5,432             -      5,432           -      3,090              -        3,090
                            --------     --------      --------   --------    --------   --------       -------      --------
Total Revenue                149,253      167,138       (9,535)    306,856     139,188    146,104        (7,151)      278,141

Costs and Expenses
Plant operations              25,362       49,493             -     74,855      23,887     41,208              -       65,095
General and
 administrative               13,158       10,943             -     24,101       9,536      9,602              -       19,138
Royalties                      8,274            -             -      8,274       7,898          -              -        7,898
Depreciation and
 amortization                 17,812       21,692        18,103     57,607      15,439     17,737         13,577       46,753
Other non-plant
 costs                             -          471             -        471           -        380              -          380
Interest expense              30,205        9,626        45,000     84,831      44,480      9,262         33,750       87,492
Less interest
 capitalized                  (6,816)           -             -     (6,816)     (7,518)         -              -       (7,518)
                            --------     --------      --------   --------    --------   --------       -------      --------
Total costs and
 expenses                     87,995       92,225        63,103    243,323      93,722     78,189         47,327      219,238
                            --------     --------      --------   --------    --------   --------       -------      --------
Income before
 income taxes                 61,258       74,913       (72,638)    63,533      45,466     67,915        (54,478)      58,903
Provision for
 income taxes                 18,184       22,778       (25,656)    15,306      14,067     21,072        (19,242)      15,897
                            --------     --------      --------   --------    --------   --------       -------      --------
Income from
  continuing operations       43,074       52,135       (46,982)    48,227      31,399     46,843        (35,236)      43,006
Preferred dividends            4,630            -             -      4,630       3,711          -              -        3,711
                            --------     --------      --------   --------    --------   --------       -------      --------
Income available to
 common stock-
 holders                     $38,444      $52,135      $(46,982)   $43,597     $27,688    $46,843       $(35,236)     $39,295
                            ========     ========      ========   ========    ========   ========       =======      ========
Income per common
 and common equivalent
 share:
Assuming no dilution           $1.00        $2.17                    $0.79       $0.77      $1.95                       $0.74
                                ====         ====                     ====        ====       ====                        ====
Assuming full dilution         $1.00        $2.17                    $0.78       $0.76      $1.95                       $0.73
                                ====         ====                     ====        ====       ====                        ====

Weighted average
 common shares
 outstanding                  38,485       24,063                   55,152      36,174     24,017                      52,841
                            ========      =======                 ========    ========    ========                   ========










The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA
                 (MERGER CONSIDERATION CONSISTING OF ALL CASH)
                               COMPANY AND MAGMA
                             (TABLES IN THOUSANDS)

         The Merger will be accounted for as a purchase. The resulting adjustments are based on the historical consolidated financial statements of the Company and Magma. The final adjustments will be based upon the net proceeds to the Company from the Public Offering and the fair market value of the assets of Magma at or near the Effective Time.

         The pro forma unaudited condensed combined financial statements are based on the following assumptions:

     1. The Merger occurred as of September 30, 1994 for balance sheet purposes and at the beginning of the periods presented for statement of earnings purposes.

     2. 16,666,667 shares of Common Stock will be sold at a price sufficient to provide net proceeds of $16.00 per share to the Company, all of which will be used to fund a portion of the cost of the Merger. The Company treasury stock will be canceled.

     3. 23,843,000  Magma Shares  outstanding as of
September 30, 1994 will be purchased for cash in an amount of $483,600,000 as to 12,400,000 Magma Shares and cash in an amount of $440,266,000 as to 11,443,000 Magma Shares.

     4. The Magma options outstanding will be retired for approximately $8,500,000 in cash. 5. The pro forma adjustments to reflect the effect of the transaction are as follows:

     A. The adjustments reflect the elimination of Magma's equity accounts, the sale of Common Stock, and the cancellation of Company treasury stock.

     B. The adjustments which have been made to the net assets of Magma and the Company to give effect to the Merger follow:

            Cash consideration
               plus estimated direct costs to be
               incurred in consummating the Proposed
               Merger ..............................................................                     $936,366
            Cost of retiring outstanding
               Magma options........................................................                        8,500
            Cost of 200,000 Magma shares presently
               owned by the Company.................................................                        5,552
            Net assets of Magma.....................................................     $395,286
            Adjustment to eliminate goodwill
               of Magma.............................................................       (8,999)       (386,287)
                                                                                           -------       ---------
            Excess of purchase price over carrying
               value of net assets acquired.........................................                      564,131
            Allocated to:
               Property and plant...................................................                     (340,000)
               Power purchase contracts.............................................                      (60,000)
               Deferred income taxes on allocated costs.............................                      158,000
                                                                                                          -------
            Goodwill  ..............................................................                     $322,131
                                                                                                         ========


    C. The cash which the Company will be required to pay in order to effect the Merger has been provided for in the pro forma adjustments as follows:


           Reduce cash on hand......................................................                     $190,699
           Proceeds from sale of Common Stock.......................................                      266,667
           Increase long-term debt..................................................                      500,000
                                                                                                          -------

                                                                                                         $957,366
                                                                                                         ========
           Represents:
                  Payments to Magma common stockholders.............................                     $923,866
                  Payments to Magma stock option holders............................                        8,500
                  Other direct acquisition costs....................................                       12,500
                  Finance costs.....................................................                       12,500
                                                                                                         --------

                                                                                                         $957,366
                                                                                                         ========

     D. The pro forma adjustments to the pro forma combined statements of earnings include the following:

     i.Record amortization of the excess of purchase price over net assets acquired over a 40-year period, eliminate the amortization of goodwill from the historical operating results of Magma and provide depreciation expense on costs allocated to property and plant. The Company's policy is to provide depreciation and amortization expense beginning upon the commencement of energy production over the estimated remaining useful life of plant and equipment or the contract period for costs applicable to power sales and development contracts. Costs of $150 million have been allocated to power sales and development contracts and plant for which energy production is not expected to commence until 1996 or later. Accordingly, revenues, period operating costs and amortization of future costs to be incurred in the completion of such facilities together with amortization of this allocation of acquisition costs are not included in the pro forma combined statements of earnings.

     ii.Increase interest expense relating to amortization of deferred financing costs over ten years and cash used to finance the merger, utilizing an 8.75 percent annual interest rate assumption applied to additional borrowings and a 5 percent annual interest rate assumption applicable to the reduction of cash on hand.

     iii.Change income tax expense as a result of pro forma adjustments which affect taxable income.

     The pro forma income per common share has been determined on the basis of weighted average outstanding shares which have been adjusted to include the number of shares of Common Stock to be sold.

                        MARKET PRICES AND DIVIDENDS



         The Company. The Common Stock is listed on the NYSE under the symbol "CE". The Common Stock is also listed on the Pacific Stock Exchange (the "PSE") and the London Stock Exchange (the "LSE"). The following table sets forth the quarterly high and low last reported sales price per share for the Common Stock, as reported on the NYSE Composite Tape, based on published financial sources, for the fiscal quarters indicated.


Quarter                      High     Low

1995:

First (through January 16) $ 17.25 $ 15.75
1994:
Fourth ...................   17.13   15.25
Third ....................   17.75   16.00
Second ...................   18.13   16.00
First ....................   19.25   17.13
1993:
Fourth ...................   20.13   18.13
Third ....................   18.38   16.00
Second ...................   20.13   17.25
First ....................   21.50   16.50

         On January 16, 1995, the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the last reported sale price per share of Common Stock on the NYSE was $17.25. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price per share of Common Stock on the NYSE was $16.50. On September 19, 1994, the day of the Company's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders would receive cash and shares of Common Stock having a combined cash and market value of $35 per Magma Share, the last reported sale price per share of Common Stock on the NYSE was $16.875.

         As of March 21, 1994, there were approximately 1,408 holders of record of Common Stock. The Company's present policy is to retain earnings to provide sufficient funds for the operation and expansion of its business. Accordingly, the Company has not paid, and does not have any present plan to pay, cash dividends on the Common Stock.

         The agreements relating to senior notes issued by the Company prohibit the payment of dividends unless the Company has a net worth of at least $50 million, after giving effect to the payment of such dividends, and dividends do not exceed 50% of the Company's net income accumulated after December 31, 1987. The Certificate of Designation with respect to the Series C Preferred Stock prohibits cash dividend payments with respect to the Common Stock unless all accumulated dividends on the Series C Preferred Stock have been paid.

         The Company's ability to pay dividends is dependent upon receipt of dividends or other distributions from the Company's subsidiaries and the partnerships and joint ventures in which the Company has interests. The availability of distributions from one of the Company's joint ventures is subject to the satisfaction of various covenants and conditions contained in the venture's financing documents and the Company anticipates that future project level financings will contain certain conditions and similar restrictions on the distribution of cash flow to the Company.

     Magma. The Magma Shares are quoted on the NNM under the symbol "MGMA". The following table sets forth the quarterly high and low last reported sales prices of the Magma Shares, as reported by the NNM, based on published financial sources, for the fiscal quarters indicated.

Quarter                        High     Low
1995:
  First (through January 16) $ 38.25 $ 37.50
1994:
  Fourth ...................   37.69   34.25
  Third ....................   34.88   26.50
  Second ...................   32.75   28.00
  First ....................   35.00   30.75
1993:
  Fourth ...................   39.50   30.25
  Third ....................   39.00   29.75
  Second ...................   40.00   30.75
  First ....................   39.50   31.00

         On January 16, 1995, the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the last reported sale price per Magma Share on the NNM was $38.00. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price per Magma Share on the NNM was $35.50. On September 19, 1994, the day of the Company's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders of Magma would receive cash and shares of Common Stock having a combined cash and market value of $35.00 per Magma Share, the reported closing sale price per Magma Share on the NNM was $27.50.

         As of October 10, 1994, there were approximately 2,238 holders of record of the Magma Shares.

         Holders of Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Board of Directors of the Purchaser. The Board of Directors of the Purchaser presently intends to continue the policy of not paying quarterly cash dividends. Future dividends of the Purchaser will depend upon the earnings of the Purchaser and its subsidiaries, their financial condition and other factors including applicable government regulations and policies.

         SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT


         The following table sets forth certain information with respect to all stockholders known by the Company to beneficially own more than 5% of either the Common Stock or the Series C Preferred Stock and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of the Company (and all directors and executive officers of the Company, as a group) of Common Stock. All information is as of September 30, 1994, unless otherwise indicated.


                                                                       NUMBER OF
                                                                        SHARES
NAME (AND ADDRESS IF REQUIRED)                                         BENEFICIALLY                   PERCENTAGE
   OF BENEFICIAL OWNER                                                  OWNED (1)                      CLASS (1)
- ------------------------------                                         ------------                   ----------
SERIES C PREFERRED STOCK:
Kiewit Energy Company
  1000 Kiewit Plaza
  Omaha, Nebraska 68131..............................                       1,247                           100%

COMMON STOCK:
Kiewit Energy Company(2).............................                  18,154,272                         43.84%
Merrill Lynch & Co. Inc.(3)..........................                   2,249,210                          6.98%
The Equitable Companies, Inc.(4).....................                   2,027,182                          6.29%
Forstmann-Leff Associates, Inc. (5)..................                   1,829,235                          5.68%
Neuberger & Berman...................................                   1,668,475                          5.18%
Edgar D. Aronson.....................................                      47,000                           .15%
Judith E. Ayres......................................                      60,000                           .19%
Harvey F. Brush......................................                          -0-                           -0-
James Q. Crowe.......................................                      10,000                           .03%
Richard K. Davidson..................................                      40,000                           .12%
Ben Holt.............................................                     124,365                           .39%
Richard R. Jaros.....................................                     309,179                           .95%
Everett B. Laybourne.................................                      27,790                           .09%
Daniel J. Murphy.....................................                      30,000                           .09%
Herbert L. Oakes, Jr.(6).............................                      66,355                           .21%
Walter Scott, Jr.....................................                      10,000                           .03%
Barton W. Shackelford................................                      12,860                           .04%
David E. Wit(7)......................................                      47,875                           .15%
David L. Sokol.......................................                     459,509                          1.41%
Thomas R. Mason......................................                      92,440                           .29%
Steven A. McArthur...................................                     111,703                           .35%
Donald M. O'Shei, Sr.................................                      68,137                           .21%
John G. Sylvia.......................................                     101,055                           .31%
All directors and executive
 officers as a group (18 persons)....................                   1,618,268                          4.81%


(1) Includes shares of Common Stock which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Exchange Act, including, among other things, shares of Common Stock which the listed beneficial owner has the right to acquire within 60 days.

(2) Includes the 7,436,112 shares of Common Stock Kiewit Energy held on October 29, 1992, the date of Amendment No. 6 to their Schedule 13D, options to purchase an additional 5,789,163 shares of Common Stock and 3,393,197 shares of Common Stock in to which the 1,247 shares of Series C Preferred Stock held by Kiewit Energy are convertible, and 1,535,800 shares purchased in the open market.

(3) According to a Schedule 13G filed by such parties in February 1994, includes shares of Common Stock registered in the names of Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Asset Management, L.P.

(4) According to a Schedule 13G filed by such parties in February 1994, includes shares of Common Stock registered in the names of The Equitable Companies Incorporated, Axa Assurances L.A.R.D. Mutuelle, Axa Assurances Vie Mutuelle, Alpha Assurances L.A.R.D.
          Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and Axa.

(5) According to a Schedule 13G filed by such parties in February 1994, includes shares of Common Stock registered in the name of Forstmann-Leff Associates Inc., FLA Asset Management, Inc. and Stamford Advisors Corp.

(6) Includes 9,093 shares registered in the name of H.L. Oakes & Co., Inc., a company of which Mr. Oakes is a director and of which his wife is a principal stockholder, 4,746 shares owned by Mr. Oakes' wife and 4,996 shares registered to H.L. Oakes, trustee for Harrison Oakes, Mr. Oakes' minor son. Mr. Oakes disclaims beneficial ownership of all of those shares.

(7)       Includes 3,748 shares of Common Stock held jointly with his spouse.


                                 OTHER MATTERS

          The Company's Board knows of no other matters which are likely to be brought before the Special Meeting. However, if any other matters are brought before the Special Meeting, the proxy-holders will vote proxies granted by the Stockholders in accordance with their best judgment.


                             STOCKHOLDER PROPOSALS

          Any proposal which a stockholder intended to present at the 1995 Annual Meeting of Stockholders must have been received by the Company no later than November 25, 1994 in order to be considered for inclusion in the proxy statement relating to such meeting. Any such proposals should have been directed to the Secretary, California Energy Company, Inc., 10831 Old Mill Road, Omaha, Nebraska 68154.


                         ACCOUNTANT'S REPRESENTATIVES

          It is expected that representatives of Deloitte & Touche LLP, the Company's independent auditors, will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.


                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed and traded on the NYSE, the PSE and the LSE. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, at the offices of the PSE at 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012 and at the offices of the LSE at International Stock Exchange, Throgmorton Street, EC2N 1HP, London, England, on which the shares of Common Stock are listed. Material filed by Magma can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D. C. 20006.

                           By order of the Board of Directors

                           DAVID L. SOKOL
                           Chairman of the Board, President and
                             Chief Executive Officer

January 18, 1995
Omaha, Nebraska

                         INDEX TO FINANCIAL STATEMENTS

THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO .............   F-2

        Financial Statements for Period Ending December 31, 1993 ..............   F-2
                  INDEPENDENT AUDITORS' REPORT ................................   F-2
                  CONSOLIDATED BALANCE SHEETS .................................   F-3
                  CONSOLIDATED STATEMENTS OF OPERATIONS .......................   F-4
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY .............   F-5
                  CONSOLIDATED STATEMENTS OF CASH FLOWS .......................   F-6
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      F-8
        Summarized Company (Parent Only) Financial Statements .................   F-25
                 COMPANY (PARENT ONLY) BALANCE SHEETS .........................   F-25
                 COMPANY (PARENT ONLY) STATEMENTS OF OPERATIONS ...............   F-26
                 COMPANY (PARENT ONLY) STATEMENTS OF OPERATIONS ...............   F-27
                 COMPANY (PARENT ONLY) SUPPLEMENTAL NOTES TO
                   FINANCIAL STATEMENTS .......................................   F-28

Financial Statements for Period Ending September 30, 1994
                  INDEPENDENT ACCOUNTANTS' REPORT .............................   F-29
                  CONSOLIDATED BALANCE SHEETS .................................   F-30
                  CONSOLIDATED STATEMENTS OF OPERATIONS .......................   F-31
                  CONSOLIDATED STATEMENTS OF CASH FLOWS .......................   F-32
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      F-34

MAGMA'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO ...................   F-40

        Financial Statements for Period Ending December 31, 1993                  F-40
                  REPORT OF INDEPENDENT ACCOUNTANTS                               F-40
                  CONSOLIDATED BALANCE SHEETS                                     F-41
                  CONSOLIDATED STATEMENTS OF OPERATIONS                           F-42
                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY      F-43
                  CONSOLIDATED STATEMENTS OF CASH FLOWS                           F-44
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      F-45

        Financial Statements for Period Ending September 30, 1994 .............   F-55
                  CONSOLIDATED BALANCE SHEETS .................................   F-55
                  CONSOLIDATED STATEMENTS OF OPERATIONS .......................   F-57
                  CONSOLIDATED STATEMENTS OF CASH FLOWS .......................   F-58
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..................   F-59

IMPERIAL VALLEY GEOTHERMAL INTERESTS (ACQUIRED BY MAGMA)
                  FINANCIAL STATEMENTS ........................................   F-61
                  REPORT OF INDEPENDENT ACCOUNTANTS ...........................   F-61
                  STATEMENT OF NET ASSETS ACQUIRED ............................   F-62
                  HISTORICAL SUMMARIES OF GROSS REVENUES AND DIRECT
                  OPERATING EXPENSES ..........................................   F-63
                  NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED AND
                  HISTORICAL SUMMARIES OF GROSS REVENUES AND
                  DIRECT OPERATING EXPENSES  ..................................   F-64

ADDITIONAL INFORMATION ........................................................   F-66

                 THE COMPANY'S CONSOLIDATED FINANCIAL
                          STATEMENTS AND NOTES THERETO

Financial Statements for Period Ending
December 31, 1993

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
California Energy Company, Inc.
Omaha, Nebraska


We have audited the accompanying consolidated balance sheets of California Energy Company, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of California Energy Company, Inc. and subsidiaries at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note 8, the consolidated financial statements give effect to the Company's adoption, effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Omaha, Nebraska
February 24, 1994

                          CONSOLIDATED BALANCE SHEETS

                   (As of December 31, 1993 and December 31,
               1992) (Dollars and shares in thousands, except per
                                 share amounts)

Assets                                                                            1993              1992
         Cash and investments                                                   $127,756          $ 54,671
         Joint venture cash and investments (Note 5)                              14,943             8,848
         Restricted cash (Notes 4 and 5)                                          48,105            62,514
         Accounts receivable                                                      21,658            16,172
         Transmission line deposit (Note 13)                                           -             7,684
         Due from Joint Ventures                                                   1,394                 -
         Geothermal power plant and development costs, net
             Notes 4 and 5)                                                      458,974           389,646
         Equipment, net of accumulated depreciation of $4,773
             and $3,996                                                            4,540             4,312
         Notes receivable-Joint Ventures (Note 13)                                11,280             9,997
         Deferred charges and other assets                                        27,334            26,706
                                                                              ----------        ----------
         Total assets                                                           $715,984          $580,550
                                                                              ==========        ==========

Liabilities and Stockholders' Equity
Liabilities:
         Accounts payable                                                          $ 607           $ 3,146
         Other accrued liabilities                                                19,866            18,111
         Income taxes payable (Note 8)                                             4,000                 -
         Project finance loans (Note 5)                                          246,880           263,604
         Due to Joint Ventures                                                         -               469
         Senior notes (Note 6)                                                    35,730            35,730
         Convertible subordinated debentures (Note 7)                            100,000                 -
         Deferred income taxes                                                    18,310            15,212
                                                                              ----------        ----------
         Total liabilities                                                       425,393           336,272
                                                                              ----------        ----------
         Deferred income (Note 4)                                                 20,288            21,164
                                                                              ----------        ----------
         Commitments and contingencies (Notes 3, 6, 9, 13 and 16)
         Redeemable preferred stock (Note 10)                                     58,800            54,350
         Stockholders' equity (Notes 11 and 12):
            Preferred stock-authorized 2,000 shares,
            no par value (Note 10)                                                    -                 -
         Common stock-authorized 60,000 shares,
            par value $0.0675 per share, issued and outstanding
            35,446 and 35,258 shares                                               2,404             2,380
         Additional paid in capital                                              100,965            97,977
         Retained earnings                                                       111,031            68,407
         Treasury stock-157 common shares at cost                                 (2,897)               -
                                                                              ----------        ----------
             Total stockholders' equity                                          211,503           168,764
                                                                              ----------        ----------
             Total liabilities and stockholders' equity                         $715,984          $580,550
                                                                              ==========        ==========

The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (For the three years ended December 31, 1993)
               (Dollars and shares in thousands, except per share
                                    amounts)

                                                         1993         1992          1991
Revenue:
         Sales of electricity and steam ............    $  132,059   $  117,342    $  106,184
         Interest and other income .................        17,194       10,187         9,379
                                                        ----------   ----------    ----------
                 Total revenues ....................       149,253      127,529       115,563
                                                        ----------   ----------    ----------

Cost and expenses:
         Plant operations ..........................        25,362       24,440        23,525
         General and administration ................        13,158       13,033        12,476
         Royalties .................................         8,274        7,710         5,505
         Depreciation and amortization .............        17,812       16,754        14,752
         Interest ..................................        30,205       20,459        29,814
         Less interest capitalized .................        (6,816)      (5,599)       (5,375)
                                                         ----------   ----------    ----------
                 Total expenses ....................        87,995       76,797        80,697
                                                         ----------   ----------    ----------


Income before provision for income taxes ...........        61,258       50,732        34,866
Provision for income taxes (Note 8) ................        18,184       11,922         8,284
                                                         ----------   ----------    ----------
Income before change in accounting principle
         and extraordinary item ....................        43,074       38,810        26,582
Cumulative effect of change in accounting
         principle (Note 8) ........................         4,100         --            --
Extraordinary item (Note 15) .......................          --         (4,991)         --
                                                         ----------   ----------    ----------
Net income .........................................        47,174       33,819        26,582
Preferred dividends ................................         4,630        4,275          --
                                                         ----------   ----------    ----------
Net income available to common stockholders ........    $   42,544   $   29,544    $   26,582
                                                        ===========   ==========    ==========
Income per share before change in
         accounting principle and extraordinary item    $     1.00   $     0.92    $     0.75
Cumulative effect of change in accounting
         principle (Note 8) ........................          0.11         --            --
Extraordinary item (Note 15) .......................          --          (0.13)         --
                                                        -----------  ----------    ----------
Net income per share ...............................    $     1.11   $     0.79    $     0.75
                                                        ===========  ==========    ==========
Average number of shares outstanding ...............        38,485       37,495        35,471
                                                        ===========  ==========    ==========

The accompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 (For the three years ended December 31, 1993)
                       (Dollars and shares in thousands)


                                 Outstanding                  Additional
                                   Common         Common        Paid-in      Retained      Treasury
                                   Shares          Stock        Capital      Earnings       Stock         Total
Balance January 1, 1991 .....       23,218    $    1,567   $   39,353    $   14,168       $  --      $   55,088
Exercise of stock options ...        2,329           157       14,959          --            --          15,116
Sale and private
  placement of
  common stock
  (Note 12) .................        6,505           439       43,237          --            --          43,676
Exercise of warrants ........          660            45        2,897          --            --           2,942
Issue costs of sale
  of preferred stock ........         --            --           (276)         --            --            (276)
Net income ..................         --            --           --          26,582          --          26,582
                                  --------     ---------   ----------    ----------    ----------    ----------
Balance December 31, 1991 ...       32,712         2,208      100,170        40,750          --         143,128
Exercise of stock options ...        1,544            67        2,764          --            --           2,831
  Exercise of warrants                 612            41        1,206          --            --           1,247
  Issue costs on stock                --            --            (96)         --            --             (96)
  Purchases/issuances
  of treasury stock for
  exercise of options
  and warrants, net of
  proceeds of $797 ..........         (565)         --         (4,090)         --            --          (4,090)
Preferred stock dividends,
  series B & C, including
  cash distributions of
  $134                                --            --           --          (6,162)         --          (6,162)
Retirement of warrants ......         --            --        (11,716)         --            --         (11,716)
Tax benefit from stock
  plan ......................         --            --          3,420          --            --           3,420
Net income before
  preferred dividends .......         --            --           --          33,819          --          33,819
Conversion of preferred
  stock to common stock .....          955            64        6,319          --            --           6,383
                                  --------     ---------   ----------    ----------    ----------    ----------
Balance December 31, 1992 ...       35,258         2,380       97,977        68,407          --         168,764
Exercise of stock
  options ...................          258            18          937          --            --             955
Issuance of stock for
  purchase of The Ben
  Holt Co. ..................           87             6        1,551          --            --           1,557
Purchase of treasury
  stock .....................         (157)         --           --            --          (2,897)       (2,897)
Preferred stock
  dividends, Series C,
  including cash
  distributions of $100 .....         --            --           --          (4,550)         --          (4,550)
Tax benefit from stock
  plan ......................         --            --            500          --            --             500
Net income before
  preferred dividends .......         --            --           --          47,174          --          47,174
                                  --------     ---------   ----------    ----------    ----------    ----------
Balance December 31, 1993 ...       35,446    $    2,404   $  100,965    $  111,031    $   (2,897)   $  211,503
                                  ========     =========   ==========    ==========    ==========    ==========

                         The accompanying notes are an
                        integral part of these financial
                                  statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 (For the three years ended December 31, 1993)
                             (Dollars in thousands)

                                                                       1993         1992        1991
Cash flows from operating activities:
  Net income ....................................................   $  47,174    $  33,819    $  26,582
Adjustments to reconcile net cash flow from operating activities:
  Depreciation and amortization .................................      17,812       16,754       14,752
  Amortization of deferred financing costs ......................       1,013          967        1,054
  Expense of previously deferred financing costs ................        --          3,895         --
  Provision for deferred income taxes ...........................       3,098        3,645        5,889
  Other .........................................................        --           --           (639)
Changes in other items:
  Accounts receivable ...........................................      (5,486)       1,279       (3,701)
  Accounts payable and other accrued liabilities ................        (784)      (7,082)     (10,890)
  Deferred income ...............................................        (876)        (851)        (589)
  Income tax payable ............................................       4,000       (1,202)         713
  Other assets ..................................................        (177)         814       (2,157)
                                                                     ---------   ----------   ----------
Net cash flows from operating activities ........................      65,774       52,038       31,014
                                                                     ---------   ----------   ----------
Cash flows from investing activities:
Capital expenditures relating to power plants ...................     (10,295)      (6,711)        (112)
Well and resource development expenditures for
  existing projects .............................................     (16,565)     (19,203)     (20,564)
Acquisition of equipment ........................................      (1,104)      (1,093)        (773)
Acquisition of Nevada and Utah properties .......................        --           --        (43,062)
Pacific Northwest, Nevada, and Utah exploration costs ...........     (19,060)      (4,145)      (3,866)
Yuma-construction in progress ...................................     (40,167)      (1,294)        --
Transmission line deposit .......................................       7,684         (118)      (1,404)
Decrease (increase) in restricted cash ..........................      14,409        9,882       (2,217)
Decrease (increase) in other investments ........................         941      (14,503)        --
                                                                     ---------   ----------   ----------
Net cash flows from investing activities ........................     (64,157)     (37,185)     (71,998)
                                                                     ---------   ----------   ----------
Cash flows from financing activities:
Proceeds from sale of common, treasury and preferred ............       2,912        8,065      111,458
stocks and exercise of warrants and options
Repayment of project finance loans ..............................        --        (17,098)     (10,100)
Repayment of project loans ......................................     (16,724)      (6,277)        --
Retirement of project finance loans .............................        --       (204,210)        --
Payment of other senior notes ...................................        --           --         (6,000)
Proceeds from refinancing .......................................        --        269,881        2,400
Proceeds from issue of convertible subordinated
  debentures ....................................................     100,000         --           --
Increase in restricted cash related to the refinancing ..........        --        (65,670)        --
Net change in short-term bank loan ..............................        --           --        (15,000)
Deferred charges relating to debt financing .....................      (2,582)      (2,937)         (58)
Decrease (increase) in amounts due from Joint Ventures ..........      (3,146)       6,198       (6,180)
Purchase of warrants ............................................        --        (11,716)        --
Proceeds from pre-sale of steam .................................        --           --         20,317
Purchase of treasury stock ......................................      (2,897)      (4,887)        --
                                                                     ---------   ----------   ----------
Net cash flows from financing activities ........................      77,563      (28,651)      96,837
                                                                     ---------   ----------   ----------
Net increase (decrease) in cash and investments .................      79,180      (13,798)      55,853
                                                                     ---------   ----------   ----------
Cash and investments at beginning of period .....................      63,519       77,317       21,464
                                                                     ---------   ----------   ----------
Cash and investments at end of period ...........................   $ 142,699    $  63,519    $  77,317
                                                                     ========    ==========   ==========
Interest paid (net of amounts capitalized) ......................   $  20,136    $  19,237    $  24,435
                                                                     ========    ==========   ==========
Income taxes paid ...............................................   $   6,819    $   4,129    $   1,682
                                                                     ========    ==========   ==========

The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (For the three years ended December 31, 1993)
               (Dollars and shares in thousands, except per share
                                    amounts)


1.       BUSINESS

         The Company was formed in 1971. It is primarily engaged in the exploration for and development of geothermal resources and conversion of such resources into electrical power and steam for sale to electric utilities, and the development of other environmentally responsible forms of power generation.

         The Company has organized several partnerships and joint ventures (herein referred to as Coso Joint Ventures) in order to develop geothermal energy at the China Lake Naval Air Weapons Station, Coso Hot Springs, China Lake, California. Collectively, the projects undertaken by these Coso Joint Ventures are referred to as the Coso Project. The Company is the operator and holds interests between 46.4% and 50% in the Coso Joint Ventures after payout. Payout is achieved when a Coso Joint Venture has returned the initial capital to the Coso Joint Venturers. In addition, the Company is exploring geothermal resources in Northern California, Washington and Oregon (collectively, the Pacific Northwest). In January 1991, the Company acquired a power plant and an interest in steam fields in Nevada and Utah (see Note 4-Nevada and Utah Properties). In 1992, the Company entered into the natural gas-fired electrical generation market through the purchase of a development opportunity in Yuma, Arizona. Commercial operation of the Yuma project will commence in 1994. In 1993, the Company started developing a number of international power project opportunities where private power generating programs have been initiated, including the Philippines and Indonesia.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and its proportionate share of the Coso Joint Ventures in which it has invested. All significant inter-enterprise transactions and accounts have been eliminated.

         A. INVESTMENTS AND RESTRICTED CASH. Investments other than restricted cash are primarily commercial paper and money market securities. The restricted cash balance includes such securities and mortgage backed securities, and is mainly composed of the Coso Joint Ventures' debt service reserve funds. The debt service reserve funds are legally restricted to their use and require the maintenance of specific minimum balances. The carrying amount of the investments approximates the fair value based on quoted market prices as provided by the financial institution which holds the investments.

         B. WELL, RESOURCE DEVELOPMENT AND EXPLORATION COSTS. The Company follows the full cost method of accounting for costs incurred in connection with the exploration and development of geothermal resources. All such costs, which include dry hole costs and the cost of drilling and equipping production wells, as well as directly attributable administrative and interest costs, are capitalized and amortized over their estimated useful lives when production commences. The estimated useful lives of production wells are ten years each; exploration costs and development costs, other than production wells, are generally amortized over the weighted average remaining term of the Company's power and steam purchase contracts. For purposes of current period visibility and disclosure, all such costs are identified in the Consolidated Statements of Cash Flows as they are incurred.

         C. DEFERRED WELL AND REWORK COSTS. Well rework costs are deferred and amortized over the estimated period between reworks. These deferred costs of $1,305 and $1,592 at December 31, 1993 and 1992, respectively, are included in other assets. Currently, both production and injection well reworks are amortized over twelve months.

     D. FIXED ASSETS AND DEPRECIATION. The cost of major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed.

         Depreciation of the operating power plants is computed on the straight-line method over the estimated useful lives resulting in a composite rate of depreciation of approximately 2.67% per annum. Depreciation of furniture, fixtures and equipment, which are recorded at cost, is computed on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years.

     E. CAPITALIZATION OF INTEREST AND DEFERRED FINANCING COSTS. Prior to the commencement of operations, interest is capitalized on the costs of the plants and geothermal resource development to the extent incurred. Capitalized interest and other deferred charges are amortized over the lives of the related assets.

         Deferred financing costs are amortized over the term of the related financing. Loan fees are amortized using the implicit interest method; other deferred financing costs are amortized using the straight-line method. Accumulated amortization at December 31, 1993 and 1992 was approximately $1,954 and $950, respectively.

     F. REVENUE RECOGNITION. Revenues are recorded based upon service rendered and electricity and steam delivered to the end of the month.

     G. MANAGEMENT FEE AND INTEREST REVENUE RECOGNITION. The Company charges the Coso Joint Ventures management fees, operator fees and interest on outstanding advances. Recognition of fees and interest relating to power plants and resource development of the Coso Joint Ventures in which the Company has invested is deferred until each Coso Joint Venture commences operations. Revenue previously deferred is amortized over the lives of the related assets of the Coso Joint Ventures as each Coso Joint Venture becomes operational.

     H. DEFERRED INCOME TAXES. On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach.

     I. NET INCOME PER COMMON SHARE. Earnings per common share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period computed using the treasury stock method.

     J. CASH FLOWS. The statement of cash flows classifies changes in cash according to operating, investing, or financing activities. Investing activities include capital expenditures incurred in connection with the power plants, wells, resource development and exploration costs. The Company considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. Restricted cash is not considered a cash equivalent.

     K. RECLASSIFICATION. Certain amounts in the fiscal 1992 and 1991 financial statements and supporting footnote disclosures have been reclassified to conform to the fiscal 1993 presentation. Such reclassification did not impact previously reported net income or retained earnings.

3.       INTEREST RATE SWAP AGREEMENTS

         In January 1993, the Coso Joint Ventures entered into five year deposit interest rate swap agreements which effectively convert a notional deposit, the Company's portion of the balance is $20,300 (restricted cash and investments), from a variable rate to a fixed rate. The Company's proportion of the deposit amount accretes annually to a maximum amount of approximately $29,300 in 1996. Under the agreements, which mature on January 11, 1998, the Coso Joint Ventures make semiannual payments to the counter party at variable rates based on LIBOR, reset and compounded every three months, and in return receive payments based on a fixed rate of 6.34%. The effective LIBOR rate ranged from 3.25% to 3.375% during 1993 and was 3.375% at December 31, 1993. The counter party to this agreement is a large multinational financial institution. The Company's proportionate share of the carrying amount, representing accrued interest receivable, and the fair value of the swap agreements are $277 and $1,281, respectively. The fair value is based on quoted market prices provided by the counter party to the swap.

         In September 1993, the Company entered into a three year deposit interest rate swap agreement, which effectively converts a notional deposit balance of $75,000 from a variable rate to a fixed rate. The Company makes semiannual payments to the counter party at effectively the LIBOR rate, reset every six months, and in return receives payments based on a fixed rate of 4.87%. The counter party to this agreement is the same counter party to the Coso Joint Ventures. The carrying amount is $286, representing accrued interest receivable. The fair value of the interest rate swap is currently negative in the amount of $642, which is based on quoted market prices provided by the counter party to the swap and assumes the Company closes out the swap agreement prior to the stated maturity.

4.       PROPERTIES AND PLANTS

         Properties and plants comprise the following at December 31:

                                                  1993           1992
                                                  ----           ----
Project costs
  Power plants ...............................   $ 246,219    $ 235,924
  Well and resource development ..............     161,137      144,595
                                                 ---------    ---------

                 Total operating facilities ..     407,356      380,519
Less accumulated depreciation and amortization     (67,813)     (51,054)
                                                 ---------    ---------

  Net operating facilities ...................     339,543      329,465
  Wells and resource development in progress .         939          916
                                                 ---------    ---------

Total project costs ..........................     340,482      330,381
Pacific Northwest geothermal exploration costs      41,539       25,882
Nevada and Utah properties ...................      35,492       32,089
Yuma-construction in progress ................      41,461        1,294
                                                 ---------    ---------

                 Total .......................   $ 458,974    $ 389,646
                                                 =========    =========

          A. OPERATING FACILITIES. The Coso operating facilities comprise the Company's proportionate share of the assets of three of its Joint Ventures; Coso Finance Partners (Navy I Joint Venture), Coso Energy Developers (BLM Joint Venture), and Coso Power Developers (Navy II Joint Venture). With respect to the Coso Project, distributions from its project accounts are made semiannually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreement by the partners and compliance with the Coso Joint Ventures' financing documents. As of December 31, 1993, payout had only been reached on Units 2 and 3 of the Navy I power plant.

                  I. NAVY I PLANT. The Navy I plant consists of three turbines, of which one unit commenced delivery of firm power in August 1987, and the second and third units in December 1988. The 80 NMW power plant is located on land owned by and leased from the U.S. Navy through December 2009, with a 10-year extension at the option of the Navy. Under terms of the Navy I Joint Venture, profits and losses were allocated approximately 49% before payout of units 2 and 3 and approximately 46.4% thereafter to the Company.

                  II. BLM PLANT. The BLM plant consists of two turbines at one site (BLM East), which commenced delivery of firm power in March and May, 1989, respectively, and one turbine at another site (BLM West) which commenced delivery of firm power in August, 1989. The BLM plant is situated on lands leased from the U.S. Bureau of Land Management under a geothermal lease agreement that extends until October 31, 2035. The lease may be extended to 2075 at the option of the BLM. Under the terms of the BLM Joint Venture agreement, the Company's share of profits and losses before and after payout is approximately 45% and 48%, respectively. During 1990, the Company upgraded the cooling tower and turbines to increase the plant's capacity to 80 NMW from the initial level of 70 NMW.

                  III. NAVY II PLANT. The Navy II plant consists of three turbines, of which two units commenced delivery of firm power in January 1990, and the third in February 1990, respectively. The 80 NMW power plant is on the southern portion of the Navy lands. Under terms of the Joint Venture, all profits, losses and capital contributions for Navy II are divided equally by the two partners.

          B. SIGNIFICANT CUSTOMER. All of the Company's sales of electricity from the Coso Project, which comprise approximately 94% of 1993 electricity and steam revenues, are to Southern California Edison (SCE) and are under long-term power purchase contracts. Under the terms of these contracts, SEC pays firm prices for the energy portion of the contract. The energy payment escalates pursuant to the contracts at an average rate of approximately 7.0% per year for the delivery of electricity for ten years, commencing with the initial delivery of electricity at firm power; thereafter, the energy payment adjusts to the actual avoided energy cost experienced by SCE at that time. The capacity payment, which initially represented approximately 25% of the Company's revenue, remains fixed during the entire period of the contract. In addition, the Company is eligible for bonus payments based on the amount by which the actual output exceeds the contract capacity of each power plant. Bonus payments aggregated $3,050, $3,257 and $2,635 in the years ended December 31, 1993, 1992 and 1991.

          The Company has three contracts for terms of 24, 30 and 20 years, expiring in 2011, 2019 and 2010, respectively. Delivery of electricity by the Navy I Joint Venture, the BLM Joint Venture and the Navy II Joint Venture commenced under those contracts in 1987, 1989 and 1990, respectively.

          See Note 13 for a description of litigation involving SCE.

          C.  ROYALTIES.  Royalties comprise the following for the years ended:


                            1993      1992      1991
                         -------   -------   -------


Navy I, Unit 1 .......   $ 1,556   $ 2,014   $ 1,787
Navy I, Units 2 and 3      2,924     2,628     1,160
BLM ..................     1,868     1,268     1,033
Navy II ..............     1,717     1,509     1,486
Other ................       209       291        39
                         -------   -------   -------

                 Total   $ 8,274   $ 7,710   $ 5,505
                         =======   =======   =======


         The amount of royalties paid by the Company to the U.S. Navy to develop geothermal energy for Navy I, Unit 1 on the lands owned by the Navy comprises
(i) a fee payable during the term of the contract based on the difference between the amounts paid by the Navy to SCE for specified quantities of electricity and the price as determined under the contract (which currently approximates 65% of that paid by the Navy to SCE), and (ii) $11,600 payable in December 2009. The $11,600 payment is secured by funds placed on deposit monthly, which funds, plus accrued interest, will aggregate $11,600. The monthly deposit is currently $23. As of December 31, 1993, the balance of funds deposited approximated $1,283, which amount is included in restricted cash and accrued liabilities.

         Units 2 and 3 of Navy I and the Navy II power plants are on Navy lands, on which the Navy receives a royalty based on electric sales revenue at the initial rate of 4% escalating to 22% by the end of the contract in December 2019. The BLM is paid a royalty of 10% of the value of steam produced by the geothermal resource supplying the BLM plant.

         D. PACIFIC NORTHWEST GEOTHERMAL EXPLORATION COSTS. In the Pacific Northwest, the Company has acquired leasehold rights and has performed certain geological evaluations to determine the resource potential of the underlying properties. Recovery of those costs is ultimately dependent upon the Company's ability to prove geothermal reserves and sell geothermal steam, or to obtain financing, build power plants, gain access to high voltage transmission lines, and sell the resultant electricity at favorable prices, or sell its leaseholds. In the opinion of management, the Company will be able to realize its exploration costs through the generation of electricity for sale.

         E. NEVADA AND UTAH PROPERTIES. On May 3, 1990, the Company entered into a definitive purchase agreement with a subsidiary of Chevron Corporation (Chevron) for the acquisition of certain geothermal operations, including interests in approximately 83,750 acres of geothermal properties in Nevada and Utah, for an aggregate purchase price of approximately $51,100. These property interests consist largely of leasehold interests, including properties leased from the BLM and from private landowners.

         The property acquired from Chevron includes a 9 MW power plant at Desert Peak, Nevada ("Desert Peak"), and a 70% interest in a steam field at Roosevelt Hot Springs, Utah ("Roosevelt Hot Springs"). The facility at Desert Peak is currently selling electricity to Sierra Pacific Power Company under a contract that runs through 1995 and then may be extended on a year-to-year basis as agreed by the parties. The price for electricity under this contract is 6.5 cents per kWH, comprising an energy payment of 2.0 cents per kWH (which is adjustable pursuant to an inflation based index) and a capacity payment of 4.5 cents per kWH. The Roosevelt Hot Springs site has a contract to sell steam to a 25 MW power plant owned by Utah Power and Light Company (UP&L) and to dispose of the brine that is a by-product of the electricity production process.

         As part of the Nevada and Utah properties acquisition, the Company acquired leasehold interests in an aggregate of approximately 20,000 acres at the Roosevelt Hot Springs site in Utah and approximately 63,750 acres at four sites in Nevada. The Roosevelt Hot Springs and Desert Peak properties have been the subject of exploration and testing by Chevron and its predecessors. Based on these tests and reports of independent engineering companies, the Company believes that there are significant geothermal resources available for commercial development at these sites. Other tests conducted by Chevron and its predecessors indicate that commercially viable amounts of geothermal resources may underlie the other Chevron properties.

         The Company financed the acquisition of Roosevelt Hot Springs through an equity offering, a $20,317 pre-sale of steam from the Roosevelt Hot Springs field to the utility-owned power plant located at the site, and seller financing. The acquisition of Roosevelt Hot Springs and certain of the Nevada properties closed on January 22, 1991 for an aggregate amount of approximately $35,000. The remainder of the transaction closed on March 28, 1991 and was financed with seller financing and the proceeds of the sale of common stock to Kiewit Energy Company (Kiewit Energy); see Note 12.

5.       PROJECT LOANS

         Project loans, which are non-recourse to the Company, comprise the following at December 31:

                                                                                  1993       1992
                                                                                --------   --------
Project loans with fixed interest rates (weighted average interest rates of
  8.04% and 7.88% at December 31, 1993 and 1992, respectively) with scheduled
  repayments through December 2001 ..........................................   $246,880   $263,604
                                                                                ========   ========

         The project loans are from Coso Funding Corp. ("Funding Corp."). Funding Corp. is a single-purpose corporation formed to issue notes for its own account and as an agent acting on behalf of Navy I, BLM, and Navy II Joint Ventures, collectively the "Coso Joint Ventures." Pursuant to separate credit agreements executed between Funding Corp. and each Coso Joint Venture on December 16, 1992, the proceeds from Funding Corp.'s note offering were loaned to the Coso Joint Ventures. The proceeds of $560,245 were used by the Coso Joint Ventures to (i) purchase and retire project finance debt comprised of the term loans and construction loans in the amount of $424,500, (ii) fund contingency funds in the amount of $68,400, (iii) fund debt service reserve funds in the amount of $40,000, and (iv) finance $27,345 of capital expenditures and transaction costs. The contingency fund and debt service reserve fund were required by the project loan agreements.

         The contingency fund represented the approximate maximum amount, if any, which could theoretically have been payable by the Coso Joint Ventures to third parties to discharge all liens of record and other contract claims encumbering the Coso Joint Ventures' plant at the time of the project loans (See
Note 13). The contingency fund was established in order to obtain investment-grade ratings to facilitate the offer and sale of the notes by Funding Corp., and such establishment did not reflect the Coso Joint Ventures' view as to the merits or likely disposition of such litigation or other contingencies. On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCE Corp., and the Coso Joint Ventures reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project contingency fund and MPE agreed to release its mechanics' liens on the Coso Project. After making the $20,000 payment, the remaining balance of the Coso Project contingency fund (approximately $49,300) was used to increase the Coso Project debt reserve fund from approximately $43,000 to its maximum fully-funded requirement of $67,900. The remaining $24,400 balance of contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve fund, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, may be available for distribution to the Company in its proportionate share.

         The loans are collateralized by, among other things, the power plants, geothermal resource, debt service reserve funds, contingency funds, pledge of contracts, and an assignment of all such Coso Joint Ventures' revenues which will be applied against the payment of obligations of each Coso Joint Venture, including the project loans. Each Coso Joint Venture's assets will secure only its own project loan, and will not be cross-collateralized with assets pledged under other Coso Joint Venture's credit agreements. The project loans are non-recourse to any partner in the Coso Joint Ventures and Funding Corp. shall solely look to such Coso Joint Venture's pledged assets for satisfaction of such project loans. However, the loans are cross-collateralized by the available cash flow of each Coso Joint Venture. Each Coso Joint Venture after satisfying a series of its own obligations has agreed to advance support loans (to the extent of available cash flow and, under certain conditions, its debt service reserve funds) in the event revenues from the supporting Coso Joint Ventures are insufficient to meet scheduled principal and interest on their separate project loans.

         The annual repayments of the project loans for the years beginning January 1, 1994 and thereafter are as follows:

                               Year       Amount
                               ----       ------

                               1994      $ 27,599
                               1995        32,109
                               1996        38,826
                               1997        41,729
                               1998        38,912
                         Thereafter        67,705
                                         --------
                              Total      $246,880
                                         ========

Based on quoted market rates of the Funding Corp. notes, the fair value of the project loan was approximately $260,276 at December 31, 1993.

         In connection with the aforementioned refinancing, the Company entered into an agreement with Community Energy Alternatives Incorporated ("CEA") for the Company to purchase at the close of the Coso Project refinancing CEA's interest in the Coso Project. Until the close of the Coso Project refinancing, CEA had been a partner in a partnership structure organized by the Company's Joint Venture Partner in the BLM project. The Company purchased the CEA interest under certain terms and conditions which are designed to provide the Company with a 17% per annum return on the CEA interest purchase price of $9,800. The Company's 17% per annum return is secured in part by a pledge and assignment to the Company of certain cash flows to be received by the Company's Coso Project Joint Venture Partner (and certain affiliates) from Coso Project distributions. The Company has granted its Coso Project Joint Venture Partner the right to purchase the CEA interest for a price which will provide the Company a 17% per annum return for the duration the Company owns the CEA interest.

6.       SENIOR NOTES

         The Senior Notes are due in March 1995, and bear interest at the rate of 12% per annum, plus 10% of the Company's share of the cash flow from the Coso Project, commencing July 1, 1989 and terminating December 31, 1994. The Senior Notes prohibit the payment of cash dividends unless the Company has a net worth of at least $50,000 after payment of such dividends, and dividends do not exceed 50% of accumulated net income subsequent to December 31, 1987. The Senior Notes also place restrictions on capital expenditures not related to the Coso Project. The fair value of the Senior Notes approximates the carrying value.

7.       CONVERTIBLE SUBORDINATED DEBENTURES

         In June of 1993, the Company issued $100,000 principal amount of 5% convertible subordinated debentures (debentures) due July 31, 2000. The debentures are convertible into shares of the Company's common stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the debentures is payable semiannually in arrears on July 31 and January 31 of each year, commencing on July 31, 1993. The debentures are redeemable for cash at any time on or after July 31, 1996 at the option of the Company. The redemption prices commencing in the twelve month period beginning July 31, 1996 (expressed in percentages of the principal amount) are 102%, 101%, 100% and 100% in 1996, 1997, 1998 and 1999, respectively. The debentures are unsecured general obligations of the Company and subordinated to all existing and future senior indebtedness of the Company. The fair value of the debentures as of December 31, 1993 was approximately $103,250, which is based on quoted market rates.

8.       INCOME TAXES

         On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4,100. This amount is reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represents the recognition of the Company's tax credit carryforwards as a deferred tax asset. There was no cash impact to the Company upon the required adoption of FAS 109. Under FAS 109, the effective tax rate increased to approximately 30% from 23.5% in 1992. This increase was due to the Company's tax credit carryforward being recognized as an asset and unavailable to reduce the current period's effective tax rate for computing the Company's provision for income taxes.

Provision for income tax was comprised of the following at December 31:

                                               1993      1992      1991
Currently payable:
  State ..................................   $ 3,300   $ 2,300   $ 2,134
  Federal ................................     7,686     4,444       261
                                              10,986     6,744     2,395
Deferred:
  State ..................................       385     1,607       929
  Federal ................................     6,813     2,038     4,960
                                               7,198     3,645     5,889
                                             -------   -------   -------
Total after benefit of extraordinary item     18,184    10,389     8,284
Tax benefit attributable to
  extraordinary item ....................       --       1,533      --

                                             -------   -------   -------
     Total before benefit of
       extraordinary item ...............    $18,184   $11,922   $ 8,284
                                             =======   =======   =======

The deferred expense is primarily temporary differences associated with depreciation and amortization of certain assets.

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:


                                          1993        1992        1991
Federal statutory rate ...............   35.00%      34.00%      34.00%
Percentage depletion in excess of cost   (6.70)      (6.81)      (6.89)
  depletion
Investment and energy tax credits ....   (4.62)     (10.52)     (10.93)
State taxes, net of federal tax effect    3.90        5.83        6.32
Cumulative effect of change in
  federal tax rate....................    1.90        --          --
Other ................................     .20        1.00        1.26
                                        -------     -------     -------
                                         29.68%      23.50%      23.76%
                                        =======     =======     =======

Deferred tax liabilities (assets) are comprised of the following at December 31:

                                        1993

Depreciation and amortization, net   $ 111,117
Other ............................       1,733
                                     ---------
                                       112,850
Deferred income ..................      (2,415)
Loss carryforwards ...............     (39,529)
Energy and investment tax credits      (40,106)
Alternative minimum tax credits ..     (12,018)
Other ............................        (472)
                                     ----------
                                       (94,540)
                                     ----------
Net deferred taxes ...............   $  18,310
                                     ==========

    In 1992, the significant components of the deferred tax liability were timing differences in the computation of depreciation and amortization of the power plants and exploration and development costs for financial reporting purposes versus income tax purposes.

         As of December 31, 1993, the Company has an unused net operating loss
(NOL) carryover of approximately $113,000 for regular federal tax return purposes which expires primarily between 2001 and 2007. In addition, the Company has unused investment and geothermal energy tax credit carryforwards of approximately $40,106 expiring between 2002 and 2008. The Company also has approximately $12,018 of alternative minimum tax credit carryforwards which have no expiration date.

9.       COMMITMENTS

         The Company's former office space lease, which requires annual rental of $660 through April 1994, has been partially sublet at annual rentals of $261 and remaining future rental costs were previously provided for in a restructuring charge. The Company also leases an aircraft under a lease that expires on August 1, 1995, at an annual rental of approximately $464. The aircraft has been subleased at an annual rental of approximately $300. Rental expense for the aircraft, vehicles, geothermal leases, and other equipment leases for the years ended December 31, 1993, 1992 and 1991 was approximately $1,143, $1,018 and $986 respectively.

Total projected lease commitments (net of sublease contracts) at December 31, 1993, are as follows:

                  Year Ended
                  December 31      Amount
                     1994           $318
                     1995            186
                     1996              8
                                    ----
                     Total          $512
                                    ====

10.      PREFERRED STOCK

         A. SERIES A. On December 1, 1988, the Company distributed a dividend of one preferred share purchase right (right) for each outstanding share of common stock. The rights are not exercisable until ten days after a person or group acquires or has the right to acquire, beneficial ownership of 20% or more of the Company's common stock or announces a tender or exchange offer for 30% or more of the Company's common stock. Each right entitles the holder to purchase one one-hundredth of a share of Series A junior preferred stock for $52. The rights may be redeemed by the Board of Directors up to ten days after an event triggering the distribution of certificates for the rights. The rights plan was amended in February 1991 so that the agreement with Kiewit Energy (see Note 12) would not trigger the exercise of the rights. The rights will expire, unless previously redeemed or exercised, on November 30, 1998. The rights are automatically attached to, and trade with, each share of common stock.

         B. SERIES B. On November 15, 1990, the Company sold 357.5 shares of convertible preferred stock, Series B at $14 per share. Each share of the convertible preferred stock was convertible into two shares of common stock, and had a dividend rate of 15% through November 15, 1992, 10% from November 16, 1992 to November 15, 1994 and 5% from November 16, 1994 to November 15, 1996. The dividends were payable semiannually in convertible preferred stock, Series B.

         On November 15, 1992, the Company called the preferred stock for conversion into common stock. Each Series B preferred stock was converted into two shares of common stock; accordingly, the Company issued 954.9 shares of common stock.

         C. SERIES C. On November 19, 1991, the Company sold one thousand shares of convertible preferred stock, Series C at $50,000 per share to Kiewit Energy, in a private placement. Each share of the Series C preferred stock is convertible at any time at $18.375 per common share into 2,721 shares of common stock subject to customary adjustments. The Series C preferred stock has a dividend rate of 8.125%, commencing March 15, 1992 through conversion date on December 15, 2003. The dividends, which are cumulative, are payable quarterly in convertible preferred stock, Series C, through March 15, 1995 and in cash on subsequent dividend dates.

         The Company is obligated to redeem 20% of the outstanding preferred stock, Series C each December 15, commencing 1999 through 2003 at a price per share equal to $50,000, plus accrued and unpaid dividends.

         At any time after December 15, 1994, upon 20 days written notice, the Company may redeem all, or any portion consisting of at least $5,000, of the preferred stock, Series C. then outstanding, provided that the Company's common stock has traded at or above 150% of the then effective conversion price, for any 20 trading days out of 30 consecutive trading days ending not more than five trading days prior to notice of redemption.

         The Company may also exchange the preferred stock, Series C, in whole or part on any dividend date commencing December 15, 1994, for 9.5% Convertible Subordinated Debentures of the Company due 2003.

         Each share of preferred stock, Series C shall be entitled to the number of votes equal to $50,000 per share divided by the then effective conversion price. If cash dividends are in arrears six consecutive quarters, Kiewit Energy shall have the exclusive right, voting separately as a class, to elect two directors of the Company.

         No cash dividends shall be paid or declared on the Company's common stock unless all accumulated dividends on the Series C preferred stock have been paid.

         The Company has issued various stock options and warrants. As of December 31, 1993, a total of 8,953 shares are reserved for stock options, of which 8,514 shares have been granted and remain outstanding at prices of $3.00 to $19.00 per share.

11.      STOCK OPTIONS AND WARRANTS

         The Company has stock option plans under which shares were reserved for grant as incentive or non-qualified stock options, as determined by the Board of Directors. As of December 31, 1993, the total options granted for the non-1986 plan and the 1986 plan are 5,778 and 6,354, respectively. The plans allow options to be granted at 85% of their fair market value at the date of grant. Generally, options are issued at 100% of fair market value at the date of grant. Options granted under the 1986 Plan become exercisable over a period of three to five years and expire if not exercised within ten years from the date of grant or, in some instances a lesser term. Prior to the 1986 Plan, the Company granted 256 options at fair market value at date of grant which had terms of ten years and were exercisable at date of grant. In addition, the Company had issued approximately 138 options to consultants on terms similar to those issued under the 1986 Plan. The non-1986 Plan options are primarily options granted to Kiewit Energy; see Note 12.


A.  TRANSACTIONS IN STOCK OPTIONS.


                                                                                          Options  Outstanding
                                                                             ----------------------------------------------
                                                       Shares Available for
                                                          Grant Under 1986                  Option Price
                                                            Option Plan      Shares           Per Share             Total
                                                        -----------------  ----------     ------------------      ----------
Balance, December 31, 1991                                         72          3,361        $3.00 - $13.096         $12,658
Options granted                                                 (368)        8,268 *       $8.063 - $14.875          89,193
Options terminated                                                304          (331)         $3.00 - $9.708         (3,065)
Options exercised                                                   -       (2,328)*          $3.00 - $9.00        (15,116)
Additional shares reserved under
  1986 Option Plan                                              1,230              -                      -               -
                                                           -----------     ----------     ------------------      ----------
Balance, December 31, 1991                                      1,238        8,970 *        $3.00 - $14.875          83,670
Options granted                                                 (551)            751       $11.90 - $15.938          11,262
Options terminated                                                129          (780)        $3.00 - $11.625         (7,839)
Options exercised                                                   -        (1,544)        $3.00 - $11.625         (7,072)
                                                           -----------     ----------     ------------------      ----------
Balance, December 31, 1992                                        816        7,397 *        $3.00 - $15.938          80,021
Options granted                                               (1,396)          1,396        $17.75 - $19.00          26,209
Options terminated                                                 19           (20)        $3.00 - $14.875           (114)
Options exercised                                                   -          (259)        $3.00 - $14.875         (1,185)
Additional shares reserved under
  1986 Option Plan                                              1,000              -                      -               -
                                                           -----------     ----------     ------------------      ----------
Balance, December 31, 1993                                        439        8,514 *         $3.00 - $19.00        $104,931
                                                           ===========     ==========     ==================      ==========
Options which became exercisable during:
   Year ended December 31, 1993                                                  592         $3.00 - $19.00         $10,180
   Year ended December 31, 1992                                                  333        $3.00 - $15.938          $3,693
   Year ended December 31, 1991                                              7,767 *         $3.00 - $14.88         $79,890
Options exercisable at:
   December 31, 1993                                                         7,026 *         $3.00 - $19.00         $78,644
   December 31, 1992                                                         6,708 *       $3.00 - $15.9375         $69,739
   December 31, 1991                                                         8,070 *         $3.00 - $14.88         $73,481


*  Includes Kiewit Energy options.  See Note 12.

         B. WARRANTS. The Company has granted warrants in connection with various financing activities to purchase shares of common stock as follows:

                                                                            Warrants Outstanding
                                                      -------------------------------------------------------------
                                                      Warrant                      Price
                                                      Shares                     Per Share                   Total
                                                    ----------                --------------              ----------
Balance, January 1, 1991                               2,549                    $2.04-$6.67                 $6,804
Warrants exercised                                      (660)                   $2.04-$6.67                 (2,951)
                                                    ----------                --------------              ----------

Balance, December 31, 1991                             1,889                       $2.04                     3,853
Warrants exercised                                      (612)                      $2.04                    (1,247)
Warrants repurchased                                  (1,277)                      $2.04                    (2,606)
                                                    ----------                --------------              ----------

Balance, December 31, 1992                                  -                    $        -               $       -
                                                    ==========                ==============              ==========


On October 13, 1992, the Company repurchased, and cancelled, certain warrants exercisable for 1,025 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.16 per share or $9,389 in aggregate. Separately, Kiewit Energy simultaneously purchased and exercised other warrants to purchase 600 shares of unregistered common stock at $2.04 per share, providing the Company with proceeds of $1,224.

         On October 27, 1992, the Company repurchased, and cancelled, certain warrants exercisable for 250 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.316 per share or $2,329 in aggregate.

12.      COMMON STOCK SALES AND RELATED OPTIONS

         In January 1991, the Company sold 2,505 shares of unregistered common stock at $6.75 per share for an aggregate total of $16,909. The funds were used to repay a portion of the seller financing related to the Company's acquisition of Chevron's interest in Roosevelt Hot Springs, Utah.

         The Company and Kiewit Energy signed a Stock Purchase Agreement and related agreements, dated as of February 18, 1991. Kiewit Energy is a subsidiary of Peter Kiewit Sons', Inc. of Omaha, Nebraska, a large construction and mining company with diversified operations. Under the terms of the agreements, Kiewit Energy purchased 4,000 shares of common stock at $7.25 per share and received options to buy 3,000 shares at a price of $9 per share exercisable over three years and an additional 3,000 shares at a price of $12 per share exercisable over five years (subject to customary adjustments).

         In connection with this initial stock purchase, the Company and Kiewit Energy also entered into certain other agreements pursuant to which (i) Kiewit Energy and its affiliates agreed not to acquire more than 34% of the outstanding common stock (the Standstill Percentage) for a five-year period, (ii) Kiewit Energy became entitled to nominate at least three of the Company's directors, and (iii) the Company and Kiewit Energy agreed to use their best efforts to negotiate and execute a joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah.

         On June 19, 1991, the board approved a number of amendments to the stock purchase agreement and the related agreements. Pursuant to those amendments, the Company reacquired from Kiewit Energy the rights to develop the Nevada and Utah properties, and Kiewit Energy agreed to exercise options to acquire 1,500 shares of common stock at $9.00 per share, providing the Company with $13,500 in cash. The Company also extended the term of the $9.00 and $12.00 options to seven years; modified certain of the other terms of these options; granted to Kiewit Energy an option to acquire an additional 1,000 shares of the outstanding common stock at $11.625 per share (closing price for the shares on the American Stock Exchange on June 18, 1991) for a ten year term; and increased the Standstill Percentage from 34% to 49%.

         On November 19, 1991, the Board approved the issuance by the Company to Kiewit Energy of one thousand shares of Series C Preferred Stock for $50,000 per share, as described in Note 10 above. In connection with the sale of the Series C Preferred Stock to Kiewit Energy, the Standstill Agreement was amended so that the 49% Standstill Percentage restriction would apply to voting stock rather than just common stock.

13.      LITIGATION

         A. SETTLEMENT OF CONTRACTOR CLAIMS. In June 1990, Mission Power Engineering Company (MPE), a subsidiary of SCECorp. and the general contractor for eight of the nine facilities at the Coso Project recorded mechanics' liens (the Liens) against two of the Coso Projects and filed suit to pursue claims for amounts allegedly due from the Coso Joint Ventures in connection with the turnkey contracts for the design and construction on eight of the units. In July 1990, MPE, the Joint Venture Partners and the Company agreed to enter settlement discussions during which period the suit was suspended. In January 1991, MPE terminated settlement discussions and refiled its suit in the amount of approximately $70,900 in contract claims. The Coso Joint Ventures counterclaimed on January 10, 1991, for performance and equipment related and other damages arising under the turnkey contracts.

         On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCECorp, and the Coso Joint Ventures and the Company announced that the companies had reached a final settlement of all of their outstanding disputes relating to the construction of and the filing of mechanics' liens against the Coso Project.

         Under the settlement agreement, MPE agreed to dismiss with prejudice its $70,900 breach of contract suit against the Coso Joint Ventures and the Coso Joint Ventures agreed to dismiss with prejudice their counterclaims against MPE and related parties. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project Contingency Fund and MPE agreed to release its mechanics' liens on the Coso Project.

         B. SETTLEMENT OF TRANSMISSION LINE DISPUTES. In September 1990, the California Public Utilities Commission (CPUC) issued a decision which would fix at approximately $10,500 the Coso Joint Ventures' maximum exposure for the cost of the construction of a new 220 kV electric transmission line (Line) on the SCE transmission system. The Coso Joint Ventures appealed the decision of the CPUC to the Federal district court and intended to petition the CPUC to reconsider its decision on the grounds that such line is not necessary. In a related proceeding involving the cost allocation for existing and ancillary interconnection facilities, the CPUC ruled that the Coso Joint Ventures' share would be approximately $7,000. The Coso Joint Ventures appeal of such decision to the California Supreme Court was denied in February 1993. In addition, SCE alleged certain line losses that SCE deemed applicable to the existing 115 kV line utilized by two of the Coso Joint Ventures and deducted amounts from revenues payable under the power purchase contracts. The Coso Joint Ventures dispute SCE's allegations, methodology and alleged ability to deduct amounts under the interconnection contracts and filed a complaint alleging breach of contract in the California State Court.

         On May 3, 1993, SCE and the Coso Joint Ventures agreed to settle the transmission line loss contract dispute and certain related interconnection disputes involving the Coso Project under a separate agreement whereby, among other things, the parties made certain cash payments to each other and agreed to certain interconnection cost and historical line loss allocations and to the release to the Coso Joint Ventures of certain funds previously deducted from project revenues and held in escrow. The parties also agreed to jointly pursue appropriate rate treatment by the CPUC of certain SCE financed interconnection costs, including the one remaining cost allocation issue between them in the amount of $5,900. As a result of the various payments, allocations and releases involved in such partial settlement, SCE released $15,500 of Coso Project funds (the Company's share was approximately $7,800) held in escrow in respect of interconnection costs (transmission line deposit) and the Partners of Coso Joint Ventures posted an irrevocable letter of credit to support their contingent obligation of $5,900 on the cost allocation matter to be jointly pursued with SCE at the CPUC.

     C. SETTLEMENT OF ANTITRUST LAWSUIT. On January 31, 1991, the Company filed an antitrust lawsuit in San Francisco Federal Court against SCECorp., its subsidiaries (MPE, Mission Power Group and SCE), Kidder-Peabody & Co., and others alleging violations of the federal antitrust laws, unfair competition and tortious interference. This lawsuit was settled in conjunction with the transmission line disputes.

      D. SETTLEMENT WITH JOINT VENTURE PARTNER. The Company has served as managing partner, project manager and field operator for the Coso Project since its inception. It has been plant operator for the facilities since August 1988. In April 1990, the Company's principal Coso Joint Venture partner (the J.V. Partner) served the Company and certain of the Company's subsidiaries with a demand for arbitration arising out of disagreements concerning primarily the operating budgets and the allocation to the Joint Ventures of certain expenses incurred by the Company.

         On March 19, 1991, the Company and its J.V. Partner executed a settlement agreement which resolved all their outstanding disputes. The terms of the settlement provide that if the Coso Project performs at capacity level in the future so that certain formula-based contingencies related to the productivity of the power plants are satisfied in any of the following eight years, then, out of the excess cash flow generated from such performance levels, up to $1.4 million may be paid in each such year to the J.V. Partner by the Company. During 1992, the Company purchased the J.V. Partner's contingent payment for $5,000, which will be amortized over the remaining seven years of the agreement.

         In return for the original settlement, the J.V. Partner agreed to the conversion of all prior advances made by the Company on behalf of the partnership into a Coso Joint Venture note payable to the Company due on or before March 19, 1999. The note bore interest at an adjustable rate tied to LIBOR and was subordinated to the prior payment in full of all the senior bank debt on the project as well as to the foregoing contingent payments to the J.V. Partner. On December 16, 1992 the Coso Joint Ventures paid $5,133 of their note payable plus accrued interest to the Company. A new promissory note was then signed on December 16, 1992 for the remaining principal balance. This note bears a fixed interest rate of 12.5% and is payable on or before March 19, 2002. This note continues to be subordinated to the senior project loan on the project. The fair value of this note approximates the carrying value.

14.      RELATED PARTY TRANSACTIONS

         The Company charged and recognized a management fee and interest on advances to its Coso Joint Ventures, which aggregated approximately $5,354, $4,246 and $5,664 in the years ended December 31, 1993, 1992 and 1991.

15.      EXTRAORDINARY ITEM

         The refinancing of the Coso Joint Ventures' project financing debt in 1992 resulted in an extraordinary item in the amount of $4,991, after the tax effect of $1,533. The extraordinary item represents the unamortized portion of the deferred financing costs and related repayment costs associated with the original Coso Joint Ventures' project financing debt.

16.      SUBSEQUENT EVENT

         The Company is currently in the process of arranging a proposed offering of $400,000 Senior Discount Notes (the "Notes"). The interest rate will be between approximately 9% and 10%, with cash interest payment commencing in 1997. The Notes will be senior unsecured obligations of the Company. The Company intends to use the proceeds from the offering to: (i) fund equity commitments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the indenture, and (iv) for general corporate purposes.

17.      QUARTERLY FINANCIAL DATA (Unaudited)

         Following is a summary of the Company's quarterly results of operations for the years ended December 31, 1993 and 1992:


                                                        Three Months Ended*
                                             March 31,  June 30,  Sept. 30, Dec. 31,
                                               1993      1993       1993      1993
                                             --------   -------   -------   -------
Revenue:
  Sales of electricity and steam ..........   $27,617   $31,996   $41,433   $31,013
  Other income ............................     3,544     3,926     4,824     4,900
                                             --------   -------   -------   -------
                   Total revenue ..........    31,161    35,922    46,257    35,913

                   Total costs and expenses    20,314    21,833    22,087    23,761

Income before provision for income taxes ..    10,847    14,089    24,170    12,152
    and change in accounting principle
Provision for income taxes ................     3,363     3,439     7,493     3,889
                                             --------   -------   -------   -------
Net income before change in                    7,484    10,650    16,677     8,263
    accounting principle
Cumulative effect of change in                 4,100      --        --        --
    accounting principle
                                             --------   -------   -------   -------
Net income ................................    11,584    10,650    16,677     8,263
Preferred dividends .......................     1,107     1,143     1,179     1,201
                                             --------   -------   -------   -------
Net income attributable to
    common shares                             $10,477   $ 9,507   $15,498   $ 7,062
                                             ========   =======   =======   =======
Net income per share before
    change in accounting principle            $   .16   $   .25   $   .41   $   .18

Cumulative effect of change in
    accounting principle                          .11      --        --        --
                                             --------   -------   -------   -------
Net income per share ......................   $   .27   $   .25   $   .41   $   .18
                                             ========   =======   =======   =======


                                                           Three Months Ended*
                                              March 31,  June 30,   Sept. 30,   Dec. 31,
                                                1992       1992       1992       1992
                                              --------   --------   --------   --------
Revenue:
  Sales of electricity and steam ..........   $ 24,147   $ 28,173   $ 37,977   $ 27,045
  Other income ............................      1,995      2,609      3,160      2,423
                                              --------   --------   --------   --------
                   Total revenue ..........     26,142     30,782     41,137     29,468

                   Total costs and expenses     18,541     18,779     20,583     18,894
Income before provision for income taxes ..      7,601     12,003     20,554     10,574
    and extraordinary item
Provision for income taxes ................      1,806      2,852      4,884      2,380
                                              --------   --------   --------   --------
Net income before extraordinary ...........      5,795      9,151     15,670      8,194
    item
Extraordinary item ........................       --         --         --       (4,991)
                                              --------   --------   --------   --------
Net income ................................      5,795      9,151     15,670      3,203
Preferred dividends .......................      1,020      1,056      1,089      1,110
                                              --------   --------   --------   --------
Net income attributable to
    common shares .........................   $  4,775   $  8,095   $ 14,581   $  2,093
                                              ========   ========   ========   ========
Net income per share before ...............   $    .13   $    .22   $    .39   $    .19
    extraordinary item
Extraordinary item ........................       --         --         --         (.13)
                                              --------   --------   --------   --------
Net income per share ......................   $    .13   $    .22   $    .39   $    .06
                                              ========   ========   ========   ========

* the Company's operations are seasonal in nature with a disproportionate percentage of income earned in the second and third quarters.

18. SUMMARIZED COMPANY (PARENT ONLY) FINANCIAL STATEMENTS

                      COMPANY (PARENT ONLY) BALANCE SHEETS
                        As of December 31, 1993 and 1992
          (Dollars and shares in thousands, except per share amounts)

Assets                                                                                1993                  1992
                                                                                  -----------          ------------
Cash and Investments                                                                 $126,824              $ 53,321
Restricted cash                                                                        13,535                   634
Development projects in progress                                                       44,272                21,428
Investment in and advances to subsidiaries and joint                                  215,660               168,949
  ventures
Equipment, net of accumulated depreciation                                              2,587                 1,575
Notes receivable-joint ventures                                                        21,558                19,098
Deferred charges and other assets                                                      16,458                17,214
                                                                                  -----------           -----------

Total assets                                                                         $440,894              $282,219
                                                                                  ===========           ===========

Liabilities and Stockholders Equity

Liabilities:
Accounts payable                                                                         $ 86                 $ 937
Other accrued liabilities                                                              10,550                 5,061
Income taxes payable                                                                    4,000                     -
Senior notes                                                                           35,730                35,730
Convertible subordinated debenture                                                    100,000                     -
Deferred income taxes                                                                  18,310                15,212
                                                                                  -----------           -----------

Total liabilities                                                                     168,676                56,940
                                                                                  -----------           -----------

Deferred income relating to joint ventures                                              1,915                 2,165
                                                                                  -----------           -----------

Redeemable preferred stock                                                            $58,800                54,350

Stockholders' equity:
Preferred stock-authorized                                                                  -                     -
  2,000 shares no par value
Common stock-authorized 60,000                                                          2,404                 2,380
  shares par value $0.0675
  per share; issued and
  outstanding 35,446 and
  35,258 shares
Additional paid-in capital                                                            100,965                97,977
Retained earnings                                                                     111,031                68,407
Treasury stock, 157 common                                                            (2,897)                     -
  shares at cost
                                                                                  -----------           -----------

Total stockholders' equity                                                            211,503               168,764
                                                                                  -----------           -----------
Total liabilities and stockholders equity                                            $440,894              $282,219
                                                                                   ===========          ===========

     The accompanying notes are an integral part of these financial statements.

                 COMPANY (PARENT ONLY) STATEMENTS OF OPERATIONS

                  For the three years ended December 31, 1993
                             (Dollars in thousands)


                                                         1993      1992        1991
                                                      --------  ---------   ---------
Revenues:
Equity in earnings of subsidiary companies and
joint ventures before extraordinary items .........   $ 61,412   $ 53,685    $ 38,364

Interest and other income .........................      8,756      4,557       4,923
                                                      --------  ---------   ---------

Total revenues ....................................     70,168     58,242      43,287
                                                      --------  ---------   ---------

Expenses:
General and Administration ........................      6,564      6,796       5,585
Interest, net of capitalized interest .............      2,346        714       2,836
                                                      --------  ---------   ---------

Total expenses ....................................      8,910      7,510       8,421
                                                      --------  ---------   ---------

Income before provision for income taxes ..........     61,258     50,732      34,866
Provision for income taxes ........................     18,184     11,922       8,284
                                                      --------  ---------   ---------

Income before change in accounting principle and
extraordinary item ................................     43,074     38,810      26,582


Cumulative effect of change in accounting principle      4,100       --          --
Equity in extraordinary item of joint ventures
(Less applicable income taxes of $1,533)...........       --       (4,991)       --
                                                      --------  ---------   ---------

Net income ........................................     47,174     33,819      26,582
Preferred dividends ...............................      4,630      4,275        --
                                                      --------  ---------   ---------

Net income available to common stockholders .......   $ 42,544   $ 29,544    $ 26,582
                                                      ========  =========   =========

   The accompanying notes are an integral part of these financial statements.

                 COMPANY (PARENT ONLY) STATEMENTS OF OPERATIONS

                  For the three years ended December 31, 1993
                             (Dollars in thousands)

                                                               1993               1992                 1991
                                                        ------------------ ------------------  --------------------
Cash flows from operating activities                             $ 45,671           $ 22,597                 $ 631
                                                        ------------------ ------------------  --------------------
Cash flows from investing activities:
Increase in development projects in progress                      (22,844)            (4,218)               (3,458)
Decrease (increase) in advances to and investments in             (36,812)             12,155              (41,162)
subsidiaries and joint ventures
Other                                                              (9,945)           (15,711)                   251
                                                        ------------------ ------------------  --------------------

Cash flows from investing activities                              (69,601)            (7,774)              (44,369)
                                                        ------------------ ------------------  --------------------

Cash flows from financing activities:
Proceeds from sale of common, treasury and preferred                 2,912              8,065               111,458
stocks, and exercise of warrants and stock options
Payment of senior notes                                                  -                  -               (6,000)
Purchase of treasury stock                                         (2,897)            (4,887)                     -
Net change in short-term bank loan                                       -                  -              (15,000)
Proceeds from issue of subordinated debentures                     100,000                  -                     -
Purchase of warrants                                                     -           (11,716)                     -
Deferred charges relating to debt financing                        (2,582)                  -                     -
                                                        ------------------ ------------------  --------------------

Cash flows from financing activities                               97,433            (8,538)                90,458
                                                        ------------------ ------------------  --------------------

Net increase in cash and investments                               73,503              6,285                46,720
Cash and investments at beginning of period                        53,321             47,036                   316
                                                        ------------------ ------------------  --------------------

Cash investments at end of                                        $126,824           $ 53,321              $ 47,036
period                                                  ================== ==================  ====================

Interest paid (net of amounts capitalized)                         $ (897)              $ 464               $ 3,342
                                                                   =======            =======               =======
Income taxes paid                                                  $ 6,819            $ 4,129               $ 1,682
                                                                   =======            =======               =======


The accompanying notes are an integral part of these financial statements.

                             COMPANY (PARENT ONLY)
                   SUPPLEMENTAL NOTES TO FINANCIAL STATEMENTS

                             (Dollars in thousands)


RELATED PARTY TRANSACTIONS

         The Company bills the Coso Project partnership and joint ventures for management, professional and operational services. Billings for the years ended December 31, 1993, 1992 and 1991 were $18,285, $19,629 and $18,316, respectively. Dividends received from subsidiaries for the years ended December 31, 1993, 1992 and 1991 were $49,053, $33,524 and $18,935 respectively.

RECLASSIFICATION

         Certain amounts in the fiscal 1992 and 1991 financial statements have been reclassified to conform to the fiscal 1993 presentation. Such reclassifications do not impact previously reported net income or retained earnings.

FINANCIAL STATEMENTS FOR PERIOD ENDING
SEPTEMBER 30, 1994


INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
California Energy Company, Inc.
Omaha, Nebraska

We have reviewed the accompanying consolidated balance sheet of California Energy Company, Inc. and subsidiaries as of September 30, 1994, and the related consolidated statements of operations for the three-month and nine-month periods ended September 30, 1994 and 1993, and the related consolidated statements of cash flows for the nine-month periods ended September 30, 1994 and 1993. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of California Energy Company, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 24, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1993 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
October 19, 1994

                          CONSOLIDATED BALANCE SHEETS

                (Dollars in thousands, except per share amounts)

                                                                            September 30,  December 31,
                                                                               1994          1993
                                                                          -------------- --------------
                                                                             (Unaudited)
Assets
         Cash and short-term investments ..............................   $   316,349    $   127,756
         Joint venture cash and short-term investments ................        27,088         14,943
         Restricted cash and short-term investments ...................       127,380         48,105
         Accounts receivable ..........................................        33,901         21,658
         Due from joint ventures ......................................         1,639          1,394
         Properties and plants, net (Note 3) ..........................       522,268        458,974
         Equipment, net of depreciation ...............................         4,699          4,540
         Notes receivable - joint ventures ............................        12,255         11,280
         Other investments ............................................        11,517         10,445
         Deferred charges and other assets ............................        29,968         16,889
                                                                          -------------- --------------
              Total assets ............................................   $ 1,087,064    $   715,984
                                                                          ============== ==============

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable ......................................................   $     1,021    $       607
Other accrued liabilities .............................................        23,357         19,866
Income taxes payable ..................................................           587          4,000
Construction loans ....................................................        21,079           --
Project loans .........................................................       233,080        246,880
Senior Notes (Note 8) .................................................          --           35,730
Senior Discount Notes (Note 4) ........................................       421,375           --
Convertible Subordinated Debentures ...................................       100,000        100,000
Deferred income taxes .................................................        24,774         18,310
                                                                          -------------- --------------

              Total liabilities .......................................       825,273        425,393
                                                                          -------------- --------------

Deferred income .......................................................        19,781         20,288
Redeemable preferred stock ............................................        62,350         58,800
Commitments and contingencies (Note 5)
Stockholders' equity:
  Preferred stock - authorized 2,000
    shares, no par value
  Common stock - authorized 60,000
    shares, par value $0.0675 per share, issued and outstanding 32,230 and 35,446 shares at September 30, 1994 and December 31, 1993,
    respectively ......................................................         2,407          2,404
Additional paid in capital ............................................       100,000        100,965
Retained earnings .....................................................       136,769        111,031
Treasury stock - 3,420 and 157 common
  shares, at September 30, 1994 and December 31, 1993, respectively, at
  cost ................................................................       (59,516)        (2,897)

                                                                          -------------- --------------
                Total stockholders' equity ............................       179,660        211,503
                                                                          -------------- --------------
                Total liabilities and stockholders' equity ............   $ 1,087,064    $   715,984
                                                                          ============== ==============


The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (Dollars in thousands, except per share amounts)

                                                           Three Months                         Nine Months
                                                               Ended                               Ended
                                                            September 30                        September 30
                                                       1994                1993           1994                1993
                                                   -------------------------------    -------------------------------
                                                              (unaudited)                      (unaudited)
Revenues:
Sales of electricity and steam                          $49,498          $41,433         $117,208          $101,046
Interest and other income                                 9,026            4,824           21,980            12,294
                                                     ----------       -----------      ----------        ----------
            Total revenues                               58,524           46,257          139,188           113,340
                                                     ----------       -----------      ----------        ----------

Cost and expenses:
Plant operations                                          9,846            5,878           23,887            18,898
General and administration                                3,216            2,359            9,536             8,596
Royalties                                                 3,504            3,004            7,898             6,525
Depreciation and amortization                             5,639            4,344           15,439            13,044
Interest expense                                         17,653            8,184           44,480            20,993
Less interest capitalized                               (2,087)          (1,682)          (7,518)           (3,822)
                                                     ----------       -----------      ----------        ----------

            Total costs and expenses                     37,771           22,087           93,722            64,234
                                                     ----------       -----------      ----------        ----------

Income before income taxes                               20,753           24,170           45,466            49,106
Provision for income taxes                                6,340            7,493           14,067            14,295
                                                     ----------       -----------      ----------        ----------

Income before extraordinary item                         14,413           16,677           31,399            34,811
  and change in accounting principle
Extraordinary item (less applicable                           -                -          (2,007)                 -
  income taxes of $945) (Note 8)
Cumulative effect of change in                                -                -                -             4,100
  accounting principle
                                                     ----------       -----------      ----------        ----------
Net income                                               14,413           16,677           29,392            38,911
Preferred dividends (paid in kind)*                       1,275            1,179            3,711             3,429
Net income attributable to common
  stockholders                                          $13,138          $15,498         $ 25,681          $ 35,482
                                                     ==========       ==========       ==========        ==========
Income per share before extraordinary
  item and change in accounting principle                $ 0.38           $ 0.41           $ 0.77            $ 0.81
Extraordinary item (Note 8)                                   -                -           (0.06)                 -
Cumulative effect of change in
  accounting principle                                        -                -                -              0.11
                                                     ----------       -----------      ----------        ----------

Net income per share assuming no dilution                $ 0.38           $ 0.41           $ 0.71            $ 0.92
                                                     ==========       ===========      ==========        ==========
Net income per share assuming full
  dilution (Note 7)                                      $ 0.36           $ 0.41           $ 0.70            $ 0.92
                                                     ==========       ===========      ==========        ==========
Average number of common and
  common equivalent shares
  outstanding assuming no dilution                       34,831           38,180           36,174            38,436
                                                     ==========       ===========      ==========        ==========

The accompanying notes are an integral part of these financial statements.

* Reflects dividends on the Company's Series C Redeemable Convertible Preferred Stock, which are payable in kind.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                                                                Nine Months
                                                                                                   Ended
                                                                                                September 30
                                                                                            1994             1993
                                                                                            ----             ----
                                                                                                 (Unaudited)
Cash flows from operating activities:
Net income                                                                                $ 29,392         $ 38,911
Adjustments to reconcile net cash flow from
 operating activities:
Depreciation and amortization                                                               15,439           13,044
Amortization of original issue discount                                                     21,375                -
Amortization of deferred financing costs                                                     1,421              714
Provision for deferred income taxes                                                          6,464            1,848
Changes in other items:
 Accounts receivable                                                                      (12,243)         (12,638)
 Accounts payable and accrued liabilities                                                    3,905          (4,906)
 Deferred income                                                                             (507)            (657)
 Income tax payable                                                                        (3,413)            1,444
 Other                                                                                           -              (3)
                                                                                        ----------       ----------
Net cash flows from operating activities                                                    61,833           37,757
                                                                                        ----------       ----------

Cash flows from investing activities:
Capital expenditures relating to existing                                                 (10,739)          (9,401)
 power plants
Well and resource development                                                              (8,508)         (13,270)
 expenditures for existing projects
Acquisition of equipment                                                                     (411)          (1,116)
Yuma plant                                                                                 (5,611)         (25,530)
Foreign projects - construction in                                                        (46,841)                -
 progress and development
Pacific Northwest, Nevada and Utah                                                         (6,782)         (14,933)
 developments
Transmission line deposit                                                                        -            7,684
Decrease (increase) in restricted cash                                                    (79,275)           12,892
Increase in other investments and assets                                                   (4,371)          (2,327)
                                                                                        ----------       ----------
Net cash flows from investing activities                                                 (162,538)         (46,001)
                                                                                        ----------       ----------

Cash flows from financing activities:
Proceeds and net benefits from sale of                                                         677            2,303
 common, treasury, and preferred stock
 and exercise of options
Deferred financing costs - Senior                                                         (11,201)                -
 Discount Notes
Proceeds from issue of Senior Discount                                                     400,000                -
 Notes
Defeasance of Senior Notes                                                                (35,730)                -
Repayment of project loans                                                                (13,800)          (8,362)
Deferred financing costs - Convertible                                                           -          (2,500)
 Subordinated Debentures
Proceeds from issue of Convertible                                                               -          100,000
 Subordinated Debentures
Proceeds from construction loan                                                             21,079                -
Increase in amounts due from joint                                                         (1,220)          (2,139)
 ventures
Purchase of treasury stock                                                                (58,362)                -
                                                                                        ----------       ----------
Net cash flows from financing activities                                                   301,443           89,302
                                                                                        ----------       ----------
Net increase in cash and cash equivalents                                                  200,738           81,058
Cash and cash equivalents at beginning of                                                  142,699           63,519
period
                                                                                        ----------       ----------
Cash and cash equivalents at end of period                                                $343,437         $144,577
                                                                                        ==========       ==========
Supplemental disclosures:
Interest paid, net of amounts capitalized                                                 $ 14,494         $ 14,881
                                                                                        ----------       ----------
Income taxes paid                                                                          $ 5,070          $ 1,410
                                                                                        ==========       ==========

The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except per share and per kWh data)

1.       GENERAL

         In the opinion of management of California Energy Company, Inc. (the "Company"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1994 and the results of operations for the three and nine months ended September 30, 1994 and 1993, and cash flows for the nine months ended September 30, 1994 and 1993.

         The consolidated financial statement include the accounts of the Company and its wholly owned subsidiaries, and its proportionate share of the accounts of the partnerships and joint ventures in which it has invested.

         The results of operations for the three and nine months ended September 30, 1994 and 1993 are not necessarily indicative of the results to be expected for the full year.

         Certain amounts in the 1993 financial statements and supporting footnote disclosures have been reclassified to conform to the 1994 presentation. Such reclassification did not impact previously reported net income or retained earnings.

2.       OTHER FOOTNOTE INFORMATION

         Reference is made to the Company's most recently issued annual report that included information necessary or useful to the understanding of the Company's business and financial statement presentations. In particular, the Company's significant accounting policies and practices were presented as Note 2 to the consolidated financial statements included in that report.

3.       PROPERTIES AND PLANTS

Properties and Plants comprise the following:

                                                                         September 30       December 31
                                                                             1994               1993
                                                                         ------------       ------------
                                                                         (unaudited)
Project costs:
Power plants and gathering systems                                           $304,030          $246,219
Wells and resource development                                                171,802           162,776
                                                                         ------------       ------------
                                                                              475,832           408,995
Less accumulated depreciation
 and amortization                                                            (85,010)          (69,823)
                                                                         ------------       ------------

Net facilities                                                                390,822           339,172

Resource development in progress                                                  421               939
                                                                         ------------       ------------

Total project costs                                                           391,243           340,111
                                                                         ------------       ------------

Yuma plant - construction in progress                                               -            41,461
Upper Mahiao plant - construction in
  progress                                                                     34,584                 -
Manhanagdong - construction in progress                                        11,053                 -
Other foreign project development                                               1,204                 -
Pacific Northwest costs                                                        45,922            41,910
Nevada and Utah properties cost                                                38,262            35,492
                                                                         ------------       ------------
  Total                                                                      $522,268          $458,974
                                                                         ============       ============

In June 1994, amounts recorded as "Yuma plant - construction in progress" were transferred to "Power plants and gathering systems".

4.       SENIOR DISCOUNT NOTES

         In March 1994, the Company issued $400,000 of 10 1/4% Senior Discount Notes which accrete to an aggregate principal amount of $529,640 at maturity in 2004. The original issue discount (the difference between $400,000 and $529,640) will be amortized from issue date through January 15, 1997, during which time no cash interest will be paid on the Senior Discount Notes. Commencing July 15, 1997, cash interest on the Senior Discount Notes will be payable semiannually on January 15 and July 15 of each year. The Senior Discount Notes are redeemable at any time on or after January 15, 1999. The redemption prices commencing in the twelve month period beginning January 15, 1999 (expressed in percentages of the principal amount) are 105.125%, 103.417%, 101.708%, and 100% for 1999, 2000,
2001, and 2002, respectively, plus accrued interest through the redemption date in each case. The Senior Discount Notes are unsecured senior obligations of the Company.

5.       COMMITMENTS AND CONTINGENCIES

         In April 1994, the Company closed the financing for the 128 GMW Upper Mahiao geothermal power project located in the Philippines. The total project cost for the facility is approximately $218,000. The Company will supply approximately $56,000 of equity and project debt financing will constitute the balance of approximately $162,000. A syndicate of international commercial banks is providing the construction financings. The Export-Import Bank of the U.S. ("Ex-Im Bank") is providing political risk insurance to the commercial banks on the construction loan and will provide the preponderance of project term financing upon satisfaction of conditions associated with commercial operation. As of September 30, 1994, draws on the construction loan totalled $20,636, equity investments made by a subsidiary of the Company totalled $12,712, and the Company has invested $1,236. The Overseas Private Investment Corporation ("OPIC") is providing political risk insurance on the equity investment by the Company in this project. The Upper Mahiao project has begun construction, and is expected to be in service by July of 1996. The project is structured as a ten year Build-Own-Transfer ("BOT"), in which the Company's subsidiary CE Cebu Geothermal Power Company, Inc., the project company, will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance during the ten year BOT period. The electricity generated by the Upper Mahiao geothermal power plant will be sold to the Philippine National Oil Company - Energy Development Corporation ("PNOC-EDC"), which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost. Ormat Inc. of Sparks, Nevada is the turnkey contractor for the project.

         In 1993 the Company and PNOC-EDC signed an Energy Conversion agreement for a 180 GMW project at the Mahanagdong geothermal site with a target completion date of July 1997. As with the Upper Mahiao project, the Mahanagdong project is structured as a ten year Build-Own-Transfer ("BOT"), in which the Company will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance for the ten year BOT period. The electricity generated by the geothermal power plant will be sold to PNOC-EDC, which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost.

         The Mahanagdong project will be built, owned and operated by CE Luzon Geothermal Power Company, a Philippine corporation, that is expected to be owned post completion as follows: 45% by the Company, 45% by Kiewit, and up to 10% by another industrial company. The turnkey contractor consortium consists of Kiewit Construction Group, Inc. (with an 80% interest) and The Ben Holt Co., a wholly owned subsidiary of the Company (with a 20% interest).

         In August 1994, the Company completed the financing on the Mahanagdong project with a total project cost of approximately $320 million. The capital structure consists of a term loan of $240 million and approximately $80 million in equity contributions. The construction debt financing facility will be provided by OPIC and a consortium of commercial lenders led by Bank of America NT&SA. The debt provided by the commercial lenders will be insured against political risks by the Ex-Im Bank. Ten-year term debt financing will be provided by Ex-Im Bank (which will replace the construction debt) and by OPIC. The Mahanagdong project has commenced construction and as of September 30, 1994, the Company's proportionate share of draws on the construction loan totalled $443, equity investments made by a subsidiary of the Company totalled $3,899, and the Company has invested $6,711.

         The Company has made an offer (the "Offer to Purchase") to acquire all of the outstanding shares of Magma Power Company ("Magma") for $38.50 per share, comprised of $28.50 in cash and $10.00 in market value of the Company's common stock. As the first step in implementing its proposal to acquire all Magma shares, CE Acquisition Company, Inc. (the "Purchaser"), a wholly owned subsidiary of the Company, commenced a cash tender offer (the "Offer") to purchase 12,400 shares, or approximately 51% of the common stock of Magma Power Company, at a price of $38.50 net per share to be followed by a second step merger for a combination of cash and the Company common stock, which when completed would result in an aggregate blended consideration of $28.50 in cash and $10.00 in market value of the Company's common stock for each share of Magma purchased by the Company. The Offer currently is set to expire on December 2, 1994. Magma's Board of Directors (the "Board") has recommended that their shareholders not accept the Company's $38.50 per share Offer.

         In order to facilitate consummation of its acquisition offer, the Company is soliciting requests to call a special meeting of Magma stockholders and has established November 7, 1994 as the record date for its solicitation period which will also expire on December 2, 1994. The Company has stated that it intends to withdraw its $38.50 per share acquisition proposal if it has not signed a merger agreement with Magma or received a sufficient number of requests from Magma stockholders to call a special meeting by December 2, 1994. The special meeting will provide Magma stockholders the opportunity to consider and vote on the Company's special meeting proposals which, if approved, would result in certain bylaw amendments that would facilitate the Company's proposal and the election of four Company nominees to Magma's Board, who would be committed to removing any impediments to shareholders being able to freely choose whether to accept the Offer and approve the proposed merger, thereby ensuring that the Offer and proposed merger get a full and fair hearing. The Company also intends to call a special meeting of its shareholders to approve the issuance of the Company's stock in connection with the transaction. Kiewit, the Company's largest shareholder, which beneficially owns approximately 43.8% of the common shares, has already approved the proposed transaction.

         The Company anticipates that a substantial portion of the cash required to purchase Magma shares and rights pursuant to the Offer and the proposed merger will be provided through a secured bank credit facility. The Company has received a fully underwritten financing commitment letter which states that the lender will provide up to $500,000 in secured bank financing in connection with the Offer and the proposed merger. Such funds, together with a portion of the Company's general corporate funds, will be sufficient to pay the cash portion of the consideration for the Offer and proposed merger and related expenses.

         The commitment letter contemplates (i) a facility of up to $250,000 to capitalize the Company for the purpose of financing the Offer and (ii) facilities of up to $500,000 for, among other things, refinancing the tender facility and effectuating the proposed merger.

         The term of the tender facility will be 12 months, extendible for a term of up to three years from the initial funding at the mutual consent of the Company and the lender. The tender facility will be a margin loan collateralized by the shares purchased pursuant to the Offer.

         The merger facility will be composed of (i) up to a 6-year amortizing term loan ("Term Loan A") in an expected amount of up to $500,000 less the amount of Term Loan B (as defined below) and (ii) up to an 8-year amortizing term loan ("Term Loan B") in an expected amount not to be less than $150,000. The merger facilities are to be amortized from internally generated funds and will be secured by an assignment and pledge of Magma stock and all unencumbered assets of Magma.

         The lender's commitment to provide the facilities is subject to certain customary conditions, including without limitation (a) a capital investment by the Company in an amount and form satisfactory to the lender, (b) the absence of certain material adverse changes and (c) the lender's satisfaction with its due diligence with respect to the Company and Magma.

         The definitive documentation relating to the facilities will contain representations, warranties, covenants, events of default and conditions customary for transactions of this size and type.

         On October 3, 1994, Magma filed a complaint entitled Magma Power Company v. California Energy Company, Inc., Case No. CV-N-94-06160, against the Company in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. The complaint seeks a declaratory judgment that (i) Magma's Board properly discharged its fiduciary obligations in adopting a poison pill and amendments to its bylaws and, accordingly, such documents were valid and binding, and (ii) Nevada General Corporation Law ("NGCL") Sections 78.411 through 78.444 (the "Merger Moratorium Statute") is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution. The Company subsequently removed this action to the United States District Court for the District of Nevada.

         On October 17, 1994, the Company filed its answer and counterclaims in response to Magma's complaint. The counterclaims name the Purchaser as an additional counterclaim plaintiff and Magma's directors as counterclaim defendants in addition to Magma. The Company's counterclaims seek primarily: (i) a declaratory judgment that certain actions taken by Magma, including the amendment to Magma's bylaws purporting to preclude Magma's stockholders from taking action by written consent, and implementation of its poison pill, are void and ultra vires, and constitute a breach of fiduciary duty by Magma's Board; (ii) an injunction requiring Magma's Board to rescind the amendment to Magma's bylaws which purports to eliminate the power of stockholders to act by written consent, the "golden parachute" severance agreements granted to 15 members of Magma's management and the indemnification agreements granted to each member of Magma's Board; (iii) an injunction enjoining the operation of the poison pill and directing Magma's Board to redeem the poison pill rights; (iv) a declaratory judgment that the Merger Moratorium Statute is unconstitutional under the Supremacy Clause and the Commerce Clause of the United States Constitution; (v) an injunction requiring Magma to correct all false and misleading statements in its Schedule 14D-9 and the amendments thereto.

         On October 17, 1994, Magma filed an amended complaint, which in addition to the relief requested in its original complaint, seeks (i) declaratory and injunctive relief with respect to certain purportedly false and misleading disclosures in the Company's and the Purchaser's Schedule 14D-1 and the Offer to Purchase therein; and (ii) declaratory and injunctive relief with respect to certain allegedly false and misleading statements made in the Company's preliminary Request Solicitation Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on October 13, 1994.

         On October 19, 1994, the Company and the Purchaser filed their answer to Magma's amended complaint and amended their counterclaims which, in addition to the relief requested in the original counterclaims, seek an injunction requiring Magma to correct additional false and misleading statements reflected in an amendment to its Schedule 14D-9 and in other statements made by Magma.

         On October 25, 1994, the Company and the Purchaser filed their second amended counterclaims which, in addition to the relief requested in the original and amended counterclaims, seek an injunction requiring Magma to refrain from
(i) taking actions to damage its international development projects, including the Karaha project, or (ii) taking other actions designed to waste corporate assets and block the Offer and the proposed merger.

         On November 3, 1994, the Company and the Purchaser filed their third amended counterclaims which, among other things, seek a ruling that the Control Share Statute does not apply to the Offer.

         The Company intends to take any action necessary to have attempted impediments to the Offer and the proposed merger set aside.

         On October 14, 1994, Ben Holt, a stockholder of Magma, and a director of the Company, filed a complaint entitled Ben Holt v. Magma Power Company, Case No. CV94-06432, against Magma in the Second Judicial District Court for the State of Nevada in and for the County of Washoe (the "Court"), alleging, among other things, that Magma has infringed the plaintiff's right as a stockholder by denying his statutory right under the NGCL to demand access to Magma's stockholder list and certain related material necessary to communicate with Magma's stockholders. The plaintiff sought an order directing Magma to comply with the demand for the stockholder list and related information necessary to communicate with stockholders.

         On October 25, 1994, the Court issued an order directing Magma forthwith and without delay to turn over to Mr. Holt a complete record or list of Magma's stockholders together with certain other information concerning stockholders of Magma requested by Mr. Holt in his demand letter to Magma. The Court ruled expressly that Mr. Holt satisfied the requirements of the NGCL governing requests for stockholder information in that he had been a stockholder of Magma for more than six months as of the time of his demand, and had complied with Magma's request for an affidavit concerning his request; that Mr. Holt's purpose for requesting stockholder information of Magma, which was to facilitate the Company's request for a special meeting of stockholders of Magma and otherwise to communicate with the other stockholders of Magma concerning the Company's proposal to acquire Magma through the Offer and the proposed merger was a proper purpose for which to request stockholder information; and that the public interest is served by granting Mr. Holt's request for stockholder information.

         The Yuma Cogeneration Associates ("YCA") 50 MW cogeneration power plant commenced commercial operation pursuant to its power purchase agreement with San Diego Gas & Electric ("SDG&E") at the end of May 1994. In June 1994 SDG&E filed a complaint in U.S. District Court seeking to be released from its power purchase agreement with YCA. In September 1994 SDG&E dismissed its case against the Company without payment by either party. YCA, a wholly owned subsidiary of the Company, received all outstanding amounts due from SDG&E.

6.       INCOME TAXES

         On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 ("FAS 109"), Accounting for Income Taxes. The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4,100. This amount was reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represented the recognition of the Company's tax credit carryforwards as a deferred tax asset. There was no cash impact to the Company upon the required adoption of FAS 109. Under FAS 109, the effective tax rate has increased due to the Company's tax credit carryforwards being recognized as an asset upon the adoption of FAS 109 and unavailable to reduce the current period's effective tax rate for computing the Company's provision for income taxes.

         The Company's effective tax rate continues to be less than the statutory rate primarily due to the depletion deduction and the generation of energy tax credits in 1994. The significant components of the deferred tax liability are the temporary differences between the financial reporting basis and income tax basis of the power plant and the well and resource development costs, and in addition, the offsetting benefits of operating loss carryforwards and investment and geothermal energy tax credits. The income tax provision for the nine months ended September 30, 1994, is approximately 54% current tax expense and 46% deferred tax expense.

7.       EARNINGS PER SHARE

         Fully diluted earnings per share assumes the conversion of the Convertible Subordinated Debentures into common shares at a conversion price of $22.50/share. The conversion has become dilutive because of the significant repurchase by the Company of the Company's common stock which has materially reduced the number of shares outstanding and thereby increased the relative effect of the conversion.


8.       EXTRAORDINARY ITEM

         In conjunction with the Company's Senior Discount Note offering (See
Note 4), the 12% Senior Notes were defeased. This resulted in an extraordinary item in the amount of $2,007, after the income tax effect of $945. The extraordinary item represents the amount necessary to defease the interest payments and the unamortized portion of the deferred financing costs on the $35,730 Senior Notes. The 1994 contingent interest component of these Senior Notes, calculated by reference to the Company's share of available cash flow from the Coso Project, remains undefeased and outstanding through the end of the calculation period, December 31, 1994.

                         MAGMA'S CONSOLIDATED FINANCIAL
                          STATEMENTS AND NOTES THERETO

FINANCIAL STATEMENTS FOR PERIOD ENDING
DECEMBER 31, 1993


Report of Independent Accountants


To the Shareholders and Board of Directors of Magma Power Company


We have audited the accompanying consolidated balance sheets of Magma Power Company and Subsidiaries (the "Company") at December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magma Power Company and Subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand



Coopers & Lybrand
San Diego, California
March 18, 1994

                          CONSOLIDATED BALANCE SHEETS

                       (As of December 31, 1993 and 1992)
                             (Dollars in thousands)

                                                                                                       1993             1992
                                                                                                   ----------        ----------
Assets
Current Assets
Cash                                                                                                 $18,017           $2,106
Marketable securities                                                                                 32,086           37,501
Partnership cash and marketable securities                                                            22,919           20,724
Accounts receivable:
 Trade                                                                                                18,199           11,258
 Other                                                                                                14,073           12,681
Prepaid expenses and other assets                                                                     11,922            8,955
                                                                                                   ----------        ----------
Total Current Assets                                                                                 117,216           93,225
                                                                                                   ----------        ----------
Land                                                                                                   6,225            5,677
Property, plant and equipment, net of accumulated                                                    265,215          113,922
 depreciation of $53,166 and $36,932, respectively
Exploration and development costs, net of accumulated                                                107,069           52,001
 amortization of $13,682 and $10,445, respectively
Acquisition and new project costs                                                                     13,721           26,291
Other investments                                                                                     47,642           79,469
Power purchase contracts, net of accumulated amortization of                                          22,185              853
 $946 and $88, respectively.
Other assets and deferred charges                                                                     22,762           16,083
Goodwill, net of accumulated amortization of $2,122 and                                                9,276            9,129
 $1,757, respectively
                                                                                                   ----------        ----------
                 Total                                                                              $611,311         $396,650
                                                                                                   ==========        ==========
Liabilities and Shareholders' Equity
Current Liabilities
 Trade accounts payable                                                                               $7,235           $4,635
 Accrued and other liabilities                                                                         3,463            3,774
 Current portion of loans payable                                                                     36,799           10,292
                                                                                                   ----------        ----------
                 Total Current Liabilities                                                            47,497           18,701
                                                                                                   ----------        ----------
Loans payable                                                                                        189,209           85,834
Deferred income taxes                                                                                 11,387            8,350
Other long-term liabilities                                                                           11,300            1,505
                                                                                                   ----------        ----------
                 Total Non-Current Liabilities                                                       211,896           95,689
                                                                                                   ----------        ----------
Commitments and contingencies

Shareholders' Equity
Preferred stock, $.10 par value, 1,000,000 shares authorized, none issued and                              -                -
 outstanding
Common stock, $.10 par value, 30,000,00 shares authorized, issued and                                  2,399            2,298
 outstanding 23,989,763 and 22,980,647 shares respectively
Additional paid-in capital                                                                           144,996          128,154
Unrealized gains from marketable securities                                                              583                -
Retained earnings                                                                                    203,940          151,808
                                                                                                   ----------        ----------
                 Total Shareholders' Equity                                                          351,918          282,260
                                                                                                   ----------        ----------
                                                                                                    $611,311         $396,650
                                                                                                   ==========        ==========

    The accompanying notes are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

          (For the Three Years Ended December 31, 1993, 1992 and 1991)
                 (Dollars in thousands, except per share data)


Year Ended December 31,                                                                  1993             1992              1991
                                                                                      ---------      ----------       -----------
Revenues
Sales of electricity                                                                   $137,882         $72,236           $66,015
Royalties                                                                                19,629          22,929            13,611
Interest and other income                                                                 4,195           8,653            10,756
Management services                                                                       5,432           5,148             4,509
                                                                                      ---------      ----------       -----------
                                                                                        167,138         108,966            94,891
                                                                                      ---------      ----------       -----------
Costs and Expenses
Plant operating costs                                                                    49,493          33,258            27,353
Depreciation and amortization                                                            21,692          11,927            11,673
Other non-plant costs                                                                       471             800               200
General and administrative                                                               10,943           6,483             5,934
Interest incurred                                                                         9,626           6,831             8,527
                                                                                      ---------      ----------       -----------
                                                                                         92,225          59,299            53,687
                                                                                      ---------      ----------       -----------
 Income from operations                                                                  74,913          49,667            41,204
Provision for income taxes                                                               22,778          13,309             7,263
                                                                                      ---------      ----------       -----------
Income before cumulative effect of accounting change                                     52,135          36,358            33,941
                                                                                              -          17,833                 -
Cumulative effect to January 1, 1992 of change in
 accounting for income taxes
                                                                                      ---------      ----------       -----------
Net income                                                                              $52,135         $54,191           $33,941
                                                                                      =========      ==========       ===========

Income before cumulative effect of accounting change per Common Share
 Assuming no dilution                                                                     $2.17           $1.59             $1.44
                                                                                      ---------      ----------       -----------
 Assuming full dilution                                                                   $2.17           $1.52             $1.44
                                                                                      ---------      ----------       -----------

Cumulative effect of accounting change per Common Share
 Assuming no dilution                                                                       $ -            $.77               $ -
                                                                                      ---------      ----------       -----------
 Assuming full dilution                                                                     $ -            $.75               $ -
                                                                                      ---------      ----------       -----------

Income per Common Share
 Assuming no dilution                                                                     $2.17           $2.36             $1.44
                                                                                      ---------      ----------       -----------
 Assuming full dilution                                                                   $2.17           $2.27             $1.44
                                                                                      ---------      ----------       -----------

Average Common Shares Outstanding
 Assuming no dilution                                                                    24,063          22,936            23,611
                                                                                      ---------      ----------       -----------
 Assuming full dilution                                                                  24,072          23,847            23,611
                                                                                      ---------      ----------       -----------


The accompanying notes are an integral part of these statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

          (For the Three Years Ended December 31, 1993, 1992 and 1991)
                             (Dollars in thousands)


                                                                      Additional    Unrealized                          Total
                                              Common    Stock           Paid-In     Gains From                      Shareholders'
                                            -----------------------     Capital     Marketable        Retained         Equity
                                            Shares          Amount                  Securities        Earnings
                                           ---------      ---------   ----------   ----------       -----------     -------------
Balance, December 31, 1990                    22,902        $2,290      $126,660       $ -             $63,676         $192,626
  Other equity transactions, net                  25             3           302         -                   -              305
  Net income, 1991                                 -             -             -         -              33,941           33,941
                                           ---------      ---------   ----------   ----------       -----------     -------------
Balance, December 31, 1991                    22,927         2,293       126,962         -              97,617          226,872
  Other equity transactions, net                  54             5         1,192         -                   -            1,197
  Net income, 1992                                 -             -             -         -              54,191           54,191
                                           ---------      ---------   ----------   ----------       -----------     -------------

Balance, December 31, 1992                    22,981         2,298       128,154         -             151,808          282,260
Purchase of Dow stock option                     857            86          (86)         -                   -                -
  through issuance of shares
Tax effect of Dow option                           -             -        13,581         -                   -           13,581
  purchase
Unrealized gains from                              -             -             -       583                   -              583
  marketable securities
Other equity transactions,                       152            15         3,347         -                 (3)            3,359
  net
Net income, 1993                                   -             -             -         -              52,135           52,135
                                           ---------      ---------   ----------   ----------       -----------     -------------

Balance, December 31, 1993                    23,990        $2,399      $144,996      $583            $203,940         $351,918
                                           =========      =========   ==========   ==========       ============    =============


The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          (For the Three Years Ended December 31, 1993, 1992 and 1991)
                             (Dollars in thousands)

                                                                                        1993             1992              1991
                                                                                      ---------       ----------      ------------
Cash Flows From Operating Activities
Net income                                                                             $52,135          $54,191           $33,941
                                                                                      ---------       ----------      ------------
Adjustments to reconcile net income to net
  cash provided by operating activities:
Depreciation and amortization                                                           21,692           11,927            11,673
Gain from the disposition of investments                                                 (771)          (1,280)             (832)
Realization of transmission line credits                                                 2,538            1,444             1,260
Other, net                                                                               (227)             (76)             (237)
Cumulative effect of adoption of SFAS 109                                                    -         (17,833)                 -
Changes in components of working capital:
 Accounts receivable                                                                   (8,333)          (8,529)               373
 Partnership cash and marketable securities                                            (2,195)          (1,233)             1,293
 Prepaid expenses and other assets                                                     (2,253)              585           (2,565)
 Accounts payable and accrued liabilities                                                2,845              501             1,101
 Accrued interest payable                                                                  719            (395)                 4
 Income taxes payable                                                                    7,605            (301)               439
 Deferred taxes from operations                                                          7,485            6,684             (842)
                                                                                      ---------       ----------      ------------
          Total adjustments                                                             29,105          (8,506)            11,667
                                                                                      ---------       ----------      ------------
Net cash provided by operating activities                                               81,240           45,685            45,608
                                                                                      ---------       ----------      ------------

Cash Flows From Investing Activities
 Proceeds from the sale of investments                                                 223,479          150,271           180,113
 Purchase of investments                                                              (184,784)        (160,949)         (193,767)
 Capital expenditures                                                                   (8,434)         (12,043)          (15,711)
 Power plant acquisition costs                                                        (215,081)         (22,527)                 -
 New project development costs                                                         (12,345)          (3,749)                 -
 Other, net                                                                              1,893             (667)                43
                                                                                      ---------       ----------      ------------
   Net cash used in investing activities                                              (195,272)         (49,664)          (29,322)
                                                                                      ---------       ----------      ------------

Cash Flows From Financing Activities
Borrowing from banks                                                                   140,000                -                 -
Proceeds from the issuance of common stock                                                   -              691                 -
Repayment of loans payable                                                             (10,081)          (9,501)           (5,669)
Commercial paper discounts and prepaid interest                                            359            1,353                 -
Other, net                                                                                (335)             841             (181)
                                                                                      ---------       ----------      ------------
  Net cash provided by (used) in financing                                             129,943          (6,616)           (5,850)
    activities
                                                                                      ---------       ----------      ------------
Net (decrease) in cash                                                                  15,911         (10,595)            10,436
Cash at beginning of year                                                                2,106           12,701             2,265
                                                                                      ---------       ----------      ------------
Cash at end of year                                                                    $18,017           $2,106           $12,701
                                                                                      =========       ==========      ============

The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (Dollars and shares in thousands, except per share amount)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         A. BASIS OF CONSOLIDATION. The consolidated financial statements present the assets, liabilities, revenues, costs and expenses of Magma Power Company (the "Company") and its 100% owned subsidiaries and partnerships, Imperial Magma, Vulcan Power Company ("Vulcan"), Magma Operating Company ("MOC"), Desert Valley Company ("Desert Valley"), Fish Lake Power Company ("FLPC"), Magma Land I ("MLI"), Salton Sea Power Company, Salton Sea Brine Processing, L.P., Salton Sea Power Generation, L.P., Peak Power Corporation ("Peak Power") and its pro-rata 50% share of the accounts of Del Ranch, L.P., Elmore, L.P., Leathers, L.P., Vulcan/BN Geothermal Power Company and Magma/GEO '83 Joint Venture.

         All significant intercompany transactions and accounts have been eliminated.

         B. REVENUE RECOGNITION. Sales of electricity represents Magma's pro-rata 50% share of the revenue accrued by Del Ranch, L.P., Elmore, L.P., Leathers, L.P., and Vulcan/BN Geothermal Power Company (the "Partnerships") and its 100% owned interest in Salton Sea Power Generation, L.P., from sales to Southern California Edison Company ("SCE"). SCE is a subsidiary of SCEcorp. SCEcorp is the parent corporation of Mission Energy Company which, through its subsidiaries, owns 50% of the Partnerships. Royalties, management service fees and rental income contractually payable to Magma by the Partnerships are recorded on an accrual basis, net of Magma's pro-rata 50% share of the corresponding partnership expense. Royalties earned from providing geothermal resources to power plants operated by other geothermal power producers are recorded on an accrual basis.

         C. PROPERTY, PLANT AND EQUIPMENT. Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. Exploration and development costs are carried at cost less accumulated amortization. Such capitalized costs include all costs of acquiring geothermal leases, recurring lease rents, geological and geophysical studies and drilling and equipping wells. These costs are not amortized until they can be directly associated with energy production. Exploration and development costs associated with abandoned wells and properties are amortized over the estimated remaining life of the resource.

Depreciation and amortization are computed using the straight-line method over the asset's useful life.

         Useful lives are as follows:

         Plant, plant equipment and buildings                   20 years
         Office furniture and equipment                       5-10 years
         Maintenance and other equipment                      7-10 years
         Exploration and development costs                    20 years*

         * Life of related plant facility.

         When property, plant and equipment is sold or abandoned, the cost and related accumulated depreciation/amortization are removed from the accounts and the resulting gain or loss is recognized currently.

         D. DEFERRED WELL REWORK COSTS. Magma defers all rework costs and amortizes them over the estimated period between reworks. Production wells are amortized using a units of production method while injection wells are amortized on a straight-line basis over 18 months. Deferred well rework costs of $5,181,000 in 1993 and $3,010,000 in 1992 are included in prepaid expenses and other current assets.

         E. POWER PURCHASE CONTRACTS. Power purchase contracts are carried at cost less accumulated amortization. Contract costs are amortized on a straight-line basis over the shorter of the remaining contract life or 20 years. The amortization begins at the date of acquisition, for contracts in service, or the date of firm operations. Amortization expense amounted to $858,000 in 1993 and $25,000 in 1992 and 1991.

         F. GOODWILL. In a merger which was effective March 11, 1988, Magma Power Company became successor in interest to all of the assets and obligations of Magma Energy. The excess of the value of stock issued over the fair market value of the assets acquired was recorded as goodwill and is being amortized on the straight-line method over a period of thirty years. Amortization expense amounted to $365,000 in 1993, 1992 and 1991.

         G. MARKETABLE SECURITIES, INTEREST-BEARING DEPOSITS AND OTHER INVESTMENTS. Marketable securities and interest-bearing deposits are classified as "available-for-sale" and are carried at their fair value. Realized gains and losses are determined using the specific identification method and are included in other income. Gross unrealized holding gains or losses are excluded from earnings and reported, net of related tax effect, as a separate component of Shareholders' Equity. Other investments are carried at cost which approximates market value.

         H. RETIREMENT PLANS. Magma maintains two defined contribution plans covering all eligible employees. Contributions to the plans are funded annually.

         I. INCOME PER COMMON SHARE. The calculation of primary earnings per common share is based on the weighted average number of outstanding common shares. In computing primary earnings per common share, adjustment has been made for common shares issuable for warrants and shares under option. Fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the end of the reporting period.

         J. CONSOLIDATED STATEMENT OF CASH FLOWS. For purposes of the Statements of Cash Flows, Magma considers bank and money market deposits as cash. Partnership cash and marketable securities are not considered cash equivalents as these assets are segregated for exclusive use of the Partnerships and restrictions in the Partnership Secured Credit Agreements place limits on distributions of partnership cash to the partners.

         Interest paid was $8,407,000 in 1993, $5,514,000 during 1992 and
$8,153,000 during 1991.

    K. RECLASSIFICATION. Magma has reclassified the presentation of certain prior year information to conform with the current presentation format.

2.       GEOTHERMAL POWER PARTNERSHIPS

         The Vulcan partnership was formed in 1985 with equal ownership between Vulcan Power Company, a 100% owned subsidiary of Magma Power Company and BN Geothermal, Inc., a wholly owned subsidiary of Mission Energy Company.

         Similarly, the Del Ranch, Elmore and Leathers partnerships were formed in 1988 with equal ownership between Magma Power Company and Mission Energy Company.

         In March 1993 Magma formed Salton Sea Brine Processing L.P. to hold the well field and brine processing equipment acquired from Union Oil Company of California ("Unocal"). Ownership of Salton Sea Brine Processing, L.P. is 99% Salton Sea Power Company and 1% Magma Power Company. Magma also formed Salton Sea Power Generation L.P. to hold the power generating assets acquired from Desert Power Company and Earth Energy Inc., both wholly owned subsidiaries of Unocal. Ownership of Salton Sea Power Generation, L.P. is 99% Salton Sea Brine Processing, L.P. and 1% Magma Power Company.

3.       MARKETABLE SECURITIES AND OTHER INVESTMENTS

         Effective December 31, 1993, Magma adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). As of December 31, 1993 all debt and equity securities have been classified as available-for-sale and are carried at fair value. Gross unrealized holding gains of $836,000 were recorded, net of tax effect, as of December 31, 1993.

         As of December 31, marketable securities and other investments consisted of the following:

                                                            Marketable
                                                            Securities                                 Maturities
                                                            (maturing                                      of
                                                              within                Other                Other
                                                             one year)            Investments          Investments
                                                            -----------           -----------          -----------
1993
Debt and equity securities
 Commercial paper                                                $ 4,986                  $ -
 Auction rate preferred stock                                     23,100
 U.S. treasuries and agencies                                      4,000               12,986             2-5 years
 U.S. treasuries and agencies                                                           5,084            6-10 years
 Corporate medium-term notes                                                            7,093             2-5 years
 Corporate medium-term notes                                                            4,139            6-10 years
 Municipal tax exempts                                                                  3,000             2-5 years
Other investments
 Low income housing limited partnerships                                                8,333
 Other                                                                                  7,007
                                                             -----------         ------------
            Total                                                $32,086              $47,642
                                                             ===========         ============
1992
Auction rate preferred stock                                     $33,000                  $ -
U.S. treasuries and agencies                                                           17,572
Corporate medium-term notes                                        4,501               43,409
Low income housing limited partnerships                                                 8,202
Municipal tax exempts                                                                   3,000
Other                                                                                   7,286
                                                             -----------         ------------
                Total                                            $37,501              $79,469
                                                             ===========         ============


         In 1992, marketable securities and other investments are carried at cost, which approximates market value.

4.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31 consisted of the following (dollars in thousands):


                                                                                1993                 1992
                                                                             ---------            ---------
Plant and equipment                                                           $297,013             $138,361
Maintenance equipment                                                            8,914                6,069
Buildings                                                                        5,631                2,364
Office furniture and equipment                                                   3,390                2,047
Other equipment                                                                  3,433                2,013
                                                                             ---------            ---------
                                                                               318,381              150,854
Less accumulated depreciation                                                   53,166               36,932
                                                                             ---------            ---------
Property, plant and equipment, net                                            $265,215             $113,922
                                                                             =========            =========


5.       ACQUISITION AND NEW PROJECT COSTS

         On December 15, 1992, Magma signed a definitive agreement with Unocal to purchase all of Unocal's geothermal interests in the Imperial Valley of California including three operating geothermal power plants (the "Salton Sea Plants") and 40,600 acres of geothermal leases, its Long Valley geothermal leases, consisting of approximately 12,000 acres near Mammoth, California and its 58,300 acres of geothermal leases in Nevada. On March 31, 1993 Magma consummated its acquisition of the Imperial Valley geothermal interest. Total cost includes (i) payments to Unocal consisting of the purchase price of $224 million, working capital of $7.3 million and an interest charge of $3.5 million and (ii) advisory fees and transaction costs totaling $3.4 million and a provision for $10 million of capital improvements. The total cost of the acquisition is allocated as follows:

Land ............................   $    388
Property, plant and equipment ...    164,366
Exploration and development costs     53,676
Power purchase contracts ........     22,217
Transmission line credits .......      6,254
Other ...........................      1,278
                                    --------
  Total .........................   $248,179
                                    ========

         In addition to the initial acquisition price, Magma will make payments to Unocal contingent on future development of new power generating capacity. The Salton Sea Plants consist of a 10 MW unit, which started firm operation in 1982, a 20 MW unit, which started firm operation in 1990 and a 50 MW unit, which started firm operation in 1989. All three plants deliver electricity to Southern California Edison Company under 30 year power purchase contracts. The contract for the 10 MW unit is a negotiated contract while the contracts for the 20 MW and 50 MW units are ISO4's with levelized energy payments.

         On March 11, 1992 Magma acquired a 30 year modified ISO4 contract to supply SCE with 16 MWs of geothermal power from Fish Lake, Nevada. Magma is currently engaged in exploratory and well field development activities, which are preparatory to constructing a power plant.

         Acquisition and new project costs as of December 31, 1993 and 1992 were as follows (dollars in thousands):

                                                        1993      1992
Deposit paid Unocal toward asset acquisition price      --     $22,400
Other Unocal asset acquisition costs .............      --         127
Fish Lake development costs ......................    13,721     3,764
                                                     --------  -------
                    Total ........................   $13,721   $26,291
                                                     ========  =======

6.       ACCRUED AND OTHER CURRENT LIABILITIES

         Accrued and other current liabilities at December 31 consisted of the following (dollars in thousands):

                              1993     1992
Payroll .................   $1,187   $1,554
Interest ................    1,602      883
Other ...................      674    1,337
                          --------  -------
                   Total   $3,463   $3,774
                          ========  =======

7.       LOANS PAYABLE

         At December 31, loans payable consisted of the following

(dollars in thousands):

                                                        1993       1992
 Pro-rata portion of partnership non-recourse debt  $ 75,149   $ 84,177
 Bridge loan .....................................   140,000       --
 Other loans .....................................    10,859     11,949
                                                    --------   --------
                                                     226,008     96,126
 Less amounts due within one year ................    36,799     10,292
                                                    --------   --------
 Loans payable due after one year ................  $189,209   $ 85,834
                                                    ========   ========

         Loans payable at December 31, 1993 and 1992 included Magma's pro-rata share of the debt of the Del Ranch, Elmore, and Leathers partnerships and is non-recourse to Magma Power Company and subsidiaries, however, it is collateralized by substantially all of the assets of these partnerships. A Secured Credit Agreement with a group of international banks, with Morgan Guaranty Trust Company ("Morgan") as the agent bank provides for direct bank loans at specified premiums over a choice of either the bank's prime rate, the London Interbank Offered Rate ("LIBOR") or the CD Base rate. As an alternative, each partnership may elect to issue commercial paper and medium-term notes supported by letters of credit issued by Fuji Bank, Limited, which are secured, in turn, by the project debt facility with Magma.

         The partnerships had no direct bank borrowings at December 31, 1993 and 1992. The weighted average interest rate of the commercial paper and medium-term notes outstanding at December 31, was 5.5% in 1993 and 6.2% in 1992. During 1993 and 1992 Magma's pro-rata share of the partnership weighted average borrowings was $77,616,000 and $85,926,000, with a weighted average interest rate of 5.6% and 6.7% for the corresponding periods.

         The loans of each partnership are reduced by 25 semi-annual principal payments in March and September of each year. The last principal payment is scheduled for September 15, 2001 for the Del Ranch and Elmore loans and September 15, 2002 for the Leathers loan.

         On March 19, 1993 Magma entered into a one-year $140,000,000 term loan ("Bridge Loan") with a group of commercial banks. Proceeds of the loan were used to finance the acquisition of the Imperial Valley geothermal interests. Interest on the loan accrues at LIBOR plus .675%.

         On February 28, 1994 Magma replaced the Bridge Loan with a $130,000,000 non-recourse project level debt which is collateralized by substantially all of the assets of the newly acquired Salton Sea Plants. A secured credit agreement with a group of international banks, with Credit Suisse as the agent bank, provides for direct loans at LIBOR plus 1.25%.

         The loans are reduced by 12 semi-annual principal payments in March and September of each year. The last principal payment is scheduled for March 15, 2000.

         Other loans consist of a 10-year $4,000,000 tax exempt debt financing guaranteed by Magma Power Company on behalf of Desert Valley, and installment obligations representing scheduled capital contributions for investments in low income housing limited partnerships. The tax exempt bonds issued in October, 1990 have a coupon interest rate of 7.625% and a sinking fund requirement in the seventh through tenth years. The installment obligations are non-interest bearing and are payable through the year 2000 in varying amounts totalling $6,467,000.

         Magma's pro rata portion of annual maturities of loans payable for the five years beginning January 1, 1994 are as follows (dollars in thousands):


                                       Salton Sea Plants         Pro Rata               Other                Total
                                           Portion of
                                       Partnership Debt
1994                                       $ 25,692             $ 9,724               $ 1,383              $ 36,799
1995                                         25,072              10,718                 1,388                37,178
1996                                         24,846              12,830                 1,393                39,069
1997                                         26,108              13,348                 2,211                41,667
1998                                         25,552              13,348                 2,061                40,961
Thereafter                                   12,730              15,181                 2,423                30,334
                    Total                  $140,000             $75,149               $10,859              $226,008


         In addition, Magma Power Company has an unused and available $25,000,000 line of credit with Morgan and since February 28, 1994, a $5,000,000 working line of credit with two of the banks participating in the Bridge Loan replacement.

8.       SHAREHOLDERS' EQUITY

         In 1987 and 1993, Magma entered into technical, engineering and management agreements with The Dow Chemical Company ("Dow"), a significant shareholder of Magma Power Company. Magma agreed to pay for those services either with shares of Magma Power Company common stock valued at the then market price or cash. Dow services totalling $575,000 in 1993, $799,000 in 1992 and $1,222,000 in 1991 were charged to the partnership and paid in cash.

         The 1987 Agreement granted Dow an option for 2,000,000 shares of Magma

Power Company common stock at option prices that started at $17.00 per share, a negotiated price that exceeded the then current market price, and which escalated over a four year period commencing one year after operation of the Hoch (formerly Del Ranch) plant to a maximum exercise price of $21.00 in 1993. On October 12, 1993 Magma purchased the option by issuing 857,143 newly issued and unregistered shares. The number of shares issued was based on the difference between the exercise price of $21.00 per share and the market price on October 12, 1993 discounted $1.00 to $37.50. Shareholders' equity has been increased by $13,581,000 representing the tax effect of the shares purchased.

Reserved common stock at December 31 is as follows:


                                           1993        1992

Dow options .......................        --     2,000,000
Stock Option Plan .................     655,331     796,390
Deferred Stock and Incentive Awards      19,925      10,800
                                        -------   ---------
                    Total .........     675,256   2,807,190
                                        =======   =========


9.   Incentive Stock Option Plan

     On September 25, 1987, the shareholders of Magma approved the Magma Power Company Stock Option Plan of 1987 (the "Plan"). Under the Plan, options to purchase an aggregate of 1,000,000 shares of common stock, $0.10 par value, of Magma may be granted to salaried employees and consultants of Magma and its subsidiaries, as selected by the Board of Directors or its compensation committee (the "Committee"). The number of shares available under the Plan is subject to adjustment in certain circumstances, including reorganizations, recapitalizations, stock splits, reverse stock splits, and stock dividends.

     The option price granted under the Plan will be established by the Board of Directors or the Committee, when the option is granted. Such price may not be less than 90% of the fair market value of the stock on the date the option is granted. The options have a term of ten years and will become exercisable in accordance with a vesting schedule starting one year from the date of the grant.

     Options outstanding have been granted to officers and employees to purchase common stock at prices ranging from $9.25 to $32.50 per share. Option transactions for the years ended
December 31 are as follows:


                                                    1993         1992
                                                    -----        -----
Options outstanding, beginning of year             475,034      302,561
Options granted                                     92,175      220,300
Options exercised (Exercise price $9.25
 to $32.50)                                       (141,059)     (47,827)
Options outstanding, end of year of
 which 215,849 were exercisable at
 December 31, 1993                                 426,150      475,034


     At December 31, 1993 and 1992, respectively, 229,181 and
321,356 shares of common stock were available for future option grants.

10.  Provision for Income Taxes

     Magma provides for taxes on income in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The cumulative effect of the adoption of SFAS 109 as of January 1, 1992 increased net income by $17,833,000 or $.77 per share, and is reported separately in the consolidated statement of operations. Financial statements for 1991 were not restated to reflect SFAS 109.

     The provision consisted of the following (dollars in thousands):

                       Current            Deferred               Total
                      --------            --------            --------
1993
Federal               $ 10,787             $ 6,861            $ 17,648
State                    3,913               1,217               5,130
                      --------            --------            --------


           Total      $ 14,700             $ 8,078            $ 22,778
                      --------            --------            --------
                      --------            --------            --------

1992
Federal                $ 4,972             $ 4,783             $ 9,755
State                    1,908               1,646               3,554
                      --------            --------            --------
           Total       $ 6,880             $ 6,429            $ 13,309
                      --------            --------            --------
                      --------            --------            --------

1991
Federal                $ 6,082           $ (2,514)             $ 3,568
State                    2,633               1,062               3,695
                      --------            --------            --------
           Total       $ 8,715           $ (1,452)             $ 7,263
                      --------            --------            --------
                      --------            --------            --------




     Amounts paid to federal and state authorities for income tax purposes amounted to $7,707,000 in 1993, $7,244,000 in 1992 and
$7,665,000 in 1991.




     Deferred tax liabilities and assets for 1993 and 1992 as calculated in accordance with SFAS 109 consists of the following
(dollars in thousands):



                                              1993                1992
                                             -----                ----
Deferred Liabilities:
     Depreciation                          $17,727             $13,953
     Intangible drilling costs              22,832              18,724
     Other                                     270               1,872
                                            ------            --------
Gross deferred tax liabilities              40,829              34,549
                                            ------            --------
Deferred Assets:
     Tax credits                            26,318              23,075
     Other                                   3,124               3,124
                                            ------            --------
Total deferred tax assets                   29,442              26,199
                                            ------            --------
Net deferred tax liability                 $11,387            $  8,350
                                            ------            --------
                                            ------            --------


     Magma realized a tax benefit of $13,581,000 from the purchase of Dow's option to acquire Magma Power Company common stock. This benefit resulted in a decrease in current income taxes payable of $8,880,000, an increase in deferred tax liabilities of $93,000 and an increase in deferred tax assets of $4,794,000.

     The deferred portion of the provision for income taxes for 1991 as calculated in accordance with Accounting Principles Board
Statement No. 11, "Accounting for Income Taxes," consisted of the following (dollars in thousands):



                                                   1991
                                                 --------
Depreciation                                     $ 1,195
Intangible drilling costs                            (71)
                                                 --------
Difference between regular and alternative
 minimum tax                                      (2,463)
Other                                               (113)
                                                 --------
                                                $ (1,452)
                                                 --------
                                                 --------

     Major differences between the statutory rate and the effective rate for the years ended December 31 consisted of the following (dollars in thousands):


                                                   1993                1992                1991
                                              ---------            --------           ---------
Taxes at federal statutory rate (35% in
  1993 and 34% for 1992 and 1991)              $ 26,220            $ 16,887            $ 14,009
State taxes                                       3,592               2,242               2,417
Amortization of goodwill                            127                 123                 123
Percentage depletion                            (2,692)             (1,321)             (1,292)
Investment tax credit                             (520)                                 (6,956)
Lease investments                               (4,268)             (2,887)

Capital gains                                                       (1,815)               (585)
Other                                               319                  80               (453)
                                              ---------            --------           ---------
     Provision for income taxes                $ 22,778            $ 13,309             $ 7,263
                                              ---------            --------           ---------
                                              ---------            --------           ---------
Effective tax rate                                30.4%               26.8%               17.6%
                                              ---------            --------           ---------
                                              ---------            --------           ---------






11.  Commitments and Contingencies

     Magma and its subsidiary, Desert Valley Company, have issued irrevocable letters of credit totalling $300,000 and $6,759,000, respectively, which guarantee repayment of tax-exempt bond financing, contingent environmental liabilities and obligations for site clean-up upon cessation of operations.


12. Quarterly Statistics (Unaudited) (dollars in thousands, except per share data)


                                  First          Second               Third              Fourth                Year
                                 ------         -------              ------              ------               -----
1993
Total revenues                  $22,458         $45,008             $57,315             $42,357            $167,138
Income from operations            7,826          19,348              30,783              16,956              74,913
Net income                        5,477          13,539              20,453              12,666              52,135
Income per common share:
     Assuming no dilution        $  .23          $  .56              $  .85              $  .53              $ 2.17
     Assuming full dilution         .23             .56                 .85                 .53                2.17

1992
Total revenues                  $21,545         $24,174             $31,580             $31,667            $108,966
Income from operations            7,424           9,312              16,344              16,587              49,667
Income before cumulative
 effect of accounting
 change(b)                        5,434           6,816              11,966              12,142              36,358
Net income                       23,267(a)        6,816              11,966              12,142             54,191
Income per common share:
     Assuming no dilution        $ 1.01(a)       $  .30              $  .52              $  .53              $ 2.36
     Assuming full dilution        1.01(a)          .30                 .52                 .51                2.27

(a) First quarter results were restated to include the cumulative effect of change in accounting for income taxes as of January 1, 1992 of $17,833,000 or $0.77 per common share assuming no dilution and $0.75 per common share assuming full dilution due to Magma's adoption of SFAS 109.

(b) Quarterly results have been restated to reflect adoption of SFAS 109.

Financial Statements for Period Ending
September 30, 1994

     The consolidated balance sheets of Magma and its subsidiaries as of September 30, 1994 and December 31, 1993, the consolidated statements of operations for the nine months ended September 30, 1994 and 1993, and cash flows for the nine months ended September 30, 1994 and 1993, and the notes thereto, are set forth below.

     The unaudited interim financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results of the periods covered.

                        CONSOLIDATED BALANCE SHEETS
                          (Dollars in thousands)

                                           September 30,   December 31,
                                                1994           1993
                                                ----           -----
                                             (Unaudited)
Assets
    Current Assets
        Cash                                   $  5,111     $ 18,017
        Marketable securities                    43,609       32,086
        Partnership cash and marketable
         securities                              25,478       22,919
        Accounts receivable:
         Trade                                   34,192       18,199
         Other                                   20,012       14,073
        Prepaid expenses and other assets        10,423       11,922
                                               --------     --------
               Total Current Assets             138,825      117,216
                                               --------     --------
    Land                                          6,361        6,225
    Property plant and equipment, net of
        accumulated depreciation of
        $64,828 and $53,166, respectively       256,561       265,215
    Exploration and development costs, net
        of accumulated amortization of
        $18,490 and $13,682, respectively       104,271       107,069
    Acquisition and new project costs            28,367        13,721



    Other investments                            41,245        47,642
    Power purchase contracts, net of
        accumulated amortization of $1,818
        and $946, respectively                   21,313        22,185
    Other assets and deferred charges            24,480        22,762
    Goodwill, net of accumulated amortization
        of $2,419 and $2,122, respectively        8,999         9,276
                                               --------     --------
              Total                            $630,422     $611,311
                                               --------     --------
                                               --------     --------
                                           September 30,   December 31,
                                                1994           1993
                                                ----           -----
                                             (Unaudited)
Liabilities and Shareholders' Equity
    Current Liabilities
        Trade accounts payable                 $  7,832      $  7,235
        Accrued and other liabilities             3,605         3,463
        Current portion of loans payable         37,010        36,799
                                               --------      --------
               Total Current Liabilities         48,447        47,497
                                               --------      --------
    Loans payable                               151,959       189,209
    Deferred income taxes                        22,376        11,387
    Other long-term liabilities                  12,354        11,300
                                               --------      --------
               Total Non-Current Liabilities    186,689       211,896
                                               --------      --------
    Shareholders' Equity
        Preferred stock, $.10 par value,
        1,000,000 shares authorized,
        none issued and outstanding               2,401         2,399
    Common stock, $.10 par value, 30,000,000
        shares authorized, issued and
        outstanding 24,042,915 and 23,989,763
        shares, respectively                    142,765       144,996
    Additional paid-in capital                     (677)          583
    Unrealized gains (losses) from marketable
        securities                              250,797       203,940
                                               --------      --------
    Retained earnings                           395,286       351,918
             Total Shareholders' Equity        $630,422      $611,311
                                               --------      --------
                                               --------      --------

    The accompanying notes are an integral part of these statements.

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands except per share amounts)
                                (Unaudited)


                                      For the Three Months                    For the Nine Months
                                              Ended                                   Ended
                                          September 30,                           September 30,
                                       1994           1993                     1994          1993
                                     -------         -------                  ------       --------
Revenues
  Sales of electricity                $50,592        $49,674                 $124,086       $103,319
  Royalties                             5,628          5,569                   15,062         14,885
  Interest and other income             1,400            906                    3,866          3,635
  Management services                   1,263          1,166                    3,090          2,942
                                      -------        -------                  -------        -------
                     Total             58,883         57,315                  146,104        124,781
                                      -------        -------                  -------        -------
Costs and Expenses
  Plant operating costs                12,723         14,404                   41,208         36,622
  Depreciation and amortization         5,875          6,374                   17,737         15,449
  Other non-plant costs                   115            118                      380            401
  General and administrative            3,730          2,912                    9,602          7,471
  Interest incurred                     3,301          2,724                    9,262          6,881
                                      -------        -------                  -------        -------
                                       25,744         26,532                   78,189         66,824
                                      -------        -------                  -------        -------
  Income from operations               33,139         30,783                   67,915         57,957
  Provision for income taxes           10,290         10,330                   21,072         18,488
                                      -------        -------                  -------        -------
  Net income                          $22,849        $20,453                  $46,843        $39,469
                                      -------        -------                  -------        -------
                                      -------        -------                  -------        -------
Income per Common Share



  Assuming no dilution                  $0.95          $0.85                    $1.95          $1.64
                                      -------        -------                  -------        -------
                                      -------        -------                  -------        -------
Average Common Shares Outstanding
  Assuming no dilution                 24,029         24,096                   24,017         24,037
                                      -------        -------                  -------        -------
                                      -------        -------                  -------        -------

The accompanying notes are an integral part of these  statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                        Increase (Decrease) in Cash
                          (dollars in thousands)
                                (Unaudited)

                                                        For the Nine Months
                                                        Ended September 30,
                                                          1994       1993
                                                         -----       -----
Cash Flows From Operating Activities
    Net income                                         $  46,843   $ 39,469
    Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization                         17,737     15,449
    Transmission credits realized                          2,209      1,803
    Other, net                                             1,848       (809)
    Changes in components of working capital:
      Accounts receivable                                (21,931)   (25,326)
      Partnership cash and marketable securities          (2,559)     6,373
      Prepaid expenses and other assets                       87     (2,246)
      Accounts payable and accrued liabilities             4,776      6,688
      Accrued interest payable                            (1,102)       167
      Income taxes payable                                (2,934)     8,646
      Deferred taxes from operations                      12,645      2,920
                                                        --------   --------
      Total adjustments                                   10,776     13,665
                                                        --------   --------
    Net cash provided by operating activities             57,619     53,134
                                                        --------   --------
Cash Flows From Investing Activities
    Proceeds from the sale of investments                205,686    195,545
    Purchase of investments                             (216,060)  (148,655)
    Capital expenditures                                  (8,854)    (5,718)
    Power plant acquisition costs                                  (215,718)
    New project development costs                        (11,909)   (11,932)
    Other, net                                            (1,198)     1,166
                                                        --------   --------
    Net cash used in investing activities                (32,335)  (185,312)
                                                        --------   --------
Cash Flows From Financing Activities
    Repayment of loans payable                          (166,101)   (10,070)
    Borrowing from banks                                 130,000    140,000
    Loan fees                                             (3,225)
    Proceeds from the issuance of common stock               816      2,519
    Other, net                                               320       (278)
                                                        --------   --------
    Net cash provided (used) by financing activities     (38,190)   132,171
                                                        --------   --------
    Net increase (decrease) in cash                      (12,906)        (7)
    Cash at beginning of period                           18,017      2,106
                                                        --------   --------
    Cash at end of period                               $  5,111   $  2,099
                                                        --------   --------
                                                        --------   --------


The accompanying notes are an integral part of these statements.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Unaudited)

1.  Summary of Significant Accounting Policies

    Basis of Consolidation - The consolidated financial statements present the assets, liabilities, revenues, costs and expenses of Magma, its 100%-owned subsidiaries and its proportionate share of partnerships in which Magma has invested.

    All significant intercompany transactions and accounts have been eliminated.

2.  Loans Payable

    Loans payable consisted of the following (dollars in thousands):




                                   September 30,   December 31,
                                       1994          1993
Pro-rata share of partnership
 non-recourse debt                $  65,157        $ 75,149
Bridge loan                                         140,000
Salton Sea debt                     114,308
Other loans                           9,504          10,859
                                   --------        --------
                                    188,969         226,008
Less amounts due within one year     37,010          36,799
                                   --------        --------
Loans payable due after one year  $ 151,959        $189,209
                                   --------        --------
                                   --------        --------


    Loans payable at September 30, 1994 and December 31, 1993 included Magma's pro-rata share of the debt of the Del Ranch, L.P., Elmore, L.P., and Leathers, L.P. partnerships. The partnership loans are non-recourse to Magma and subsidiaries, however, it is collateralized by substantially all of the assets of these partnerships.

    On March 19, 1993, Magma entered into a $140 million unsecured one-year term loan ("Bridge Loan") with a group of commercial banks. Proceeds from the loan were used to finance the acquisition of the Salton Sea Plants from Unocal. On February 28, 1994, Magma replaced the Bridge Loan with a $130,000,000 non-recourse project level loan which is collateralized by substantially all of the assets and power purchase contracts of the newly acquired Salton Sea Plants. Under the secured credit agreement for this loan, a group of international banks loaned to Salton Sea Power Generating, L.P. and Salton Sea Brine Processing, L.P. (the "Salton Sea Partnerships"), which own the Salton Sea Plants, $130,000,000 in the form of a six (6) year loan at interest rates of 1.25% over LIBOR, secured by substantially all of the assets of the Salton Sea Partnerships. Restrictions in the secured credit agreement place limits on distribution of cash from the Salton Sea Plants to Magma.


3.  Deferred Income Taxes

    Deferred income taxes as of September 30, 1994 and December
31, 1993 represent estimated income taxes payable in the future years as determined in accordance with SFAS 109 "Accounting for Income Taxes."

4.  Net Income per Common Share

    The calculation of primary earnings per common share is based on the weighted average number of outstanding common shares. In computing primary earnings per common share, adjustment has been made for common shares issuable for shares under option.

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                    (ACQUIRED BY MAGMA) FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  Magma Power Company:


We have audited the accompanying Statement of Net Assets Acquired as of March 31, 1993 and Historical Summaries of Gross Revenues and Direct Operating Expenses for each of the three years in the period ended December 31, 1992 (collectively, the "Statements") of the Imperial Valley Geothermal Interests (acquired by Magma Power Company from Union Oil Company of California ["Unocal"]). The Statement of Net Assets Acquired is the responsibility of Magma Power Company's management. The Historical Summaries of Gross Revenues and Direct Operating Expenses are the responsibility of Unocal's management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statements were prepared for inclusion in the Form 8-K of Magma Power Company on the basis of presentation as described in Note 1, and are not intended to be a complete presentation of the Imperial Valley Geothermal Interests' assets, liabilities, revenues and expenses.

In our opinion, the Statements referred to above present fairly, in all material respects, the net assets acquired as of March 31, 1993 and the gross revenues and direct operating expenses for each of the three years in the period ended December 31, 1992 of the Imperial Valley Geothermal Interests on the basis of presentation as described in Note 1, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand

San Diego, California
May 6, 1993

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

                        STATEMENT OF NET ASSETS ACQUIRED

                                 MARCH 31, 1993
                                 (IN THOUSANDS)




Prepaid expenses ............................   $   1,629
Land ........................................         388
Property, plant and equipment ...............     178,050
Exploration and development costs ...........      39,378
Power purchase agreements ...................      22,217
Royalty - free use of technology ............         900
Transmission line credits ...................       5,003
                                                ---------
          Net assets acquired ...............   $ 247,565
                                                =========














                 The accompanying notes are an integral part of
                               these statements.

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

                   HISTORICAL SUMMARIES OF GROSS REVENUES AND
                           DIRECT OPERATING EXPENSES

                                 (IN THOUSANDS)

                                                                                             Year Ended
                                                                                             December 31
                                                                                   ------------------------------
                                                                                     1990       1991       1992
                                                                                   --------   --------   --------
Gross Revenues:
  Sales of electricity .........................................................   $ 62,997   $ 73,442   $ 72,271
  Other revenue ................................................................         22         20       --
                                                                                   --------   --------   --------

Total gross revenues ...........................................................     63,019     73,462     72,271
                                                                                   --------   --------   --------

Direct operating expenses:
  Plant operating costs ........................................................     20,815     23,126     21,693
  District office charges ......................................................      4,123      4,389      3,868
  Exploration operations .......................................................        901        985        975
  Rentals in lieu of drilling ..................................................      1,115      1,036        661
                                                                                   --------   --------   --------

                                                                                     26,954     29,536     27,197
                                                                                   --------   --------   --------

Excess of gross revenues over
  direct operating expenses ....................................................   $ 36,065   $ 43,926   $ 45,074
                                                                                   ========   ========   ========


                 The accompanying notes are an integral part of
                               these statements.

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

                NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED AND
                   HISTORICAL SUMMARIES OF GROSS REVENUES AND
                           DIRECT OPERATING EXPENSES

                                 (IN THOUSANDS)




1.       BASIS OF PRESENTATION:

         On March 31, 1993 ("Acquisition Date"), Magma Power Company ("Magma") acquired certain geothermal and other related assets located in the Imperial Valley of California (the "Imperial Valley Geothermal Interests") from Union Oil Company of California ("Unocal"). Magma has accounted for the acquisition under the purchase method, and, accordingly, the purchase price allocation in the accompanying Statement of Net Assets Acquired is based on the estimated fair values of the assets purchased as of the Acquisition Date. Such allocation has been based on certain estimates which may be revised at a later date. The Statement of Net Assets Acquired is not intended to be a complete presentation of the assets and liabilities of the Imperial Valley Geothermal Interests.

         The consideration to Unocal and related liabilities assumed in determining Magma's total cost of acquisition includes $224,000,000 consisting of $22,400,000 paid on December 31, 1992 ("Initiation Date" of the transaction) and a $201,600,000 note payable due to Unocal on March 31, 1993 for geothermal and other related assets; certain current assets and liabilities assumed by Magma as of the Initiation Date ("Adjusted Assets"), and an estimate of the net of revenues and certain expenditures ("Adjustment Account") relating to the operations of the Imperial Valley Geothermal Interests from the Initiation Date to the Acquisition Date pursuant to the Sale and Purchase Agreement ("Purchase Agreement") between Magma and Unocal; interest cost incurred during the acquisition period from the Initiation Date to the Acquisition Date paid to Unocal pursuant to the Purchase Agreement; an estimate of acquisition costs; and an estimate of capital expenditures for necessary improvements to the assets. These costs are summarized as follows:

             Acquisition cost of geothermal and
               other related assets ................   $224,000,000
             Adjusted Assets .......................      6,686,000
             Estimated Adjustment Account ..........        590,000
             Interest cost during acquisition period      3,489,000
             Estimated acquisition costs ...........      2,800,000
             Estimated capital improvements ........     10,000,000
                                                       ------------
               Total cost of acquisition ...........   $247,565,000
                                                       ============

          Excluded from the Statement of Net Assets Acquired are certain contingent payments of $100,000 per installed megawatt and revenue interests of one percent on the gross revenues generated on the first 150 megawatts of new plant capacity should Magma construct new geothermal electrical generating facilities, as defined in the Purchase Agreement.

                      IMPERIAL VALLEY GEOTHERMAL INTERESTS
                       (ACQUIRED BY MAGMA POWER COMPANY)

               NOTES TO THE STATEMENT OF NET ASSETS ACQUIRED AND
                   HISTORICAL SUMMARIES OF GROSS REVENUES AND
                      DIRECT OPERATING EXPENSES, CONTINUED



1.       BASIS OF PRESENTATION, CONTINUED:

          The accompanying Historical Summaries of Gross Revenues and Direct Operating Expenses ("Historical Summaries") include only the gross revenues and direct operating expenses attributable to the production and sale of geothermal energy from the Imperial Valley Geothermal Interests on Unocal's basis of accounting. Prior to the acquisition, the Imperial Valley Geothermal Interests were included in the consolidated financial statements of Unocal and were not accounted for as a separate entity. Sales of electricity in the accompanying Historical Summaries represent revenue accrued from Unocal's sales to Southern California Edison Company. The Historical Summaries do not include certain significant expenses that were incurred in connection with the operations of the Imperial Valley Geothermal Interests and that were recorded in the Unocal financial statements. Those expenses were either not included because the information was not obtainable as Unocal did not allocate such expenses to individual properties, or the basis of such amounts may be significantly different as operated by Magma. Items excluded are depreciation, depletion and amortization, transmission charges offset by credits from the Imperial Irrigation District, interest expense which may have been incurred for any debt directly or indirectly associated with the assets, allocated income taxes, accounting, legal, marketing and other general and administrative costs. The Historical Summaries also exclude any allocation of the total acquisition costs resulting from the purchase of the Imperial Valley Geothermal Interest by Magma as reflected in the accompanying Statement of Net Assets Acquired.

2.       RELATED PARTIES:

          Included in plant operating costs in the accompanying Historical Summaries are certain technical support costs paid to a division of Unocal. Technical support costs do not exceed $1,600,000 in any respective year.

                                                        ANNEX A

                                                        ANNEX A


                [GLEACHER & CO. INC. LETTERHEAD]

December 6, 1994


Board of Directors
California Energy Company, Inc.
10831 Old Mill Road
Omaha, NE 68154

Dear Ladies and Gentlemen:

California Energy Company, Inc., a Delaware corporation (the "Company" or "CECI"), CE Acquisition Company, Inc., a Delaware corporation and a wholly owned subsidiary of CECI ("Merger Sub"), and Magma Power Company, a Nevada corporation ("Magma"), propose to enter into an agreement (the "Agreement") pursuant to which Merger Sub will make a tender offer (the "Offer") for at least a majority of Magma's outstanding common stock, $0.10 par value per share (the "Shares"), for $39.00 per share, net to the seller in cash (the "Offer Consideration"). The Agreement also provides that, following consummation of the Offer, Merger Sub will be merged with and into Magma in a transaction (the "Merger") in which each remaining Share will be converted into the right to receive, at the Company's option, either (i) $39.00 per share in a combination of cash and a number of shares of CECI's common stock to be determined in accordance with the Agreement, or (ii) $38.50 per Share in cash (the "Merger Consideration" and together with the Offer Consideration, the "Consideration").

You have asked for our opinion as to whether the Consideration to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

   (i) reviewed the audited and unaudited financial statements and public Securities Exchange Commission filings for the three most recent fiscal years and interim periods to date of Magma and the Company ("SEC Reports");

  (ii) on an operating and trading basis, compared financial information relating to Magma's businesses with published financial information concerning certain companies whose businesses we deemed to be reasonably similar, in whole or in part, to those of Magma;

 (iii) analyzed the market prices and trading characteristics of the Shares and the Company's common stock for recent periods to date;

  (iv) conducted discussions with members of senior management of the Company concerning its businesses and prospects;

   (v) reviewed certain financial forecasts for Magma and the Company, and projections of expected cost savings in a business combination (together, the "Projections"), in each case as prepared by the Company;

  (vi) based on the Projections, performed a discounted cash flow analysis of Magma including the expected cost savings arising from a business combination;

 (vii) based on the Projections, analyzed the pro forma financial effects to the Company of the proposed business combination;

(viii) assumed without independent investigation that no material contingent liability exists with respect to Magma or the Company which is not disclosed in the SEC Reports;

  (ix) reviewed the definitive merger agreement and related transaction documentation; and

   (x) reviewed such other financial studies and performed such other analyses and took into account such other matters as we deemed appropriate.

It should be noted that our opinion necessarily is based upon prevailing market conditions and other circumstances and conditions existing at the present time. In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or made or obtained an independent evaluation or appraisal of the assets of the Company or Magma. With respect to the Projections, we have assumed without independent investigation that the Projections have been reasonably prepared by the Company, and have been generated on bases reflecting the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company or Magma, as the case may be.

We are acting as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services.

Based on our analysis of the foregoing, and on our assessment of the general economic environment, and assuming no material change therein, we are of the opinion that the Consideration to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view.

Very truly yours,

GLEACHER & CO. INC.

By: /s/James Goodwin
James Goodwin
Managing Director

                                                        ANNEX B

                                                        ANNEX B

                [GOLDMAN, SACHS & CO. LETTERHEAD]


December 9, 1994


The Board of Directors
Magma Power Company
4365 Executive Drive
Suite 900
San Diego, CA 92121

Gentlemen:

You have requested that we confirm our oral opinion as to the fairness to the holders (other than California Energy Company, Inc. ("California Energy") and its affiliates) of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of Magma Power Company (the "Company") of the Cash Consideration and the Merger Consideration (as defined below) proposed to be paid by CE Acquisition Company, Inc. ("Purchaser"), a wholly owned subsidiary of California Energy, and California Energy in the Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of December 5, 1994 among California Energy, Purchaser and the Company (the "Merger Agreement").

The Merger Agreement provides for a tender offer for 12,400,000 Shares (the "Offer") pursuant to which Purchaser will pay $39.00 per Share in cash for each Share accepted (the "Cash Consideration"). The Merger Agreement further provides that following completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares already owned by California Energy or Purchaser) will be converted into the right to receive, at the option of California Energy;

       (i) an amount in cash equal to the quotient of (A) $38.75 multiplied by the number of Shares outstanding at the effective time of the Merger (the "Effective Time"), less $39.00 multiplied by the number of Shares owned by California Energy and its affiliates immediately prior to the Effective Time, divided by (B) the number of Shares outstanding at the Effective Time (other than Shares owned by California Energy and its affiliates) (the "All Cash Component Amount"); or

       (ii) both (A) an amount in cash equal to the quotient of $28.50 multiplied by the number of Shares outstanding at the Effective Time, less $39.00 multiplied by the number of Shares owned by California Energy and its affiliates immediately prior to the Effective Time, divided by the number of Shares outstanding at the Effective Time (other than Shares owned by California Energy and its affiliates) (such amount, the "Mixed Cash Component Amount"), and (B) the number of shares of Common Stock, par value $0.0675 per share (the "California Energy Common Stock"), of California Energy equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount, divided by the average closing price (the "Average Closing Price") of California Energy Common Stock on the New York Stock Exchange during the 15 consecutive trading days ending the fifth business day prior to the Effective Time, provided, however, that if such average closing price exceeds $18.73, the Average Closing Price will be $18.73, and if such average closing price is less than $14.27, the Average Closing Price will be $14.27.

The consideration to be received by the holders of Shares in the Merger, under either the All Cash Component Amount or (II) (A) and (II) (B), collectively, as applicable, is referred to herein as the "Merger
Consideration". The Cash Consideration and the Merger Consideration are collectively referred to herein as the "Consideration."

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with and having participated in certain of the negotiations leading to the Merger Agreement. In the course of the trading activities of Goldman, Sachs & Co. prior to our retention in connection with this matter, the Firm accumulated a long position of 60,100 Shares.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and California Energy for the five years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and California Energy; certain other communications from the Company and California Energy to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by the management of the Company; and certain internal financial analyses and forecasts for the Company and California Energy prepared by the management of California Energy. We also have held discussions with members of the senior managements of each of the Company and California Energy regarding the past and current business operations, financial condition and future prospects of their respective companies and as combined in the contemplated Merger. We have reviewed the reported price and trading activity for both the Shares and the California Energy Common Stock, compared certain financial and stock market information for the Company and Calfornia Energy, respectively, with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the independent power production industry specifically and in other industries generally and considered such other information, held such other discussions and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial information and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of either the Company or California Energy or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing and such other matters as we considered relevant, we confirm our oral opinion that, as of December 5, 1994, the Cash Consideration and the Merger Consideration to be received by the holders of Shares in the Offer and the Merger, taken as a unitary transaction, are fair to the holders of Shares receiving such Consideration (other than California Energy and its affiliates).


Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.

                             ADDITIONAL INFORMATION


          If you have any questions, or require any additional information concerning this proxy material or the Offer, please contact MacKenzie Partners as set forth below. If your shares are held in the name of a brokerage firm or bank nominee or other institution, only they can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.


                            MACKENZIE PARTNERS, INC.
                                     [LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                                 1-800-322-2885

Form of Proxy [Front]
                               PROXY SOLICITATION

                        CALIFORNIA ENERGY COMPANY, INC.

         The undersigned hereby appoints David L. Sokol, Steven A. McArthur and John G. Sylvia and each of them proxies for the undersigned with full power of substitution, to vote all shares of common stock of California Energy Company, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on February 10, 1995, and any adjournments or postponements thereof, hereby revoking all prior proxies on the matters set forth below as follows:

I. PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY AUTHORIZED TO BE ISSUED BY THE COMPANY FROM 60,000,000 TO 80,000,000.

                [ ]      FOR    [ ]    AGAINST    [ ]   ABSTAIN

       CALIFORNIA ENERGY COMPANY, INC. recommends a vote FOR the above proposal


II. PROPOSAL TO APPROVE THE ISSUANCE OF UP TO 17,700,000 SHARES OF COMMON STOCK AS PART OF THE MERGER CONSIDERATION IN THE PENDING ACQUISITION OF MAGMA POWER COMPANY BY THE COMPANY.

                [ ]      FOR    [ ]    AGAINST    [ ]   ABSTAIN

       CALIFORNIA ENERGY COMPANY, INC. recommends a vote FOR the above proposal


III. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY BE INCIDENTAL TO THE CONDUCT OF THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Form of Proxy [Back]

          THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

          IF THIS PROXY CARD IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THE FRONT OF THIS CARD.

                                Dated:
                                     _________________________, 199__

                                Signature:
                                           ---------------------------

                                Signature
                                (if held jointly):
                                                ----------------------

                                Title:
                                        -------------------------------
                                                    Please sign exactly as your
                                                    name appears hereon. When
                                                    shares are held by joint
                                                    tenants, both should sign.
                                                    When signing as an attorney,
                                                    executor, administrator,
                                                    trustee or guardian, give
                                                    full title as such. If a
                                                    corporation, sign in full
                                                    corporate name by president
                                                    or other authorized officer.
                                                    If a partnership, sign in
                                                    partnership name by
                                                    authorized person.

PLEASE MARK, DATE, SIGN, AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE
ENCLOSED.